As filed with the Securities and Exchange Commission on January 25, 2005
Registration No. 333-119929

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LAKERS HOLDING CORP.

(to be renamed LifePoint Hospitals, Inc.)
(Exact name of Registrant as Specified in Charter)

Delaware	8062	20-1538254
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

103 Powell Court, Suite 200

Brentwood, Tennessee 37027
(615) 372-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth C. Donahey

President
103 Powell Court, Suite 200
Brentwood, Tennessee 37027
(615) 372-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth C. Donahey Chairman of the Board, Chief Executive Officer and President LifePoint Hospitals, Inc. 103 Powell Court, Suite 200 Brentwood, Tennessee 37027 (615) 372-8500	Morton A. Pierce, Esq. Jack S. Bodner, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000	Martin S. Rash Chairman of the Board and Chief Executive Officer Province Healthcare Company 105 Westwood Place, Suite 400 Brentwood, Tennessee 37027 (615) 370-1377	J. Vaughan Curtis, Esq. Paul J. Nozick, Esq. Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the transaction described herein have been satisfied or waived.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

The information contained in this joint proxy statement/ prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/ prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Dear Stockholders of LifePoint Hospitals, Inc. and Stockholders of Province Healthcare Company:

      Each of the boards of directors of LifePoint Hospitals, Inc. and Province Healthcare Company have unanimously approved the Agreement and Plan of Merger, dated as of August 15, 2004, by and among LifePoint, Lakers Holding Corp., Lakers Acquisition Corp., Pacers Acquisition Corp. and Province, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005, pursuant to which LifePoint will combine with Province. LifePoint and Province will each hold a special meeting of stockholders to consider proposals related to the merger agreement. The accompanying notices of special meeting and the accompanying joint proxy statement/prospectus describe these proposals and the special meetings in detail.

      The special meeting of LifePoint stockholders is scheduled to be held on [●], [●], 200[●] at [●] a.m., central time, at [●]. The special meeting of Province stockholders is scheduled to be held on [●], [●], 200[●] at [●] a.m., central time, at [●]. At each company’s special meeting, each of which is described in detail in the joint proxy statement/prospectus, stockholders will be asked to adopt the merger agreement.

      Pursuant to the merger agreement, if the proposed transaction is consummated, the businesses of LifePoint and Province will be combined under a new company which will be renamed “LifePoint Hospitals, Inc.,” which we refer to as “New LifePoint.” Each Province stockholder will receive a per share merger consideration comprised of $11.375 in cash and a number of shares of New LifePoint common stock equal to an exchange ratio of between 0.3447 and 0.2917, as described in detail in the joint proxy statement/prospectus. If the proposed transaction had been consummated on January 18, 2005, each Province stockholder would have received a total per share merger consideration valued at $22.75. In the event that LifePoint’s tax counsel or Province’s tax counsel is unable, for any reason, to render the opinions necessary to structure the proposed transaction as described in the joint proxy statement/ prospectus then, subject to specified conditions, the parties have agreed to utilize alternative transaction structures. If it becomes necessary to utilize alternative transaction structures, you will receive additional proxy solicitation materials, and we will re-solicit your proxy to approve the appropriate transaction structure.

      LifePoint common stock is listed and traded on the Nasdaq National Market under the trading symbol “LPNT.” On January 18, 2005, the closing price of a share of LifePoint common stock was $37.65. Province common stock is listed and traded on the New York Stock Exchange under the trading symbol “PRV.” On January 18, 2005, the closing price of a share of Province common stock was $22.54. We intend to list the shares of New LifePoint common stock to be issued in the proposed transaction on the Nasdaq National Market.

      Your vote is very important. The proposed transaction cannot be completed unless holders of a majority of the outstanding shares of LifePoint common stock and holders of a majority of the outstanding shares of Province common stock vote to adopt the merger agreement.

      We encourage you to read the joint proxy statement/prospectus and all of its appendices, which together provide detailed information about the merger agreement and the proposed transaction, carefully in their entirety. In particular, you should carefully read the section captioned “RISK FACTORS” beginning on page 24 of the joint proxy statement/ prospectus for a discussion of risk factors relating to the proposed transaction, LifePoint and Province. You may obtain additional information about LifePoint and Province from documents that each company, respectively, has filed with the Securities and Exchange Commission by following the procedures discussed under the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 167 of the joint proxy statement/ prospectus.

      We are very enthusiastic about this transaction and the long-term benefits we expect will result from it, and we encourage you to vote “for” adoption of the merger agreement.

Sincerely yours,	Sincerely yours,
Kenneth C. Donahey	Martin S. Rash
Chairman of the Board,	Chairman of the Board and Chief Executive Officer
Chief Executive Officer and President	Province Healthcare Company
LifePoint Hospitals, Inc.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock to be issued by New LifePoint or LifePoint under this joint proxy statement/ prospectus or passed upon the adequacy or accuracy of this joint proxy statement/ prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/ prospectus is dated [●], 200[●],

and is being first mailed to LifePoint stockholders and to Province stockholders on or about [●], 200[●].

LIFEPOINT HOSPITALS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [●], 200[●]

Dear Stockholders of LifePoint Hospitals, Inc.:

      Notice is hereby given that a special meeting of stockholders of LifePoint Hospitals, Inc., a Delaware corporation, is scheduled to be held on [●], [●], 200[●] at [●] a.m., central time, at [●].

      The special meeting will be held for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 15, 2004, by and among LifePoint, Lakers Holding Corp., Lakers Acquisition Corp., Pacers Acquisition Corp. and Province Healthcare Company, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005, pursuant to which LifePoint will merge with Lakers Acquisition Corp., with LifePoint continuing as the surviving entity, and each outstanding share of LifePoint common stock will be converted into one share of common stock of New LifePoint, the surviving public company in the proposed transaction.

2. In the event that there are not sufficient votes for approval of Proposal 1 at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to Proposal 1.

3. To transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

      The accompanying joint proxy statement/ prospectus describes the merger agreement and the proposed transaction in detail and includes, as Appendix A, the complete text of the merger agreement. We urge you to read these materials carefully for a complete description of the merger agreement and the proposed transaction. The accompanying joint proxy statement/ prospectus forms a part of this Notice.

      The LifePoint board of directors unanimously recommends that LifePoint stockholders vote “FOR” adoption of the merger agreement and “FOR” any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to the adoption of the merger agreement in the event that there are insufficient votes to adopt the merger agreement at the special meeting.

      The LifePoint board of directors has fixed the close of business on [●], 200[●] as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only stockholders of record as of the record date will be entitled to notice of and to vote at the special meeting. During the ten-day period before the special meeting, LifePoint will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices in Brentwood, Tennessee, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present. All persons wishing to be admitted to the special meeting must present photo identification.

      Your vote is very important. Your proxy is being solicited by the LifePoint board of directors. The merger agreement must be adopted by LifePoint stockholders in order for the proposed transaction to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to submit a valid proxy promptly by completing and mailing the proxy card, in the enclosed envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

By Order of the Board of Directors,

William F. Carpenter III
Executive Vice President, General Counsel and
Secretary

Brentwood, Tennessee
[●], 200[●]

PROVINCE HEALTHCARE COMPANY

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [●], 200[●]

Dear Stockholders of Province Healthcare Company:

      Notice is hereby given that a special meeting of stockholders of Province Healthcare Company, a Delaware corporation, is scheduled to be held on [●], [●], 200[●] at [●] a.m., central time, at [●].

      The special meeting will be held for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 15, 2004, by and among LifePoint Hospitals, Inc., Lakers Holding Corp., Lakers Acquisition Corp., Pacers Acquisition Corp. and Province, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005, pursuant to which Province will merge with Pacers Acquisition Corp., with Province continuing as the surviving entity, and each share of Province common stock will be converted into the right to receive $11.375 in cash and a number of shares of common stock of New LifePoint, the surviving public company in the proposed transaction.

2. In the event that there are not sufficient votes for approval of Proposal 1 at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to Proposal 1.

3. To transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

      The accompanying joint proxy statement/ prospectus describes the merger agreement and the proposed transaction in detail and includes, as Appendix A, the complete text of the merger agreement. We urge you to read these materials carefully for a complete description of the merger agreement and the proposed transaction. The accompanying joint proxy statement/ prospectus forms a part of this Notice.

      The Province board of directors unanimously recommends that Province stockholders vote “FOR” adoption of the merger agreement and “FOR” any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to the adoption of the merger agreement in the event that there are insufficient votes to adopt the merger agreement at the special meeting.

      The Province board of directors has fixed the close of business on [●], 200[●] as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only stockholders of record as of the record date will be entitled to notice of and to vote at the special meeting. During the ten-day period before the special meeting, Province will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices in Brentwood, Tennessee, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present. All persons wishing to be admitted to the special meeting must present photo identification.

      Your vote is very important. Your proxy is being solicited by the Province board of directors. The merger agreement must be adopted by Province stockholders in order for the proposed transaction to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to submit a valid proxy promptly by completing and mailing the proxy card, in the enclosed envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

      Under Delaware law, if the proposed transaction is completed, Province stockholders of record who do not vote to adopt the merger agreement will be entitled to exercise appraisal rights and obtain payment for the judicially determined fair value of their shares of Province common stock, rather than the consideration to be received pursuant to the merger agreement, by following the procedures set forth in detail in the accompanying joint proxy statement/ prospectus.

By Order of the Board of Directors,

Howard T. Wall, III
Senior Vice President, General Counsel and
Secretary

Brentwood, Tennessee
[●], 200[●]

NOTE ON REFERENCES TO ADDITIONAL INFORMATION

      This joint proxy statement/ prospectus incorporates business and financial information about Province and LifePoint from other documents that have not been included in or delivered with this joint proxy statement/ prospectus. These documents are available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/ prospectus by accessing the Internet website maintained by the Securities and Exchange Commission, which we refer to in this joint proxy statement/ prospectus as the SEC, at http://www.sec.gov, by accessing the investor relations website of LifePoint at http://www.lifepointhospitals.com or Province at http://www.provincehealthcare.com, or by requesting copies in writing or by telephone from the appropriate company as follows:

LifePoint Hospitals, Inc. Attention: Penny Brake, Investor Relations 103 Powell Court, Suite 200 Brentwood, Tennessee 37027 Telephone: (615) 372-8532	Province Healthcare Company Attention: Pam Hunter, Investor Relations 105 Westwood Place, Suite 400 Brentwood, Tennessee 37027 Telephone: (615) 376-7275

      If you would like to request any documents incorporated by reference into this joint proxy statement/ prospectus, please do so by [●], 200[●] in order to receive them before the LifePoint special meeting, if you are a LifePoint stockholder, or by [●], 200[●] in order to receive them before the Province special meeting, if you are a Province stockholder. If you request any documents incorporated by reference into this joint proxy statement/ prospectus from LifePoint or Province, those documents will be mailed to you promptly by first-class mail, or by similar means.

      Please see the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 167 for additional information about the documents incorporated by reference into this joint proxy statement/ prospectus.

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Appendix A	Agreement and Plan of Merger, dated as of August 15, 2004, by and among LifePoint Hospitals, Inc., Lakers Holding Corp., Lakers Acquisition Corp., Pacers Acquisition Corp. and Province Healthcare Company, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005
Appendix B	Opinion of LifePoint’s Financial Advisor, Citigroup Global Markets Inc.
Appendix C	Opinion of Province’s Financial Advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated
Appendix D	Form of Restated Certificate of Incorporation of New LifePoint
Appendix E	Form of Restated Bylaws of New LifePoint
Appendix F	Section 262 of the Delaware General Corporation Law
EX-23.1: CONSENT OF ERNST & YOUNG LLP
EX-23.2: CONSENT OF ERNST & YOUNG LLP
EX-99.1: FORM OF LIFEPOINT PROXY CARD
EX-99.2: FORM OF PROVINCE PROXY CARD
EX-99.3: CONSENT OF CITIGROUP GLOBAL MARKETS INC.
EX-99.4: CONSENT OF MERRILL LYNCH PIERCE FENNER & SMITH INC

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q:     What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 15, 2004, by and among LifePoint Hospitals, Inc., Lakers Holding Corp., Lakers Acquisition Corp., Pacers Acquisition Corp. and Province Healthcare Company, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005. In this joint proxy statement/ prospectus, we refer to LifePoint Hospitals, Inc. as LifePoint, to Province Healthcare Company as Province, to Lakers Holding Corp. as either New LifePoint, the combined company or the holding company, to Lakers Acquisition Corp. as LifePoint merger sub, to Pacers Acquisition Corp. as Province merger sub, and to the Agreement and Plan of Merger, as amended by Amendment No. 1, as the merger agreement.

To accomplish the combination of Province and LifePoint in the proposed transaction, LifePoint and Province have formed a holding company. Prior to the effective time of the proposed transaction, the holding company’s equity will be owned 66.67% by LifePoint and 33.33% by Province. The holding company has two subsidiaries, LifePoint merger sub and Province merger sub. At the time the proposed transaction is completed, LifePoint and Province will each become a wholly owned subsidiary of the holding company. As a result of the proposed transaction, Province and LifePoint will no longer be publicly traded companies. At the effective time of the proposed transaction, the holding company will change its name to “LifePoint Hospitals, Inc.” and will become a publicly traded company, and LifePoint will be renamed. In this joint proxy statement/ prospectus, we refer to this transaction as the proposed transaction.

In the event that LifePoint’s tax counsel or Province’s tax counsel is unable, for any reason, to render the opinions necessary to structure the proposed transaction as described in this joint proxy statement/ prospectus, then, subject to specified conditions, the parties have agreed to use alternative transaction structures. If it becomes necessary to utilize one of these alternative transaction structures, you will receive additional proxy solicitation materials, and LifePoint and Province will re-solicit proxies from their respective stockholders to approve the appropriate transaction structure. The alternative structures are described in detail in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — Alternative Transaction Structures” beginning on page 104.

Q:     Why are LifePoint and Province proposing this transaction?

A:	Our two companies share similar backgrounds and vision. Upon consummation of the proposed transaction, the combined company will achieve geographic diversification of revenues and assets, as well as synergies that will result in cost savings for the combined company. We believe our shared values and the diversification that will result from the proposed transaction will form the basis for success in the future.

Q:     What will I receive in the proposed transaction?

A:	Province stockholders will receive for each share of Province common stock they own:

•	$11.375 in cash; and

•	a number of shares of New LifePoint common stock equal to:

•	an exchange ratio of between 0.3447 and 0.2917, which will have a value of $11.375, if the LifePoint average share price (as defined below) is between $33.00 and $39.00;

•	an exchange ratio of 0.3447, if the LifePoint average share price is $33.00 or less; or

•	an exchange ratio of 0.2917, if the LifePoint average share price is $39.00 or more.

In this joint proxy statement/ prospectus, we refer to the volume weighted average (rounded to four decimal places) of the daily sale prices for shares of LifePoint common stock for the 20 consecutive trading day period ending at the close of business on the third trading day prior to the closing of the proposed transaction as the “LifePoint average share price.”

Based on the closing price of a share of LifePoint common stock on January 18, 2005 of $37.65, each Province stockholder would have received a total per share merger consideration valued at $22.75.

Shares of LifePoint common stock held by LifePoint stockholders after consummation of the proposed transaction will be deemed to be converted into shares of New LifePoint common stock on a one-for-one basis without any action by LifePoint stockholders. LifePoint stockholders will not be required to exchange their certificates representing shares of LifePoint common stock in connection with the proposed transaction.

Q:	What percentage of New LifePoint’s common stock will Province stockholders own after the proposed transaction is completed?

A:	If we consummate the proposed transaction, then based on the number of shares of LifePoint common stock and Province common stock outstanding on January 18, 2005, and assuming the closing price of $37.65 per share of LifePoint common stock on January 18, 2005 were used to determine the exchange ratio, New LifePoint would issue approximately 15.1 million shares of New LifePoint common stock to Province stockholders in the proposed transaction, which would represent approximately 27.9% of the shares of New LifePoint common stock outstanding immediately after consummation of the proposed transaction. Of the approximately 15.1 million shares of New LifePoint common stock that would be issued to Province stockholders, approximately 224,691 shares, or approximately 0.4% of the shares of New LifePoint common stock outstanding immediately after consummation of the proposed transaction, would be held by persons who served as executive officers and/or directors of Province immediately prior to consummation of the proposed transaction.

Q:     How will I know what the actual exchange ratio is?

A:	We will issue a press release following the closing date of the proposed transaction that will include the exchange ratio. You will not know the actual exchange ratio at the time of your company’s special meeting.

Q:     Who is entitled to vote at my company’s special meeting?

A:	Holders of record of LifePoint common stock as of the close of business on [●], 200[●] will be entitled to notice of and to vote at the LifePoint special meeting. Holders of record of Province common stock as of the close of business on [●], 200[●] will be entitled to notice of and to vote at the Province special meeting.

Q:     What stockholder approvals are needed?

A:	The proposed transaction cannot be completed unless holders of a majority of the outstanding shares of LifePoint common stock and holders of a majority of the outstanding shares of Province common stock vote to adopt the merger agreement. Based on the number of shares of LifePoint common stock outstanding as of [●], 200[●], the record date for the LifePoint special meeting, and the number of shares of Province common stock outstanding as of [●], 200[●], the record date for the Province special meeting, in order for the proposed transaction to be consummated, holders of approximately [●] shares of LifePoint common stock would be required to vote to adopt the merger agreement at the LifePoint special meeting, and holders of approximately [●] shares of Province common stock would be required to vote to adopt the merger agreement at the Province special meeting.

Adoption of any proposal to postpone or adjourn the LifePoint special meeting to a later date for the purpose of soliciting additional proxies with respect to the proposed transaction requires the approval

v

of holders of a majority of the shares of LifePoint common stock present, in person or by proxy, at the LifePoint special meeting and entitled to vote thereon. Alternatively, pursuant to LifePoint’s amended and restated bylaws, the LifePoint special meeting may be adjourned by the LifePoint officer presiding over the special meeting or by the LifePoint board of directors, in either case without the approval of LifePoint stockholders. Adoption of any proposal to postpone or adjourn the Province special meeting to a later date for the purpose of soliciting additional proxies with respect to the proposed transaction requires the approval of holders of a majority of the shares of Province common stock present, in person or by proxy, at the Province special meeting and entitled to vote thereon.

Q:     When and where will my company’s special meeting be held?

A:	The LifePoint special meeting will be held on [●], [●], 200[●] at [●] a.m., central time, at [●]. The Province special meeting will be held on [●], [●], 200[●] at [●] a.m., central time, at [●].

Q:     Does my company’s board of directors recommend the adoption of the merger agreement?

A:	Yes. The LifePoint board of directors has unanimously approved the merger agreement and the proposed LifePoint merger. The LifePoint board of directors has determined that the terms of the LifePoint merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of LifePoint and the holders of LifePoint common stock, and therefore unanimously recommends that LifePoint stockholders vote “FOR” the proposal to adopt the merger agreement. In reaching its decision, the LifePoint board of directors has considered a number of factors. Because of the wide variety of factors considered, the LifePoint board of directors does not believe it practicable, nor does it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision. The factors considered by the LifePoint board of directors are described in the section captioned “THE PROPOSED TRANSACTION — Recommendation of the LifePoint Board of Directors; LifePoint’s Reasons for the Proposed Transaction” beginning on page 53.

The Province board of directors has unanimously approved the merger agreement and the proposed Province merger. The Province board of directors has determined that the terms of the Province merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of Province and the holders of Province common stock, and therefore unanimously recommends that Province stockholders vote “FOR” the proposal to adopt the merger agreement. In reaching its decision, the Province board of directors has considered a number of factors. Because of the wide variety of factors considered, the Province board of directors does not believe it practicable, nor does it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision. The factors considered by the Province board of directors are described in the section captioned “THE PROPOSED TRANSACTION — Recommendation of the Province Board of Directors; Province’s Reasons for the Proposed Transaction” beginning on page 65.

Q:     What do I need to do now?

A:	After you have carefully read and considered this joint proxy statement/ prospectus in its entirety, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope. In order to assure that your vote is obtained and your shares are represented at your company’s special meeting, please vote your proxy as instructed on your proxy card even if you currently plan to attend your company’s special meeting in person.

Q:	What do I need to do now if I am a participant in, or a beneficiary under, the LifePoint Employee Stock Ownership Plan?

A:	If you are a participant in, or a beneficiary under, the LifePoint Employee Stock Ownership Plan, you have the right to instruct the plan trustee on how to vote the shares of LifePoint common stock allocated to your account under the plan, including how to vote with respect to the proposal to adopt the merger agreement. You will be receiving voting instructions from U.S. Trust Company, N.A., which we refer to in this joint proxy statement/ prospectus as U.S. Trust Company, in its capacity as a plan fiduciary under the Employee Retirement Income Security Act of 1974, as amended, which we refer to in this joint proxy statement/ prospectus as ERISA, that will instruct you on how to direct the voting of the shares of LifePoint common stock allocated to your account under the plan. If you do not provide timely instructions to the trustee on how to vote these shares of LifePoint common stock, U.S. Trust Company will determine, in its discretion, how these shares will be voted.

Q:     What if I fail to vote?

A:	The affirmative vote of holders of a majority of all of the outstanding shares of each company’s common stock, rather than a majority of only those shares that are represented at each company’s special meeting, is required to adopt the merger agreement. Therefore, if you do not vote your shares, or do not instruct your broker, bank or other nominee how to vote shares held for you in “street name,” the effect will be the same as a vote “against” the proposed transaction. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote “for” the proposed transaction. If you respond but abstain from voting, your proxy will have the same effect as a vote “against” the proposed transaction.

Q:	If my shares are held for me in “street name,” will my broker, bank or other nominee vote my shares for me?

A:	No. If you do not provide your broker, bank or other nominee with instructions on how to vote the shares held for you in “street name,” your broker, bank or other nominee will not vote those shares on any proposal. If you do not give voting instructions to your broker, bank or other nominee, you will not be counted as voting, unless you appear in person at your company’s special meeting with a legal, valid proxy from the record holder of those shares. Therefore, if your shares are held in “street name” by your broker, bank or other nominee, you should make certain that you instruct your broker, bank or other nominee how to vote your shares. If you do not give voting instructions to your broker, bank or other nominee, the effect will be the same as a vote “against” the proposed transaction. In addition, please check the voting form used by your broker, bank or other nominee to see if that form offers voting by telephone or through the Internet.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at your company’s special meeting. You can do this in one of the following three ways:

•	first, by timely delivering a valid, later-dated proxy;

•	second, by providing written notice to your company’s Secretary before your company’s special meeting which indicates that you have revoked your proxy; or

•	third, by voting in person at your company’s special meeting.

If you have instructed your broker, bank or other nominee how to vote your shares, you must follow the directions you receive from your broker, bank or other nominee to change those instructions.

Q:     Should I send in my stock certificates now?

A:	No. Please do not send in your stock certificates with your proxy.

If the proposed transaction is consummated, we will send Province stockholders written instructions on how to exchange their stock certificates for the merger consideration. If the proposed transaction is consummated, shares of LifePoint common stock held by LifePoint stockholders will be deemed to be converted into shares of New LifePoint common stock on a one-for-one basis without any action by LifePoint stockholders. LifePoint stockholders will not be required to exchange their certificates representing shares of LifePoint common stock in connection with the proposed transaction.

Q:     Where will my shares of New LifePoint common stock be listed?

A:	We intend to apply to list the shares of New LifePoint common stock to be issued in the proposed transaction on the Nasdaq National Market under the ticker symbol “LPNT.” It is a condition to the consummation of the proposed transaction that the shares of New LifePoint common stock issuable in the proposed transaction be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

Q:	Will LifePoint have sufficient financial resources to consummate the proposed transaction and the other transactions contemplated by the merger agreement?

A:	LifePoint has entered into a commitment letter with Citicorp North America, Inc. and certain of its affiliates, including Citigroup Global Markets Inc. In this joint proxy statement/ prospectus, we refer to Citigroup Global Markets Inc. as Citigroup and to Citicorp North America, Inc., and any of its affiliates, collectively, as Citicorp. Citicorp has agreed, on the terms and subject to the conditions set forth in the commitment letter, to provide to New LifePoint (and one or more of its subsidiaries) new senior secured credit facilities of up to $1.725 billion, a portion of which will be used to fund the proposed transaction. It is a condition to LifePoint’s obligation to complete the transactions contemplated by the merger agreement that LifePoint obtain the funding required to consummate the transactions contemplated by the merger agreement. LifePoint has agreed to use its commercially reasonable efforts to satisfy the conditions to funding contained in, and to otherwise obtain and incur the financing contemplated by, the commitment letter. If Citicorp terminates the commitment letter or indicates to LifePoint that any condition to Citicorp’s obligation to provide the financing contemplated by the commitment letter is reasonably likely to be unsatisfied at the closing of the proposed transaction, LifePoint has agreed to use its commercially reasonable efforts to obtain alternate financing from another source or sources, on substantially the same terms as those contained in the commitment letter, to consummate the proposed transaction and the other transactions contemplated by the merger agreement.

Q:     When do you expect the proposed transaction to be completed?

A:	We are working to complete the proposed transaction as quickly as possible, and we currently expect to complete the proposed transaction during the first quarter of 2005. However, it is possible that factors outside of our control could require us to complete the proposed transaction at a later time.

Q:     Am I entitled to appraisal rights?

A:	If you are a Province stockholder, you may dissent from the proposed transaction if you wish and obtain cash payment for the fair value of your shares of Province common stock, as determined by a court. We refer to these rights in this joint proxy statement/ prospectus as appraisal rights. To exercise your appraisal rights, you must not vote in favor of adoption of the merger agreement, and you must strictly comply with all of the applicable requirements of Delaware law summarized under the section captioned “APPRAISAL RIGHTS OF DISSENTING PROVINCE STOCKHOLDERS” beginning on page 162. The fair value of your shares of Province common stock, as determined by a court, may be more or less than the consideration to be paid to you in the proposed transaction pursuant to the terms of the merger agreement.

We have included a copy of Section 262 of the Delaware General Corporation Law, which we refer to in this joint proxy statement/prospectus as the DGCL, as Appendix F to this joint proxy statement/ prospectus. We urge you to read all of Section 262 carefully if you wish to exercise your appraisal rights. If you fail to timely and properly comply with the requirements of Section 262, you will lose your appraisal rights under Delaware law.

If you are a LifePoint stockholder and the proposed transaction is consummated, you will not have any appraisal rights in the proposed transaction.

Q:	What will happen to the outstanding and unexercised derivative securities of LifePoint if the proposed transaction is consummated?

A:	At the effective time of the proposed transaction, each option or other equity right to purchase or receive shares of LifePoint common stock issued by LifePoint under the LifePoint 1998 Long-Term Incentive Plan, Management Stock Purchase Plan and Outside Directors Stock and Incentive Compensation Plan, and outstanding at the effective time of the proposed transaction, whether or not vested, will become fully vested and/or immediately exercisable and will be converted into and exchanged for an option or other comparable equity right to purchase or receive an equal number of shares of New LifePoint common stock. All other terms and conditions of these options or other equity rights will remain the same.

Immediately following completion of the proposed transaction, the $221 million aggregate principal amount of LifePoint’s 4 1/2% Convertible Subordinated Notes will remain outstanding and will be convertible into shares of New LifePoint common stock.

Q:	What will happen to the outstanding and unexercised derivative securities of Province if the proposed transaction is consummated?

A:	Each option or other equity right to purchase shares of Province common stock pursuant to awards granted under the Province 1997 Long-Term Equity Incentive Plan that is outstanding at the effective time of the proposed transaction, whether or not vested, will become fully vested and/or immediately exercisable. Pursuant to the merger agreement, any option that is not exercised at or prior to the effective time of the proposed transaction will be canceled in exchange for a cash payment (subject to applicable withholding) for each share of Province common stock subject to the awards. The cash payment will be equal to the product of the number of shares of Province common stock subject to the award multiplied by the amount, if any, by which the per share merger consideration exceeds the per share exercise price of the Province common stock subject to the award; provided, that if the exercise price per share of any award is equal to or greater than the per share merger consideration, the award will be canceled without payment. At the effective time of the proposed transaction, these awards will no longer represent the right to purchase shares of Province common stock, but instead will represent only the non-transferable right to receive the payment referred to above.

Province’s 4 1/2% Convertible Subordinated Notes will become convertible upon the consummation of the proposed transaction into the number of shares of New LifePoint common stock and the amount of cash that a holder of the notes would have been entitled to receive if the holder had converted the notes into shares of Province common stock immediately prior to the consummation of the proposed transaction. In addition, the indenture governing Province’s 4 1/2% Convertible Subordinated Notes provides that in connection with a “change of control,” Province is required to offer to repurchase all of the outstanding 4 1/2% Convertible Subordinated Notes at 100% of their principal amount plus accrued and unpaid interest. As defined in the indenture, the proposed transaction would constitute a change of control. However, we are required by the terms of the commitment letter (as described in the section captioned “THE PROPOSED TRANSACTION — Commitment Letter” beginning on page 82 of this joint proxy statement/ prospectus) to redeem the 4 1/2% Convertible Subordinated Notes within 45 days after the closing date of the proposed transaction, and to give notice of the redemption and deposit funds sufficient for that purpose with the trustee simultaneously with our initial borrowing of funds under the committed facilities on the closing date of the proposed transaction. The 4 1/2% Convertible Subordinated Notes are currently redeemable at 100.9% of their principal amount plus accrued and unpaid interest. Because we will redeem the 4 1/2% Convertible Subordinated Notes, we will not be required to make a change of control offer for the notes.

Province’s 4 1/4% Convertible Subordinated Notes will become convertible upon the consummation of the proposed transaction into the number of shares of New LifePoint common stock and the amount of cash that a holder of the notes would have been entitled to receive if the holder had converted the notes into shares of Province common stock immediately prior to the consummation of the proposed transaction. In addition, the indenture governing Province’s 4 1/4% Convertible Subordinated Notes provides that in connection with a “change of control,” Province is required to offer to repurchase all of the outstanding 4 1/4% Convertible Subordinated Notes at 100% of their principal amount plus accrued and unpaid interest. As defined in the indenture, the proposed transaction would constitute a change of control. However, we are required by the terms of the commitment letter (as described in the section captioned “THE PROPOSED TRANSACTION — Commitment Letter” beginning on page 82 of this joint proxy statement/ prospectus) to commence a cash tender offer and a related consent solicitation for the 4 1/4% Convertible Subordinated Notes and accept for payment all validly tendered notes prior to the completion of the proposed transaction, but subject to the satisfaction of all conditions to the closing of the proposed transaction. The tender offer may be made by Province, New LifePoint or LifePoint, or one of their respective affiliates. In the event that all of the 4 1/4% Convertible Subordinated Notes are not tendered, we will be required to make the change of control offer described above for the remaining notes.

Q:	Can I convert my derivative securities of my company prior to my company’s special meeting in order to vote the underlying shares of common stock at my company’s special meeting? Can I convert my derivative securities prior to the consummation of the proposed transaction?

A:	Holders of vested options to acquire shares of LifePoint common stock or Province common stock may, if permitted by the terms of those options, exercise those options in exchange for shares of LifePoint common stock or Province common stock, as the case may be, prior to the completion of the proposed transaction. Holders of convertible securities, such as LifePoint’s 4 1/2% Convertible Subordinated Notes, which are convertible into shares of LifePoint common stock, or Province’s 4 1/2% Convertible Subordinated Notes and Province’s 4 1/4% Convertible Subordinated Notes, which are convertible into shares of Province common stock, may, if permitted by the terms of those securities, convert those securities into shares of LifePoint common stock or Province common stock, as the case may be, at any time prior to the completion of the proposed transaction.

Shares of LifePoint common stock underlying options exercisable, or securities convertible, into LifePoint common stock may not be voted at the LifePoint special meeting. However, shares of LifePoint common stock received upon the exercise of LifePoint options or upon the conversion of LifePoint convertible securities may be voted at the LifePoint special meeting if those shares of LifePoint common stock are held of record as of the close of business on [●], 200[●], the record date for the LifePoint special meeting. Shares of Province common stock underlying options exercisable, or securities convertible, into Province common stock may not be voted at the Province special meeting. However, shares of Province common stock received upon the exercise of Province options or upon the conversion of Province convertible securities may be voted at the Province special meeting if those shares of Province common stock are held of record as of the close of business on [●], 200[●], the record date for the Province special meeting. Depending on the method of exercise or conversion, the process of exercising options or converting convertible securities into shares of common stock may take several days. Therefore, if you would like to exercise options or convert convertible securities into shares of your company’s common stock before the record date for your company’s special meeting in order to vote the shares underlying those options or securities at your company’s special meeting, you should do so sufficiently in advance of the record date for your company’s special meeting in order to ensure that you hold the shares issuable upon exercise of the options or upon conversion of the convertible securities on the record date for your company’s special meeting.

Q:	Does the merger agreement permit Province to consider strategic transactions other than the proposed transaction? What will happen if Province accepts an alternative offer from a party other than LifePoint?

A:	Province has agreed that it will generally not solicit or otherwise facilitate the making of any “acquisition proposal” (as defined below), furnish to any person or group any nonpublic information

x

with respect to any acquisition proposal, approve or otherwise recommend any acquisition proposal, or enter into any agreement requiring it to not consummate the proposed transaction. An “acquisition proposal” is defined in the merger agreement as any offer, proposal or indication of interest (whether communicated to Province or publicly announced to Province stockholders) by any person (other than LifePoint or any of its affiliates) for an “acquisition transaction” (as defined in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — No Solicitation” beginning on page 97) involving Province or any of its present or future consolidated subsidiaries.

The merger agreement provides that Province and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any persons conducted prior to the execution of the merger agreement with respect to any acquisition proposal, and Province and its subsidiaries have agreed to use their respective commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. The parties have agreed that any violation of the restrictions set forth in the foregoing provision of the merger agreement by any affiliate or representative of Province or any of its subsidiaries will be deemed to be a breach of that provision by Province.

However, Province and its subsidiaries may, at any time prior to the time Province stockholders adopt the merger agreement, furnish nonpublic information regarding Province or any of its subsidiaries to, or enter into a confidentiality agreement or discussions or negotiations with, any person or group in response to a bona fide, unsolicited, written acquisition proposal submitted by that person or group (and not withdrawn) if:

•	the acquisition proposal was not solicited after the date of the merger agreement, was made after the date of the merger agreement, and neither Province nor any of its subsidiaries, nor any of their respective affiliates or representatives, has violated any of the restrictions described above;

•	the Province board of directors determines in its good faith judgment (after receiving the advice of outside legal counsel and Merrill Lynch or any other financial advisor of nationally recognized reputation) that the acquisition proposal constitutes a “superior proposal” (as defined on page 99 of this proxy statement/ prospectus);

•	the Province board of directors concludes in good faith, after consultation with its outside legal counsel, that this type of action is required by the board’s fiduciary duties to Province stockholders under applicable law;

•	at least 48 hours prior to furnishing any of the nonpublic information described above to, or entering into discussions or negotiations with, any person or group, Province gives LifePoint written notice of the identity of that person or group, the terms of the superior proposal and of Province’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, that person or group, and, in addition, Province receives from the person or group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the confidentiality agreement dated June 25, 2004 between Province and LifePoint; and

•	contemporaneously with furnishing any of the nonpublic information discussed above to any person or group, Province furnishes that nonpublic information to LifePoint (to the extent the nonpublic information has not been previously furnished by Province to LifePoint).

In addition to the foregoing, Province has agreed to provide LifePoint with at least 48 hours’ prior written notice of any meeting of the Province board of directors at which the Province board of directors is reasonably expected to consider an acquisition proposal and, together with this notice, a copy of the most recently proposed documentation relating to the acquisition proposal. In addition, Province has agreed promptly to provide to LifePoint any documentation relating to the acquisition proposal.

Moreover, Province has agreed to advise LifePoint, orally and in writing, of any request Province receives for nonpublic information which Province reasonably believes could lead to an acquisition proposal, or of any acquisition proposal, including the material terms and conditions of the request or acquisition proposal, and the identity of the person or group making the request or acquisition proposal. Province has agreed to advise LifePoint of the foregoing as promptly as practicable, and in any event within 24 hours after any of Province’s executive officers become aware of any of the foregoing. Province has also agreed to promptly inform LifePoint of material amendments or modifications to any request or acquisition proposal.

Province has agreed to pay to LifePoint a non-refundable “termination fee” of $50,000,000 upon the earlier to occur of the execution of a definitive agreement with respect to a qualified acquisition transaction (as defined on page 99 of this proxy statement/ prospectus) and the consummation of a similar transaction, in each case as described below:

•	if the merger agreement is terminated by LifePoint (i) because Province has breached a representation or warranty contained in the merger agreement in a material way which has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on Province, and the breach cannot be or has not been cured within 30 days after the giving of written notice to Province of the breach or (ii) because Province has breached a covenant or agreement contained in the merger agreement in a material way, and the breach cannot be or has not been cured within 30 days after the giving of written notice to Province of the breach;

•	if the merger agreement is terminated by LifePoint or Province if Province stockholders do not adopt the merger agreement at the Province special meeting, or the proposed transaction is not consummated by the applicable termination date; and

•	in the case of each of the preceding two bullet points:

•	at any time after the date of the merger agreement and prior to the termination of the merger agreement an acquisition proposal with respect to an acquisition transaction in which a third party would acquire more than 50% of Province’s total outstanding voting securities or any business of Province or any of its subsidiaries that represents 50% or more of the consolidated net revenues, consolidated net income or consolidated assets of Province and its subsidiaries, considered as a whole, which we refer to in this joint proxy statement/ prospectus as a qualified acquisition transaction, has been publicly announced; and

•	within 12 months of the termination of the merger agreement, Province enters into a definitive agreement with any third party with respect to a qualified acquisition transaction, or a similar transaction is consummated.

Q:	What are the material United States federal income tax consequences to me of the proposed transaction?

A:	Assuming the proposed transaction is treated for U.S. federal income tax purposes in accordance with opinions of tax counsel to be rendered to LifePoint and Province in connection with the proposed transaction, then in the opinion of tax counsel (as described in the section captioned “THE PROPOSED TRANSACTION — Material United States Federal Income Tax Consequences” beginning on page 85), for U.S. federal income tax purposes:

•	if you are a LifePoint stockholder, you will recognize no gain or loss on the conversion of your LifePoint common stock into New LifePoint common stock pursuant to the LifePoint merger;

•	if you are a Province stockholder, then you will not recognize loss on the receipt of New LifePoint common stock and cash in exchange for your shares of Province common stock, but you generally will recognize gain on such exchange to the extent of the lesser of:

•	the cash received; or

•	the excess of the sum of the fair market value of the New LifePoint common stock and the amount of cash received over your adjusted tax basis in the shares of Province common stock that you surrender in the merger; and

•	under certain circumstances, however, all or a portion of the cash received by a Province stockholder in the proposed transaction may have to be reported as a dividend without regard to the realization of gain or loss in the proposed transaction.

The U.S. federal income tax consequences to you of the proposed transaction, and exceptions for taxpayers subject to special rules to whom this discussion does not apply, are discussed in greater detail in the section captioned “THE PROPOSED TRANSACTION — Material United States Federal Income Tax Consequences” beginning on page 85. Tax matters are very complicated and the tax consequences to you of the proposed transaction will depend on your particular circumstances. You are urged to consult your own tax advisor to understand fully the tax consequences of the proposed transaction.

Q:     Whom can I contact to help answer my questions?

A:	If you have any questions about your company’s special meeting, the merger agreement or the proposed transaction, or if you need additional copies of this joint proxy statement/ prospectus or the enclosed proxy card, you should contact:

•	if you are a LifePoint stockholder: LifePoint Hospitals, Inc. Attention: Penny Brake, Investor Relations 103 Powell Court, Suite 200 Brentwood, Tennessee 37027 Telephone: (615) 372-8532

•	if you are a Province stockholder: Province Healthcare Company Attention: Pam Hunter, Investor Relations 105 Westwood Place, Suite 400 Brentwood, Tennessee 37027 Telephone: (615) 376-7275

SUMMARY

      This summary highlights selected information contained in this joint proxy statement/ prospectus. This summary may not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information contained in this joint proxy statement/ prospectus, in its appendices and in the documents referred to in this joint proxy statement/ prospectus, to which reference is made for a more complete statement of the matters discussed below. You are urged to read carefully this entire joint proxy statement/ prospectus, its appendices and the information incorporated by reference into this joint proxy statement/ prospectus. You may obtain the information incorporated by reference into this joint proxy statement/ prospectus by following the instructions in the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 167.

The Companies (page 114)

LifePoint Hospitals, Inc.

103 Powell Court, Suite 200
Brentwood, Tennessee 37027
(615) 372-8500

      As of January 18, 2005, LifePoint Hospitals, Inc., through its affiliated companies, operated 30 general, acute care hospitals with an aggregate of approximately 2,793 licensed beds in non-urban communities. In all but one of LifePoint’s communities, LifePoint’s hospital is the only provider of acute care hospital services. LifePoint’s hospitals are located in Alabama, Florida, Kansas, Kentucky, Louisiana, Tennessee, Utah, West Virginia and Wyoming. LifePoint generated $875.6 million in revenues from continuing operations during 2003 and $739.4 million in revenues from continuing operations for the nine months ended September 30, 2004. LifePoint became an independent, publicly traded company on May 11, 1999, when HCA Inc., which we refer to in this joint proxy statement/ prospectus as HCA, distributed all outstanding shares of LifePoint common stock to its stockholders.

Recent Developments

      Effective July 1, 2004, LifePoint acquired the 106-bed River Parishes Hospital in LaPlace, Louisiana from Universal Health Services, Inc. for approximately $24.8 million in cash, including working capital and direct transaction costs. Revenues for this facility were approximately $36 million during 2003, exclusive of physician revenues. The hospital is located approximately 30 miles west of New Orleans, Louisiana and is the only hospital located in St. John the Baptist Parish.

      On December 8, 2004, LifePoint filed with the SEC a Current Report on Form 8-K to reissue its selected financial data, management’s discussion and analysis of financial condition and results of operations and consolidated financial statements which appeared in its Annual Report Form 10-K for the fiscal year ended December 31, 2003. This reissuance primarily related to the reclassification of the 56-bed Bartow Memorial Hospital, located in Bartow, Florida, as a discontinued operation under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, due to the assets and liabilities related to the hospital that will be sold by LifePoint. Bartow is currently generating annualized revenues of approximately $33 million. This reclassification has no impact on LifePoint’s total assets, liabilities, stockholders’ equity, net income or cash flows.

Lakers Holding Corp.

103 Powell Court, Suite 200
Brentwood, Tennessee 37027
(615) 372-8500

      Lakers Holding Corp. is a Delaware corporation recently formed for the purpose of effecting the proposed transaction. We refer to this entity in this joint proxy statement/ prospectus as New LifePoint, the combined company or the holding company. Prior to the effective time of the proposed transaction, the holding company’s equity will be owned 66.67% by LifePoint and 33.33% by Province. At the effective time of the proposed transaction, the holding company will be renamed “LifePoint Hospitals, Inc.” and will become a publicly traded company.

Lakers Acquisition Corp.

103 Powell Court, Suite 200
Brentwood, Tennessee 37027
(615) 372-8500

      Lakers Acquisition Corp. is a Delaware corporation and wholly owned subsidiary of the holding company recently formed for the purpose of effecting the LifePoint merger in the proposed transaction (as described below).

Pacers Acquisition Corp.

103 Powell Court, Suite 200
Brentwood, Tennessee 37027
(615) 372-8500

      Pacers Acquisition Corp. is a Delaware corporation and wholly owned subsidiary of the holding company recently formed for the purpose of effecting the Province merger in the proposed transaction (as described below).

Province Healthcare Company

105 Westwood Place, Suite 400
Brentwood, Tennessee 37027
(615) 370-1377

      Province Healthcare Company is a healthcare services company focused on owning and operating acute care hospitals located in non-urban markets throughout the United States. As of January 18, 2005, Province owned or leased 21 general acute care hospitals in 13 states, with a total of approximately 2,524 licensed beds. Province’s objective has been to be the primary provider of quality healthcare services in the selected non-urban communities which it serves. Province generated $746.2 million in revenues from continuing operations during 2003 and $644.4 million in revenues from continuing operations for the nine months ended September 30, 2004.

Recent Developments

      In the third quarter of 2003, Province announced the construction of a new 41-bed acute care hospital in Hardeeville, South Carolina, which opened on November 29, 2004. In the fourth quarter of 2003, Province announced the construction of a new 60-bed acute care hospital in Ft. Mohave, Arizona, near Province’s existing hospital in Needles, California. Construction on the Ft. Mojave facility is anticipated to be completed in the third quarter of 2005.

      On April 30, 2004, Province completed the sale of Glades General Hospital in Belle Glade, Florida to a wholly owned subsidiary of the Health Care District of Palm Beach County. The Health Care District reacquired the operating assets of the hospital for a purchase price of approximately $1.5 million in cash at closing, net of assumed and contractual obligations. Under the purchase agreement, Province retained the hospital’s accounts receivable, income tax receivable and certain deferred income taxes associated with retained assets and liabilities. Province also retained certain payroll-related liabilities and other accrued expenses. Revenues for this facility were approximately $30 million during 2003.

      Effective June 1, 2004, Province completed the acquisition, through a long-term lease, of Memorial Medical Center in Las Cruces, New Mexico from The City of Las Cruces, New Mexico and The County of Doña Ana, New Mexico for approximately $153.3 million. Revenues for this facility were approximately $140 million during 2003.

      On June 30, 2004, Province completed the sale of the stock of Brim Healthcare, Inc. to Brim Holding Company, Inc., an independent investor-owned entity for approximately $13.2 million in cash. Brim Healthcare had previously been a wholly owned subsidiary of Province which provided management services to 36 primarily non-urban hospitals in 14 states with a total of approximately 2,985 licensed beds. Revenues for this entity were approximately $16 million during 2003.

The Proposed Transaction; Structure of the Proposed Transaction (page 90)

      The merger agreement provides for the proposed transaction described below. The merger agreement is attached to this document as Appendix A and is incorporated by reference into this joint proxy statement/ prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the proposed transaction and your rights and obligations in connection with the proposed transaction.

      To accomplish the proposed transaction, LifePoint and Province have formed a holding company. Prior to the effective time of the proposed transaction, the holding company’s equity will be owned 66.67% by LifePoint and 33.33% by Province. The holding company has two subsidiaries, LifePoint merger sub and Province merger sub. At the time the proposed transaction is completed:

•	LifePoint merger sub will be merged with and into LifePoint, which we refer to in this joint proxy statement/ prospectus as the LifePoint merger, with LifePoint continuing as the surviving corporation, which will be renamed; and

•	Province merger sub will be merged with and into Province, which we refer to in this joint proxy statement/ prospectus as the Province merger, with Province continuing as the surviving corporation.

      Pursuant to the merger agreement, as a result of the proposed transaction, LifePoint and Province will each become a wholly owned subsidiary of the holding company. However, at the effective time of the proposed transaction, the holding company’s name will be changed to “LifePoint Hospitals, Inc.,” and:

•	New LifePoint’s restated certificate of incorporation and restated bylaws will be substantially in the forms attached as Appendix D and Appendix E, respectively, to this joint proxy statement/ prospectus, and will be identical, in all material respects, to LifePoint’s current certificate of incorporation and bylaws;

•	LifePoint’s current directors and officers will be the directors and officers of New LifePoint and, immediately after the effective time of the proposed transaction, a current Province director, whom we expect will be [●], will be appointed to the New LifePoint board of directors, as described in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — Board of Directors” beginning on page 103;

•	LifePoint’s current headquarters will be New LifePoint’s headquarters; and

•	shares of New LifePoint common stock will be listed and traded on the Nasdaq National Market under the ticker symbol “LPNT,” the ticker symbol under which shares of LifePoint common stock currently trade on the Nasdaq National Market.

      If it becomes necessary to utilize an alternative transaction structure because the tax opinions required by the merger agreement cannot be obtained, you will receive additional proxy solicitation materials, and LifePoint and Province will re-solicit proxies from their respective stockholders to approve the appropriate transaction structure. These alternative structures are described in detail in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — Alternative Transaction Structures” beginning on page 104.

      The structural organization of the companies before and after completion of the proposed transaction is illustrated on the following page:

BEFORE THE PROPOSED TRANSACTION

AFTER THE PROPOSED TRANSACTION

Alternative Transaction Structures (page 104)

      LifePoint and Province have each agreed to use commercially reasonable efforts to obtain from their respective tax counsel the tax opinions described in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — Alternative Transaction Structures” beginning on page 104. However, if either LifePoint’s tax counsel or Province’s tax counsel is unable, for any reason, to render the opinions necessary to structure the proposed transaction as described in this joint proxy statement/ prospectus, then, subject to specified conditions, the parties have agreed to structure the proposed transaction using alternative transaction structures. If it becomes necessary to utilize one of these alternative transaction structures, you will be provided with additional proxy solicitation materials, and LifePoint and Province will each hold an additional special meeting of stockholders to approve the appropriate transaction structure. These alternative transaction structures are described in detail in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — Alternative Transaction Structures” beginning on page 104.

Our Recommendations to Our Stockholders; Our Reasons for the Proposed Transaction

To LifePoint Stockholders (page 53)

      The LifePoint board of directors has unanimously approved the merger agreement and the proposed LifePoint merger. The LifePoint board of directors has determined that the terms of the LifePoint merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of LifePoint and the holders of LifePoint common stock, and therefore unanimously recommends that LifePoint stockholders vote “FOR” the proposal to adopt the merger agreement. In reaching its decision, the LifePoint board of directors has considered a number of factors, which are described in the section captioned “THE PROPOSED TRANSACTION — Recommendation of the LifePoint Board of Directors; LifePoint’s Reasons for the Proposed Transaction” beginning on page 53. Because of the wide variety of factors considered, the LifePoint board of directors does not believe it practicable, nor does it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

To Province Stockholders (page 65)

      The Province board of directors has unanimously approved the merger agreement and the proposed Province merger. The Province board of directors has determined that the terms of the Province merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of Province and the holders of Province common stock, and therefore unanimously recommends that Province stockholders vote “FOR” the proposal to adopt the merger agreement. In reaching its decision, the Province board of directors has considered a number of factors, which are described in the section captioned “THE PROPOSED TRANSACTION — Recommendation of the Province Board of Directors; Province’s Reasons for the Proposed Transaction” beginning on page 65. Because of the wide variety of factors considered, the Province board of directors does not believe it practicable, nor does it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

Opinions of Our Financial Advisors

LifePoint (page 55)

      In deciding to approve the proposed transaction, the LifePoint board of directors considered the opinion of its financial advisor, Citigroup, that, as of August 15, 2004, and based upon and subject to the considerations and limitations set forth in the opinion, Citigroup’s work described in the section captioned “THE PROPOSED TRANSACTION — Opinion of Financial Advisor to LifePoint” beginning on page 55, and other factors Citigroup deemed relevant, the merger consideration payable in the proposed transaction was fair, from a financial point of view, to LifePoint. The full text of this opinion is attached as

Appendix B to this joint proxy statement/ prospectus. LifePoint urges its stockholders to read the opinion of Citigroup carefully and in its entirety.

Province (page 66)

      In deciding to approve the proposed transaction, the Province board of directors considered the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to in this joint proxy statement/ prospectus as Merrill Lynch, that, as of August 15, 2004, and based upon and subject to the considerations and limitations set forth in the opinion, Merrill Lynch’s work described in the section captioned “THE PROPOSED TRANSACTION — Opinion of Financial Advisor to Province” beginning on page 66, and other factors Merrill Lynch deemed relevant, the merger consideration in the proposed transaction was fair, from a financial point of view, to Province stockholders. The full text of this opinion is attached as Appendix C to this joint proxy statement/ prospectus. Province urges its stockholders to read the opinion of Merrill Lynch carefully and in its entirety.

Special Meetings; Record Dates; Required Votes (page 42)

      The special meeting of LifePoint stockholders is scheduled to be held on [●], [●], 200[●] at [●] a.m., central time, at [●]. You are entitled to vote at the LifePoint special meeting if you were a holder of shares of LifePoint common stock at the close of business on [●], 200[●], which is the record date for the LifePoint special meeting.

      The special meeting of Province stockholders is scheduled to be held on [●], [●], 200[●] at [●] a.m., central time, at [●]. You are entitled to vote at the Province special meeting if you were a holder of shares of Province common stock at the close of business on [●], 200[●], which is the record date for the Province special meeting.

      The proposed transaction cannot be completed unless holders of a majority of the outstanding shares of LifePoint common stock and holders of a majority of the outstanding shares of Province common stock vote to adopt the merger agreement. In addition, adoption of any proposal to postpone or adjourn the LifePoint special meeting to a later date for the purpose of soliciting additional proxies with respect to the proposed transaction requires the approval of holders of a majority of the shares of LifePoint common stock present, in person or by proxy, at the LifePoint special meeting and entitled to vote thereon. Alternatively, pursuant to LifePoint’s amended and restated bylaws, the LifePoint special meeting may be adjourned by the LifePoint officer presiding over the special meeting or by the LifePoint board of directors, in either case without the approval of LifePoint stockholders. Adoption of any proposal to postpone or adjourn the Province special meeting to a later date for the purpose of soliciting additional proxies with respect to the proposed transaction requires the approval of holders of a majority of the shares of Province common stock present, in person or by proxy, at the Province special meeting and entitled to vote thereon.

Board of Directors and Management of New LifePoint after Completion of the Proposed Transaction (page 92)

      LifePoint and Province have agreed to take, and to cause New LifePoint to take, all requisite action to cause the directors and officers of LifePoint in office immediately prior to the effective time of the proposed transaction to become the directors and officers of New LifePoint. Therefore, immediately prior to the consummation of the proposed transaction, the directors and officers of LifePoint will be the directors and officers of New LifePoint. In addition, LifePoint and Province have agreed that prior to the effective time of the proposed transaction the New LifePoint board of directors will take the required action to appoint one member of the current Province board of directors, as mutually agreed to by the parties to the merger agreement, to the New LifePoint board of directors, to be effective immediately after the effective time of the proposed transaction. Pursuant to the foregoing, as of the date of this joint proxy statement/prospectus, we expect LifePoint and Province to agree that [●] will be the Province director appointed to the New LifePoint board of directors. We currently intend for [●] to be nominated for election to a three-year term at New LifePoint’s 2005 annual meeting of stockholders.

Interests of Certain Persons in the Proposed Transaction (page 74)

      In considering the recommendations of the LifePoint board of directors and the Province board of directors with respect to the proposed transaction, you should be aware of the benefits available to the executive officers and directors of each company in connection with the proposed transaction, and the potential conflicts of interest which they may have with their company’s stockholders. These individuals have certain interests in the proposed transaction that may be different from, or in addition to, the interests of their company’s stockholders. The LifePoint board of directors and the Province board of directors were aware of these interests and considered them, among other matters, in making their recommendations.

Province

      Prior to the execution of the merger agreement, Province entered into executive severance agreements with 28 of its management employees, including all of its executive officers. These agreements provide for specified severance benefits to be paid to the individuals covered by the agreements upon a termination of their employment for any reason, whether voluntary or involuntary, within 24 months following the effective time of a “change in control” transaction, which would include the proposed transaction. The estimated value of the cash and non-cash severance benefits (excluding the value of any additional “gross up” payments resulting from the possible application of Section 280G of the Internal Revenue Code of 1986, as amended, which we refer to in this joint proxy statement/ prospectus as the Code) that will become due under the executive severance agreements, assuming termination of employment of all 28 employees covered by these agreements upon the effective time of the proposed transaction or within 24 months following the effective time of the proposed transaction, is approximately $17.6 million.

      In addition, each executive officer of Province who is eligible to participate in the Province Employee Stock Purchase Plan may, along with all other employees participating in the plan, make cash contributions to his or her account under the plan for the purchase of shares of Province common stock at a price that is less than the per share merger consideration. The aggregate value of such discount applicable to all eligible executive officers (assuming the expected purchase of the maximum number of shares permitted under the plan) is approximately $22,500 for the year ended December 31, 2004. For a more detailed discussion of the executive severance agreements, the benefits under the Province Employee Stock Purchase Plan and other special interests that Province’s directors and executive officers may have in the proposed transaction, please see the section captioned “THE PROPOSED TRANSACTION — Interests of Certain Persons in the Proposed Transaction” beginning on page 74.

      Each option to purchase shares of Province common stock pursuant to awards granted under the Province 1997 Long-Term Equity Incentive Plan that is outstanding at the effective time of the proposed transaction, whether or not vested, will become fully vested and immediately exercisable. Pursuant to the merger agreement, any such option that is not exercised at the effective time of the proposed transaction will be canceled in exchange for a lump-sum cash payment. The aggregate number of unvested options held by Province’s executive officers and directors that will become fully vested and exercisable upon the effective time of the proposed transaction is 1,806,358 shares, having an aggregate “in-the-money” value as of January 18, 2005 of approximately $15.7 million. For a more detailed discussion of the treatment of stock options in the proposed transaction, please see the section captioned “THE MERGER AGREEMENT — Treatment of Stock Options and Other Equity Based Awards in the Proposed Transaction” beginning on page 91.

      LifePoint has agreed to indemnify and hold harmless current and former directors and officers of Province, to the fullest extent permitted under applicable law and as required under the indemnity agreements of the current and former directors and officers, for a period of six years following the effective time of the proposed transaction. For a more detailed discussion of the indemnification of Province’s directors and executive officers, please see the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — Indemnification; Insurance” beginning on page 103.

      In connection with the proposed transaction, LifePoint has entered into a consulting agreement with Martin S. Rash, Province’s Chief Executive Officer and Chairman of the Board, for a term of 24 months following the effective time of the proposed transaction providing for a cash severance payment of $2.6 million (which is the amount otherwise payable to him under his executive severance agreement as described above), a monthly consulting fee of $75,000 and other fringe benefits. For a more detailed discussion of the consulting agreement, please see the section captioned “THE PROPOSED TRANSACTION — Interests of Certain Persons in the Proposed Transaction” beginning on page 74.

      In order to foster the continued employment of Province’s corporate employees in connection with a possible change in control of Province, which would include the proposed transaction, the Province board of directors adopted a retention plan on July 30, 2004 for the benefit of all corporate employees who are not parties to the executive severance agreements described above and none of whom are executive officers. For a detailed discussion of this retention plan, please see the section captioned “THE PROPOSED TRANSACTION — Interests of Certain Persons in the Proposed Transaction” beginning on page 74.

LifePoint

      The consummation of the proposed transaction will constitute a “change in control” under the LifePoint 1998 Long-Term Incentive Plan, Management Stock Purchase Plan, Outside Directors Stock and Incentive Compensation Plan, Change in Control Severance Plan and Executive Performance Incentive Plan. As a result, all stock options issued under LifePoint’s equity compensation plans that have not previously become vested will become fully vested and exercisable upon the effective time of the proposed transaction. The aggregate number of unvested options held by LifePoint’s executive officers and directors that will become fully vested and exercisable upon the effective time of the proposed transaction is approximately 771,332 shares, having an aggregate “in-the-money” value as of January 18, 2005 of approximately $6.7 million.

      In addition, upon the effective time of the proposed transaction, all transfer restrictions and forfeiture conditions on any restricted shares of LifePoint common stock held by LifePoint’s executive officers and directors, as well as on any restricted shares of LifePoint common stock purchased by LifePoint’s executive officers under the LifePoint Management Stock Purchase Plan, will lapse, and those shares will become fully vested. The aggregate number of unvested shares of restricted stock granted to LifePoint’s executive officers and directors under the LifePoint 1998 Long-Term Incentive Plan and the Outside Directors Stock and Incentive Compensation Plan that will become fully vested as a result of the consummation of the proposed transaction is approximately 186,000 shares, having a value as of January 18, 2005 of approximately $7.0 million. The aggregate number of unvested restricted shares purchased by LifePoint’s executive officers under the LifePoint Management Stock Purchase Plan that will become fully vested as a result of the consummation of the proposed transaction is approximately 18,265 shares, having a value as of January 18, 2005 of approximately $688,000.

      LifePoint’s executive officers and other key members of LifePoint management may also become entitled to benefits under the LifePoint Change in Control Severance Plan and Executive Performance Incentive Plan under certain circumstances in connection with the proposed transaction. For a more detailed discussion of the special interests that LifePoint’s directors and executive officers may have in the proposed transaction, please see the section captioned “THE PROPOSED TRANSACTION — Interests of Certain Persons in the Proposed Transaction” beginning on page 74.

Treatment of Stock Options and Other Equity Based Awards in the Proposed Transaction (page 91)

      Each option or other equity right to purchase shares of Province common stock pursuant to awards granted under the Province 1997 Long-Term Equity Incentive Plan that is outstanding at the effective time of the proposed transaction, whether or not vested, will become fully vested and/or immediately exercisable. Pursuant to the merger agreement, any such option that is not exercised at the effective time of the proposed transaction will be canceled in exchange for a cash payment (subject to applicable withholding) for each share of Province common stock subject to the awards. The cash payment will be equal to the product of the number of shares of Province common stock subject to the award multiplied by the amount, if any, by which the per share merger consideration exceeds the per share exercise price of the Province common stock subject to the award; provided, that if the exercise price per share of any award is equal to or greater than the per share merger consideration, the award will be canceled without payment. At the effective time of the proposed transaction, these awards will no longer represent the right to purchase shares of Province common stock, but instead will represent only the non-transferable right to receive the payment referred to above.

      At the effective time of the proposed transaction, each option or other equity right to purchase or receive shares of LifePoint common stock issued by LifePoint under the LifePoint 1998 Long-Term Incentive Plan, Management Stock Purchase Plan and Outside Directors Stock and Incentive Compensation Plan, and outstanding at the effective time of the proposed transaction, will become fully vested and/or immediately exercisable and will be converted into and exchanged for an option or other comparable equity right to purchase or receive an equal number of shares of New LifePoint common stock. All other terms and conditions of these options or other equity rights will remain the same.

What Stockholders Will Receive in the Proposed Transaction (page 90)

      Province stockholders will receive for each share of Province common stock they own:

•	$11.375 in cash; and

•	a number of shares of New LifePoint common stock equal to:

•	an exchange ratio of between 0.3447 and 0.2917, which will have a value of $11.375, if the LifePoint average share price (as defined below) is between $33.00 and $39.00;

•	an exchange ratio of 0.3447, if the LifePoint average share price is $33.00 or less; or

•	an exchange ratio of 0.2917, if the LifePoint average share price is $39.00 or more.

In this joint proxy statement/prospectus, we refer to the volume weighted average (rounded to four decimal places) of the daily sale prices for shares of LifePoint common stock for the 20 consecutive trading day period ending at the close of business on the third trading day prior to the closing of the proposed transaction as the “LifePoint average share price.”

Example 1:

      If the LifePoint average share price is $36.00, then Province stockholders will receive for each of their shares of Province common stock $11.375 in cash and 0.3160 of a share of New LifePoint common stock, which is the quotient obtained by dividing $11.375 by $36.00.

Example 2:

      If the LifePoint average share price is $32.00, then Province stockholders will receive for each of their shares of Province common stock $11.375 in cash and 0.3447 of a share of New LifePoint common stock. Based on a price of $32.00 per share of LifePoint common stock, the exchange ratio would have a value of $11.030 per share of Province common stock.

Example 3:

      If the LifePoint average share price is $40.00, then Province stockholders will receive for each of their shares of Province common stock $11.375 in cash and 0.2917 of a share of New LifePoint common stock. Based on a price of $40.00 per share of LifePoint common stock, the exchange ratio would have a value of $11.668 per share of Province common stock.

      Based on the closing price of a share of LifePoint common stock on January 18, 2005 of $37.65, Province stockholders would have received for each of their shares of Province common stock $11.375 in cash and 0.3021 of a share of LifePoint common stock. Based on a price of $37.65 per share of LifePoint common stock, the exchange ratio would have had a value of $11.375 per share of Province common stock on January 18, 2005, and Province stockholders would have received a total per share merger consideration valued at $22.75.

      Shares of LifePoint common stock held by LifePoint stockholders, after consummation of the proposed transaction, will be deemed to be converted into shares of New LifePoint common stock on a one-for-one basis without any action by LifePoint stockholders. LifePoint stockholders will not be required to exchange their certificates representing shares of LifePoint common stock in connection with the proposed transaction.

Conditions to the Proposed Transaction (page 107)

      The respective obligations of each party to the merger agreement to consummate the proposed transaction are subject to the satisfaction of the following conditions, unless waived by the parties to the merger agreement in accordance with the terms of the merger agreement:

•	adoption of the merger agreement by Province stockholders and adoption of the merger agreement by LifePoint stockholders;

•	the obtaining or making of all necessary consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmations, filings and registrations with and notifications to all federal, state, county, local or other governmental or regulatory authorities having jurisdiction over LifePoint or Province or any of their respective subsidiaries required to consummate the transactions contemplated by the merger agreement and the expiration or termination of any waiting period applicable to the consummation of the proposed transaction under any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to LifePoint, Province or any of their subsidiaries, or any of their respective assets, liabilities or businesses;

•	the absence of any statute, law, ordinance, rule or regulation or any judgment, order, writ, preliminary or permanent injunction or decree, or any other action of any governmental entity or other legal restraint or prohibition which prohibits, restricts or makes illegal the consummation of the transactions contemplated by the merger agreement, provided that each of the parties to the merger agreement have used all commercially reasonably efforts to prevent the entry of any judgment, order, writ, preliminary or permanent injunction or decree and to appeal as promptly as possible any judgment, order, writ, preliminary or permanent injunction or decree that may be entered;

•	the declaration and continuing effectiveness of the registration statement on Form S-4, of which this joint proxy statement/ prospectus forms a part, including any amendments of or supplements to the registration statement, and the absence of any proceedings pending before or threatened by the SEC for the purpose of issuing a stop order suspending the effectiveness of the Form S-4, as well as obtaining all necessary approvals under state securities laws or the Securities Act of 1933, as amended, which we refer to in this joint proxy statement/ prospectus as the Securities Act, or the Securities Exchange Act of 1934, as amended, which we refer to in this joint proxy statement/ prospectus as the Exchange Act, related to the issuance or trading of the shares of New LifePoint common stock issuable pursuant to the transactions contemplated by the merger agreement; and

•	the approval of the shares of New LifePoint common stock to be issued in the proposed transaction for listing on the Nasdaq National Market, subject to official notice of issuance.

      The obligation of LifePoint to consummate the proposed transaction is subject to the satisfaction of the following additional conditions, any one or more of which may be waived, in writing, by LifePoint:

•	the representations and warranties of Province being true and correct in all respects, without giving effect to any exception or qualification in the merger agreement relating to materiality or “material adverse effect” (as described in the section captioned “THE MERGER AGREEMENT — Definition of Material Adverse Effect” beginning on page 113), at and as of the effective time of the proposed transaction, except where the failure of any representations or warranties of Province to be true and correct, individually or in the aggregate, has not had, and would not be reasonably likely to have, a material adverse effect on Province;

•	Province having complied, in all material respects, with all agreements and covenants required by the merger agreement to be complied with by Province on or prior to the closing date of the proposed transaction;

•	Province having delivered to LifePoint the required certificate of an executive officer of Province and certified copies of resolutions duly adopted by the Province board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	the rights under Province’s rights agreement not having become non-redeemable or exercisable for capital stock of LifePoint upon consummation of the Province merger;

•	Province having delivered to New LifePoint a certification that Province is not, and has not been at any time during the five years preceding the date of the certification, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) and proof reasonably satisfactory to LifePoint that Province has provided notice of the certification to the Internal Revenue Service, which we refer to in this joint proxy statement/ prospectus as the IRS, in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

•	LifePoint having received evidence satisfactory to it that Province has obtained all consents, approvals, authorizations, qualifications and orders of third parties required in connection with the merger agreement and the transactions contemplated thereby, except for those consents, approvals, authorizations, qualifications and orders which, if not obtained, are not reasonably likely to have, individually or in the aggregate, a material adverse effect on Province;

•	no event or change having occurred that is reasonably likely to have, individually or in the aggregate, a material adverse effect on Province; and

•	LifePoint having obtained the funding required to complete the transactions contemplated by the merger agreement.

      In addition, the obligation of LifePoint to complete the proposed transaction as described in this joint proxy statement/ prospectus is conditioned on LifePoint having received an opinion from its tax counsel that the LifePoint merger will qualify as a “reorganization” under Section 368(a) of the Code and/or, when taken together with the Province merger, as a transfer of property to New LifePoint by LifePoint stockholders governed by Section 351 of the Code. Fulfillment of the foregoing condition may be waived, in writing, by LifePoint.

      The obligation of Province to consummate the proposed transaction is subject to the satisfaction of the following additional conditions, any one or more of which may be waived, in writing, by Province:

•	the representations and warranties of LifePoint being true and correct in all respects, without giving effect to any exception or qualification in the merger agreement relating to materiality or material adverse effect, as of the closing date of the proposed transaction, except where the failure of any representations or warranties of LifePoint to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on LifePoint;

•	LifePoint having complied, in all material respects, with all agreements and covenants required by the merger agreement to be complied with by LifePoint on or prior to the closing date of the proposed transaction; and

•	LifePoint having delivered to Province the required certificate of an executive officer of LifePoint and the certified copies of resolutions duly adopted by the LifePoint board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement.

      In addition, the obligation of Province to complete the proposed transaction as described in this joint proxy statement/prospectus is conditioned on Province having received an opinion from its tax counsel that the Province merger, when taken together with the LifePoint merger, will qualify as a transfer of property to New LifePoint by Province stockholders governed by Section 351 of the Code. Fulfillment of the foregoing condition may be waived, in writing, by Province.

Regulatory Approvals (page 85)

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to in this joint proxy statement/prospectus as the HSR Act, and the rules of the Federal Trade Commission, which we refer to in this joint proxy statement/prospectus as the FTC, the proposed transaction could not be consummated until notifications had been given and certain information had been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice, which we refer to in this joint proxy statement/prospectus as the DOJ, and specified waiting period requirements had been satisfied or the FTC and the DOJ had approved the proposed transaction. LifePoint and Province each prepared and filed notification and report forms with the FTC and the DOJ effective August 27, 2004. The waiting period under the HSR Act expired on September 27, 2004. Except for these antitrust clearances and compliance with applicable federal and state securities and corporate laws, neither LifePoint nor Province is aware of any other material governmental or regulatory approvals required in order to consummate the proposed transaction.

Termination of the Merger Agreement; Termination Fee (page 109)

      The merger agreement may be terminated at any time prior to the effective time of the proposed transaction by the mutual written agreement of the parties to the merger agreement. In addition, the merger agreement may be terminated at any time prior to the effective time of the proposed transaction by LifePoint or Province:

•	if the other party has breached a representation or warranty contained in the merger agreement in any material way which has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on LifePoint or Province, as applicable, and the breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach;

•	if the other party has breached a covenant or agreement contained in the merger agreement in any material way, and the breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach;

•	if any consent of any regulatory authority required for consummation of the proposed transaction and the other transactions contemplated by the merger agreement has been denied by final nonappealable action of that regulatory authority or if any action taken by the regulatory authority is not appealed within the required time limit, or any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the proposed transaction has become final and nonappealable (so long as, in either case, the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	if the approval of LifePoint stockholders is not obtained at the LifePoint special meeting or the approval of Province stockholders is not obtained at the Province special meeting;

•	if the proposed transaction has not been completed by March 31, 2005 or, in specified circumstances, by the dates described in the section captioned “THE MERGER AGREEMENT — Termination of the Merger Agreement; Termination Fee and Expenses; Effect of Termination” beginning on page 109; or

•	if any of the conditions precedent to the obligations of the party seeking to terminate cannot be satisfied by the dates described in the preceding paragraph (so long as the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement).

      Further, LifePoint may terminate the merger agreement:

•	if Province or its board of directors has:

•	entered into an agreement with respect to any “acquisition proposal” (as described in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — No Solicitation” beginning on page 97) other than the Province merger;

•	amended, conditioned, qualified, withdrawn or modified its approval and recommendation of the Province merger and the merger agreement, or proposed to do so;

•	approved or recommended, or proposed to approve or recommend, any acquisition proposal other than the Province merger;

•	failed to reaffirm its recommendation of the Province merger or its adoption of the merger agreement within 10 business days of being requested by LifePoint to do so; or

•	resolved to do any of the foregoing; or

•	if:

•	a tender or exchange offer relating to Province has been commenced and Province has not sent to its security holders, within 10 business days after the commencement of that offer, a statement disclosing that Province recommends rejection of that offer; or

•	an acquisition proposal is publicly announced, and Province fails to issue, within 10 business days after the acquisition proposal is announced, a press release that reaffirms the recommendation of the Province board of directors that its stockholders vote in favor of the Province merger and the transactions contemplated by the merger agreement; or

•	if Province breaches in any material respect any of its obligations with respect to its “no solicitation” covenant in the merger agreement, which is described in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — No Solicitation” beginning on page 97;

      Lastly, Province may terminate the merger agreement if, prior to the adoption of the merger agreement by Province stockholders, the Province board of directors has determined in good faith, after receiving the advice of outside legal counsel and complying with other specified requirements:

•	to withdraw or change its recommendation or approval of the merger agreement in a manner adverse to LifePoint in order to approve and permit Province to accept a “superior proposal” (as described in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — No Solicitation” beginning on page 97); and

•	that the failure to take the action set forth above would be inconsistent with the Province board’s fiduciary duties under applicable law.

      Province has agreed to pay to LifePoint a non-refundable “termination fee” of $50,000,000 within one business day of termination if the merger agreement is terminated:

•	by LifePoint:

•	because Province or its board of directors has:

•	entered into an agreement with respect to any acquisition proposal other than the proposed transaction;

•	amended, conditioned, qualified, withdrawn or modified its approval and recommendation of the proposed transaction and the merger agreement, or proposed to do so;

•	approved or recommended, or proposed to approve or recommend, any acquisition proposal other than the proposed transaction;

•	failed to reaffirm its recommendation of approval of the proposed transaction and adoption of the merger agreement within 10 business days of being requested by LifePoint to do so; or

•	resolved to do any of the foregoing; or

•	because:

•	a tender or exchange offer relating to Province has been commenced and Province has not sent to its security holders, within 10 business days after the commencement of that offer, a statement disclosing that Province recommends rejection of that offer; or

•	an acquisition proposal has been publicly announced, and Province has failed to issue, within 10 business days after the acquisition proposal was announced, a press release that reaffirms the recommendation of the Province board of directors that its stockholders vote in favor of the proposed transaction and the transactions contemplated by the merger agreement; or

•	because Province has breached in any material respect any of its obligations with respect to its no solicitation covenant in the merger agreement; or

•	by Province because, prior to the adoption of the merger agreement by Province stockholders, the Province board of directors has withdrawn or changed its recommendation or approval of the merger agreement in a manner adverse to LifePoint in order to approve and permit Province to accept a superior proposal.

      In addition, Province has agreed to pay to LifePoint a non-refundable “termination fee” of $50,000,000 upon the earlier to occur of the execution of a definitive agreement with respect to a qualified acquisition transaction (as defined below) and the consummation of a similar transaction, in each case as described below:

•	if the merger agreement is terminated by LifePoint (i) because Province has breached a representation or warranty contained in the merger agreement in a material way which has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on Province, and the breach cannot be or has not been cured within 30 days after the giving of written notice to Province of the breach or (ii) because Province has breached a covenant or agreement contained in the merger agreement in a material way, and the breach cannot be or has not been cured within 30 days after the giving of written notice to Province of the breach;

•	if the merger agreement is terminated by LifePoint or Province if Province stockholders do not adopt the merger agreement at the Province special meeting, or the proposed transaction is not consummated by the applicable termination date; and

•	in the case of each of the preceding two bullet points:

•	at any time after the date of the merger agreement and prior to the termination of the merger agreement an acquisition proposal with respect to an acquisition transaction in which a third party would acquire more than 50% of Province’s total outstanding voting securities or any business of Province or any of its subsidiaries that represents 50% or more of the consolidated net revenues, consolidated net income or consolidated assets of Province and its subsidiaries, considered as a whole, which we refer to in this joint proxy statement/prospectus as a qualified acquisition transaction, has been publicly announced; and

•	within 12 months of the termination of the merger agreement, Province enters into a definitive agreement with any third party with respect to a qualified acquisition transaction, or a similar transaction is consummated.

      For a more detailed discussion of the termination of the merger agreement and the non-refundable termination fee, please see the section captioned “THE MERGER AGREEMENT — Termination of the Merger Agreement; Termination Fee and Expenses; Effect of Termination” beginning on page 109.

Ownership of New LifePoint after Completion of the Proposed Transaction (page 81)

      If we consummate the proposed transaction, then based on the number of outstanding shares of LifePoint common stock and Province common stock on January 18, 2005, and assuming the closing price for a share of LifePoint common stock on January 18, 2005 were used to determine the exchange ratio, New LifePoint would issue approximately 15.1 million shares of New LifePoint common stock to Province stockholders in the proposed transaction, which would represent approximately 27.9% of the shares of New LifePoint common stock outstanding immediately after the consummation of the proposed transaction.

Commitment Letter (page 82)

      LifePoint has entered into a commitment letter with Citicorp. Citicorp has agreed, on the terms and subject to the conditions set forth in the commitment letter, to provide to New LifePoint (and one or more of its subsidiaries) new senior secured credit facilities of up to $1.725 billion. The commitment letter generally provides for two facilities, a senior term “B” facility and a senior revolving credit facility.

      It is a condition to LifePoint’s obligation to complete the transactions contemplated by the merger agreement that LifePoint obtain the funding required to consummate the transactions contemplated by the merger agreement. LifePoint has agreed to use its commercially reasonable efforts to satisfy the conditions to funding contained in, and to otherwise obtain and incur the financing contemplated by, the commitment letter. If Citicorp terminates the commitment letter or indicates to LifePoint that any condition to Citicorp’s obligation to provide the financing contemplated by the commitment letter is reasonably likely to be unsatisfied at the closing of the proposed transaction, LifePoint has agreed to use its commercially reasonable efforts to obtain alternate financing from another source or sources, on substantially the same terms as those contained in the commitment letter, to consummate the proposed transaction and the other transactions contemplated by the merger agreement.

Listing and Trading of New LifePoint Common Stock after Completion of the Proposed Transaction (page 81)

      We intend to apply to list on the Nasdaq National Market the shares of New LifePoint common stock to be issued and exchanged for shares of Province common stock in the proposed transaction. It is a condition to the consummation of the proposed transaction that the shares of New LifePoint common stock issuable in the proposed transaction be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

Risk Factors (page 24)

      In deciding whether or not to vote for the proposals described in this joint proxy statement/prospectus at your company’s special meeting, you are urged to carefully read and consider the risk factors contained in the section captioned “RISK FACTORS” beginning on page 24.

Comparison of Rights of Province Stockholders and New LifePoint Stockholders (page 119)

      Pursuant to the proposed transaction, Province stockholders will receive shares of New LifePoint common stock, and shares of LifePoint common stock held by LifePoint stockholders will be deemed to be converted into shares of New LifePoint common stock on a one-for-one basis without any action by LifePoint stockholders. Therefore, after the consummation of the proposed transaction, current Province stockholders and current LifePoint stockholders will become New LifePoint stockholders, and their rights as New LifePoint stockholders will be governed by New LifePoint’s restated certificate of incorporation, New LifePoint’s restated bylaws and the DGCL. The rights of New LifePoint stockholders under the DGCL, New LifePoint’s restated certificate of incorporation and New LifePoint’s restated bylaws following the completion of the proposed transaction will be identical, in all material respects, to their rights as LifePoint stockholders prior to the completion of the proposed transaction under the DGCL, LifePoint’s certificate of incorporation and LifePoint’s bylaws. However, there are a number of differences between Province stockholders’ current rights under Province’s amended and restated certificate of incorporation, as amended, and Province’s bylaws, on one hand, and what their rights would be under New LifePoint’s restated certificate of incorporation and New LifePoint’s restated bylaws, on the other hand. For a description of these differences, please see the section captioned “COMPARISON OF RIGHTS OF PROVINCE STOCKHOLDERS AND NEW LIFEPOINT STOCKHOLDERS” beginning on page 119.

Comparative Market Price Data (page 18)

      Shares of LifePoint common stock are listed under the trading symbol “LPNT” on the Nasdaq National Market, and shares of Province common stock are listed on the New York Stock Exchange under the trading symbol “PRV.” On August 13, 2004, the last full trading day prior to the public announcement of the execution of the merger agreement, the closing price of LifePoint common stock was $32.74 per share and the closing price of Province common stock was $13.61 per share. The averages of the closing prices per share of LifePoint common stock and per share of Province common stock for certain periods prior to the public announcement of the execution of the merger agreement are as follows:

	LifePoint	Province
	Common Stock	Common Stock
	(NASDAQ)	(NYSE)

30 consecutive trading day average ending August 13, 2004	$35.57	$15.72
60 consecutive trading day average ending August 13, 2004	$36.29	$16.05
90 consecutive trading day average ending August 13, 2004	$35.83	$16.16

      On [●], 200[●], the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the closing price of Province common stock was $[●] per share and the closing price of LifePoint common stock was $[●] per share. You are urged to obtain current market quotations prior to making any decision with respect to the proposed transaction.

Appraisal Rights of Dissenting Province Stockholders (page 162)

      Pursuant to Section 262 of the DGCL, Province stockholders have the right to dissent from the proposed transaction and to receive a cash payment for the judicially determined fair value of their shares of Province common stock. The judicially determined fair value of shares of Province common stock under Section 262 could be greater than, equal to or less than the value of the consideration that Province stockholders are entitled to receive pursuant to the merger agreement. Province stockholders wishing to exercise these appraisal rights must not vote in favor of adoption of the merger agreement and must strictly comply with all of the procedures required by the DGCL. These procedures are described more fully in the section captioned “APPRAISAL RIGHTS OF DISSENTING PROVINCE STOCKHOLDERS” beginning on page 162.

      We have included for your reference a copy of Section 262 of the DGCL as Appendix F to this joint proxy statement/prospectus. We strongly urge you to read all of Section 262 carefully if you wish to exercise your appraisal rights. If you fail to timely and properly comply with the requirements of Section 262, you will lose your appraisal rights under Delaware law.

Material United States Federal Income Tax Consequences (page 85)

      Unless waived, in writing, by the parties to the merger agreement, it is a condition to the consummation of the LifePoint merger and the Province merger as described in this joint proxy statement/prospectus that LifePoint receive an opinion from its tax counsel that the LifePoint merger will be treated as a reorganization described in Section 368(a) of the Code, and/or, when taken together with the Province merger, a transfer of property to New LifePoint by LifePoint stockholders governed by Section 351 of the Code, and that Province receive an opinion from its tax counsel that the Province merger, when taken together with the LifePoint merger, will be treated as a transfer of property to New LifePoint by Province stockholders governed by Section 351 of the Code. If the LifePoint merger and the Province merger are completed as described in this joint proxy statement/prospectus and are treated as described in the opinions discussed above, then in the opinion of tax counsel (as described in the section captioned “THE PROPOSED TRANSACTION — Material United States Federal Income Tax Consequences” beginning on page 85), for U.S. federal income tax purposes:

•	no gain or loss will be recognized by a LifePoint stockholder on the conversion of its LifePoint common stock into New LifePoint common stock pursuant to the LifePoint merger;

•	a Province stockholder that receives shares of New LifePoint common stock and cash in exchange for its shares of Province common stock will not recognize loss on that exchange, but generally will recognize gain to the extent of the lesser of:

•	the cash received; or

•	the excess of the sum of the fair market value of the New LifePoint common stock and the amount of cash received over the stockholder’s adjusted tax basis in the shares of Province common stock that the stockholder surrenders in the merger; and

•	under certain circumstances, however, all or a portion of the cash received by a Province stockholder in the proposed transaction may have to be reported as a dividend without regard to the realization of gain or loss in the proposed transaction.

      If the opinions described above cannot be obtained, the parties have agreed to use alternative transaction structures. If it becomes necessary to utilize one of these alternative transaction structures, you will be provided with additional proxy solicitation materials, and LifePoint and Province will each hold an additional special meeting of stockholders to approve the appropriate transaction structure. The alternative transaction structures are described in detail in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — Alternative Transaction Structures” beginning on page 104.

      Please see the section captioned “THE PROPOSED TRANSACTION — Material United States Federal Income Tax Consequences” beginning on page 85 for a more detailed description of the above matters, and for information with respect to the applicability of the foregoing to certain taxpayers subject to special treatment.

      Tax matters are very complicated and the tax consequences of the proposed transaction to each stockholder will depend on that stockholder’s particular facts and circumstances. Stockholders are urged to consult their own tax advisors to understand fully the tax consequences of the proposed transaction.

COMPARATIVE MARKET PRICE DATA

      Shares of LifePoint common stock are listed and traded on the Nasdaq National Market under the ticker symbol “LPNT.” Shares of Province common stock are listed and traded on the New York Stock Exchange under the ticker symbol “PRV.”

      The following table sets forth the closing prices per share, or the average of the closing prices per share, as applicable, of LifePoint common stock, as reported on the Nasdaq National Market, and the closing prices per share, or the average of the closing prices per share, as applicable, of Province common stock, as reported on the New York Stock Exchange:

•	on August 13, 2004, the last trading day prior to the public announcement of the execution of the merger agreement;

•	for the 30 consecutive trading days, 60 consecutive trading days and 90 consecutive trading days ending August 13, 2004; and

•	on [●], 200[●], the most recent practicable trading date prior to the printing of this joint proxy statement/prospectus.

      The proposed transaction has been structured so that the merger consideration that Province stockholders will receive for each of their shares of Province common stock will equal $11.375 in cash and a number of shares of New LifePoint common stock as described in detail in this joint proxy statement/prospectus. Shares of LifePoint common stock held by LifePoint stockholders, after consummation of the proposed transaction, will be deemed to be converted into shares of New LifePoint common stock on a one-for-one basis without any action by LifePoint stockholders. LifePoint stockholders will not be required to exchange their certificates representing shares of LifePoint common stock in connection with the proposed transaction.

	LifePoint	Province
	Common Stock	Common Stock
	(NASDAQ)	(NYSE)

August 13, 2004	$32.74	$13.61
30 consecutive trading day average ending August 13, 2004	$35.57	$15.72
60 consecutive trading day average ending August 13, 2004	$36.29	$16.05
90 consecutive trading day average ending August 13, 2004	$35.83	$16.16
[●], 200[●]	$ [●]	$ [●]

      The market prices of LifePoint common stock and Province common stock are subject to fluctuation, and may be different from the prices set forth above at the effective date of the proposed transaction. As a result, we encourage you to obtain current market quotations prior to making any decision with respect to the proposed transaction.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

      The table below sets forth both the historical and unaudited pro forma earnings per common share, book value of equity per common share and cash dividends declared per common share on an equivalent share basis for each of LifePoint and Province. We have derived the unaudited pro forma consolidated per share information from the unaudited pro forma combined condensed consolidated financial statements presented elsewhere in this joint proxy statement/prospectus.

      Because the exact number of shares of New LifePoint common stock to be issued in the proposed transaction will not be known until the closing date of the proposed transaction, Province’s equivalent per share data cannot be computed at this time. Hypothetical Province equivalent per share data is presented below using the closing price of a share of LifePoint common stock on January 18, 2005, which was $37.65, and a resulting hypothetical exchange ratio of 0.3021. The hypothetical Province equivalent per share data assumes no exercise of appraisal rights by Province stockholders. The hypothetical Province equivalent per share data was calculated by multiplying the actual New LifePoint pro forma per share data by the hypothetical exchange ratio of 0.3021.

      Historically, neither LifePoint nor Province has paid cash dividends on shares of its common stock.

      You should read the information presented in the table below together with the financial statements of LifePoint and Province and the accompanying notes and the unaudited pro forma combined condensed consolidated financial statements and accompanying notes appearing elsewhere in or incorporated by reference into this joint proxy statement/prospectus.

	Nine Months	Nine Months
	Ended	Ended	Year Ended
	September 30,	September 30,	December 31,
	2004	2003	2003

LifePoint Historical:
Earnings from continuing operations per common share
Basic	$1.73	$1.35	$1.89
Diluted	1.61	1.29	1.80
Book value of equity per common share(a)	12.34	10.07	10.41
Cash dividends declared per common share	—	—	—
Province Historical:
Earnings from continuing operations per common share
Basic	$0.73	$0.61	$0.85
Diluted	0.70	0.61	0.84
Book value of equity per common share(a)	10.00	9.11	9.15
Cash dividends declared per common share	—	—	—
New LifePoint — Pro Forma Combined:
Earnings from continuing operations per common share
Basic	$1.81	$1.37	$1.93
Diluted	1.73	1.33	1.87
Book value of equity per common share(a)	18.58	n/a	n/a
Cash dividends declared per common share	—	—	—
Province Per Share Hypothetical Equivalent Pro Forma:
Earnings per common share
Basic	$0.55	$0.41	$0.58
Diluted	0.52	0.40	0.56
Book value of equity per common share(a)	5.61	n/a	n/a
Cash dividends declared per common share	—	—	—

(a)	Computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period indicated.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LIFEPOINT

      We are providing the following selected historical financial data to aid you in your analysis of the financial aspects of the proposed transaction. The following table sets forth a summary of selected historical consolidated financial data of LifePoint, or a division of HCA prior to LifePoint’s May 11, 1999 spin-off from HCA, for, or as of the end of, each of the years in the five-year period ended December 31, 2003 and for the nine-month periods ended September 30, 2004 and September 30, 2003. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of LifePoint and related notes thereto and the unaudited interim condensed consolidated financial statements of LifePoint and related notes thereto, which are incorporated by reference into this joint proxy statement/prospectus. Financial data for the period from January 1, 1999 through May 11, 1999 are derived from HCA. The operating results for the nine-month period ended September 30, 2004 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. LifePoint’s management believes that its unaudited interim condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results for the interim periods presented. The statement of operations data excludes the operations of Bartow Memorial Hospital, which is held for sale and whose operations are classified as discontinued operations. The timing of acquisitions and divestitures completed during the years presented affects the comparability of the selected financial data. For information about where you can get copies of the documents incorporated by reference into this joint proxy statement/prospectus, please see the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 167.

	Nine Months
	Ended
	September 30,		Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(unaudited)

	(in millions, except per share data)
Statement of Operations Data:
Revenues from continuing operations	$739.4	$646.4	$875.6	$714.9	$591.3	$532.8	$496.5
Income (loss) from continuing operations(a)(b)	63.8	50.5	70.2	42.9	33.6	18.7	(6.1)
Income (loss) from continuing operations per common share(a)(b):
Basic	$1.73	$1.35	$1.89	$1.14	$0.94	$0.59	$(0.20)
Diluted	$1.61	$1.29	$1.80	$1.10	$0.91	$0.57	$(0.20)
Weighted average shares outstanding:
Basic	36.9	37.5	37.2	37.5	35.7	31.6	30.5
Diluted	42.9	43.6	43.3	38.6	37.1	32.9	30.5
Cash dividends declared per common share	—	—	—	—	—	—	—
Balance Sheet Data (as of end of period):
Current assets, excluding assets held for sale	$180.2	$161.1	$170.6	$142.6	$148.3	$116.9	$98.9
Current liabilities, excluding liabilities held for sale	88.7	85.4	68.5	75.1	65.9	51.9	57.0
Property and equipment, net	468.4	439.7	443.9	409.6	307.8	284.1	262.0
Total assets	858.7	785.4	799.0	733.5	554.3	496.3	421.6
Long-term debt, including amounts due within one year	221.0	250.0	270.0	250.0	150.0	289.4	260.2
Stockholders’ equity	477.7	386.8	394.3	357.6	295.0	128.4	85.7

(a)	Includes charges related to debt retirement costs of $1.5 million ($0.9 million after tax), $31.0 million ($19.1 million after tax) and $2.6 million ($1.6 million after tax) for the nine months ended September 30, 2004, and the years ended December 31, 2002 and 2001, respectively.

(b)	Includes gain on impairment of long-term assets of $0.5 million ($0.3 million after tax) and $1.4 million ($0.8 million after tax) for the years ended December 31, 2001 and 2000, respectively, and charges related to impairment of long-lived assets of $25.4 million ($16.2 million after tax) for the year ended December 31, 1999.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PROVINCE

      We are providing the following selected historical financial data to aid you in your analysis of the financial aspects of the proposed transaction. The following table sets forth a summary of selected historical consolidated financial data of Province for each of the years in the five-year period ended December 31, 2003 and for the nine-month periods ended September 30, 2004 and September 30, 2003. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of Province and related notes thereto and the unaudited interim condensed consolidated financial statements of Province and related notes thereto, which are incorporated by reference into this joint proxy statement/prospectus. The operating results for the nine-month period ended September 30, 2004 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. Province’s management believes that its unaudited interim condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results for the interim periods presented. The timing of acquisitions and divestitures completed during the years presented affects the comparability of the selected financial data. For information about where you can get copies of the documents incorporated by reference into this joint proxy statement/prospectus, please see the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 167.

	Nine Months
	Ended
	September 30,		Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(unaudited)

	(in millions, except per share data)
Statement of Operations Data(a):
Revenues from continuing operations	$644.4	$551.2	$746.2	$658.3	$486.9	$425.4	$302.5
Income from continuing operations	35.9	30.0	41.7	34.8	32.7	21.0	12.4
Income from continuing operations per common share:
Basic	$0.73	$0.61	$0.85	$0.72	$0.69	$0.49	$0.35
Diluted	$0.70	$0.61	$0.84	$0.70	$0.67	$0.47	$0.35
Weighted average shares outstanding:
Basic	49.4	48.7	48.7	48.1	47.1	43.0	35.4
Diluted	59.7	49.1	59.5	49.4	48.9	44.7	36.0
Cash dividends declared per common share	—	—	—	—	—	—	—
Balance Sheet Data (as of end of period):
Current assets	$189.6	$209.2	$204.5	$185.9	$205.4	$126.1	$125.0
Current liabilities	101.1	76.6	64.1	64.7	53.1	47.8	48.5
Property and equipment, net	562.8	457.5	459.8	440.1	297.9	201.8	174.6
Total assets	1,174.0	1,018.6	1,010.4	974.2	760.1	530.9	499.2
Long-term debt, including amounts due within one year	514.7	452.3	448.7	461.3	330.0	160.7	257.9
Stockholders’ equity	497.6	443.8	446.9	413.2	362.0	314.7	184.4

(a)	The statement of operations data excludes the operations and the effect of divestitures related to Brim Healthcare, Inc. and Glades General Hospital, which were sold effective June 30, 2004 and April 30, 2004, respectively, and which are reflected as discontinued operations in the consolidated financial statements of Province.

SELECTED UNAUDITED PRO FORMA COMBINED

CONDENSED CONSOLIDATED FINANCIAL DATA

      The following selected unaudited pro forma combined condensed consolidated financial data has been prepared to give effect to the proposed transaction using the purchase method of accounting, and is based upon the assumptions and adjustments described in the notes to the unaudited pro forma combined condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus. This selected unaudited pro forma combined condensed consolidated financial data was prepared as if the proposed transaction had been completed on January 1, 2003 for statements of operations purposes and on September 30, 2004 for balance sheet purposes.

      The selected unaudited pro forma combined condensed consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the proposed transaction occurred on the dates indicated, nor is it necessarily indicative of the future financial position or results of operations of the combined company. The final purchase price depends on the actual number of shares of New LifePoint common stock issued, the actual amount of cash exchanged and the actual direct merger costs incurred in connection with the proposed transaction. The final purchase price will be determined upon completion of the proposed transaction. Please refer to Note 1 to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information beginning on page 139 for a detailed description of the final purchase price. The selected unaudited pro forma combined condensed consolidated financial data includes adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the acquired assets and assumed liabilities of Province. The final allocation of the purchase price will be determined after the completion of the proposed transaction and will be based upon the fair values of actual net tangible and intangible assets acquired and liabilities assumed. The preliminary purchase price allocation for Province is subject to revision as more detailed analysis is completed and additional information related to the fair values of Province’s assets and liabilities becomes available. Any change in the fair value of the net assets of Province will change the amount of the purchase price allocable to goodwill. Additionally, changes in Province’s working capital, including the results of operations from September 30, 2004, through the date the proposed transaction is completed, will change the amount of goodwill recorded. Due to these varying assumptions, final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

      This selected unaudited pro forma combined condensed consolidated financial data is based upon, and should be read in conjunction with, the historical consolidated financial statements of LifePoint and Province and related notes incorporated by reference herein and contained in the reports and other information LifePoint and Province have filed with the SEC. Please see the section captioned “UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION” beginning on page 134 for a description of the accounting treatment of the proposed transaction, the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations, the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet and Notes thereto, and unaudited pro forma adjustments to the historical financial information of LifePoint and Province showing the effect of the proposed transaction.

SELECTED UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED FINANCIAL DATA — (Continued)

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2004	September 30, 2003	December 31, 2003

	(in millions, except per share amounts)
Income Statement Data:
Revenues	$1,470.5	$1,353.6	$1,822.7
Income from continuing operations	94.3	72.0	101.2
Income from continuing operations per common share:
Basic	$1.81	$1.37	$1.93
Diluted	$1.73	$1.33	$1.87
Weighted average shares outstanding:
Basic	52.0	52.6	52.3
Diluted	57.5	58.0	57.7

September 30, 2004

(in millions)
Balance Sheet Data:
Current assets	$413.7
Current liabilities	179.9
Property and equipment, net	1,182.3
Total assets	2,876.6
Long-term debt, including amounts due within one year	1,521.0
Stockholders’ equity	1,000.3

RISK FACTORS

      We urge you to carefully read and consider the following risk factors, in addition to the other information included in or incorporated by reference into this joint proxy statement/prospectus, before voting on the proposals presented. We also urge you to refer to the additional risk factors relating to the businesses of LifePoint and Province identified in the periodic reports and other documents of LifePoint and Province, respectively, incorporated by reference into this joint proxy statement/prospectus and listed in the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 167, and to consider the matters addressed in the section captioned “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 40.

Risk Factors Relating to the Proposed Transaction

The value of the shares of New LifePoint common stock to be received by Province stockholders in the proposed transaction could have a value of less than $11.375 per share of Province common stock.

      Except as otherwise described in this joint proxy statement/prospectus, in the proposed transaction Province stockholders will receive for each share of Province common stock they own $11.375 in cash and a number of shares of New LifePoint common stock equal to:

•	an exchange ratio of between 0.3447 and 0.2917, which will have a value of $11.375, if the LifePoint average share price (as defined below) is between $33.00 and $39.00;

•	an exchange ratio of 0.3447 if the LifePoint average share price is $33.00 or less; or

•	an exchange ratio of 0.2917 if the LifePoint average share price is $39.00 or more.

In this joint proxy statement/prospectus, we refer to the volume weighted average (rounded to four decimal places) of the daily sale prices for shares of LifePoint common stock for the 20 consecutive trading day period ending at the close of business on the third trading day prior to the closing of the proposed transaction as the “LifePoint average share price.”

      Decreases in the market price of LifePoint common stock, the value of which will determine the exchange ratio, may be the result of various factors, including, but not limited to:

•	variations in LifePoint’s and Province’s business, operating results or prospects;

•	the operating and stock price performance of other companies that investors may deem comparable to LifePoint, including Province;

•	changes in financial estimates and recommendations by securities analysts;

•	news reports relating to trends in healthcare and LifePoint’s and Province’s markets;

•	governmental, litigation and regulatory developments;

•	market assessments of the proposed transaction;

•	the timing of the proposed transaction;

•	governmental action affecting the hospital industry generally; and

•	general market and economic conditions.

      If the exchange ratio is 0.3447, the value of the shares of New LifePoint common stock to be issued to Province stockholders in the proposed transaction will have a value of less than $11.375 per share of Province common stock.

Because the number of shares of New LifePoint common stock to be issued in the proposed transaction cannot be determined prior to the time of either company’s special meeting, you will not know the exact value of the shares of New LifePoint common stock that will be issued in the proposed transaction prior to the time of your company’s special meeting.

      The proposed transaction will not be completed unless holders of a majority of the outstanding shares of LifePoint common stock and holders of a majority of the outstanding shares of Province common stock vote to adopt the merger agreement at their respective special meetings. Because the LifePoint average share price is based on the share prices of LifePoint common stock for the 20 consecutive trading day period ending at the close of business on the third trading day prior to the closing of the proposed transaction, neither LifePoint stockholders nor Province stockholders will know the exact value of the New LifePoint common stock that will be issued in connection with the proposed transaction at the time of their company’s special meeting. Please see the section captioned “MARKET PRICE AND DIVIDEND MATTERS” beginning on page 117 for more detailed share price information. You are urged to obtain current market quotations for LifePoint common stock and for Province common stock prior to making any decision with respect to the proposed transaction.

Province stockholders will experience a substantial reduction in their percentage ownership and voting power with respect to their shares as a result of the consummation of the proposed transaction.

      As a result of the consummation of the proposed transaction, Province stockholders will experience a substantial reduction in their percentage ownership interests and voting power relative to their percentage ownership interests and voting power in Province prior to consummation of the proposed transaction. As of the date of this joint proxy statement/prospectus, if the proposed transaction is consummated, we expect that Province stockholders will receive approximately 15.1 million shares of New LifePoint common stock in the proposed transaction, or approximately 27.9% of the shares of New LifePoint common stock outstanding immediately following the consummation of the proposed transaction. Accordingly, Province stockholders in the aggregate will own less than a majority of New LifePoint and could, as a result, be outvoted by current LifePoint stockholders if current LifePoint stockholders voted together as a group. Therefore, Province stockholders will not have the same control over New LifePoint as they had over Province prior to consummation of the proposed transaction.

If either LifePoint or Province cannot obtain the opinion of its tax counsel required to structure the transaction as described in this joint proxy statement/prospectus, and it becomes necessary to utilize an alternative transaction structure, LifePoint and Province will be required to re-solicit proxies from their respective stockholders, which could delay or prevent completion of the proposed transaction.

      The receipt of the tax opinions by LifePoint and Province required pursuant to the merger agreement to consummate the proposed transaction is conditioned upon LifePoint’s and Province’s provision to tax counsel of customary factual representations. These representations will relate to: the consideration to be issued to LifePoint stockholders and Province stockholders in the proposed transaction; the ownership of, and actions involving, New LifePoint, LifePoint, Province and their respective affiliates; and other information regarding New LifePoint, LifePoint, Province and their respective affiliates, including details regarding implementation of the proposed transaction and the accuracy of statements contained in the registration statement of which this joint proxy statement/prospectus forms a part. While LifePoint and Province expect that they will be able to provide those representations and that the required tax opinions will be obtained, if either LifePoint or Province cannot obtain the opinion of its tax counsel required by the merger agreement to structure the transaction as described in this joint proxy statement/ prospectus, the parties to the merger agreement have agreed to utilize one of two alternative transaction structures. If it becomes necessary to utilize one of these alternative transaction structures, LifePoint and Province will be required to distribute additional proxy solicitation materials and re-solicit proxies from their respective stockholders. If LifePoint and Province are required to distribute additional proxy solicitation materials and re-solicit proxies, consummation of the proposed transaction could be delayed or prevented. The alternative transaction structures are described in detail in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — Alternative Transaction Structures” beginning on page 104.

Province’s directors and executive officers will benefit from the early vesting of Province stock options, and will also receive other cash and non-cash severance benefits upon the effective time of the proposed transaction. As a result, their interests in the proposed transaction may be different from, or in addition to, your interests as a Province stockholder.

      All Province stock options issued under the Province 1997 Long-Term Equity Incentive Plan and outstanding at the effective time of the proposed transaction that have not previously vested will become fully vested and exercisable upon the effective time of the proposed transaction. Each of Province’s directors and executive officers holds Province stock options, and will therefore benefit from this acceleration. Pursuant to the terms of the merger agreement, Province stock options that are not exercised at the effective time of the proposed transaction will be canceled in exchange for a single lump-sum cash payment. The aggregate number of unvested options held by Province’s executive officers and directors that will become fully vested and exercisable upon the effective time of the proposed transaction is 1,806,358 shares, having an aggregate “in-the-money” value as of January 18, 2005 of approximately $15.7 million. For a discussion of the treatment of stock options in the proposed transaction, please see the section captioned “THE MERGER AGREEMENT — Treatment of Stock Options and Other Equity Based Awards in the Proposed Transaction” beginning on page 91. In addition, 28 of Province’s management employees, including all of its executive officers, are parties to executive severance agreements, under which these individuals will be entitled to certain cash and non-cash severance benefits if their employment is terminated for any reason, whether voluntary or involuntary, within 24 months following the effective time of a “change in control” transaction, which would include the proposed transaction. The estimated value of the cash and non-cash severance benefits (excluding the value of any additional “gross up” payments resulting from the possible application of Section 280G of the Code) that will become due under the executive severance agreements, assuming termination of employment of all 28 employees covered by these agreements upon the effective time of the proposed transaction or within 24 months following the effective time of the proposed transaction, is approximately $17.6 million. Each executive officer of Province who is eligible to participate in the Province Employee Stock Purchase Plan may, along with all other employees participating in the plan, make cash contributions to his or her account under the plan for the purchase of shares of Province common stock at a price that is less than the per share merger consideration. The aggregate value of such discount applicable to all eligible executive officers (assuming the expected purchase of the maximum number of shares permitted under the plan) is approximately $22,500 for the year ended December 31, 2004. Furthermore, LifePoint has agreed to indemnify and hold harmless current and former directors and officers of Province, to the fullest extent permitted under applicable law and as required under the indemnity agreements of the current and former directors and officers, for a period of six years following the effective time of the proposed transaction. As a result of the foregoing, the interests of Province’s directors and executive officers may be different from, or in addition to, your interests as a Province stockholder. For a discussion of the indemnification of Province’s directors and executive officers, please see the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — Indemnification; Insurance” beginning on page 103. For a detailed discussion of the special interests that Province’s directors and executive officers may have in the proposed transaction, please see the section captioned “THE PROPOSED TRANSACTION — Interests of Certain Persons in the Proposed Transaction” beginning on page 74.

LifePoint’s directors and executive officers will benefit from early vesting of LifePoint stock options, restricted shares and purchased restricted shares of LifePoint common stock and will have certain other rights that will be triggered upon the effective time of the proposed transaction. As a result, their interests in the proposed transaction may be different from, or in addition to, your interests as a LifePoint stockholder.

      The consummation of the proposed transaction will constitute a “change in control” under the LifePoint 1998 Long-Term Incentive Plan, Management Stock Purchase Plan, Outside Directors Stock and Incentive Compensation Plan, Change in Control Severance Plan and Executive Performance Incentive Plan. As a result, all stock options issued under LifePoint’s equity compensation plans and outstanding as of the effective time of the proposed transaction that have not previously vested will become fully vested and exercisable upon the effective time of the proposed transaction. The aggregate number of unvested options held by LifePoint’s executive officers and directors that will become fully vested and exercisable upon the effective time of the proposed transaction is approximately 771,332 shares, having an aggregate “in-the-money” value as of January 18, 2005 of approximately $6.7 million. In addition, upon the effective time of the proposed transaction, all transfer restrictions and forfeiture conditions on any restricted shares of LifePoint common stock held by LifePoint’s executive officers and directors, as well as on any restricted shares of LifePoint common stock purchased by LifePoint’s executive officers under the LifePoint Management Stock Purchase Plan, will lapse, and those shares will become fully vested. The aggregate number of unvested shares of restricted stock granted to LifePoint’s executive officers and directors under the LifePoint 1998 Long-Term Incentive Plan and the Outside Directors Stock and Incentive Compensation Plan that will become fully vested as a result of the consummation of the proposed transaction is approximately 186,000 shares, having a value as of January 18, 2005 of approximately $7.0 million. The aggregate number of unvested restricted shares purchased by LifePoint’s executive officers under the LifePoint Management Stock Purchase Plan that will become fully vested as a result of the consummation of the proposed transaction is approximately 18,265 shares, having a value as of January 18, 2005 of approximately $688,000. Each of LifePoint’s directors and executive officers holds LifePoint stock options, restricted shares or purchased restricted shares, and will therefore benefit from this acceleration. LifePoint’s executive officers and other key members of LifePoint management may also become entitled to benefits under the LifePoint Change in Control Severance Plan and Executive Performance Incentive Plan under certain circumstances upon the effective time of the proposed transaction. As a result of the foregoing, the interests of LifePoint’s directors and executive officers may be different from, or in addition to, your interests as a LifePoint stockholder. For a detailed discussion of the special interests that LifePoint’s directors and executive officers may have in the proposed transaction, please see the section captioned “THE PROPOSED TRANSACTION — Interests of Certain Persons in the Proposed Transaction” beginning on page 74.

Issuances of New LifePoint common stock in connection with and following the consummation of the proposed transaction may cause the market price for shares of New LifePoint common stock to fall.

      New LifePoint will issue approximately 54.1 million shares of its common stock in connection with the proposed transaction, based on an exchange ratio of 0.3021 and the number of outstanding shares of Province common stock and LifePoint common stock as of January 18, 2005. The issuance of these shares of New LifePoint common stock and the sale of additional shares of New LifePoint common stock that may become eligible for sale in the public market from time to time upon exercise of options or other rights will increase the total number of shares of New LifePoint common stock outstanding relative to the total number of shares of LifePoint common stock outstanding currently. This increase will be substantial relative to the average trading volume of shares of LifePoint common stock on the Nasdaq National Market, and could cause the market price for shares of New LifePoint common stock to fall.

New LifePoint may be unable to successfully integrate the operations and businesses of LifePoint and Province and realize the full cost savings and benefits anticipated from the proposed transaction.

      The proposed transaction involves the integration of two companies that have previously operated as independent public companies. The combined company will be required to devote significant management attention and resources to integrating its business practices and operations. The potential difficulties that New LifePoint may encounter in the integration process include the following:

•	complexities associated with managing and coordinating the geographically disparate combined businesses, which will have 51 facilities in 20 states;

•	integrating personnel from the two companies while maintaining focus on providing consistent, high quality patient care;

•	the inability of New LifePoint to achieve the cost savings anticipated in the proposed transaction, including increased purchasing efficiencies and cost reductions expected to result from the proposed transaction;

•	delays in replacing Province’s information systems with New LifePoint’s information systems; and

•	potential unknown liabilities and increased costs associated with the proposed transaction.

      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of New LifePoint’s business following the consummation of the proposed transaction, and could also cause the loss of key personnel upon whom the success of the combined company will depend in large part. The diversion of management’s attention and any delays or difficulties encountered in connection with the proposed transaction and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial condition, cash flows or prospects of New LifePoint after consummation of the proposed transaction. If encountered, these potential difficulties could result in New LifePoint having reduced earnings and revenues compared to LifePoint and Province prior to the proposed transaction.

      In addition, among the factors considered by the boards of directors of LifePoint and Province in connection with their respective approvals of the merger agreement were the potential for cost savings and efficiencies that could result from the proposed transaction. We cannot provide any assurance that these savings will be realized within the time periods contemplated, or even that these savings will be realized at all.

If consummated, the proposed transaction may adversely affect New LifePoint’s ability to attract and retain key employees.

      Current and prospective LifePoint and Province employees may experience uncertainty about their future roles at the combined company following the consummation of the proposed transaction. In addition, current and prospective Province employees may determine that they do not desire to work for the combined company, for a variety of possible reasons. These factors may adversely affect New LifePoint’s ability to attract and retain key management, sales, marketing and other personnel. Of the key LifePoint and Province employees whom we intend to retain following consummation of the proposed transaction, we are not currently aware of any who intend to depart LifePoint or Province, as the case may be, as a result of the proposed transaction.

New LifePoint will incur significant expenses in connection with the proposed transaction and the related financing.

      New LifePoint expects to incur pretax charges to operations, currently estimated to total approximately $59.8 million, to reflect costs associated with the proposed refinancing of $39.5 million, a one-time charge of approximately $15.0 million to conform Province’s critical accounting policies to those of New LifePoint and $5.3 million related to the vesting of LifePoint’s stock awards that will vest as a result of the proposed transaction. In addition, New LifePoint is expected to incur approximately

$36.5 million of capitalized direct transaction costs and $80.9 million of costs associated with severance and stock option payments to Province employees that will be treated as part of the purchase price for Province. The majority of these fees and costs will be recorded after the consummation of the proposed transaction. Additional unanticipated costs may be incurred in the integration of the businesses of LifePoint and Province. If the benefits of the proposed transaction do not exceed its associated costs, New LifePoint’s financial results could be adversely affected. Please see the section captioned “UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS” beginning on page 134 for more detail on the charges we expect New LifePoint to incur in connection with the proposed transaction.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the proposed transaction.

      Completion of the proposed transaction is conditioned upon, among other things, the receipt of all consents, approvals, authorizations, clearances, exemptions, waivers or the like of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the proposed transaction. LifePoint and Province intend to vigorously pursue all required approvals. The requirement for these approvals could delay or prevent the completion of the proposed transaction. In addition, antitrust authorities may impose conditions in connection with the proposed transaction that may adversely affect New LifePoint’s operations after consummation of the proposed transaction. Moreover, notwithstanding the expiration of the waiting period under the HSR Act on September 27, 2004, the FTC, the DOJ, a state or a private person or entity could seek, under federal or state antitrust laws, among other things, to enjoin or rescind the proposed transaction. Please see the section captioned “THE MERGER AGREEMENT — Conditions to the Proposed Transaction” beginning on page 107 for a discussion of the conditions to the completion of the proposed transaction and the section captioned “THE PROPOSED TRANSACTION — Regulatory Approvals” beginning on page 85 for a description of the regulatory approvals necessary in connection with the proposed transaction. We cannot assure you that these consents and approvals will be obtained, or that their terms, conditions and timing will not be detrimental to New LifePoint.

New LifePoint will incur indebtedness to pay the cash portion of the merger consideration to Province stockholders and to refinance certain existing debt of both LifePoint and Province. Moreover, New LifePoint may incur additional indebtedness in the future, which could affect New LifePoint’s ability to finance operations, pursue desirable business opportunities or successfully run its business in the future.

      To finance the proposed transaction, New LifePoint will borrow approximately $1.3 billion to pay the cash portion of the merger consideration and to refinance certain existing debt of both LifePoint and Province. Although the capital structure of New LifePoint following consummation of the proposed transaction has not yet been finally determined, we currently believe that, immediately following consummation of the proposed transaction, the debt to equity ratio of New LifePoint will be approximately 1.5, based upon the September 30, 2004 pro forma combined condensed consolidated balance sheet. The annual cost to service this debt will be approximately $56.0 million of cash interest costs based upon the pro forma combined condensed financial statements and approximately $10.0 million of annual required principal repayments related to the term loan B. This debt will create substantial demands after the proposed transaction upon New LifePoint’s available cash to pay principal and interest. New LifePoint also may draw upon revolving credit loans in an aggregate principal amount of up to $400 million, and will also have the ability to incur additional debt, subject to the conditions imposed by the terms of its credit facility and the indenture governing its notes. Although we believe that New LifePoint’s future operating cash flow, together with available financing arrangements, will be sufficient to fund its operating requirements, its leverage and debt service obligations could have important consequences to you, including the following:

•	the terms of the debt obligations New LifePoint will incur in connection with the proposed transaction will contain numerous restrictive covenants which, among other things, will restrict New LifePoint’s ability to pay dividends on or make other distributions or repurchase its capital stock or make other restricted payments, incur additional debt or issue preferred stock, make investments, enter into transactions with affiliates and sell assets or merge with or into other companies or otherwise dispose of all or substantially all of its assets. In addition, under its credit facility, New LifePoint will be required to satisfy and maintain specified financial ratios and tests. If New LifePoint does not comply with these obligations, it may cause an event of default which, if not cured or waived, could require New LifePoint to repay the indebtedness immediately. Moreover, New LifePoint will be subject to higher interest rates on its debt obligations as a result of these covenants, as well as its credit ratings;

•	New LifePoint may be vulnerable in the event of downturns and adverse changes in its businesses, in its industries, or in the economy generally, such as the implementation by the government of further limitations on reimbursement under Medicare and Medicaid, due to its need for increased cash flow;

•	New LifePoint may have difficulty obtaining additional financing at favorable interest rates to meet its requirements for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	New LifePoint will be required to dedicate a substantial portion of its cash flow to the payment of principal and interest on its indebtedness, which will reduce the amount of funds available for operations, capital expenditures and future acquisitions;

•	any borrowings completed by New LifePoint at variable interest rates expose New LifePoint to increases in interest rates generally; and

•	A breach of any of the restrictions or covenants in New LifePoint’s debt agreements could cause a cross-default under other debt agreements. New LifePoint may be required to pay its indebtedness immediately if it defaults on any of the numerous financial or other restrictive covenants contained in its debt agreements. It is not certain whether or not New LifePoint would have, or would be able to obtain, sufficient funds to make these accelerated payments. If any senior debt is accelerated, New LifePoint’s assets may not be sufficient to repay in full such indebtedness and New LifePoint’s other indebtedness.

Risk Factors Relating to LifePoint, Province and New LifePoint

      The following are risks that currently affect the business, financial condition, results of operations or cash flows of LifePoint and Province individually, and will affect New LifePoint following the completion of the proposed transaction.

New LifePoint may have difficulty acquiring hospitals on favorable terms after the proposed transaction and, because of regulatory scrutiny, acquiring not-for-profit entities.

      One element of LifePoint’s business strategy is expansion through the acquisition of acute care hospitals in growing, non-urban markets. LifePoint faces significant competition to acquire other attractive, non-urban hospitals, and following completion of the proposed transaction, New LifePoint may not find suitable acquisitions on favorable terms. New LifePoint also may incur or assume additional indebtedness as a result of the consummation of acquisitions following consummation of the proposed transaction. New LifePoint’s failure to acquire non-urban hospitals consistent with its growth plans could prevent New LifePoint from increasing its revenues.

      The cost of an acquisition by New LifePoint could result in a dilutive effect on its results of operations depending on various factors, including the amount paid for the acquisition, the acquired hospital’s results of operations, allocation of tangible and intangible assets, effects of subsequent legislation changes and limitations on rate increases.

      In recent years, the legislatures and attorneys general of several states have become more interested in sales of hospitals by not-for-profit entities. This heightened scrutiny may increase the cost and difficulty, or prevent the completion, of transactions with not-for-profit organizations in the future.

New LifePoint may encounter numerous business risks in acquiring future additional hospitals after completion of the proposed transaction, and may have difficulty operating and integrating those hospitals. As a result, New LifePoint may be unable to achieve its growth strategy.

      New LifePoint may be unable to timely and effectively integrate the hospitals that it acquires after the proposed transaction with its own ongoing operations. New LifePoint may experience delays in implementing operating procedures and systems in newly acquired hospitals. Integrating a new hospital could be expensive and time consuming and could disrupt New LifePoint’s ongoing business, negatively affect cash flow and distract its management and other key personnel. In addition, acquisition activity requires transitions from, and the integration of, operations and, usually, information systems that are used by New LifePoint’s acquired hospitals, and New LifePoint will rely heavily on HCA for information systems integration as part of a contractual arrangement for information technology services. New LifePoint may not be successful in causing HCA to convert New LifePoint’s newly acquired hospitals’ information systems in a timely manner.

      New LifePoint also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. If the proposed transaction is consummated, New LifePoint will have policies to conform the practices of acquired facilities to New LifePoint’s standards and to applicable law, and generally will seek indemnification from prospective sellers covering these matters. New LifePoint may, however, incur material liabilities for past activities of acquired businesses, including those of Province. Although LifePoint and Province have historically obtained, and New LifePoint will likely obtain, contractual indemnification from sellers covering these matters, this indemnification may be insufficient to cover material claims or liabilities for past activities of acquired hospitals.

New LifePoint will depend significantly on key personnel, and the loss of one or more of LifePoint’s senior management personnel or LifePoint’s or Province’s key local management personnel could limit New LifePoint’s ability to execute its business strategy.

      LifePoint has depended on, and after the proposed transaction New LifePoint will depend on, the services and management experience of Kenneth C. Donahey and LifePoint’s other current executive officers. Effective as of June 25, 2001, LifePoint entered into an employment agreement with Mr. Donahey. While the consummation of the proposed transaction will constitute a “change in control” under the employment agreement, it is not expected that Mr. Donahey’s employment will be terminated upon the effective time of the proposed transaction. In addition, we are not currently aware of any other LifePoint executive officer who intends to resign or retire, or who otherwise will be unable to continue at New LifePoint. If Mr. Donahey or any of LifePoint’s other executive officers resign or otherwise are unable to serve following consummation of the proposed transaction, New LifePoint’s management expertise and ability to deliver healthcare services efficiently could be weakened. If New LifePoint fails to attract and retain managers at its hospitals and related facilities, its operations will suffer. Moreover, neither LifePoint nor Province maintains, and New LifePoint will not maintain, key-man or similar life insurance policies for Mr. Donahey or any other executive officers.

If New LifePoint fails to effectively recruit and retain physicians, nurses, medical technicians and other healthcare professionals, New LifePoint’s ability to efficiently deliver healthcare services will be adversely affected.

      Physicians generally direct the majority of hospital admissions and services. New LifePoint’s success, in part, will depend on the number and quality of physicians on its hospitals’ medical staffs, the admissions practices of these physicians and the maintenance of good relations with these physicians. Only a limited number of physicians practice in the non-urban communities where New LifePoint’s hospitals will be located. The primary method employed by New LifePoint to add or expand medical services will be the recruitment of new physicians into its communities.

      The success of New LifePoint’s recruiting efforts will depend on several factors. In general, there is a shortage of specialty care physicians. New LifePoint will face intense competition in the recruitment of specialists because of the difficulty in convincing these individuals as to the benefits of practicing in non-urban communities. Physicians are concerned with the patient volume in non-urban hospitals and whether or not this volume will allow them to generate income comparable to that which they would generate in an urban setting. If the growth rate slows in the non-urban communities where the companies’ hospitals operate, then New LifePoint could experience difficulty attracting physicians to practice in their communities.

      There is generally a shortage of nurses and certain medical technicians in the healthcare field. New LifePoint’s hospitals may be forced to hire expensive contract personnel if they are unable to recruit and retain full-time employees. The shortage of nurses and medical technicians may affect the ability of New LifePoint’s hospitals to deliver healthcare services efficiently.

The revenues of New LifePoint may decline if federal or state programs reduce its Medicare or Medicaid payments, or if managed care companies reduce reimbursements to New LifePoint. In addition, the financial condition of purchasers of healthcare services and healthcare cost containment initiatives may limit New LifePoint’s revenues and profitability.

      In 2003, LifePoint derived 46.8% of its revenues from continuing operations, and Province derived 48.1% of its revenues from continuing operations, from the Medicare and Medicaid programs. In recent years, federal and state governments have made significant changes in the Medicare and Medicaid programs. A number of states have incurred budget deficits and adopted legislation designed to reduce their Medicaid expenditures and to reduce Medicaid enrollees.

      Employers have also passed more costs on to employees to reduce the employers’ health insurance expenses. This trend has caused the self-pay/deductible component of healthcare services to become more common. This payor shifting increases collection costs and reduces overall collections.

      During the past several years, major purchasers of healthcare, such as federal and state governments, insurance companies and employers, have undertaken initiatives to revise payment methodologies and monitor healthcare costs. As part of their efforts to contain healthcare costs, purchasers increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements, often in exchange for exclusive or preferred participation in their benefit plans. We expect efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors to continue, thereby reducing the payments that New LifePoint will receive for its services.

      In addition, we anticipate that organizations offering prepaid and discounted medical services packages may represent an increasing portion of New LifePoint’s patient admissions. An increasing number of managed care organizations have experienced financial difficulties in recent years, in some cases resulting in bankruptcy or insolvency. In some instances, organizations which currently have provider agreements with certain of Province’s and LifePoint’s hospitals have become insolvent, and the hospitals have been unable to collect the full amounts due from these organizations. Other managed care organizations with whom Province and LifePoint do business may encounter similar difficulties in paying claims in the future.

We believe that reductions in the payments that LifePoint and/or Province receive for their services, coupled with the increased percentage of patient admissions from organizations offering prepaid and discounted medical services and difficulty in collecting receivables from managed care organizations, could reduce New LifePoint’s overall revenue and profitability.

New LifePoint’s revenues will be especially concentrated in Kentucky, Tennessee and Alabama, which will make New LifePoint particularly sensitive to regulatory and economic changes in those states.

      On a pro forma basis after giving effect to the proposed transaction, New LifePoint’s:

•	Kentucky hospitals generated approximately 18.6% of revenues for the year ended December 31, 2003 and approximately 18.7% of revenues for the nine months ended September 30, 2004;

•	Tennessee hospitals generated approximately 11.1% of revenues for the year ended December 31, 2003 and approximately 10.5% of revenues for the nine months ended September 30, 2004; and

•	Alabama hospitals generated approximately 10.3% of revenues for the year ended December 31, 2003 and approximately 9.8% of revenues for the nine months ended September 30, 2004.

      Accordingly, any change in the current demographic, economic, competitive or regulatory conditions in Kentucky, Tennessee and Alabama could have a material adverse effect on the business, financial condition, results of operations and/or prospects of New LifePoint after completion of the proposed transaction.

Other hospitals and freestanding outpatient facilities provide services similar to those which will be offered by New LifePoint, which may raise the level of competition faced by New LifePoint after completion of the proposed transaction and may therefore adversely affect New LifePoint’s revenues, profitability and market share.

      Competition among hospitals and other healthcare providers for patients has intensified in recent years, and New LifePoint will compete with other hospitals, including larger tertiary care centers. Although the hospitals which will compete with New LifePoint may be a significant distance away from the competing New LifePoint facility, patients in these markets may migrate to, may be referred by local physicians to, or may be lured by incentives from managed care plans to travel to these hospitals. Furthermore, some of the hospitals which will compete with New LifePoint may use equipment and services more specialized than those available at the competing New LifePoint hospital. Also, some of the hospitals that will compete with New LifePoint will be owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals will be able to make capital expenditures without paying sales, property and income taxes.

      New LifePoint will also face competition from other specialized care providers, including outpatient surgery, oncology, physical therapy and diagnostic centers (in which physicians may have an ownership interest), as well as competing services rendered in physician offices. Where necessary to prevent this type of competition, some of New LifePoint’s hospitals may develop specialized outpatient facilities. However, to the extent that other providers are successful in developing specialized outpatient facilities, New LifePoint’s market share for these specialized services will likely decrease in the future. Moreover, many of Province’s and LifePoint’s current hospitals attempt to attract patients from surrounding counties and communities, including communities in which a competing facility exists. However, if New LifePoint’s competitors are able to finance capital improvements and expand services at their facilities, New LifePoint may be unable to attract patients away from these facilities in the future.

New LifePoint will be subject to governmental regulation, and may be subjected to allegations that it has failed to comply with governmental regulations which could result in sanctions that reduce New LifePoint’s revenue and profitability.

      All participants in the healthcare industry are required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, billing and cost reports, payment for services and supplies, maintenance of adequate records, privacy, compliance with building codes and environmental protection. If New LifePoint fails to comply with applicable laws and regulations, it could suffer civil or criminal penalties, including the loss of its licenses to operate its hospitals and its ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.

      Significant media and public attention recently has focused on the hospital industry as a result of ongoing investigations related to referrals, physician recruiting practices, cost reporting and billing practices, laboratory and home healthcare services and physician ownership and joint ventures involving hospitals. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the Office of Inspector General, which we refer to in this joint proxy statement/ prospectus as the OIG, of the U.S. Department of Health and Human Services, which we refer to in this joint proxy statement/ prospectus as the DHHS (which is responsible for investigating fraud and abuse activities in government programs) and the DOJ periodically establish enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Recent initiatives include a focus on hospital billing practices, rehabilitation and outpatient therapy.

      In public statements, governmental authorities have taken positions on issues for which little official interpretation was previously available. Some of these positions appear to be inconsistent with common practices within the industry, but have not previously been challenged. Moreover, some government investigations that have in the past been conducted under the civil provisions of federal law are now being conducted as criminal investigations under the Medicare fraud and abuse laws.

      The laws and regulations with which New LifePoint will have to comply are complex and subject to change. In the future, different interpretations or enforcement of these laws and regulations could subject New LifePoint’s practices to allegations of impropriety or illegality or could require New LifePoint to make changes in its facilities, equipment, personnel, services, capital expenditure programs and operating expenses.

      Finally, New LifePoint will be subject to various federal, state and local statutes and ordinances regulating the discharge of materials into the environment. LifePoint’s and Province’s current healthcare operations generate, and New LifePoint’s healthcare operations will generate, medical waste, such as pharmaceuticals, biological materials and disposable medical instruments, that must be disposed of in compliance with federal, state and local environmental laws, rules and regulations. New LifePoint’s operations also will be subject to various other environmental laws, rules and regulations. Environmental regulations also may apply when New LifePoint renovates or refurbishes hospitals, particularly older facilities.

New LifePoint may be subjected to actions brought by the government under anti-fraud and abuse provisions, or by individuals on the government’s behalf under the False Claims Act’s “qui tam” or whistleblower provisions.

      Unlike companies in other industries, companies in the healthcare industry are subject to Medicare and Medicaid anti-fraud and abuse provisions, known as the “anti-kickback statute.” As a company in the healthcare industry, New LifePoint will be subject to the anti-kickback statute, which prohibits some business practices and relationships related to items or services reimbursable under Medicare, Medicaid and other federal healthcare programs. For instance, the anti-kickback statute prohibits healthcare service providers from paying or receiving remuneration to induce or arrange for the referral of patients or items or services covered by a federal or state healthcare program. If regulatory authorities determine that any of

New LifePoint’s hospitals’ arrangements violate the anti-kickback statute, New LifePoint could be subject to liabilities under the Social Security Act, including:

•	criminal penalties;

•	civil monetary penalties; and/or

•	exclusion from participation in Medicare, Medicaid or other federal healthcare programs, any of which could impair New LifePoint’s ability to operate one or more of its hospitals profitably.

      Whistleblower provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Defendants found to be liable under the False Claims Act may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties ranging between $5,500 and $11,000 for each separate false claim.

      There are many potential bases for liability under the False Claims Act. Liability often arises when an entity knowingly submits a false claim for reimbursement to the federal government. The False Claims Act defines the term “knowingly” broadly. Although simple negligence will not give rise to liability under the False Claims Act, submitting a claim with reckless disregard to its truth or falsity constitutes a “knowing” submission under the False Claims Act and, therefore, will qualify for liability.

      In some cases, whistleblowers or the federal government have taken the position that providers who allegedly have violated other statutes, such as the anti-kickback statute and the Stark Law, have thereby submitted false claims under the False Claims Act. In addition, a number of states have adopted their own false claims provisions as well as their own whistleblower provisions whereby a private party may file a civil lawsuit in state court.

      Although New LifePoint intends and will endeavor to conduct its business in compliance with all applicable federal and state fraud and abuse laws, many of these laws are broadly worded and may be interpreted or applied in ways that cannot be predicted. Therefore, we cannot assure you that New LifePoint’s arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.

New LifePoint may be subject to liabilities because of malpractice and related legal claims brought against its hospitals. If New LifePoint becomes subject to these claims, it could be required to pay significant damages, which may not be covered by insurance.

      New LifePoint will be subject to medical malpractice lawsuits, product liability lawsuits and other legal actions arising out of the operations of its owned and leased hospitals. These actions may involve large claims and significant defense costs. To mitigate a portion of this risk, New LifePoint will maintain professional malpractice liability and general liability insurance coverage for these claims in amounts that it believes to be appropriate for its operations. However, some of these claims could exceed the scope of the coverage in effect, or coverage of particular claims could be denied. It is possible that successful claims against New LifePoint that are within the self-insured retention level amounts, when considered in the aggregate, could have an adverse effect on New LifePoint’s results of operations, cash flows, financial condition or liquidity. Furthermore, insurance coverage in the future may not be available at a cost allowing New LifePoint to maintain adequate levels of insurance with acceptable self-insured retention level amounts. In addition, physicians using New LifePoint’s hospitals may be unable to obtain insurance on acceptable terms.

New LifePoint may be required to make significant capital expenditures in order to bring its facilities into compliance with the Americans with Disabilities Act.

      The Americans with Disabilities Act, which we refer to in this joint proxy statement/ prospectus as the ADA, generally requires that public accommodations be made accessible to disabled persons. On January 12, 2001, a class action lawsuit was filed in the United States District Court for the Eastern District of Tennessee against each of LifePoint’s hospitals alleging non-compliance with the accessibility guidelines of the ADA. The lawsuit does not seek any monetary damages, but seeks injunctive relief requiring facility modification, where necessary, to meet ADA guidelines, in addition to attorneys’ fees and costs. We are currently unable to estimate the costs that could be associated with modifying these facilities because these costs are negotiated and determined on a facility-by-facility basis and, therefore, have varied and will continue to vary significantly among facilities. In January 2002, the District Court certified the class action and issued a scheduling order that requires the parties to complete discovery and inspection for approximately six facilities per year. LifePoint is vigorously defending the lawsuit, recognizing its obligation to correct any deficiencies in order to comply with the ADA. As of September 30, 2004, the plaintiffs have conducted inspections at 22 of LifePoint’s hospitals. On July 19, 2004, the District Court approved the settlement agreements between the parties relating to two of LifePoint’s facilities. These facilities have completed the litigation process and now will move forward in implementing facility modifications in accordance with the terms of the settlement, and we currently anticipate that the costs associated with modifying these two facilities will be approximately $996,000. Although no studies have been undertaken with respect to Province’s facilities, Province believes it is currently compliant with the material provisions of the ADA. However, if Province’s facilities become subject to the class action lawsuit, New LifePoint may be required to expend significant capital expenditures at one or more of these facilities in order to comply with the ADA, and New LifePoint’s financial position and results of operations could be adversely affected as a result. Alternatively, noncompliance with the requirements of the ADA could result in the imposition of fines against New LifePoint by the federal government, or the award of damages from New LifePoint to private litigants.

Certificate of need laws and regulations regarding licenses, ownership and operation may impair future expansion by New LifePoint in some states.

      Some states require prior approval for the purchase, construction and expansion of healthcare facilities, based on the state’s determination of need for additional or expanded healthcare facilities or services. Five states in which LifePoint currently operates hospitals — Alabama, Florida, Kentucky, Tennessee and West Virginia — and five states in which Province currently operates hospitals or will operate hospitals by late 2004 — Alabama, Mississippi, Nevada, South Carolina and Virginia — require a certificate of need for capital expenditures exceeding a prescribed amount, changes in bed capacity or services, and certain other matters. New LifePoint may not be able to obtain certificates of need required for expansion activities in the future. In addition, all of the states in which New LifePoint will likely operate facilities after completion of the proposed transaction require hospitals and most healthcare providers to maintain one or more licenses. If New LifePoint fails to obtain any required certificate of need or license, its ability to operate or expand operations in those states could be impaired.

New LifePoint will be required to comply with California seismic standards, which may require significant capital expenditures with respect to New LifePoint’s California hospitals.

      California has a statute and regulations which require hospital facilities located in California to have the ability to withstand earthquakes of specified magnitudes. Regulated hospitals that do not meet these standards may be required to retrofit their facilities. California law further requires that owners of regulated hospitals evaluate their facilities and develop a plan and schedule for complying with these standards. Province is required, and New LifePoint will be required following consummation of the proposed transaction, to conduct engineering studies of Province’s two California facilities to determine whether and to what extent modifications to these facilities will be required. To date, Province has conducted engineering studies and implemented compliance plans for its two California facilities, which satisfy all current requirements and, through September 30, 2004, have cost Province approximately $430,000. In addition, Province continues to develop plans for compliance with 2008 California requirements. Any facilities not in compliance with California’s additional seismic regulations and standards must be brought into compliance by 2008, or 2013 if the facility obtains an extension. In the event that Province’s two current California facilities are found not to be in compliance with these regulations and standards after consummation the proposed transaction, New LifePoint may be required to make significant capital expenditures to bring those facilities into compliance, which could adversely impact New LifePoint’s earnings and liquidity.

If New LifePoint’s access to HCA’s information systems is restricted or New LifePoint is not able to integrate changes to its existing information systems or information systems of acquired hospitals, New LifePoint’s operations could suffer.

      New LifePoint’s business will depend significantly on effective information systems to process clinical and financial information. Information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology. After completion of the proposed transaction, New LifePoint will rely heavily on HCA for information systems. Under a contract with a term that will expire on December 31, 2009, HCA provides financial, clinical, patient accounting and network information services to LifePoint. If New LifePoint’s access to these systems is limited in the future or if HCA develops systems more appropriate for the urban healthcare market and not suited for New LifePoint’s hospitals, New LifePoint’s operations could suffer.

      In addition, as new information systems are developed in the future, New LifePoint will need to integrate them into its existing systems. Evolving industry and regulatory standards, such as the Health Insurance Portability and Accountability Act of 1996, commonly known as “HIPAA,” may require changes to New LifePoint’s information systems in the future. New LifePoint may not be able to integrate new systems or changes required to its existing systems or systems of acquired hospitals in the future effectively or on a cost-efficient basis. For information about where you can find out more about HIPAA, please see the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 167.

      A key element of New LifePoint’s business strategy will be growth through the acquisition of additional acute care hospitals. New LifePoint’s acquisition activity will require transitions from, and the integration of, various information systems that are used by the hospitals it acquires. If New LifePoint experiences difficulties with the integration of the information systems of acquired hospitals, it could suffer, among other things, operational disruptions and increases in administrative expenses.

If New LifePoint fails to comply with the terms of LifePoint’s current corporate integrity agreement, New LifePoint could be required to pay significant monetary penalties.

      Because HCA was under investigation by the OIG at the time of LifePoint’s spinoff from HCA, LifePoint agreed to enter into a corporate integrity agreement on terms that it believed to be customary and commonplace for companies in the healthcare industry that are subject to corporate integrity agreements. LifePoint’s corporate integrity agreement has subsequently been amended, primarily to reduce the level of third-party oversight that is required with respect to the compliance oversight and analysis that is provided by LifePoint internally. Under the terms of the corporate integrity agreement, LifePoint currently has an affirmative obligation to report violations of applicable laws and regulations. In particular, the compliance measures and reporting and auditing requirements contained in the corporate integrity agreement include:

•	continuing the duties and activities of LifePoint’s audit and compliance committee, corporate compliance officer, internal audit and compliance department, local hospital ethics and compliance officers, corporate compliance committee and hospital compliance committees;

•	maintaining LifePoint’s written code of conduct, which sets out LifePoint’s commitment to full compliance with all statutes, regulations and guidelines applicable to federal healthcare programs;

•	maintaining LifePoint’s written policies and procedures addressing the operation of LifePoint’s compliance program;

•	providing general training on the compliance program;

•	providing specific training for the appropriate personnel on billing, coding and cost report issues;

•	having an independent third party conduct periodic analyses of LifePoint’s internal audits of its facilities’ diagnosis related group billing and coding;

•	continuing LifePoint’s confidential disclosure program and compliance hotline to enable employees or others to disclose issues or questions regarding possible inappropriate policies or behavior;

•	enhancing LifePoint’s screening program to ensure that it does not hire or engage employees or contractors who have been sanctioned or excluded from participation in federal healthcare programs;

•	reporting any material deficiency which resulted in an overpayment to LifePoint by a federal healthcare program;

•	reporting any healthcare related fraud involving any federally funded program; and

•	submitting annual reports to the OIG which describe in detail the operations of LifePoint’s corporate compliance program for the past year.

These obligations could result in greater scrutiny of New LifePoint by regulatory authorities after completion of the proposed transaction. Complying with the corporate integrity agreement will require additional efforts and costs, as described above. New LifePoint’s failure to comply with the terms of the corporate integrity agreement could subject New LifePoint to significant monetary penalties.

New LifePoint’s anti-takeover provisions may frustrate attempts to replace incumbent members of the New LifePoint board of directors and may discourage acquisitions of control of New LifePoint even though New LifePoint stockholders may consider these proposals desirable.

      Provisions in New LifePoint’s restated certificate of incorporation and restated bylaws may have the effect of frustrating attempts by New LifePoint stockholders to replace incumbent members of the New LifePoint board of directors and may have the effect of discouraging an acquisition of control not approved by the New LifePoint board of directors. These provisions include:

•	a prohibition on taking actions by the written consent of stockholders;

•	restrictions on the persons eligible to call a special meeting of stockholders;

•	classification of the board of directors into three classes;

•	the removal of directors only for cause and by a vote of 80% of the outstanding voting power;

•	the issuance of “blank check” preferred stock by the board of directors without stockholder approval; and

•	higher stockholder voting requirements for some transactions, including business combinations with related parties (i.e., a “fair price provision”).

      These provisions may also have the effect of discouraging third parties from making proposals involving the acquisition or a change of control of New LifePoint, although a proposal, if made, might be considered desirable by a majority of New LifePoint stockholders. These provisions could further have the effect of making it more difficult for third parties who are not New LifePoint stockholders to cause the replacement of the New LifePoint board of directors.

      Also, New LifePoint has adopted a stockholder rights plan. This rights plan is designed to protect New LifePoint stockholders in the event of an unsolicited offer and against other takeover tactics which, in the opinion of the New LifePoint board of directors, could impair New LifePoint’s ability to represent the interests of New LifePoint stockholders. The provisions of this rights plan may render an unsolicited takeover more difficult or might prevent a takeover.

      New LifePoint will be subject to provisions of the DGCL which may also restrict some business combination transactions. Delaware law may further discourage, delay or prevent someone from acquiring or merging with New LifePoint in the future.

Neither LifePoint nor Province has ever paid, and New LifePoint has no current plans to pay, any cash dividends on shares of its common stock.

      Neither LifePoint nor Province has ever paid a cash dividend, and New LifePoint does not currently anticipate paying any cash dividends. In addition, New LifePoint’s credit facilities will impose restrictions on New LifePoint’s ability to pay dividends, and if New LifePoint incurs any future indebtedness to refinance its then-existing indebtedness or to fund its future growth, New LifePoint’s ability to pay dividends may be further restricted by the terms of that indebtedness. The New LifePoint board of directors will evaluate future earnings, results of operations, financial condition and capital requirements in determining whether to declare or pay cash dividends.

New LifePoint’s revenues and volume trends may be adversely affected by certain factors relevant to the markets in which New LifePoint will have hospitals.

      New LifePoint’s revenues and volume trends will be predicated on many factors, including physicians’ clinical decisions on patients, physicians’ availability, payor programs shifting to a more outpatient-based environment, whether or not certain services are offered, seasonal weather conditions, the intensity of yearly flu epidemics and the judgment of the U.S. Centers for Disease Control on the strains of flu that may circulate in the United States. Any of these factors could have a material adverse effect on New LifePoint’s revenues and volume trends, and many of these factors will not be within the control of New LifePoint’s management.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Forward-looking statements are included in or incorporated by reference into this joint proxy statement/ prospectus. In addition, members of Province’s and LifePoint’s senior management make forward-looking statements orally to analysts, investors, the media and others. Broadly speaking, forward-looking statements include:

•	projections of the companies’ revenues, net income, earnings per share, capital expenditures or other financial items;

•	descriptions of the companies’ plans or objectives of management for future operations or services, including pending acquisitions;

•	forecasts of the companies’ future economic performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

      In this joint proxy statement/ prospectus, for example, we make forward-looking statements discussing our expectations about:

•	future financial performance;

•	future liquidity;

•	industry trends;

•	reimbursement changes;

•	future capital expenditures;

•	the impact of new accounting standards;

•	physician recruiting and retention;

•	future acquisitions; and

•	the proposed transaction.

      Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements often include words such as “can,” “could,” “may,” “should,” “believe,” “will,” “would,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “intend,” “target,” “continue” or similar expressions. Do not unduly rely on forward-looking statements, which give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we might not update them to reflect changes that occur after the date they are made.

      There are several factors, many beyond our control, that could cause results to differ significantly from our expectations. Some of these factors are described in the section captioned “RISK FACTORS” beginning on page 24. Other factors, such as market, operational, liquidity, interest rate and other risks, are described elsewhere in this joint proxy statement/ prospectus and in the documents incorporated by reference into this joint proxy statement/ prospectus. Any factor described in this joint proxy statement/ prospectus could by itself, or together with one or more factors, adversely affect New LifePoint’s, LifePoint’s or Province’s business, results of operations and/or financial condition. There may be factors not described in this joint proxy statement/ prospectus that could cause results to differ from our expectations.

      In addition, this joint proxy statement/ prospectus contains forward-looking statements about the benefits of the proposed transaction involving LifePoint and Province. It reflects our current beliefs, assuming that the proposed transaction is successfully closed. However, as with any undertaking of this type, there are substantial risks and uncertainties in the process of implementing the transaction. There is no guarantee that New LifePoint will realize the expected financial, operational and other benefits it anticipates after completion of the proposed transaction.

      New LifePoint, LifePoint and Province undertake no duty to update forward-looking statements.

INFORMATION ABOUT THE SPECIAL MEETINGS AND VOTING

General

      The LifePoint board of directors is using this joint proxy statement/ prospectus to solicit proxies from the holders of LifePoint common stock for use at the special meeting of LifePoint stockholders. The Province board of directors is using this document to solicit proxies from the holders of Province common stock for use at the Province special meeting of stockholders. We are first mailing this joint proxy statement/ prospectus and the accompanying form of proxy to both LifePoint stockholders and Province stockholders on or about [●], 200[●].

Matters Relating to the Meetings

	LifePoint	Province

Date, Time and Place	The special meeting is scheduled to be held on [●], [●], 200[●] at [●] a.m., central time, at [●].	The special meeting is scheduled to be held on [●], [●], 200[●] at [●] a.m., central time, at [●].

Record Date	The record date for shares entitled to vote is [●], 200[●].	The record date for shares entitled to vote is [●], 200[●].

Admission to Meeting	Only stockholders of record as of the record date, [●], 200[●], will be entitled to notice of and to vote at the LifePoint special meeting.	Only stockholders of record as of the record date, [●], 200[●], will be entitled to notice of and to vote at the Province special meeting.

The Purpose of the Meeting	1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 15, 2004, by and among LifePoint, Lakers Holding Corp., Lakers Acquisition Corp., Pacers Acquisition Corp., and Province Healthcare Company, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005, pursuant to which LifePoint will merge with Lakers Acquisition Corp., with LifePoint continuing as the surviving entity, and each outstanding share of LifePoint common stock will be converted into one share of common stock of New LifePoint, the surviving public company in the proposed transaction.	1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 15, 2004, by and among LifePoint Hospitals, Inc., Lakers Holding Corp., Lakers Acquisition Corp., Pacers Acquisition Corp. and Province, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005, pursuant to which Province will merge with Pacers Acquisition Corp., with Province continuing as the surviving entity, and each share of Province common stock will be converted into the right to receive $11.375 in cash and a number of shares of common stock of New LifePoint, the surviving public company in the proposed transaction.

	LifePoint	Province

	2. In the event that there are not sufficient votes for approval of Proposal 1 at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to Proposal 1.	2. In the event that there are not sufficient votes for approval of Proposal 1 at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to Proposal 1.

	3. To transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.	3. To transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

Outstanding Shares	As of the record date for the LifePoint special meeting, there were approximately [●] shares of LifePoint common stock outstanding.	As of the record date for the Province special meeting, there were approximately [●] shares of Province common stock outstanding.

Shares Entitled to Vote	Shares entitled to vote are the shares of LifePoint common stock held at the close of business on the record date.	Shares entitled to vote are the shares of Province common stock held at the close of business on the record date.

Quorum Requirement	A quorum of LifePoint stockholders is necessary to hold a valid meeting. The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of LifePoint common stock entitled to vote at the special meeting constitutes a quorum.	A quorum of Province stockholders is necessary to hold a valid meeting. The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Province capital stock entitled to vote at the special meeting constitutes a quorum.

	Abstentions and “broker non-votes” will be counted for purposes of determining the presence of a quorum. Shares held by LifePoint in its treasury do not count towards a quorum.	Abstentions and “broker non-votes” will be counted for purposes of determining the presence of a quorum. Shares held by Province in its treasury do not count towards a quorum.

	A “broker non-vote” occurs with respect to a matter when a broker, bank or other nominee is not permitted to vote on that matter without instruction from the beneficial owner of the shares held by the broker, bank or other nominee and no instruction is given.	A “broker non-vote” occurs with respect to a matter when a broker, bank or other nominee is not permitted to vote on that matter without instruction from the beneficial owner of the shares held by the broker, bank or other nominee and no instruction is given.

	LifePoint	Province

Shares Beneficially Owned by LifePoint and Province Directors and Executive Officers	As of the record date for the LifePoint special meeting, [●] shares of LifePoint common stock were beneficially owned by LifePoint’s directors and executive officers, which represents approximately [●]% of the shares issued and outstanding as of the record date.	As of the record date for the Province special meeting, [●] shares of Province common stock were beneficially owned by Province’s directors and executive officers, which represents approximately [●]% of the shares issued and outstanding as of the record date.

Vote Necessary to Approve LifePoint and Province Proposals	Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of LifePoint common stock.	Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Province common stock.

	Adoption of any proposal to postpone or adjourn the LifePoint special meeting to a later date for the purpose of soliciting additional proxies with respect to the proposed transaction requires the approval of holders of a majority of the shares of LifePoint common stock present, in person or by proxy, at the LifePoint special meeting and entitled to vote thereon.	Adoption of any proposal to postpone or adjourn the Province special meeting to a later date for the purpose of soliciting additional proxies with respect to the proposed transaction requires the approval of holders of a majority of the shares of Province common stock present, in person or by proxy, at the Province special meeting and entitled to vote thereon.

	Abstentions and broker non-votes have the same effect as a vote against the proposal.*	Abstentions and broker non-votes have the same effect as a vote against the proposal.**

Recommendations of the Boards of Directors	The LifePoint board of directors has determined that the terms of the LifePoint merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of LifePoint and the holders of LifePoint common stock, and therefore unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” any proposal to postpone or adjourn the LifePoint special meeting to a later date to solicit additional proxies with respect to the adoption of the merger agreement in the event that there are insufficient votes to adopt the merger agreement at the special meeting.	The Province board of directors has determined that the terms of the Province merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of Province and the holders of Province common stock, and therefore unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” any proposal to postpone or adjourn the Province special meeting to a later date to solicit additional proxies with respect to the adoption of the merger agreement in the event that there are insufficient votes to adopt the merger agreement at the special meeting.

*	Under the rules of the Nasdaq National Market System, if you are a LifePoint stockholder, your broker, bank or other nominee may not vote your shares of LifePoint common stock on this proposal without voting instructions from you. Without your voting instructions on this proposal, a broker non-vote will occur.

**	Under the rules of the New York Stock Exchange, if you are a Province stockholder, your broker, bank or other nominee may not vote your shares of Province common stock on this proposal without voting instructions from you. Without your voting instructions on this proposal, a broker non-vote will occur.

Proxies

Voting your Proxy

      You may vote in person at your company’s special meeting or by proxy. We recommend that you vote by proxy even if you plan to attend your meeting. You can always change your vote at your company’s special meeting.

      Voting instructions are included on your proxy card. If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

How to Vote by Proxy

      Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing and you are a LifePoint stockholder, please address your completed proxy card to LifePoint Hospitals, Inc., c/o [●]. If the envelope is missing and you are a Province stockholder, please address your completed proxy card to Province Healthcare Company, c/o [●].

      If you hold shares through a broker, bank or other nominee, please check the voting form used by that firm to determine if it offers voting by telephone or through the Internet.

Voting of Shares of LifePoint Common Stock in the LifePoint Employee Stock Ownership Plan

      LifePoint maintains an Employee Stock Ownership Plan to provide retirement benefits for participating LifePoint employees. Under the plan, participants have interests in shares of LifePoint common stock allocated to their accounts. Participants in the plan have the right to direct the plan trustee on how to vote the shares of LifePoint common stock allocated to their accounts under the plan, including on how to vote on the proposal to adopt the merger agreement. To the extent that participants do not timely instruct the trustee as to how to vote these shares of LifePoint common stock or, to the extent shares of LifePoint common stock under the plan are not allocated to the accounts of participants, the trustee will vote the undirected and unallocated shares of LifePoint common stock. U.S. Trust Company, in its capacity as a plan fiduciary under ERISA, has been appointed as an independent fiduciary for the purposes of supervising the voting process for the plan with respect to the proposed transaction, and for directing the voting of undirected and unallocated shares under the plan. If you have an interest as a participant or beneficiary under the plan, you will be receiving voting instructions from U.S. Trust Company that will inform you how to instruct U.S. Trust Company on how to vote the shares of LifePoint common stock allocated to your account under the plan. If you do not provide timely instructions to U.S. Trust Company on how to vote the shares of LifePoint common stock allocated to your account under the plan, U.S. Trust Company, in its capacity as a plan fiduciary, will determine how these shares are voted.

      If you submit your proxy but do not make specific choices on your proxy, the person named as your proxy will follow the recommendations of the LifePoint board of directors or the Province board of directors, as applicable, and vote your shares:

LifePoint	Province

• “FOR” adoption of the merger agreement.	• “FOR” adoption of the merger agreement.
• In its discretion as to any other business as may properly come before the LifePoint special meeting.	• In its discretion as to any other business as may properly come before the Province special meeting.

Revoking Your Proxy

      You may revoke your proxy at any time before it is voted by:

•	timely delivering a valid, later-dated proxy;

•	providing written notice that you have revoked your proxy, delivered to your company’s Secretary before the meeting; or

•	voting by ballot at either the LifePoint special meeting or the Province special meeting, as applicable.

      If you have instructed your broker, bank or other nominee to vote your shares, you must follow the directions you receive from your broker, bank or other nominee to change those instructions.

Voting in Person

      If you plan to attend your company’s special meeting and you wish to vote in person, you will be given a ballot at the special meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at your company’s special meeting.

Proxy Solicitation

      Each of LifePoint and Province will pay its own costs in connection with its solicitation of proxies. In addition to the mailing of this joint proxy statement/ prospectus, proxies may be solicited by directors, officers or employees of LifePoint and/or Province in person or by telephone or electronic transmission. LifePoint has hired Innisfree M&A Incorporated to assist it in the distribution of proxy statements and the solicitation of proxies. LifePoint will pay Innisfree a fee of $15,000, plus Innisfree’s reasonable expenses, for these services. Province has hired Georgeson Shareholder Communications Inc. to assist it in the distribution of proxy statements and the solicitation of proxies. Province will pay Georgeson a fee of $[●], plus Georgeson’s reasonable expenses, for these services.

      The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should submit your proxy, without delay, by mail. We will also reimburse brokers, banks and other nominees for their expenses in sending these materials to you and getting your voting instructions from you.

      Do not send in any stock certificates with your proxy card(s). The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates evidencing Province common stock to former Province stockholders as soon as practicable after the completion of the proposed transaction. LifePoint stockholders will not be required to exchange their certificates representing shares of LifePoint common stock in connection with the proposed transaction. If you are a LifePoint stockholder, after consummation of the proposed transaction, your shares of LifePoint common stock will be deemed to be converted into shares of New LifePoint common stock on a one-for-one basis without any action required by you.

Other Business; Adjournments

      We are not currently aware of any other business to be acted upon at either the LifePoint special meeting or the Province special meeting. If, however, other matters are properly brought before either special meeting, or any adjournment of either special meeting, the person named as your proxy will have discretion to vote or act on those matters according to his or her best judgment.

      Adjournments of either special meeting may be made, among other reasons, to solicit additional proxies. The LifePoint special meeting may be adjourned, from time to time, by the affirmative vote of holders of shares of LifePoint common stock representing a majority of the votes present, in person or by proxy, at the special meeting, and entitled to vote thereon, whether or not a quorum exists. If a quorum is not present, in person or represented by proxy, at the LifePoint special meeting, the LifePoint stockholders entitled to vote at the special meeting may adjourn the special meeting from time to time, without notice other than announcement at the special meeting, until a quorum is present at the special meeting in person or represented by proxy. Alternatively, pursuant to LifePoint’s amended and restated bylaws, the LifePoint special meeting may be adjourned by the LifePoint officer presiding over the special meeting or by the LifePoint board of directors, in either case without the approval of LifePoint stockholders. The Province special meeting may be adjourned, from time to time, by the holders of shares of Province common stock representing a majority of the votes present, in person or by proxy, at the Province special meeting, whether or not a quorum exists. If a quorum is not present, in person or represented by proxy, at the Province special meeting, the Province stockholders entitled to vote at the special meeting may adjourn the special meeting, without notice other than announcement at the special meeting. Neither LifePoint nor Province currently intends to seek an adjournment of its special meeting.

Recommendations of the Boards of Directors

      The LifePoint board of directors unanimously recommends that LifePoint stockholders vote to adopt the merger agreement. On August 15, 2004, by a unanimous vote, the LifePoint board of directors:

•	determined that the terms of the LifePoint merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of LifePoint and its stockholders;

•	approved the merger agreement, including the LifePoint merger; and

•	resolved to recommend that LifePoint stockholders vote in favor of the proposal to adopt the merger agreement.

      Please see the section captioned “THE PROPOSED TRANSACTION — Recommendation of the LifePoint Board of Directors; LifePoint’s Reasons for the Proposed Transaction” beginning on page 53.

      The Province board of directors unanimously recommends that Province stockholders vote to adopt the merger agreement. On August 15, 2004, by a unanimous vote, the Province board of directors:

•	determined that the terms of the Province merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Province and its stockholders;

•	approved the merger agreement, including the Province merger; and

•	resolved to recommend that Province stockholders vote in favor of the proposal to adopt the merger agreement.

      Please see the section captioned “THE PROPOSED TRANSACTION — Recommendation of the Province Board of Directors; Province’s Reasons for the Proposed Transaction” beginning on page 65.

THE PROPOSED TRANSACTION

Background of the Proposed Transaction

      As part of the continuous evaluation of their respective businesses, Province and LifePoint regularly consider strategic opportunities and transactions. Over the last several years, Province and LifePoint generally have been familiar with each other’s business, as both companies operate in the non-urban hospital industry and are headquartered in Brentwood, Tennessee.

      During the early part of 2004, members of the Province board of directors held informal discussions regarding the future strategic direction of Province. During these discussions, the Province board of directors reviewed several areas related to the long-term outlook for the company, including:

•	Province’s position within the healthcare services industry, the trend of the company’s equity market valuation relative to those of other publicly traded hospital management companies and the determination that to significantly improve stockholder value, the company would need to undertake costly expansions or seek merger or acquisition alternatives;

•	trends in the healthcare services industry which at that time indicated moderate growth for companies such as Province without taking significant steps as described above;

•	continued risks associated with day-to-day operations, including the difficulty in acquiring new hospitals, integration risks associated with new acquisitions, difficulty in recruitment and retention of qualified staff at its hospitals, potential changes in Medicare and Medicaid programs, possible changes in the overall regulatory environment and competition; and

•	as part of its review of its corporate governance documents, the lack of an established succession plan, as well as issues related to bringing in appropriate outside expertise if the Province board of directors were to determine such a change were necessary.

      In light of these discussions, the Province board of directors decided it would be appropriate to consider strategic alternatives available to Province. During this time, representatives from Merrill Lynch, Province’s financial advisor, met with Martin S. Rash, Province’s Chairman of the Board of Directors and Chief Executive Officer, and other parties in the healthcare services industry and other potentially interested parties to explore potential strategic alternatives available to Province.

      On May 26, 2004, the Province board of directors held a special meeting to discuss various strategic alternatives, including initiating an assessment of the strengths and weaknesses of the current management team in order to evaluate the prospects for Province as a stand-alone company. At this meeting, representatives of Merrill Lynch reviewed trends in the hospital management industry, reviewing with the Province board of directors the reported first quarter 2004 financial performance of other publicly traded hospital management companies, the stock trading history of those companies, and key operating metrics such as revenue growth, admissions growth, reimbursement levels, bad debt reserves and reported earnings per share relative to Wall Street estimates. Merrill Lynch also discussed the current capital markets perspective on Province’s stand-alone prospects, through a review of Province’s equity market valuation relative to those of other publicly traded hospital management companies, and discussed potential strategic and financial acquirors who might have an interest in Province.

      During late May and early June of 2004, representatives of Merrill Lynch continued preliminary conversations with members of Province’s management and, at Province’s direction, with several participants in the healthcare services industry as well as other potentially interested parties to explore strategic alternatives available to Province. At Province’s direction, Merrill Lynch contacted a selected group of industry participants to gauge their potential strategic interest in a possible combination with Province. Merrill Lynch was not authorized to, and did not, initiate a large-scale “auction” process in which numerous parties are contacted and requested to submit formal offers outlining the terms of a potential acquisition. The Province board of directors believed that such a process would be highly disruptive to Province’s business and was not the best way for Province to evaluate its strategic alternatives. On June 7, 2004, representatives of Merrill Lynch again met with the Province board of directors and reviewed the potential strategic alternatives available, which centered on the possible sale of the company or continuation as a stand-alone company.

      During June and July of 2004, representatives of Merrill Lynch met with members of Province’s management, including Daniel S. Slipkovich, Province’s President and Chief Operating Officer, Christopher T. Hannon, Province’s Senior Vice President and Chief Financial Officer, Howard T. Wall III, Province’s Senior Vice President and General Counsel, and Samuel H. Moody, Province’s Senior Vice President of Operations, to discuss and review recent trends in Province’s business, to review information on potential strategic acquirors and to assist Province’s management in developing confidential information about Province for distribution to select interested third parties. At this meeting, Province’s management reviewed with Merrill Lynch Province’s management’s budget and projected financial performance for Province, including expected performance trends relative to Wall Street estimates, noting that Province’s projected financial performance was in line with Wall Street expectations.

      In June 2004, Merrill Lynch, at Province’s direction, contacted potential strategic acquirors, including LifePoint, and other potentially interested parties, and continued conducting analyses on the financial aspects of Province. During this period, in addition to discussions with LifePoint, preliminary discussions were held with eight other potential acquirors (of which five were strategic acquirors and three were financial acquirors). As described above, these discussions were intended to gauge these parties’ potential strategic interest in a potential combination with Province. In addition, Province also continued to review and analyze its internal operations and its future outlook and prospects as a stand-alone company. The Province board of directors reviewed the actions taken by Merrill Lynch and, in particular, the interest displayed by LifePoint in a possible transaction, with representatives of Merrill Lynch and Alston & Bird LLP, Province’s legal counsel, at a meeting held on June 16, 2004.

      On June 21, 2004, Mr. Rash and representatives of Merrill Lynch met in Franklin, Tennessee with Kenneth C. Donahey, LifePoint’s Chairman of the Board, Chief Executive Officer and President, and William F. Carpenter III, LifePoint’s Executive Vice President and General Counsel, to notify LifePoint that the Province board of directors was considering strategic options for Province, and to discuss in greater detail LifePoint’s interest in a possible transaction with Province. The Province board of directors met after this meeting on June 21, 2004 and at this meeting, Mr. Rash and representatives of Merrill Lynch updated the Province board of directors on the meeting with the representatives of LifePoint.

      In connection with its discussions with LifePoint, Province entered into a confidentiality agreement with LifePoint, dated June 25, 2004, relating to the exchange of nonpublic information between the parties for their use in evaluating a possible transaction, and representatives of Merrill Lynch distributed materials about Province to representatives of LifePoint for their review.

      On June 30, 2004, the Province board of directors met with representatives of Province’s senior management, including Messrs. Slipkovich, Hannon, Wall and Moody, to review and discuss management’s analysis of the future of Province on a stand-alone basis and discuss potential operating initiatives that Province could undertake. During this meeting, Province’s management described the company’s current outlook, focusing in particular on potential costs savings and operational initiatives designed to improve Province’s operating results. Province’s management also reviewed anticipated results for the company’s newer facilities and upcoming openings. In addition, Province’s management and the Province board of directors discussed potential future acquisitions and geographic expansion and the related risks involved in these actions, including initial costs, integration issues and general regulatory difficulties.

      Also on June 30, 2004, the LifePoint board of directors held a special meeting to discuss the potential acquisition of Province. At this meeting, members of LifePoint’s management, including Michael J. Culotta, LifePoint’s Chief Financial Officer, William M. Gracey, LifePoint’s Chief Operating Officer and Mr. Carpenter, reviewed with the LifePoint board of directors the details of the meeting between members of LifePoint’s management and Mr. Rash and representatives of Merrill Lynch. At the conclusion of the meeting, the LifePoint board of directors instructed Mr. Donahey to submit a non-binding indication of interest to acquire all of the outstanding shares of Province common stock at a price of $22.50 per share, consisting of a combination of cash and shares of LifePoint common stock, subject to the completion of a due diligence review of Province. On the same day, Mr. Donahey submitted a non-binding indication of interest to Province.

      On July 1 and July 6, 2004, the Province board of directors met to discuss the status of the proposed transaction. At these meetings, representatives of Merrill Lynch provided an update on the strategic review process to date, including discussions with potentially interested acquirors, none of which had submitted a formal proposal to Province and, therefore, none of which were seriously considered by the Province board. Representatives of Merrill Lynch outlined the material terms and conditions of LifePoint’s non-binding indication of interest and presented its preliminary evaluation of Province management’s analysis of the continuation of Province on a stand-alone basis. Merrill Lynch reviewed a preliminary valuation analysis based on the stand-alone analysis of Province’s management, including a sensitivity analysis intended to illustrate the effects on its future stock price, discounted to a present value, if management achieved its financial objectives in whole or in part. Merrill Lynch also reviewed a preliminary analysis of the valuation implied by LifePoint’s indication of interest. As a result of the discussions and presentations at these two meetings, and after analysis of the prospects for Province’s continuation as a stand-alone entity, the Province board of directors approved the continuation of the strategic review process and, in particular, discussions with LifePoint.

      From July 19, 2004 to July 22, 2004, members of LifePoint’s management and Dewey Ballantine LLP, LifePoint’s legal advisor, met with members of Province’s management and its legal and financial advisors in Atlanta, Georgia to conduct a due diligence review of Province.

      On July 22, 2004, representatives of Merrill Lynch, at Province’s direction, requested that LifePoint submit a final bid with respect to the acquisition of Province by July 28, 2004. Representatives of Merrill Lynch also delivered a draft merger agreement to LifePoint with this request.

      On July 23, 2004, the LifePoint board of directors held a special meeting to discuss the status of the proposed transaction. At this meeting, members of LifePoint’s management, including Kelvin Ault, LifePoint’s Vice President — Tax and Messrs. Culotta and Gracey, reviewed with the LifePoint board of directors the current status of the proposed transaction.

      On July 28, 2004, the LifePoint board of directors held a special meeting to discuss the potential acquisition of Province. At this meeting, members of LifePoint’s management, Messrs. Culotta, Gracey, Ault and Carpenter, reviewed with the LifePoint board of directors the due diligence review they had conducted to date with respect to Province. In addition, Mr. Donahey provided the LifePoint board of directors with an overview of the current state of the rural hospital industry generally, including the recent stock price performance of LifePoint and its competitors. LifePoint’s management then discussed with the LifePoint board of directors the fact that public rural healthcare companies had historically traded at higher multiples than their urban peers, and indicated that those historical multiples were higher than the multiples existing at the time of the meeting. LifePoint’s management also observed that the price of a share of LifePoint common stock, which had closed at $37.76 the day before the meeting, had increased significantly since it reached a low of $16.55 in early 2003. Messrs. Donahey and Culotta then reviewed with the LifePoint board of directors the terms of the proposed acquisition of all of the outstanding shares of Province common stock and the financial metrics implied by various offer prices per share. Based upon the foregoing, LifePoint’s management recommended to the LifePoint board of directors that LifePoint submit a proposal to acquire Province at a price of $23.00 per share of Province common stock, consisting of $11.50 in cash and $11.50 in shares of LifePoint common stock, subject to a collar. At the conclusion of the meeting, the LifePoint board of directors instructed Mr. Donahey to submit a non-binding proposal as described above. On the same day, Mr. Donahey submitted this proposal to Province, together with LifePoint’s comments to the merger agreement.

      On July 30, 2004, the Province board of directors held a special meeting to discuss the status of the proposed transaction. At this meeting, representatives of Province’s legal and financial advisors reviewed with the Province board of directors the terms of the proposed transaction and LifePoint’s comments to the draft merger agreement. In addition, the Province board of directors gave further consideration to whether or not continuing to operate on a stand-alone basis might present superior value for Province stockholders, focusing in particular on the risks related to internal expansion, the ever-changing regulatory environment in which the company operated and competition in the industry. After discussion among the Province board of directors regarding the financial terms of the LifePoint proposal received on July 28, 2004 and LifePoint’s ability to finance the proposed transaction, the Province board of directors unanimously agreed that proceeding with a transaction with LifePoint presented the best opportunity to maximize stockholder value at that time and approved Province’s proceeding with negotiations with LifePoint to attempt to reach agreement on a final merger agreement.

      On August 3, 2004, LifePoint retained Citigroup to act as its financial advisor with respect to the proposed transaction with Province.

      During the period from August 5, 2004 through August 12, 2004, members of LifePoint’s management, assisted by its legal and financial advisors, and members of Province’s management, assisted by its legal and financial advisors, conducted a mutual due diligence review in Atlanta, Georgia. During this period, members of LifePoint’s management also conducted site visits at certain of Province’s hospitals. In addition, representatives of LifePoint and Province, as well as representatives of their respective legal and financial advisors, exchanged revised drafts of the proposed merger agreement and continued to negotiate the terms of the proposed transaction.

      On August 9, 2004, the LifePoint board of directors held a special meeting to discuss the status of the proposed transaction. Representatives of LifePoint’s management, including Messrs. Culotta, Gracey and Carpenter, and its legal and financial advisors reviewed with the LifePoint board of directors the proposed transaction, including the due diligence review management had conducted to date with respect to Province and the eleven site visits of Province hospitals that had been conducted by management. Members of LifePoint’s management also noted the importance of entering into a consulting agreement with Mr. Rash, which would include a non-compete provision, that would be effective for a period of time after the proposed transaction. In addition, representatives of Citigroup reviewed with the LifePoint board of directors the preliminary financial analyses that Citigroup had performed, the proposed financing for the proposed transaction, and the potential capital structures for the combined company after consummation of the proposed transaction. Also at this meeting, representatives of LifePoint’s legal advisor reviewed with the LifePoint board of directors the material terms of the draft merger agreement, the draft consulting agreement with Mr. Rash and the draft commitment letter for the financing relating to the proposed transaction.

      On August 11, 2004, the Province board of directors held a special meeting to discuss the status of the proposed transaction. Province’s management summarized its due diligence findings with respect to LifePoint including their review of LifePoint’s financial information and operations. Members of Province’s management, including Messrs. Slipkovich, Hannon and Wall, and Province’s legal and financial advisors also reviewed with the Province board of directors the status of negotiations with LifePoint and the material terms of the proposed transaction, including the tax implications of the proposed structure. In addition, Province’s advisors described the draft commitment letter received by LifePoint from Citicorp and the status of negotiations of a final commitment letter. In addition, representatives of Merrill Lynch reviewed with the Province board of directors the preliminary analyses undertaken for the purpose of rendering its fairness opinion relating to the proposed transaction with LifePoint, including a preliminary description of the other methodologies employed by Merrill Lynch.

      On August 12, 2004, the LifePoint board of directors held a special meeting to discuss the status of the proposed acquisition of Province. Members of LifePoint’s management, including Messrs. Culotta, Gracey and Carpenter, and its legal and financial advisors reviewed with the LifePoint board of directors the proposed transaction. In addition, members of LifePoint’s management reviewed with the LifePoint board of directors the due diligence review management had conducted to date with respect to Province. In particular, members of LifePoint’s management noted certain costs associated with the proposed transaction relating to, among other things, Province’s stock options and severance and retention payments, that previously had not been identified. In addition, members of LifePoint’s management and its financial advisor discussed with the LifePoint board of directors the stock price performance of LifePoint and Province since LifePoint submitted its July 28, 2004 proposal of $23.00 per share of Province common stock, and noted, in particular, that the trading price of LifePoint common stock on the Nasdaq National Market had declined approximately 4.4% from $34.59 to $33.08 per share, while the Province common stock on the New York Stock Exchange had declined approximately 10.9% from $15.15 to $13.50 per share. Also at this meeting, representatives of Citigroup updated the LifePoint board of directors as to its preliminary financial analyses and representatives of LifePoint’s legal advisor reviewed with the LifePoint board of directors the material terms of the draft merger agreement, the draft consulting agreement with Mr. Rash and the draft commitment letter for the financing relating to the proposed transaction.

      Also at the August 12, 2004 meeting of the LifePoint board of directors, Mr. Donahey informed the LifePoint board of directors of a discussion that he had with representatives of Merrill Lynch. During that discussion, the representatives of Merrill Lynch informed Mr. Donahey that they had been instructed by Province to convey a new proposal with respect to the proposed transaction. The proposal was for a per share consideration of $11.50 in cash and $11.50 in shares of LifePoint common stock based on a fixed exchange ratio, without a collar. This proposal was compared to LifePoint’s then-current proposal of $11.50 in cash and $11.50 in shares of LifePoint common stock, with a collar. Mr. Donahey noted to the LifePoint board of directors that the change of the stock consideration to a “fixed exchange ratio” structure from a “fixed value” structure and the elimination of the collar substantially reduced the benefit to LifePoint should the price of LifePoint common stock increase. At the conclusion of the meeting, the LifePoint board of directors instructed Mr. Donahey to negotiate a transaction with a collar.

      On August 13, 2004, in light of the new proposal from Province, as well as the trading value of Province common stock and LifePoint common stock at that time and certain transaction-related costs discussed by the LifePoint board of directors at their August 12th meeting, Messrs. Donahey and Rash met in Nashville, Tennessee to discuss the financial terms of the proposed transaction. During this meeting, it was agreed that LifePoint and Province would continue negotiating the terms of a transaction on the basis of consideration consisting of $22.75 per share of Province common stock, comprised of $11.375 in cash and $11.375 in shares of LifePoint common stock, with a collar based on a floor of $33.00 per share of LifePoint common stock and a ceiling of $39.00 per share of LifePoint common stock.

      Over the next two days, representatives of LifePoint and Province, assisted by representatives of their respective legal and financial advisors, continued to negotiate the terms of the merger agreement and continued to conduct their respective due diligence reviews. In addition, representatives of LifePoint and its legal advisor continued to negotiate the terms of a consulting agreement with Mr. Rash and his legal advisor.

      On August 15, 2004, the Province board of directors held a special meeting to consider the proposed transaction. At this meeting, representatives of Merrill Lynch made a presentation to the Province board of directors regarding the financial terms of the proposed transaction, including a detailed analysis of the principal valuation methodologies employed by Merrill Lynch in its financial analyses of the proposed transaction, reviewing each analysis in turn with the Province board of directors and comparing the results of each analysis to the implied price per share to be paid by LifePoint in the proposed transaction. At the conclusion of this presentation, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, matters considered and limitations on review described in its opinion, the merger consideration to be received by Province stockholders in the proposed transaction was fair, from a financial point of view, to Province stockholders. In addition, representatives of Province’s legal advisor reviewed with the Province board of directors the material terms of the proposed merger agreement (a recent draft and summary of which had been provided to the Province board of directors in advance of the meeting). The Province board of directors also discussed the payments that would have to be made to Province’s employees, executive officers and outside directors as a result of the proposed transaction, and the belief that these payments were consistent with industry standards, based in part on advice from its advisors. After a thorough discussion of Merrill Lynch’s presentation and the terms of the proposed transaction, including the financial terms of the proposed transaction, the restriction on soliciting acquisition proposals, the termination fee and the closing conditions, as well as the conditions to funding contained in the Citigroup commitment letter, the Province board of directors unanimously determined that the proposed transaction was fair to and in the best interests of the Province stockholders, approved the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that Province stockholders adopt the merger agreement.

      Also on August 15, 2004, the LifePoint board of directors held a special meeting to consider the proposed transaction. Present at this meeting were representatives of LifePoint’s management, including Messrs. Culotta, Gracey and Carpenter. At the meeting, representatives of Citigroup made a presentation to the LifePoint board of directors regarding the financial terms of the proposed transaction. For a further discussion of the presentation made by Citigroup to the LifePoint board of directors, please see the section captioned “THE PROPOSED TRANSACTION — Opinion of Financial Advisor to LifePoint” beginning on page 55. At the conclusion of this presentation, Citigroup delivered its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, matters considered and limitations on review described in its opinion, the merger consideration payable in the proposed transaction was fair, from a financial point of view, to LifePoint. In addition, representatives of LifePoint’s legal advisor reviewed with the LifePoint board of directors the material terms of the proposed merger agreement, the proposed consulting agreement with Mr. Rash and the commitment letter for the financing relating to the proposed transaction (recent drafts and summaries of which had been provided to the LifePoint board of directors in advance of the meeting). Representatives of LifePoint’s legal advisor discussed with the LifePoint board of directors the different transaction structures contemplated by the merger agreement. In addition, representatives of LifePoint’s legal advisor reiterated that the proposed transaction would constitute a “change of control” as defined by certain of LifePoint’s benefit plans and, as a result, the vesting of certain LifePoint stock options and other payments granted to LifePoint’s employees, executive officers and outside directors would be accelerated. After a thorough discussion, the LifePoint board of directors unanimously determined that the proposed transaction was fair to and in the best interests of the LifePoint stockholders, approved the merger agreement, the consulting agreement and the transactions contemplated by those agreements and resolved to recommend that LifePoint stockholders adopt the merger agreement.

      Thereafter, representatives of LifePoint and Province, as well as representatives of their respective legal and financial advisors, worked to finalize the terms of the merger agreement, and Mr. Rash and representatives of LifePoint, as well as representatives of their respective legal advisors, worked to finalize the terms of the consulting agreement. After the terms of the agreements had been finalized, they were executed by the parties. The proposed transaction was then publicly announced prior to the commencement of trading on the morning of Monday, August 16, 2004.

      On January 25, 2005, the parties to the merger agreement amended the merger agreement to extend the date on and after which the parties may terminate the merger agreement if the proposed transaction has not been consummated due to a delay in the SEC declaring effective the registration statement of which this joint proxy statement/prospectus forms a part, or a delay caused by the parties’ inability to obtain the tax opinions described in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — Alternative Transaction Structures” beginning on page 104, which will result in the parties seeking to implement an alternative transaction structure.

Recommendation of the LifePoint Board of Directors; LifePoint’s Reasons for the Proposed Transaction

      The LifePoint board of directors unanimously recommends that LifePoint stockholders vote to adopt the merger agreement. At a special meeting of the LifePoint board of directors held on August 15, 2004, by a unanimous vote, the LifePoint board of directors:

•	determined that the terms of the LifePoint merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of LifePoint and its stockholders;

•	approved the merger agreement, including the LifePoint merger; and

•	resolved to recommend that LifePoint stockholders vote in favor of the proposal to adopt the merger agreement.

      In the course of reaching its decision to recommend that LifePoint stockholders adopt the merger agreement, the LifePoint board of directors consulted with members of LifePoint’s management, as well as LifePoint’s legal counsel and LifePoint’s financial advisor, and considered the following factors, among others:

•	the financial performance and condition, results of operations, asset quality, prospects and businesses of each of LifePoint and Province as separate entities and on a combined basis, including:

•	the revenues of the companies and the potential for revenue growth, including the effect on the companies’ revenues of newly acquired facilities and those currently under construction;

•	the companies’ complementary businesses and the potential for cost savings, efficiencies and synergies, which were initially expected to be approximately $15 million to $18 million;

•	the likelihood that both companies’ hospitals would realize increased revenues as a result of the rate increases provided for in the Medicare Prescription Drug Improvement and Modernization Act of 2003; and

•	the stock price performance of LifePoint common stock and Province common stock;

•	the strategic nature of the proposed transaction, in which LifePoint will acquire facilities in complementary markets and create a company with a more geographically and financially diversified asset base, substantially greater resources and increased opportunities for growth and margin expansion;

•	the similar focus of LifePoint and Province on non-urban markets, in which LifePoint’s management believes there are lower levels of managed care penetration and greater growth potential than in larger urban markets;

•	the fact that the consideration to be paid to Province stockholders was consistent with recent comparable transactions in the healthcare industry;

•	the fact that the consideration to be paid to Province stockholders, as well as the other terms and conditions of the proposed transaction, was the result of a competitive sales process;

•	the fact that the consulting agreement between LifePoint and Martin S. Rash, Province’s Chief Executive Officer and Chairman of the Board, contains a non-competition provision that will apply during the period of Mr. Rash’s consultancy through the second anniversary of the effective time of the proposed transaction;

•	the analyses and presentation prepared by Citigroup and its opinion to the effect that, as of the date of the opinion and subject to the matters set forth in its opinion, which is described in the section captioned “THE PROPOSED TRANSACTION — Opinion of Financial Advisor to LifePoint” beginning on page 55, the consideration to be paid by LifePoint in the proposed transaction was fair, from a financial point of view, to LifePoint;

•	the terms and conditions of the merger agreement, including the merger consideration and the mechanics of the exchange ratio, the limitations on the interim business operations of LifePoint and Province, the conditions to consummation of the proposed transaction, the terms regarding third party proposals and termination (including the potential payment by Province of a termination fee);

•	the terms of the financing arrangements necessary for the proposed transaction, as well as LifePoint’s obligation to obtain the financing and the fact that obtaining the financing is a condition to LifePoint’s obligation to complete the proposed transaction;

•	the differences in the critical accounting policies of LifePoint and Province and the estimated impact on New LifePoint of converting to LifePoint’s critical accounting policies, including the expensing of physician-recruiting costs initially expected to be approximately $15 million to

$20 million and the expected increase in Province’s allowance for doubtful accounts initially expected to be approximately $25 million; and

•	the fact that, after the consummation of the proposed transaction, the executive officers of LifePoint will manage New LifePoint, and the New LifePoint board of directors will consist of the seven members of the current LifePoint board of directors and one member of the current Province board of directors.

      The LifePoint board of directors also considered the potential adverse consequences of other factors on the proposed transaction, including:

•	the risks associated with obtaining the necessary financing and regulatory approvals (which had not yet been obtained), and the possibility that the proposed transaction may not be completed even if approved by both companies’ stockholders;

•	the risks of diverting management focus and resources for an extended period of time from other strategic opportunities and operational matters while working to implement the proposed transaction;

•	the challenges of completing the large-scale transaction and combining the businesses, assets and workforces of the two companies, and the risks of not achieving the expected operating efficiencies or growth of the proposed transaction; and

•	the substantial costs and expenses expected to be incurred by LifePoint, as well as by Province, in connection with the proposed transaction.

      The LifePoint board of directors was also aware of, and considered, the interests of LifePoint’s executive officers and directors in the proposed transaction, as described in the section captioned “THE PROPOSED TRANSACTION — Interests of Certain Persons in the Proposed Transaction” beginning on page 74.

      The above discussion is not exhaustive, but it addresses the material factors considered by the LifePoint board of directors in connection with the proposed transaction. In view of the variety of factors and the amount of information considered, as well as the complexity of that information, the LifePoint board of directors does not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The LifePoint board discussed the factors described above, asked questions of LifePoint’s management and LifePoint’s legal and financial advisors, and unanimously decided that the proposed transaction was advisable to, and in the best interests of, LifePoint and its stockholders. This determination was made after the LifePoint board considered all of the factors as a whole. In addition, individual members of the LifePoint board of directors may have given different weight to different factors. It should be noted that this explanation of the LifePoint board’s reasoning, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section captioned “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 40.

Opinion of Financial Advisor to LifePoint

      Citigroup was retained to act as financial advisor to LifePoint in connection with the proposed transaction. Pursuant to LifePoint’s engagement letter with Citigroup, dated August 3, 2004, Citigroup rendered an oral opinion to the LifePoint board of directors on August 15, 2004, which opinion was subsequently confirmed in writing, to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth in the opinion, Citigroup’s work described below and other factors Citigroup deemed relevant, the merger consideration payable in the proposed transaction was fair, from a financial point of view, to LifePoint.

      The full text of Citigroup’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Appendix B to this joint proxy statement/ prospectus. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of LifePoint common stock are urged to read the Citigroup opinion carefully and in its entirety.

      The Citigroup opinion was limited solely to the fairness of the merger consideration payable in the proposed transaction from a financial point of view as of the date of the opinion. Neither the Citigroup opinion nor the related analyses constituted a recommendation of the proposed transaction to the LifePoint board of directors. Citigroup makes no recommendation to any stockholder regarding how that stockholder should vote with respect to the proposed transaction.

      In arriving at its opinion, Citigroup reviewed the merger agreement and held discussions with certain senior officers of LifePoint and certain senior officers of Province concerning the business, operations and prospects of LifePoint and Province. Citigroup examined certain publicly available business and financial information relating to LifePoint and Province as well as certain financial forecasts and other information and data relating to LifePoint and Province which were provided to, or otherwise reviewed by or discussed with, Citigroup by the respective managements of LifePoint and Province, including information relating to the potential strategic implications and operational benefits anticipated by the management of LifePoint to result from the proposed transaction. Citigroup reviewed the financial terms of the proposed transaction as set forth in the merger agreement in relation to, among other things:

•	current and historical market prices and trading volumes of LifePoint common stock and Province common stock;

•	the historical and projected earnings and other operating data of LifePoint and Province; and

•	the capitalization and financial condition of LifePoint and Province.

      Citigroup considered, to the extent publicly available, the financial terms of certain other transactions effected which Citigroup considered relevant in evaluating the proposed transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of LifePoint and Province. Citigroup also evaluated certain pro forma financial effects of the proposed transaction on LifePoint and Province. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

      In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data relating to LifePoint and Province provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the respective managements of LifePoint and Province that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of LifePoint and Province as to the future financial performance of LifePoint and Province, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the proposed transaction and the other matters covered thereby. Citigroup assumed, with the consent of the LifePoint board of directors, that the proposed transaction will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the proposed transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on LifePoint or Province or the contemplated benefits of the proposed transaction.

      Citigroup noted that its opinion relates in part to the relative values of LifePoint and Province. Citigroup did not express any opinion as to what the value of the New LifePoint common stock actually will be when issued pursuant to the proposed transaction or the price at which the New LifePoint common stock or the LifePoint common stock will trade at any time. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of

LifePoint or Province nor did Citigroup make any physical inspection of the properties or assets of LifePoint or Province.

      In connection with rendering its opinion, Citigroup was not requested to consider, and its opinion did not address, the relative merits of the proposed transaction as compared to any alternative business strategies that might exist for LifePoint or the effect of any other transaction in which LifePoint might engage. Citigroup’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Although Citigroup evaluated the merger consideration from a financial point of view, Citigroup was not requested to and it did not recommend the specific consideration payable in the proposed transaction, which was determined through negotiation between LifePoint and Province.

      In connection with rendering its opinion, Citigroup made a presentation to the LifePoint board of directors on August 15, 2004 with respect to the analyses performed by Citigroup in evaluating the fairness, from a financial point of view, to LifePoint of the merger consideration payable in the proposed transaction as of that date. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Citigroup’s financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to August 13, 2004, and is not necessarily indicative of current or future market conditions.

Valuation of Province Common Stock

      Based on the closing price of LifePoint common stock on the last trading day prior to announcement of the proposed transaction of $32.74, and taking into account the cash payment of $11.375 per share to be paid to Province stockholders in connection with the proposed transaction, Citigroup calculated the implied value of the merger consideration as of August 13, 2004 to be $22.66 per share. Citigroup then compared this implied value to ranges of values of a share of Province common stock derived using four different valuation metrics: a historical stock price analysis, a comparable companies analysis, a precedent transactions analysis and a discounted cash flow analysis. The following is a description of the four analyses Citigroup undertook.

      Historical Stock Price Analysis. Citigroup compared the implied value of the merger consideration of $22.66 per share with the closing price per share of Province common stock for various time periods in the one-year period preceding the announcement of the proposed transaction. For reference purposes, Citigroup calculated the premium of the implied value of the merger consideration over:

•	the average closing price per share of Province common stock for the (a) one-month, (b) three-month, (c) six-month and (d) twelve-month periods immediately prior to August 13, 2004, the last trading day prior to the announcement of the proposed transaction; and

•	the closing price per share of Province common stock on August 13, 2004, (b) the highest closing price in the twelve-month period preceding the announcement of the proposed transaction and (c) the lowest closing price in the twelve-month period preceding the announcement of the proposed transaction.

      The following table sets forth the results of this analysis.

Merger
Premium

Average Trading Data:
(a) One month ($15.44)	47%
(b) Three months ($16.03)	41%
(c) Six months ($16.11)	41%
(d) Twelve months ($15.24)	49%
Historical Closing Data:
(a) Last trading day prior to announcement ($13.61)	66%
(b) Twelve-month high ($18.27)	24%
(c) Twelve-month low ($10.58)	114%

      Comparable Companies Analysis. Citigroup compared the implied value of the merger consideration of $22.66 per share with a range of values derived from financial, operating and stock market data and estimated future financial information for selected publicly traded companies in the urban hospital management industry and the rural hospital management industry that Citigroup deemed appropriate to similar information for LifePoint and Province. Two of the comparable companies were selected because they are publicly traded companies in the United States whose principal line of business (i.e., rural hospital management) is the same as that of Province and LifePoint, and four of the comparable companies were selected because they are publicly traded companies in the United States whose principal line of business (i.e., urban hospital management) is similar to that of Province and LifePoint. The comparable companies considered by Citigroup were:

Urban Hospital Management Companies	Rural Hospital Management Companies

• HCA Inc.	• Community Health Systems Inc.
• Tenet Healthcare Corporation (“Tenet”)	• Health Management Associates, Inc.
• Triad Hospitals, Inc.	• LifePoint
• Universal Health Services, Inc.	• Province

      The estimated future financial information used by Citigroup for LifePoint, Province and the selected comparable companies in the course of this analysis was based on information published by certain investment banking firms and First Call Corporation. First Call Corporation publishes summaries of financial forecasts made by various investment banking firms.

      For each of the selected comparable companies, Citigroup derived and compared, among other things:

•	the ratio of each company’s firm value as of August 13, 2004 to its revenues for the last twelve-month period for which financial results were available and its estimated revenues for each of calendar years 2004 and 2005;

•	the ratio of each company’s firm value as of August 13, 2004 to its earnings before interest expense, taxes, depreciation and amortization, which we refer to in this joint proxy statement/ prospectus as EBITDA, for the last twelve-month period for which financial results were available and its estimated EBITDA for each of calendar years 2004 and 2005; and

•	the ratio of each company’s closing share price on August 13, 2004 to its estimated earnings per share, which we refer to in this joint proxy statement/ prospectus as EPS, for each of calendar years 2004 and 2005.

      In each of these analyses, Citigroup included LifePoint and Province as rural hospital management companies and excluded Tenet from the calculations of medians, because of recent criminal and civil investigations of Tenet conducted by the DOJ and the OIG, which Citigroup believed may have affected Tenet’s share price and/or financial results. Because these investigations were specific to Tenet, Citigroup believed that it was not appropriate to compare Tenet to other hospital management companies for the purposes of calculating medians in its comparable companies analysis. Firm value was calculated as the sum of the value of:

•	all shares of common stock, assuming the exercise of all in-the-money options, warrants and in-the-money convertible securities, less the proceeds from such exercise; plus

•	non-convertible indebtedness; plus

•	out-of-the-money convertible securities; plus

•	non-convertible preferred stock; plus

•	minority interests; minus

•	investments in unconsolidated affiliates and cash.

      The following tables set forth the results of this analysis:

		Comparable Companies				Province at
		at August 13, 2004				Implied Offer
		Closing Price				Price

				Median
				(excludes
		Range		Tenet)

Ratio of Firm Value to:
(a)	Revenue for last twelve-month period
	Urban Hospital Management Companies	0.86x - 1.18	x	0.96	x
	Rural Hospital Management Companies	1.19x - 1.86	x	1.56	x
	Combined	0.86x - 1.86	x	1.19	x	2.18	x

(b)	Estimated Revenues for calendar year 2004
	Urban Hospital Management Companies	0.85x - 1.13	x	0.92	x
	Rural Hospital Management Companies	1.11x - 1.72	x	1.47	x
	Combined	0.85x - 1.72	x	1.13	x	2.00	x

(c)	Estimated Revenues for calendar year 2005
	Urban Hospital Management Companies	0.80x - 1.06	x	0.87	x
	Rural Hospital Management Companies	1.00x - 1.52	x	1.34	x
	Combined	0.80x - 1.52	x	1.06	x	1.78	x

(d)	EBITDA for last twelve-month period
	Urban Hospital Management Companies	7.0x - 15.3	x	7.2	x
	Rural Hospital Management Companies	7.9x - 8.5	x	8.3	x
	Combined	7.0x - 15.3	x	7.9	x	12.4	x

(e)	Estimated EBITDA for calendar year 2004
	Urban Hospital Management Companies	6.6x - 11.4	x	6.7	x
	Rural Hospital Management Companies	7.4x - 7.9	x	7.6	x
	Combined	6.6x - 11.4	x	7.4	x	11.3	x

(f)	Estimated EBITDA for calendar year 2005
	Urban Hospital Management Companies	6.1x - 9.4	x	6.1	x
	Rural Hospital Management Companies	6.6x - 7.0	x	6.7	x
	Combined	6.1x - 9.4	x	6.6	x	9.9	x

		Comparable Companies				Province at
		at August 13, 2004				Implied Offer
		Closing Price				Price

				Median
				(excludes
		Range		Tenet)

Ratio of Price to:
(a)	Estimated EPS for calendar year 2004
	Urban Hospital Management Companies	13.4x - 14.7	x	14.0	x
	Rural Hospital Management Companies	13.7x - 15.8	x	14.7	x
	Combined	13.4x - 15.8	x	14.0	x	23.4	x

(b)	Estimated EPS for calendar year 2005
	Urban Hospital Management Companies	11.7x - 39.5	x	12.4	x
	Rural Hospital Management Companies	11.9x - 14.2	x	12.7	x
	Combined	11.7x - 39.5	x	12.4	x	20.2	x

      Based on this analysis, Citigroup established a reference range of implied equity value of a share of Province common stock of $13.50 to $16.50.

      No company used in the above analysis is identical to Province or LifePoint. In evaluating companies identified by Citigroup as comparable to Province and LifePoint, Citigroup made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Province or LifePoint. Citigroup’s analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which they are being compared; mathematical analysis is not in itself a meaningful method of using selected company data.

      Precedent Transactions Analysis. Citigroup compared the implied value of the merger consideration of $22.66 per share with a range of values derived from publicly available information for ten merger or acquisition transactions announced since May 19, 1998 that Citigroup deemed appropriate in analyzing the proposed transaction. The ten transactions were selected because they involved acquisitions since May of 1998 of U.S. companies whose principal lines of business are similar to that of Province and LifePoint and because there was adequate financial information available with respect to those transactions. Other transactions involving companies whose principal lines of business are similar to that of Province and LifePoint were excluded from the precedent transactions analysis because Citigroup was not able to obtain adequate financial information, the transaction was not recent or because there were significant operational or legal issues affecting the comparability of the transaction. The precedent transactions considered by Citigroup were the following:

Announced	Acquiror	Target

July 23, 2004	The Blackstone Group	Vanguard Health Systems, Inc.
May 5, 2004	Texas Pacific Group	IASIS Healthcare Corporation
September 2, 2003	Triad Hospitals, Inc.	4 Tenet Hospital Assets
August 25, 2003	Health Management Associates Inc.	5 Tenet Hospital Assets
October 16, 2002	HCA Inc.	Health Midwest
October 8, 2002	Vanguard Health Systems, Inc.	Baptist Health System, Inc.
October 18, 2000	Triad Hospitals, Inc.	Quorum Health Group, Inc.
August 16, 1999	IASIS Healthcare Corporation	10 Tenet Hospital Assets
August 16, 1999	IASIS Healthcare Corporation	5 Paracelsus Healthcare Corp. Hospital Assets
May 19, 1998	Not For Profit Consortium	22 Columbia/ HCA Healthcare Hospital Assets

      With respect to the financial information for the precedent transactions and the companies involved therein, Citigroup relied on information available in public documents. For certain of the precedent transactions, certain information was not publicly available but available to Citigroup and, while not disclosed by Citigroup to the LifePoint board, was considered by Citigroup when applying its judgment in establishing its reference ranges and multiples. For each precedent transaction, Citigroup derived and compared, among other things, the ratio of the firm value of the acquired company based on the consideration paid or proposed to be paid in the transaction (the transaction value) to:

•	the revenue of the acquired company for the last twelve-month period prior to announcement for which financial results were available;

•	the EBITDA of the acquired company for the last twelve-month period prior to announcement for which financial results were available;

•	the earnings before interest and taxes, which we refer to in this joint proxy statement/ prospectus as EBIT, of the acquired company for the last twelve-month period prior to announcement for which financial results were available; and

•	the EPS of the acquired company (in those cases where there were positive earnings) for the last twelve-month period prior to announcement for which financials results were available.

      The following table sets forth the results of this analysis:

	Range			Median

Ratio of Transaction Value to:
(a) Revenue for last twelve-month period prior to announcement	0.6x	-	1.7x	1.2x
(b) EBITDA for last twelve-month period prior to announcement	5.4x	-	32.8x	13.4x
(c) EBIT for last twelve-month period prior to announcement	7.4x	-	38.8x	19.9x
(d) EPS for last twelve-month period prior to announcement	12.6x	-	38.6x	28.9x

      Based on the ratios derived for the precedent transactions, Citigroup established a reference range of implied equity value of a share of Province common stock of $21.00 to $25.00.

      No transaction utilized in the analysis above is identical to the proposed transaction. Citigroup’s analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples or premiums paid in such comparable transactions to which the proposed transaction is being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data.

      Discounted Cash Flow Analysis. Citigroup performed a discounted cash flow analysis for Province common stock. The forecasted financial information used by Citigroup for Province common stock was provided by LifePoint management. In the course of this analysis, Citigroup calculated the estimated present value of Province’s unlevered free cash flows for the calendar years 2004 through 2009. Citigroup added to that the estimated present value of the forecasted terminal value of Province at the end of 2009. For purposes of this analysis, Citigroup utilized discount rates ranging from 7.3% to 8.2%, and terminal values based on multiples of projected terminal EBITDA at the end of the forecast period ranging from 7.5x to 8.5x. Based on this data, Citigroup established a reference range of implied equity value per share of Province common stock excluding synergies of $24.97 to $30.07.

Valuation of LifePoint Common Stock

      Citigroup compared the closing price of a share of LifePoint common stock on the last trading day prior to the announcement of the proposed transaction of $32.74 to ranges of values of a share of LifePoint common stock derived using two different valuation metrics: a comparable companies analysis and a discounted cash flow analysis. The following is a description of the two analyses Citigroup undertook.

      Comparable Companies Analysis. Citigroup compared the closing price of a share of LifePoint common stock on the last trading day prior to the announcement of the proposed transaction of $32.74 with the range of values derived from financial, operating and stock market data and forecasted financial information for the selected publicly traded companies that Citigroup deemed appropriate to similar information for LifePoint and Province described in the section captioned “— Valuation of Province Common Stock — Comparable Companies Analysis” beginning on page 58. Based on this information, Citigroup established a reference range of implied equity value of a share of LifePoint common stock of $30.00 to $34.00.

      Discounted Cash Flow Analysis. Citigroup performed a discounted cash flow analysis with respect to LifePoint common stock. The forecasted financial information used by Citigroup for LifePoint common stock was provided by LifePoint management. In the course of this analysis, Citigroup calculated the estimated present value of LifePoint’s unlevered free cash flows for the calendar years 2004 through 2009. Citigroup added to that the estimated present value of the forecasted terminal value of LifePoint at the end of 2009. For purposes of this analysis, Citigroup utilized discount rates ranging from 8.1% to 9.3%, and terminal values based on multiples of projected terminal EBITDA at the end of the forecast period ranging from 7.5x to 8.5x. The range for the discount rates was based on the current interest rate environment as well as estimated equity market risk premiums and costs of debt for LifePoint and Province. In arriving at these estimates, Citigroup took into account a variety of factors, including historical market betas and equity market risk premiums, the current capitalization of comparable companies and recent effective tax rates for Province and LifePoint. Citigroup selected terminal value multiples based on the latest twelve-month trading multiples of the comparable companies for LifePoint and Province. Based on this data, Citigroup established a reference range of implied equity value per share of LifePoint common stock excluding synergies of $40.71 to $48.32.

Synergy Analysis

      Citigroup analyzed the pro forma effect of the forecasted synergies resulting from the proposed transaction on the implied equity value of a share of Province common stock for calendar years 2005 through 2009. The forecasted financial information used by Citigroup was provided by LifePoint management. Citigroup was advised by LifePoint management that, following the consummation of the proposed transaction, synergies would result from reductions in estimated retirement and overhead costs for New LifePoint compared to corresponding costs that Province would have incurred on a standalone basis during the period from fiscal year 2005 through fiscal year 2009. Citigroup was further advised by LifePoint management that as a result of the proposed transaction, during the period from fiscal year 2005 through fiscal year 2009, certain dissynergies would result from the transaction, including incremental increases in overhead costs and costs related to information systems compared to corresponding costs that

LifePoint would have incurred on a standalone basis, as well as increased costs related employee stock option plans and severance costs for New LifePoint.

      The following table sets forth the estimated net value, for fiscal years 2005 through 2009 and on a pre-tax basis, of the synergies and dissynergies considered by Citigroup in its analysis:

	Net Value of Synergies and Dissynergies
	Projected Fiscal Year Ending:

	2005	2006	2007	2008	2009

	($ million)
Pre-Tax Income	(23.5)	13.1	9.4	8.3	7.0

      In the course of this analysis, Citigroup calculated the estimated present value of the unlevered free cash flows resulting from such synergies for the calendar years 2005 through 2009. Citigroup added to that the estimated present value of the forecasted terminal value of such synergies at the end of 2009. For purposes of this analysis, Citigroup utilized discount rates ranging from 8.1% to 9.3%, and terminal values based on multiples of projected terminal EBITDA at the end of the forecast period ranging from 7.5x to 8.5x. The ranges for the discount rates and the terminal value multiples used by Citigroup in its analysis were selected based on the same criteria used by Citigroup to select the discount rates and terminal value multiples used in the discounted cash flow analysis. Based on this data, Citigroup established a reference range of the increase in implied equity value of a share of Province common stock resulting from the forecasted synergies of $0.22 to $0.30.

Collar Analysis

      Citigroup analyzed the implied value of the collar for the stock portion of the merger consideration to LifePoint by treating it as a fixed payment at the closing of the proposed transaction plus an implied call option less an implied put option. The collar was valued using the closing price of a share of LifePoint common stock on the last trading day prior to the announcement of the proposed transaction of $32.74, the estimated time period until the closing of the proposed transaction as estimated by LifePoint management, the interpolated interest rate based on three-month and six-month Treasury strip rates of 1.41% and 1.54%, respectively, and the implied volatility of LifePoint common stock. Based on this data, Citigroup established a reference range of implied value of a share of Province common stock to LifePoint resulting from the collar of $0.60 to $0.80.

Relative Values Analysis

      Citigroup compared the relative values of LifePoint common stock and Province common stock derived from the discounted cash flow analyses described above. Using the methodology described above and including the impact of forecasted synergies, Citigroup established a reference range of implied equity value of a share of Province common stock of $25.19 to $30.37. Using the reference range of implied equity value of a share of LifePoint common stock of $40.71 to $48.32 described above, the implied exchange ratio of 0.3447x based on the closing price of a share of LifePoint common stock on the last trading day prior to the announcement of the proposed transaction of $32.74, and the cash portion per share of the merger consideration of $11.375, Citigroup established a reference range of implied value per share of the merger consideration of $25.41 to $28.03.

      The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the LifePoint board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentation to the LifePoint board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by

Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Citigroup selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in this analysis is identical to LifePoint or Province and no precedent transaction is identical to the proposed transaction. As a result, this analysis is not purely mathematical, but also takes into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or the public trading value of the subject companies to which LifePoint and Province are being compared.

      In its analyses, Citigroup made numerous assumptions with respect to LifePoint, Province, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of LifePoint and Province. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of LifePoint, Province, the LifePoint board of directors, the Province board of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.

      Citigroup’s analyses were prepared solely as part of Citigroup’s analysis of the fairness of the merger consideration payable in the proposed transaction and were provided to the LifePoint board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the LifePoint board of directors in making its determination to approve the merger agreement and the proposed transaction. For a further discussion of the factors the LifePoint board of directors considered, please see the section captioned “THE PROPOSED TRANSACTION — Recommendation of the LifePoint Board of Directors; LifePoint’s Reasons for the Proposed Transaction” beginning on page 53.

      Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. LifePoint selected Citigroup to act as financial advisor to the LifePoint board of directors in connection with the proposed transaction on the basis of Citigroup’s international reputation and Citigroup’s familiarity with LifePoint.

      Pursuant to its engagement letter with LifePoint, Citigroup is entitled to the following fees:

•	$750,000, which became payable upon delivery of Citigroup’s fairness opinion; and

•	$5,500,000, less all fees paid pursuant to the previous clause, in the event the proposed transaction is consummated.

LifePoint has also agreed to reimburse Citigroup for its reasonable travel and other expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws. Citigroup and its affiliates will also be providing certain financing services to LifePoint in connection with the proposed transaction for which Citigroup or its affiliates expect to receive compensation. Citigroup and its affiliates in the past have provided, and are currently providing, services to LifePoint and Province unrelated to the proposed transaction, for which services Citigroup and its affiliates have received and expect to receive compensation. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of LifePoint and Province for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with LifePoint, Province or their respective affiliates.

Recommendation of the Province Board of Directors; Province’s Reasons for the Proposed Transaction

      The Province board of directors unanimously recommends that Province stockholders vote to adopt the merger agreement. At a special meeting of the Province board of directors held on August 15, 2004, by a unanimous vote, the Province board of directors:

•	determined that the terms of the Province merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Province and its stockholders;

•	approved the merger agreement, including the Province merger; and

•	resolved to recommend that Province stockholders vote in favor of the proposal to adopt the merger agreement.

      In the course of reaching its decision to recommend that Province stockholders adopt the merger agreement, the Province board of directors consulted with members of Province’s management, as well as Province’s legal counsel and Province’s financial advisor, and considered the following factors, among others:

•	the value of the consideration to be received by Province stockholders in the proposed transaction, including the price per share offered by LifePoint and the certainty of value provided by cash being part of the merger consideration;

•	the fact that the merger consideration was on the high end of the range of prices paid in recent comparable transactions in the healthcare industry;

•	the fact that the $22.75 per share offer price to be received by Province stockholders in the proposed transaction represented approximately a 67% premium over the closing price of $13.61 per share of Province common stock on August 13, 2004, the last trading day prior to the public announcement of the merger agreement;

•	Province’s financial performance and financial condition, including its recent revenue and earnings growth, and the opportunity to increase revenues and earnings by combining with LifePoint;

•	Province’s business operations and prospects, and the increased leverage that Province and LifePoint would have as a combined company compared to their competitors;

•	the potential for synergies, cost savings and efficiencies of the combined company, which were initially expected to be approximately $15 million to $18 million, which could result in increased value for New LifePoint stockholders;

•	Province’s and LifePoint’s similar focus on non-urban markets, and the belief that the combined company will have a stronger presence in these markets than Province would have in its current markets standing alone;

•	the possible growth of Province’s existing business as a result of combining with LifePoint’s existing business, attributable in part to the fact that the combined company will have a financially diversified asset base, substantially greater resources and increased opportunities for growth;

•	the percentage of New LifePoint that Province stockholders would hold following consummation of the proposed transaction;

•	the ability of Province stockholders to continue to invest in the healthcare industry through ownership of the New LifePoint common stock they receive as part of the merger consideration;

•	the financial analyses and presentation prepared by Merrill Lynch and its opinion to the Province board of directors to the effect that, as of the date of the opinion, which is described in the section captioned “THE PROPOSED TRANSACTION — Opinion of Financial Advisor to Province” beginning on page 66, based upon the assumptions made, matters considered and limits of its review, as set forth in its opinion, the merger consideration to be received by Province stockholders was fair from a financial point of view to Province stockholders;

•	the terms and conditions of the merger agreement, including that the transaction could be structured in any one of three ways under the merger agreement; and

•	the size, nature and events that would trigger the payment of the non-refundable “termination fee” of $50 million under the merger agreement, and the impact that the termination fee provision and the provisions limiting Province from soliciting or encouraging alternative proposals could have on the likelihood that a third party would make a competing offer to acquire Province.

      The Province board of directors also considered the potential adverse consequences of other factors on the proposed transaction, including:

•	LifePoint’s need to obtain financing for the proposed transaction and the fact that if LifePoint is unable to obtain financing, it may terminate the proposed transaction;

•	the consents and approvals required to consummate the proposed transaction, including regulatory clearance under the HSR Act, (which had not yet been obtained), and the possibility of not receiving these consents and approvals;

•	the diversion of management’s attention and Province’s resources for an extended period of time away from other strategic opportunities and operational matters while working to implement the proposed transaction;

•	the effect of the public announcement of the proposed transaction on Province’s customer relations, operating results and ability to retain employees, especially if the proposed transaction is not completed;

•	the challenges of integrating two large businesses, and the risk of not obtaining the expected synergies, costs savings and efficiencies of the combined company; and

•	other risks described in the section captioned “RISK FACTORS” beginning on page 24.

      The Province board of directors was also aware of, and considered, the interests of Province’s executive officers and directors in the proposed transaction, as described in the section captioned “THE PROPOSED TRANSACTION — Interests of Certain Persons in the Proposed Transaction” beginning on page 74.

      The above discussion is not exhaustive, but it addresses the material factors considered by the Province board of directors in connection with the proposed transaction. In view of the variety of factors and the amount of information considered, as well as the complexity of that information, the Province board of directors does not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Province board discussed the factors described above, asked questions of Province’s management and Province’s legal and financial advisors, and unanimously decided that the proposed transaction was advisable to, and in the best interests of, Province and its stockholders. This determination was made after the Province board considered all of the factors as a whole. In addition, individual members of the Province board of directors may have given different weight to different factors. It should be noted that this explanation of the Province board’s reasoning, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section captioned “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 40.

Opinion of Financial Advisor to Province

      Province retained Merrill Lynch to act as its financial advisor with respect to the proposed transaction. In connection with that engagement, Province requested that Merrill Lynch evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of Province common stock pursuant to the merger agreement. At the meeting of the Province board of directors on August 15, 2004, Merrill Lynch rendered its oral opinion to the Province board of directors, which opinion was subsequently confirmed in writing, that as of August 15, 2004, based upon the assumptions made, matters considered and limits of such review, as set forth in its opinion, the merger consideration to be received by holders of Province common stock was fair from a financial point of view to the holders of Province common stock.

      The full text of Merrill Lynch’s written opinion, which sets forth material information relating to Merrill Lynch’s fairness opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, is attached as Appendix C and is incorporated into this document by reference in its entirety. This description of Merrill Lynch’s opinion is qualified in its entirety by reference to, and should be reviewed together with, the full text of the opinion. You are urged to read the opinion and consider it carefully.

      Merrill Lynch’s opinion is addressed to the Province board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be received by holders of Province common stock, as of the date of the opinion. The terms of the proposed transaction, including the merger consideration to be received by holders of Province common stock, were determined through negotiations between Province and LifePoint and were not determined or recommended by Merrill Lynch. Merrill Lynch’s opinion does not address the merits of the underlying decision by Province to engage in the proposed transaction, nor does it constitute, nor should it be construed as, a recommendation to any stockholder of Province or LifePoint as to how to vote on any matter related to the proposed transaction.

      In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Province and LifePoint that it deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Province and LifePoint furnished to Merrill Lynch by Province and LifePoint, respectively;

•	conducted discussions with members of the senior management of each of Province and LifePoint concerning the matters described in the preceding two bullet points;

•	reviewed the market prices and valuation multiples for Province common stock and LifePoint common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of each of Province and LifePoint and compared those results with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of each of Province and LifePoint and their respective financial and legal advisors;

•	reviewed a draft dated August 13, 2004 of the merger agreement and a draft dated August 15, 2004 of the commitment letter, including the related fee letter; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Province or LifePoint nor was Merrill Lynch furnished with any such evaluation or appraisal, and Merrill Lynch did not evaluate the solvency or fair value of Province or LifePoint under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Province or LifePoint. With respect to the financial forecast information discussed with Merrill Lynch by Province or LifePoint, Merrill Lynch assumed that such financial forecast information was reasonably prepared and represented the best currently available estimates and judgments of Province management and LifePoint management as to the expected future financial performance of Province or LifePoint, as applicable. In addition, in preparing its opinion, Merrill Lynch did not take into account any tax consequences of the proposed transaction on any of Province, LifePoint, New LifePoint or on any of the holders of Province common stock, LifePoint common stock or New LifePoint common stock.

      Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and upon the information made available to Merrill Lynch as of the date of the opinion.

      Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to the Province board of directors. Circumstances could develop prior to consummation of the proposed transaction that, if known at the time Merrill Lynch rendered its opinion, would have altered its opinion. In addition, Merrill Lynch was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Province, other than the holders of Province common stock. Merrill Lynch has expressed no opinion as to the prices at which shares of Province common stock, LifePoint common stock or New LifePoint common stock will trade following the announcement or consummation of the proposed transaction. In addition, as described above, Merrill Lynch’s fairness opinion was among several factors taken into consideration by the Province board of directors in making its determination to approve the merger agreement and the proposed transaction. Consequently, Merrill Lynch’s analyses described below should not be viewed as determinative of the decision of the Province board of directors to approve the proposed transaction or to recommend the proposed transaction to Province stockholders.

      The matters considered by Merrill Lynch in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of LifePoint or Province, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future.

Merrill Lynch’s Financial Analyses

      In accordance with customary investment banking practice, Merrill Lynch employed commonly used valuation methods in connection with the delivery of its opinion. The following is a description of the material financial analyses performed by Merrill Lynch in connection with its opinion.

Calculation of the Merger Consideration to be Received by Holders of Province Common Stock

      Merrill Lynch reviewed the implied value of the per share merger consideration to be received by holders of Province common stock, in the form of $11.375 of cash and a fraction of a share of New LifePoint common stock equal to the exchange ratio at two different prices of LifePoint common stock:

•	based on a per share price of LifePoint common stock closing stock price of $32.74 on August 13, 2004, the total implied equity value for Province would be $22.66 per share of Province common stock; and

•	based on a per share price of LifePoint common stock of greater than $33.00 and less than $39.00, the total implied equity value would be $22.75 per share of Province common stock.

Province Valuation Analyses

      Historical Stock Trading Analysis. Merrill Lynch reviewed the historical trading performance of Province common stock as reported by FactSet, an online investment research and database service used by financial institutions. Merrill Lynch observed that the closing low and high trading prices for shares of Province common stock over the twelve month period ending on August 13, 2004 were $10.58 and $18.27, respectively. Merrill Lynch compared this range of historical stock prices to the two implied values of the merger consideration to be received by holders of Province common stock, $22.75 and $22.66 per share.

      Research Analyst Stock Price Targets. Merrill Lynch reviewed fifteen recent publicly available research analyst reports for Province and observed that the range of the research analyst stock price targets was $15.00 to $21.00. Merrill Lynch compared this range to the two implied values of the merger consideration to be received by holders of Province common stock, $22.75 and $22.66 per share.

      Premiums Paid Analysis. Merrill Lynch reviewed premiums to stock price paid in five public hospital acquisitions, which it judged to be reasonably comparable to the Province merger. The precedent transactions that Merrill Lynch considered for this analysis were:

Acquiror	Target

Columbia/ HCA Healthcare Corporation	HealthTrust, Inc. — The Hospital Company
Forstmann Little & Co.	Community Health Systems, Inc.
National Medical Enterprises, Inc.	American Medical Holdings, Inc.
Tenet Healthcare Corporation	OrNda HealthCorp.
Triad Hospitals, Inc.	Quorum Health Group

      Merrill Lynch reviewed the premiums paid in these transactions over the price of the target stock at various dates before and on the approximate date on which the public became aware of the possibility of such transactions. Based on this analysis, Merrill Lynch observed a range of premiums of 25% to 40% over the market price of the target stock one day prior to the approximate date on which the public became aware of the possibility of such transactions. Merrill Lynch applied this range of premiums to the August 13, 2004 closing stock price for a share of Province common stock of $13.61 and calculated an implied range of Province share prices of $17.00 to $19.00 per share. Merrill Lynch compared this range of implied share prices to the two implied values of the merger consideration to be received by holders of Province common stock, $22.75 and $22.66 per share.

      Comparable Public Trading Multiples Analysis. Merrill Lynch compared selected financial and trading data of Province with similar data for three publicly traded urban hospital companies and three publicly traded rural hospital providers which Merrill Lynch judged to be reasonably comparable to Province. These companies were:

Urban Providers	Rural Providers

• HCA Inc.;	• Community Health Systems, Inc.;
• Triad Hospitals, Inc.; and	• Health Management Associates, Inc.; and
• Universal Heath Services Inc.	• LifePoint.

      For each of the comparable companies, Merrill Lynch determined various valuation multiples, including the ratio of market capitalization to EBITDA, and the ratio of share price to EPS. To calculate these trading multiples, Merrill Lynch used EBITDA projections reported by independent Merrill Lynch research analyst reports and EPS estimates reported by First Call, a subsidiary of Thomson Financial. First Call is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

      Merrill Lynch observed the multiples of share price to estimated 2005 EPS of the comparable companies and derived a range of such multiples of 11.5x to 14.0x. Merrill Lynch observed the multiples of market capitalization to the estimated 2005 EBITDA of the comparable companies and derived a range of such multiples of 6.0x to 7.0x.

      Merrill Lynch applied these ranges of multiples to the estimated 2005 EPS and EBITDA of Province, as applicable, both as such financial estimates were estimated (i) based on independent Merrill Lynch research analyst estimates, as adjusted by Merrill Lynch investment banking based on Province management guidance to give pro forma effect to the Las Cruces acquisition, and (ii) by Province management. Based on this analysis, Merrill Lynch calculated ranges of implied share prices of $12.50 to $17.00 per share based on the pro forma research analysts’ estimates and of $14.00 to $19.50 per share based on the Province management estimates. Merrill Lynch compared these ranges of implied share prices to the two implied values of the merger consideration to be received by holders of Province common stock, $22.75 and $22.66 per share.

      The companies that Merrill Lynch deemed to be comparable were selected because they shared financial and operational characteristics with Province and LifePoint: the comparable companies were publicly traded U.S. companies engaged in the ownership and operation of acute care hospitals in the United States, both in urban and non-urban markets.

      Tenet Healthcare was excluded from the mean calculations because Merrill Lynch believed that its EBITDA and price-to-earnings trading multiples, which were significantly higher than those of its peers, were not representative of that company’s long-term results or trading characteristics given its recent operational and legal issues involving criminal and civil investigations conducted by the DOJ and the OIG.

      No company used in the above analysis is identical to Province or LifePoint. In evaluating companies identified by Merrill Lynch as comparable to Province and LifePoint, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Province or LifePoint, such as the impact of competition on the business of Province and LifePoint and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Province or LifePoint or the industry or in the financial markets in general. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which they are being compared; mathematical analysis is not in itself a meaningful method of using selected company data.

      Comparable Transaction Analysis. Using publicly available research analyst estimates and other publicly available information, Merrill Lynch examined the following transactions in the hospital industry which Merrill Lynch deemed to be relevant. The precedent transactions that Merrill Lynch considered comparable are:

Acquiror	Target

The Blackstone Group	Vanguard Health Systems, Inc.
Columbia/HCA Healthcare Corporation	HealthTrust, Inc.
Forstmann Little & Co.	Community Health Systems, Inc.
HealthTrust, Inc. — The Hospital Company	EPIC Holdings, Inc.
National Medical Enterprises, Inc.	American Medical Systems Holdings, Inc.
Paracelsus Healthcare Corporation	Champion Healthcare Corporation
Texas Pacific Group	IASIS Healthcare Corp.
Tenet Healthcare Corporation	OrNda HealthCorp
Triad Hospitals, Inc.	Quorum Health Group

      Merrill Lynch calculated the transaction values for target companies as a multiple of EBITDA for the twelve month period ending on the date of the announcement of the transactions and derived a range of multiples of 8.0x to 10.0x. Merrill Lynch applied this range of multiples to the EBITDA of Province for the twelve month period ending on June 30, 2004, as adjusted by Merrill Lynch investment banking based on Province management guidance to give pro forma effect to the Las Cruces acquisition, and calculated a range of implied share prices of $16.00 to $22.50 per share. Merrill Lynch compared this range of implied share prices to the two implied values of the merger consideration to be received by holders of Province common stock, $22.75 and $22.66 per share.

      The comparable transactions that Merrill Lynch examined encompassed all acquisitions since 1994 of companies primarily engaged in the ownership and operation of hospitals for which there was publicly available information regarding prices and multiples paid. All calculations of multiples paid in the selected transactions were based on public information available at the time of public announcement. Merrill Lynch’s analysis did not take into account different market and other conditions during the period in which the selected transactions occurred.

      No transaction utilized in the analysis above is identical to the proposed transaction. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples or premiums paid in such comparable transactions to which the proposed transaction is being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data.

      Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis for Province on a standalone basis (i) based on independent Merrill Lynch research analyst estimates for Province, as adjusted by Merrill Lynch investment banking based on Province management guidance to give pro forma effect to the Las Cruces acquisition and (ii) based on projections provided by Province management. In each case, Merrill Lynch calculated ranges of equity values per share for Province based upon the sum of the discounted net present value of Province’s five year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples applied to its projected 2009 EBITDA, less the net debt of Province as of December 31, 2004 as provided by Province management estimates.

      Using discount rates ranging from 8.0% to 9.5% and terminal value multiples of estimated 2009 EBITDA ranging from 6.5x to 8.0x, Merrill Lynch calculated the following range of implied share prices of Province common stock:

	Low	High

Implied equity value per Province share — based on adjusted research analyst estimates	$17.75	$24.50
Implied equity value per Province share — based on Province management estimates	$20.75	$28.00

      Merrill Lynch compared the ranges of implied equity value per share of Province common stock to the two implied values of the merger consideration to be received by holders of Province common stock, $22.75 and $22.66 per share.

      The range of discount rates used in the discounted cash flow analysis was derived using the weighted average cost of capital methodology based on the levered betas and net debt-to-market value of equity ratios of the comparable companies. Tenet Healthcare was excluded from the mean calculation given its particularly high unlevered beta. Community Health Systems was excluded from the mean calculation given its particularly low unlevered beta. In each case, it was Merrill Lynch’s judgment that these outlying unlevered betas, which were substantially outside the range of the other comparable companies, were not representative of the comparable companies taken as a whole.

      Province’s terminal value was determined based on a range of multiples of its projected 2009 EBITDA of 6.5x to 8.0x on the trailing EBITDA multiples of the comparable companies.

          LifePoint Valuation Analyses

      Historical Stock Trading Analysis. Merrill Lynch reviewed the historical trading performance of shares of LifePoint common stock as reported by FactSet. Merrill Lynch observed that the closing low and high trading prices for shares of LifePoint common stock over the twelve month period ending on August 13, 2004 were $23.24 and $38.50, respectively. Merrill Lynch compared this range of historical stock prices to the August 13, 2004 closing share price for LifePoint common stock of $32.74.

      Research Analyst Stock Price Targets. Merrill Lynch reviewed thirteen recent publicly available research analyst reports for LifePoint and observed that the range of the research analyst stock price targets was $35.00 to $44.00 per share of LifePoint common stock. Merrill Lynch compared this range to the August 13, 2004 closing price for a share of LifePoint common stock of $32.74.

      Comparable Public Trading Multiples Analysis. Merrill Lynch used the same comparable companies and applied the same ranges of multiples in its comparable public trading multiples analysis of LifePoint as described in the section captioned “— Province Valuation Analyses — Comparable Public Trading Multiples Analysis” beginning on page 69. As previously noted above in the description of the comparable public trading multiples analysis of Province, Merrill Lynch determined a range of multiples of share price to the estimated 2005 EPS of the comparable companies of 11.5x to 14.0x and a range of multiples of market capitalization to the estimated 2005 EBITDA of such companies of 6.0x to 7.0x. Merrill Lynch applied the range of multiples of share price to the estimated 2005 EPS for the comparable companies to the estimated 2005 EPS of LifePoint and calculated a range of implied LifePoint share prices of $27.00 to $32.75 per share. Merrill Lynch applied the range of multiples of market capitalization to the estimated 2005 EBITDA for the comparable companies to the estimated 2005 EBITDA for LifePoint, and calculated a range of implied LifePoint share prices of $29.75 to $35.50 per share. Merrill Lynch compared each of these ranges of implied share prices to the August 13, 2004 closing share price of LifePoint common stock of $32.74. In this analysis, Merrill Lynch used financial estimates for LifePoint determined by independent Merrill Lynch research analyst estimates.

      Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis for LifePoint on a stand-alone basis. Merrill Lynch calculated ranges of equity values per share for LifePoint based upon the sum of the discounted net present value of LifePoint’s five year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples of its projected 2009 EBITDA, less the net debt of LifePoint as of December 31, 2004 based on independent Merrill Lynch research analyst estimates.

      Using discount rates ranging from 8.0% to 9.5% and terminal value multiples of estimated 2009 EBITDA ranging from 6.5x to 8.0x, Merrill Lynch calculated a range of implied share prices of LifePoint common stock of $34.75 and $44.75 per share and compared it to the August 13, 2004 closing share price for LifePoint of $32.74.

      The range of discount rates used in the discounted cash flow analysis were derived using the weighted average cost of capital methodology based on the levered betas and net debt to market value of equity ratios of the comparable companies. Tenet Healthcare was excluded from the mean calculation given its particularly high unlevered beta. Community Health Systems was excluded from the mean calculation given its particularly low unlevered beta. In each case, it was Merrill Lynch’s judgment that these outlying unlevered betas, which were substantially outside the range of the other comparable companies, were not representative of the comparable companies taken as a whole.

      LifePoint’s terminal value was determined based on a range of multiples of its projected 2009 EBITDA of 6.5x to 8.0x based on the trailing EBITDA multiples of the comparable companies.

          Pro Forma Combination Analysis

      Accretion/(Dilution) Analysis. Merrill Lynch analyzed certain pro forma effects expected to result from the proposed transaction, including, among other things, the expected effect of the proposed transaction on the estimated EPS for New LifePoint for calendar years 2005 and 2006. The pro forma results were calculated as if the proposed transaction had closed on January 1, 2005 and were based on estimated EPS reported by independent Merrill Lynch research analyst estimates for LifePoint and independent Merrill Lynch research analyst estimates, as adjusted by Merrill Lynch investment banking based on Province management guidance to give pro forma effect to the Las Cruces acquisition for Province. The estimated impact on the LifePoint pro forma EPS, based on the consideration as set forth in the merger agreement and on a range of prices for shares of LifePoint common stock from $31.00 to $39.00 per share, excluding any incremental amortization of intangibles, depreciation expense, or other adjustments resulting from the accounting treatment of the transaction and assuming certain financing and transaction expenses and the realization of $10 million in pretax synergies during 2005 and $18 million in pretax synergies during 2006, ranged from $0.00 to $0.10 per share in 2005 and from $0.11 to $0.24 per share in 2006.

      Merrill Lynch noted that, over the range of share prices described in the prior paragraph, with the assumed synergies, on a pro forma basis excluding any incremental amortization of intangibles, depreciation expense, or other adjustments resulting from the accounting treatment of the transaction and assuming realization of $10 million in pretax synergies during 2005 and $18 million in pretax synergies during 2006, the merger accretion/dilution percentage would range from 0.1% dilutive to 4.5% accretive to the EPS of New LifePoint common stock in 2005 and from 4.1% accretive to 8.9% accretive to the EPS of New LifePoint common stock in 2006.

          General

      The actual results achieved by New LifePoint after consummation of the proposed transaction may vary from the estimated results and the variations may be material. The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to Province or LifePoint or the proposed transaction, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would, in the view of Merrill Lynch, create an incomplete and misleading view of the analyses underlying Merrill Lynch’s opinion.

      Province retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the proposed transaction. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes.

      Under the terms of the engagement letter between Merrill Lynch and Province, Merrill Lynch provided financial advisory services and the financial fairness opinion in connection with the proposed transaction, and Province agreed to pay Merrill Lynch a customary fee, a significant portion of which is contingent upon consummation of the proposed transaction. The fee consists of (i) $2 million payable upon the signing of the merger agreement, or, if the proposed transaction closes, (ii) 0.90% of the sum of:

•	the aggregate fair market value of the securities issued, any other non-cash consideration delivered, and any cash consideration paid to Province or its security holders in connection with the proposed transaction; and

•	the amount of all funded indebtedness and preferred stock of Province or any subsidiary, which is assumed, acquired, assumed or defeased by LifePoint in connection with the proposed transaction.

      For example, if the proposed transaction had closed on January 18, 2005, Merrill Lynch’s advisory fee would have been approximately $15.4 million. The amount payable pursuant to clause (ii) above will be reduced by the amount previously paid pursuant to clause (i) above. Province has also agreed to reimburse Merrill Lynch for its reasonable expenses incurred in performing its services. In addition, Province has agreed to indemnify Merrill Lynch and its affiliates, their respective directors, officers, agents, employees and controlling persons against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Merrill Lynch’s engagement.

      Merrill Lynch has, in the past, provided financial advisory and financing services to Province and LifePoint and/or their affiliates and may continue to do so, and has received, and may receive, fees for the rendering of such services. Merrill Lynch served as a book-runner on the public offering of Province’s 7 1/2% Senior Subordinated Notes (which was completed in May 2003) for which it received $5.0 million in fees from Province.

      In the ordinary course of its business, Merrill Lynch may actively trade in the securities of Province, LifePoint or New LifePoint for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

Interests of Certain Persons in the Proposed Transaction

      In considering the recommendations of the Province board of directors and the LifePoint board of directors with respect to the proposed transaction, Province stockholders and LifePoint stockholders should be aware of the benefits available to the executive officers and directors of each company in connection with the proposed transaction, and the potential conflicts of interest which they may have with their company’s stockholders. These individuals have some interests in the proposed transaction that may be different from, or in addition to, the interests of their stockholders. The board of directors of Province and the board of directors of LifePoint were aware of these interests and considered them, among other matters, in making their recommendations.

          Province

          Executive Severance Agreements

      Province has entered into executive severance agreements with 28 of its management employees, including all of its executive officers. These executive severance agreements provide certain benefits to these executives upon a termination of employment under certain circumstances prior to a “change in control” of Province, or upon termination of employment for any reason, whether voluntary or involuntary, within 24 months following a change in control of Province. The consummation of the proposed transaction will constitute a “change in control” for purposes of the executive severance agreements. Upon a termination of employment within 24 months following the effective time of the proposed transaction, an employee would be entitled to the following benefits:

•	an amount equal to 200% (100% for most of the non-executive officers covered by these agreements) of the base salary in effect at the time of the change in control;

•	an amount equal to 200% (100% for most of the non-executive officers covered by these agreements) of the highest annual bonus that the employee would be eligible to receive during the fiscal year in which the change in control occurs;

•	continued insurance coverage and fringe benefits for 24 months (12 months for most of the non-executive officers covered by these agreements) following the change in control; and

•	full vesting and immediate exercisability of any outstanding stock options under Province’s equity compensation plans.

The cash severance obligations under the agreements are payable in a lump sum within 10 days following termination of employment. To the extent that the payments and benefits payable under the executive severance agreements would cause an employee to be liable for excise taxes by reason of Section 280G of the Code, the employee would be entitled to additional “gross up” payments to compensate for the effect of the excise taxes. The potential amount of aggregate payments (excluding potential “gross-up” payments) under the agreements, assuming termination of employment of all 28 employees covered by these agreements upon the effective time of the proposed transaction or within 24 months following the effective time of the proposed transaction, is approximately $17.6 million.

          Consulting Agreement with Martin S. Rash

      In connection with the proposed transaction, LifePoint has entered into a consulting agreement with Martin S. Rash, Province’s Chief Executive Officer and Chairman of the Board. Pursuant to the terms of the consulting agreement, LifePoint and Mr. Rash have agreed that Mr. Rash will resign from all offices and positions held by him as an employee of Province or any of its subsidiaries as of the effective time of the proposed transaction, which will be treated as a covered termination for purposes of his executive severance agreement (as described above). As a result, Mr. Rash will receive a lump sum severance payment of $2.6 million following the effective time of the proposed transaction. Following the effective time of the proposed transaction, Mr. Rash will become a consultant of New LifePoint for a term of 24 months.

      Under the terms of the consulting agreement, Mr. Rash is obligated to perform transition and integration services with respect to the proposed transaction, to identify and develop potential acquisition targets for New LifePoint and to assist with acquisitions by New LifePoint, to assist with government relations matters and to perform any other services related to the businesses of Province and/or New LifePoint. Mr. Rash will be entitled to receive a monthly consulting fee of $75,000, health, life and disability insurance coverage and use of New LifePoint’s corporate aircraft for personal purposes, not to exceed 37.5 hours during the 24-month consulting period.

      In the event of the termination by New LifePoint of its consultancy relationship with Mr. Rash without cause, or as a result of Mr. Rash’s death or disability, Mr. Rash (or his estate or other legal representative) will receive continued monthly payments of his consulting fee and continued insurance coverages until the second anniversary of the effective time of the proposed transaction.

      The consulting agreement also contains confidentiality provisions that apply during and after the term of Mr. Rash’s consultancy, and non-competition and non-solicitation provisions that apply during the period of Mr. Rash’s consultancy through the second anniversary of the effective time of the proposed transaction.

          Stock Options

      Province’s executive officers and directors have received periodic grants of options to acquire shares of Province common stock under the Province 1997 Long-Term Equity Incentive Plan. The exercise prices of the stock options are equal to the fair market value of Province common stock at the time of the grants. These stock options generally become vested over time, subject to the continued employment of the executive, and have terms of ten years. Pursuant to the merger agreement, each outstanding Province stock option, whether or not vested at the effective time of the proposed transaction, will become fully vested and immediately exercisable, and any such option that is not exercised at the effective time of the proposed transaction will be canceled in exchange for a cash payment equal to the product of:

•	the number of shares of Province common stock subject to the award; and

•	the excess, if any, of the per share merger consideration over the exercise price per share of the award.

The aggregate number of unvested options held by Province’s executive officers and directors that will become fully vested and exercisable as a result of the proposed transaction is approximately 1,806,358 shares, having an aggregate “in-the-money” value of approximately $15.7 million. This value is based on the exchange of the per share merger consideration for each share of Province common stock subject to such outstanding options and a closing price of $37.65 per share of LifePoint common stock on the Nasdaq National Market System as of January 18, 2005, the most recent practicable date prior to the mailing of this joint proxy statement/ prospectus.

          Deferred Compensation Plan

      Province maintains a Supplemental Deferred Compensation Plan for a select group of management personnel and highly compensated employees. Province has contributed amounts equal to 3%, 2% and 1%, respectively, of base salary at the end of each of the last three plan years to the account of each participating senior vice president, vice president and facility chief executive officer of Province. The contributions made by Province generally become vested over a period of five years from the date of contribution. Upon the effective time of the proposed transaction, all employer contributions made by Province will become fully vested and non-forfeitable. The executives are also provided with the opportunity to contribute between 1% and 100% of their base salaries and bonuses to the plan. The contributions made by the executives are fully vested upon contribution.

          Employee Stock Purchase Plan

      Province maintains an Employee Stock Purchase Plan intended to qualify under Section 423 of the Code that grants participating employees an option to purchase shares of Province common stock at a discount from fair market value. This right to purchase Province common stock is limited to the lesser of:

•	the number of shares that may be purchased with 10% of the participating employee’s compensation during a calendar year; and

•	$25,000 per calendar year, based on the fair market value of the Province common stock on the date the option to purchase the stock is granted.

The payment of the exercise price for the options granted under the plan may be made through periodic payroll deductions. In addition, eligible employees may at any time during an exercise period under the plan make cash contributions to purchase shares of Province common stock under the plan.

      Each executive officer of Province who is eligible to participate in the plan may, along with all other employees participating in the plan, make additional cash contributions to his or her account under the plan for the purchase of shares of Province common stock at a price that is less than the per share merger consideration. The aggregate value of such discount applicable to all eligible officers (assuming the expected purchase of the maximum number of shares permitted under the plan) is approximately $22,500 for the year ended December 31, 2004. Such value is based on the difference between the per share merger consideration and the discounted purchase price per share under the plan as of December 31, 2004, the most recent practicable date prior to the mailing of this joint proxy statement/ prospectus, multiplied by the maximum number of shares of Province common stock which may be purchased by eligible executive officers under the plan during the current exercise period. Pursuant to the terms of the merger agreement, the current exercise period under the plan will end on December 31, 2004 and the plan will be terminated at that time.

          Summary of Potential Payments to Province’s Executive Officers and Directors

      The following table indicates the dollar amounts payable to Province’s executive officers and directors under the foregoing executive severance agreements and the other compensation arrangements upon the effective time of the proposed transaction, assuming termination of employment of the executive officers.1

			Accelerated	Accelerated
	Potential Severance	Vested Stock	Stock Option	Deferred
	Payment[2]	Option Payment	Payment	Compensation

Executive Officers
Martin S. Rash[3]	$2,784,681	$5,695,033	$5,093,878	$44,526
Chairman of the Board and Chief Executive Officer
Daniel S. Slipkovich	$1,727,007	$0	$1,842,500	$0
President and Chief Operating Officer
Christopher T. Hannon	$1,170,191	$972,060	$1,742,698	$17,263
Senior Vice President and Chief Financial Officer
James Thomas Anderson	$1,268,657	$1,000,304	$1,346,532	$26,775
Senior Vice President of Acquisitions and Development
Howard T. Wall, III	$1,178,700	$1,634,920	$1,076,745	$24,228
Senior Vice President, General Counsel, Secretary and Corporate Governance Officer
Samuel H. Moody	$1,161,373	$1,262,328	$1,014,188	$19,691
Senior Vice President of Operations
All other individuals with executive severance agreements (22 individuals)	$8,328,092	$2,353,955	$7,634,955	$91,771
Outside Directors
Winfield C. Dunn	—	$582,937	$502,379	—
Paul J. Feldstein, Ph.D.	—	$290,151	$261,055	—
Michael P. Haley	—	$0	$245,000	—
David R. Klock, Ph.D.	—	$54,860	$268,976	—
Joseph P. Nolan	—	$881,812	$412,930	—

[1]	The aggregate values of the equity awards are based on the exchange of the per share merger consideration for each share of Province common stock subject to such outstanding awards and a per share closing price on the Nasdaq National Market System of LifePoint common stock of $37.65 per share as of January 18, 2005.

[2]	These amounts include the value of cash and non-cash severance payments due under the executive severance agreements, exclusive of any payments to indemnify the executives for excise taxes that may be due by reason of Section 280G of the Code.

[3]	In addition to the lump-sum severance payment, Mr. Rash will be entitled to monthly payments of $75,000 and other specified fringe benefits for a period of 24 months following the effective time of the proposed transaction, as described in the section captioned “— Consulting Agreement with Martin S. Rash” beginning on page 74.

Province Retention Plan

      To foster the continued employment of corporate employees in connection with a possible change in control of Province, the board of directors of Province adopted a retention plan on July 30, 2004 for the benefit of all corporate employees who are not parties to the executive severance agreements described above and none of whom are executive officers of Province. Under the retention plan, lump-sum cash retention bonuses will become payable to participants on the earlier to occur of (i) 90 days following the effective time of the proposed transaction and (ii) the termination of the participant’s employment following the effective time of the proposed transaction by Province or its successor without cause, by the participant for good reason, or as a result of the participant’s death or disability. The base retention payment will be equal to each participant’s annual base salary as in effect immediately prior to the effective time of the proposed transaction. Approximately 15 participants will also receive an additional severance payment equal to six months’ base salary if their employment is terminated prior to the first anniversary of the effective time of the proposed transaction for one of the reasons specified above. In addition, if any participant’s employment is terminated for one of the reasons specified above prior to the first anniversary of the effective time of the proposed transaction, that participant will receive a severance payment in an amount equal to the participant’s cost of maintaining his or her present coverage under Province’s welfare benefit plans for a period of twelve months. If all Province employees covered by the retention plan receive all of the benefits in accordance with the terms of the retention plan as described above, the total amount payable would be approximately $5.8 million.

LifePoint

Stock Options

      The consummation of the proposed transaction will constitute a “change in control” under the terms of the LifePoint 1998 Long-Term Incentive Plan. Stock options issued under the plan typically vest in equal installments over a period of three years from the date of grant. Upon the effective time of the proposed transaction, all of the outstanding unvested stock options held by LifePoint’s employees, including the executive officers, will become fully vested and exercisable.

      The consummation of the proposed transaction will also constitute a “change in control” under the LifePoint Outside Directors Stock and Incentive Compensation Plan. Stock options issued under the plan typically vest in equal installments over a period of two years from the date of grant. Upon the effective time of the proposed transaction, all of the outstanding unvested stock options held by LifePoint’s outside directors will become fully vested and immediately exercisable.

Restricted Stock

      Certain executive officers and directors of LifePoint have also been issued restricted shares of LifePoint common stock under the LifePoint 1998 Long-Term Incentive Plan and the Outside Directors Stock and Incentive Compensation Plan. Restricted shares issued under the LifePoint 1998 Long-Term Incentive Plan and the LifePoint Outside Directors Stock and Incentive Compensation Plan would typically vest over a period of three years from the date of grant, subject to the continued employment of employee participants and the continued service of director participants. Upon the effective time of the proposed transaction, all outstanding shares of restricted stock held by LifePoint’s executive officers and directors under the foregoing plans will become fully vested and the forfeiture conditions and transfer restrictions thereon will immediately lapse.

Purchased Stock

      Certain executive officers of LifePoint have purchased restricted shares of LifePoint common stock under the LifePoint Management Stock Purchase Plan at a 25% discount from fair market value. The purchased shares acquired under this plan would typically vest on the third anniversary of the date of purchase, subject to the continued employment of the participant. Upon the effective time of the proposed transaction, all outstanding purchased shares held by LifePoint’s executive officers under the LifePoint Management Stock Purchase Plan will become fully vested and the forfeiture conditions and transfer restrictions thereon will immediately lapse.

Summary of Benefits to LifePoint’s Executive Officers and Directors

      The following table summarizes the estimated dollar value of all vested stock options and all accelerated stock options, restricted stock and purchased stock that will become fully vested upon the effective time of the proposed transaction for LifePoint’s executive officers and directors. The values are based on the per share closing price of LifePoint common stock on the Nasdaq National Market System of $37.65 per share on January 18, 2005.

	Value of Vested		Value of Accelerated Stock
	Stock Options		Options
					Value of	Value of
	In-the-	(Out-of-the-	In-the-	(Out-of-the-	Restricted	Purchased
	Money	Money)[1]	Money	Money)[2]	Stock	Stock[3]

Executive Officers
Kenneth C. Donahey	$6,648,601	$(854,000)	$2,043,500	$0	$1,506,000	$0
Chairman of the Board, Chief Executive Officer and President
Michael J. Culotta	$1,246,172	$0	$796,328	$0	$1,129,500	$276,200
Chief Financial Officer
William F. Carpenter	$7,966,481	$0	$747,727	$0	$753,000	$0
Executive Vice President, General Counsel, Secretary and Corporate Governance Officer
William M. Gracey	$3,714,861	$0	$792,527	$0	$1,129,500	$0
Chief Operating Officer
Joné Law Koford	$440,272	$(597,800)	$688,128	$0	$564,750	$177,783
Division President
All other executive officers (4 individuals)	$1,979,086	$(341,600)	$1,448,446	$0	$1,129,500	$233,694
Outside Directors
DeWitt Ezell, Jr.	$290,245	$(2,080)	$28,572	$0	$131,775	–
William V. Lapham	$290,245	$(2,080)	$28,572	$0	$131,775	–
Richard H. Evans	$157,044	$(2,080)	$28,572	$0	$131,775	–
Ricki Tigert Helfer	$290,245	$(2,080)	$28,572	$0	$131,775	–
John E. Maupin, Jr.	$290,245	$(2,080)	$28,572	$0	$131,775	–
Owen G. Shell, Jr.	$57,128	$0	$68,172	$0	$131,775	–

[1]	Represents the amount by which the exercise prices of outstanding vested options exceeded the fair market value of a share of LifePoint common stock as of January 18, 2005, multiplied by the number of shares of LifePoint common stock underlying these options.

[2]	Represents the amount by which the exercise prices of outstanding accelerated options exceeded the fair market value of a share of LifePoint common stock as of January 18, 2005, multiplied by the number of shares of LifePoint common stock underlying these options.

[3]	Represents the full fair market value of the restricted shares of LifePoint common stock purchased under the LifePoint Management Stock Purchase Plan as of January 18, 2005 that will become fully vested upon the effective time of the proposed transaction. For more details on the restricted shares purchased under the LifePoint Management Stock Purchase Plan, please see the section captioned “— Purchased Stock” beginning on page 78.

Change in Control Severance Plan

      LifePoint maintains the LifePoint Change in Control Severance Plan for its executive officers and other select employees. This plan provides severance benefits to participants who are either terminated from employment without cause within 18 months following the occurrence of a change in control of LifePoint, or who terminate their employment as a result of not holding a position following the change in control that is substantially equivalent to the position held by the employee prior to the change in control. The scope of these benefits is based upon the participant’s position with LifePoint, and the benefits generally include a severance payment of either 150% or 300% of the participant’s annual compensation, as well as continued participation in medical, life and disability plans for a period of either six or 12 months following termination of employment. In addition, participants are indemnified against any excise taxes imposed by reason of Section 280G of the Code. Benefits under this plan are offset, in whole or in part, to the extent that the participant receives any other payments under any other agreement (including the employment agreement with Mr. Donahey described below), plan or arrangement upon a change in control of LifePoint. While the consummation of the proposed transaction will constitute a change in control under this plan, due to the uncertainties associated with the proposed transaction and the integration of Province and LifePoint personnel, it is not known whether or not any LifePoint employees participating in the plan will be terminated or have their positions reduced following the effective time of the proposed transaction and become eligible to receive benefits under the plan.

Employment Agreement with Kenneth C. Donahey

      LifePoint has entered into an employment agreement with Kenneth C. Donahey, LifePoint’s Chairman of the Board, Chief Executive Officer and President, effective as of June 25, 2001. Under the terms of the employment agreement, if Mr. Donahey’s employment is involuntarily terminated without cause, or if he resigns with good reason, Mr. Donahey will receive his earned but unpaid base salary, any earned but unpaid bonus for the calendar year ending prior to termination, payments for other specified accrued amounts, continued monthly payments of his base salary for two years, 75% of his base salary as his target bonus amount for the calendar year in which his termination occurs, and for twenty-four months thereafter, and the costs of continued insurance coverage. In addition, to the extent that the severance payments and benefits payable under the employment agreement would cause Mr. Donahey to be liable for excise taxes under Section 280G of the Code, Mr. Donahey will be entitled to additional “gross up” payments to indemnify him for the effect of the excise taxes. The employment agreement also contains confidentiality provisions, as well as a non-competition covenant applicable during the period of employment and, in specified circumstances, for a period of two years following termination of employment.

      While the consummation of the proposed transaction will constitute a “change in control” under the employment agreement, it is not expected that Mr. Donahey’s employment will be terminated upon the effective time of the proposed transaction. Therefore, no severance benefits are expected to become due and payable under the employment agreement upon the effective time of the proposed transaction.

Executive Performance Incentive Plan

      LifePoint maintains an Executive Performance Incentive Plan for the benefit of specified executive officers of LifePoint. This plan provides for the payment of cash incentive bonuses to these executive officers based upon the achievement of performance goals established annually by the compensation committee of the LifePoint board of directors. Upon a change in control of LifePoint, the compensation committee is permitted, in its discretion, to pay the target bonus amount for the year in which the change in control occurs, or any portion thereof, due under each outstanding award to the participants. While the consummation of the proposed transaction will constitute a “change in control” under this plan, the compensation committee is not expected to exercise its discretion under the plan to accelerate the payment of outstanding awards in connection with the proposed transaction.

Exchange of New LifePoint Common Stock for Province Common Stock and Payment of Cash Consideration to Province Stockholders

      Promptly after the effective time of the proposed transaction, New LifePoint will deliver to the exchange agent a sufficient number of shares of New LifePoint common stock to pay the aggregate stock consideration to Province stockholders, and an amount of cash sufficient to pay the aggregate cash consideration and cash payable instead of fractional shares of New LifePoint common stock to Province stockholders.

      Under no circumstances will interest be paid to Province stockholders on the cash consideration to be paid for shares of Province common stock, even if there is a delay in making the exchange and payments.

Cash Instead of Fractional Shares of New LifePoint Common Stock

      Fractional shares of New LifePoint common stock will not be issued to any Province stockholder in connection with the proposed transaction. To the extent that Province stockholders would otherwise be entitled to receive fractional shares of New LifePoint common stock in exchange for their shares of

Province common stock, those Province stockholders will receive from the exchange agent a cash payment in an amount equal to the product of:

•	the fractional part of the share of New LifePoint common stock, multiplied by

•	the last sale price of one share of LifePoint common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, as reported by any other authoritative source reasonably selected by LifePoint) on the last trading day preceding the closing date of the proposed transaction.

      Under no circumstances will interest be paid to Province stockholders on the cash to be paid for fractional shares of New LifePoint common stock, even if there is a delay in making the exchange and payments.

Stock Exchange Listing of New LifePoint Common Stock; Delisting of Province Common Stock

      Shares of LifePoint common stock are currently listed and traded on the Nasdaq National Market under the ticker symbol “LPNT.” LifePoint intends to apply to list on the Nasdaq National Market, under the ticker symbol “LPNT,” the shares of New LifePoint common stock that will be issuable pursuant to the proposed transaction, and it is a condition to the closing of the proposed transaction that the shares of New LifePoint common stock issuable in the proposed transaction be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

      Shares of LifePoint common stock held by LifePoint stockholders, after consummation of the proposed transaction, will be deemed to be converted into shares of New LifePoint common stock on a one-for-one basis without any action by LifePoint stockholders. LifePoint stockholders will not be required to exchange their certificates representing shares of LifePoint common stock in connection with the proposed transaction.

      Shares of Province common stock are currently listed and traded on the New York Stock Exchange under the ticker symbol “PRV.” Upon consummation of the proposed transaction, shares of Province common stock will no longer be listed or traded on the New York Stock Exchange.

Ownership of New LifePoint After Completion of the Proposed Transaction

      If we consummate the proposed transaction, then based on the number of outstanding shares of LifePoint common stock and Province common stock on January 18, 2005, and assuming the closing price for a share of LifePoint common stock on January 18, 2005, were used to determine the exchange ratio, New LifePoint would issue approximately 15.1 million shares of New LifePoint common stock to Province stockholders in the proposed transaction, which would represent approximately 27.9% of the shares of New LifePoint common stock outstanding immediately after the consummation of the proposed transaction.

Resale of Shares of New LifePoint Common Stock Received by Province Stockholders in the Proposed Transaction

      The shares of New LifePoint common stock that current Province stockholders will own following the consummation of the proposed transaction will have been registered under the Securities Act. Therefore, these shares may be traded freely and without restriction by any former Province stockholder following the consummation of the proposed transaction as long as that person is not deemed to be an “affiliate” of Province under the Securities Act. An “affiliate” of Province, as defined by the rules promulgated under the Securities Act, is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Province. Persons who are affiliates of Province at the time the merger agreement is submitted to the vote of Province stockholders may not sell their shares of New LifePoint common stock acquired in the proposed transaction except pursuant to an effective registration statement under the Securities Act, or pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 promulgated by the SEC under the Securities Act. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock. Pursuant to the merger agreement, Province has agreed to use its commercially reasonable efforts to cause each of its affiliates to execute a written affiliate agreement to the effect that those affiliates will not offer or sell or otherwise dispose of any of the shares of New LifePoint common stock issued to those affiliates in the Province merger in violation of the Securities Act or the related SEC rules and regulations.

      This joint proxy statement/ prospectus does not cover any resale of New LifePoint common stock received in the proposed transaction by any person that may be deemed to be an affiliate of Province.

Commitment Letter

      The following summary of the material terms of the Commitment Letter, dated as of August 15, 2004, from Citicorp to LifePoint is qualified in its entirety by the terms of the actual commitment letter. The following summary may not contain all of the information about the commitment letter that is important to you. We encourage you to read the commitment letter carefully and in its entirety.

      Citicorp has committed, subject to the terms and conditions set forth in the commitment letter, generally to provide up to $1.725 billion in financing to LifePoint, consisting of two facilities, which we refer to in this joint proxy statement/ prospectus as the facilities: a senior term loan facility, which we refer to in this joint proxy statement/ prospectus as the term facility, and a senior revolving credit facility, which we refer to in this joint proxy statement/ prospectus as the revolving facility. The facilities and their expected terms are described below. Certain of the terms of the facilities may be modified, in specified circumstances, prior to the consummation of the proposed transaction, and Citigroup reserves the right, in specified circumstances, to substitute other alternative financing.

      The term facility will consist of an aggregate principal amount of $1.325 billion and will be used to consummate the proposed transaction and the other transactions contemplated by the merger agreement. The revolving facility will consist of an aggregate principal amount of $400 million and will be available for general corporate purposes.

      Any loan pursuant to the commitment letter will be a senior secured loan guaranteed by each borrower’s existing and future direct and indirect domestic subsidiaries. In the proposed transaction as described in this joint proxy statement/prospectus, New LifePoint, LifePoint merger sub and Province merger sub will be co-obligors. Citicorp will also be entitled to add additional co-obligors that would otherwise be guarantors.

      The term facility will provide for a seven year maturity and will amortize in quarterly installments for the first six years, with the balance in the seventh year to be paid in four equal installments. The revolving facility will provide for a five year maturity. Interest on the outstanding balances under the revolving facility is payable, at the borrowers’ option, at an average base rate (as that term is defined in the commitment letter) or at the London Interbank Offered Rate, which we refer to in this joint proxy statement/ prospectus as LIBOR, plus a margin ranging from 1.25% to 2.25%, depending on the borrowers’ leverage ratio. Interest on the outstanding balances under the term facility is payable, at the borrowers’ option, at an average base rate plus a margin of 1.25% per year, or the London Interbank Offered Rate plus a margin of 2.25% per year.

      The terms of the loans will provide for customary mandatory prepayment provisions.

      The loans will provide the borrowers with the ability to make optional prepayments, in whole or in part, in minimum amounts to be agreed upon by the parties to the commitment letter, without premium or penalty, and subject to the reimbursement of lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings on a day other than the last day of the relevant interest period for that borrowing.

      Citicorp’s obligation to make the loans described above is subject to the customary conditions precedent including, among others:

•	the proposed transaction having been consummated;

•	the repayment and termination of the existing bank credit facilities of LifePoint and Province;

•	the tender and consent solicitation for Province’s 4 1/4% Convertible Subordinated Notes and acceptance for payment of all validly tendered notes;

•	the deposit of sufficient funds to effect a redemption of Province’s 4 1/2% Convertible Subordinated Notes;

•	the tender and consent solicitation for Province’s 7 1/2% Senior Subordinated Notes and acceptance for payment of all validly tendered notes if 50.1% or more of Province’s 7 1/2% Senior Subordinated Notes are validly tendered or, if less than 50.1% of Province’s 7 1/2% Senior Subordinated Notes are validly tendered, the deposit of funds with the trustee sufficient to satisfy the covenant defeasance provisions of the indenture governing Province’s 7 1/2% Senior Subordinated Notes;

•	the absence of any litigation, administrative or regulatory proceeding that could reasonably be expected to have a material adverse effect on the financial condition, business or properties of LifePoint, its subsidiaries and Province, taken as a whole, or on the ability of the parties to the commitment letter to consummate the transactions contemplated thereby;

•	the absence of any event or occurrence which has resulted, or could reasonably be expected to result, in any material adverse change in the business assets, results of operations or financial conditions of LifePoint, its subsidiaries and Province, taken as a whole, since December 31, 2003;

•	the receipt by Citicorp of evidence that LifePoint and its subsidiaries have met the maximum leverage ratio limitations contemplated by the commitment letter;

•	Citigroup not having discovered or otherwise having become aware of any information not previously disclosed to it, or otherwise made publicly available, that is inconsistent in a material and adverse way to the information provided to Citigroup prior to the date of the commitment letter;

•	all necessary governmental and third parties having approved the loans, the proposed transaction and the other transactions contemplated by the merger agreement;

•	the absence of any continuing default; and

•	the accuracy of all representations and warranties.

      The terms of the loans will provide for customary negative and affirmative covenants, and will also include customary events of default such as payment defaults, cross-defaults to other New LifePoint indebtedness, bankruptcy and insolvency, or a change in control.

      It is a condition to LifePoint’s obligation to complete the proposed transaction that LifePoint obtain the funding required by the merger agreement. We may choose to replace a portion of the credit facility with funding from other sources.

Province’s Outstanding Notes and Senior Credit Agreement and LifePoint’s Outstanding Notes and Credit Agreement Following Consummation of the Proposed Transaction

Province’s Outstanding Convertible Notes and Senior Subordinated Notes; Province’s Senior Credit Agreement

      As of January 18, 2005, Province had outstanding two series of convertible subordinated notes and one series of senior subordinated notes:

•	$75,970,000 aggregate principal amount of 4 1/2% Convertible Subordinated Notes due November 20, 2005;

•	$172,500,000 aggregate principal amount of 4 1/4% Convertible Subordinated Notes due October 10, 2008; and

•	$200,000,000 aggregate principal amount of 7 1/2% Senior Subordinated Notes due June 1, 2013.

      The 4 1/2% Convertible Subordinated Notes were issued under an indenture dated as of November 20, 2000 between Province and National City Bank, as trustee. The indenture provides that in connection with a “change of control,” Province is required to offer to repurchase all of the outstanding 4 1/2% Convertible Subordinated Notes at 100% of their principal amount plus accrued and unpaid interest. As defined in the indenture, the proposed transaction would constitute a change of control. However, we are required by the terms of the commitment letter to redeem the 4 1/2% Convertible Subordinated Notes within 45 days after the closing date of the proposed transaction, and to give notice of the redemption and deposit funds sufficient for that purpose with the trustee simultaneously with our initial borrowing of funds under the committed facilities on the closing date of the proposed transaction. The 4 1/2% Convertible Subordinated Notes are currently redeemable at 100.9% of their principal amount plus accrued and unpaid interest. Because we will redeem the 4 1/2% Convertible Subordinated Notes, we will not be required to make a change of control offer for the notes.

      The 4 1/4% Convertible Subordinated Notes were issued under an indenture dated as of October 10, 2001 between Province and National City Bank, as trustee. The indenture provides that in connection with a “change of control,” Province is required to offer to repurchase all of the outstanding 4 1/4% Convertible Subordinated Notes at 100% of their principal amount plus accrued and unpaid interest. As defined in the indenture, the proposed transaction would constitute a change of control. However, we are required by the terms of the commitment letter to commence a cash tender offer and a related consent solicitation for the 4 1/4% Convertible Subordinated Notes and accept for payment all validly tendered notes prior to the completion of the proposed transaction, but subject to the satisfaction of all conditions to the closing of the proposed transaction. The tender offer may be made by Province, by New LifePoint, or by LifePoint or by one of their respective affiliates. In the event that all of the 4 1/4% Convertible Subordinated Notes are not tendered, we will be required to make the change of control offer described above for the remaining notes.

      The 7 1/2% Senior Subordinated Notes were issued under a first supplemental indenture dated as of May 27, 2003 between Province and U.S. Bank Trust National Association, as trustee. The indenture provides that in connection with a “change of control,” Province is required to offer to repurchase all of the outstanding 7 1/2% Senior Subordinated Notes at 101% of their principal amount plus accrued and unpaid interest. As defined in the indenture, the proposed transaction would constitute a change of control. However, we are required by the terms of the commitment letter to commence a cash tender offer and a related consent solicitation for the 7 1/2% Senior Subordinated Notes prior to the completion of the proposed transaction, but subject to the satisfaction of all conditions to the closing of the proposed transaction. The tender offer may be made by Province, by New LifePoint, or by LifePoint or by one of their respective affiliates. If less than 50.1% of the 7 1/2% Senior Subordinated Notes are validly tendered and accepted for payment, we will be required to effect a “covenant defeasance” under the indenture simultaneously with our initial borrowing of funds under the committed facilities on the closing date of the proposed transaction. If we effect this covenant defeasance, we will be required to deposit an amount which, in the opinion of a nationally recognized firm of independent public accountants, is sufficient to pay and discharge the principal of, premium, if any, and interest on the outstanding 7 1/2% Senior Subordinated Notes when due, and we will no longer be bound by most of the restrictive covenants in the indenture (although we will technically remain obligated to make payment on the notes in the event that the trust is not sufficient to pay the notes when due).

      In addition, Province maintains a bank senior credit facility of $250 million pursuant to a third amended and restated credit agreement dated as of November 13, 2001, as amended, among Province, First Union National Bank, as agent and issuing bank, and various other parties thereto. At January 18, 2005, Province had $55.0 million of outstanding indebtedness under its senior credit agreement and had outstanding letters of credit of approximately $8.3 million, reducing the amount available under the senior credit agreement to approximately $186.7 million. In connection with the proposed transaction, approximately $131.0 million of indebtedness of Province (excluding the 4 1/4% Convertible Subordinated Notes and 7 1/2% Senior Subordinated Notes but including the 4 1/2% Convertible Subordinated Notes) will be repaid or irrevocably called for redemption, and all outstanding commitments under the credit agreement and other lines of credit will be terminated.

LifePoint’s Outstanding Convertible Notes; LifePoint’s Credit Agreement

      As of January 18, 2005, LifePoint had outstanding $221 million aggregate principal amount of 4 1/2% Convertible Subordinated Notes due June 1, 2009. The 4 1/2% Convertible Subordinated Notes were issued under an indenture dated as of May 22, 2002 between LifePoint and National City Bank, as trustee. Following completion of the proposed transaction, the $221 million aggregate principal amount of 4 1/2% Convertible Subordinated Notes will remain outstanding and the 4 1/2% Convertible Subordinated Notes will be convertible into shares of New LifePoint common stock.

      LifePoint maintains a bank credit facility pursuant to a credit agreement dated as of June 19, 2001, as amended, among LifePoint, Fleet National Bank as administrative agent, the financial institutions or entities from time to time which are parties to the credit agreement as lenders, Bank of America, N.A. and Deutsche Banc Alex. Brown Inc., as co-syndication agents, and Credit Lyonnais New York Branch and SunTrust Bank, as co-documentation agents. As of January 18, 2005, LifePoint had no outstanding indebtedness under its credit agreement and had outstanding letters of credit of $8.3 million, reducing the amount available under the credit agreement to $191.7 million. In connection with the proposed transaction, all of the indebtedness of LifePoint and its subsidiaries under the bank credit facility will be repaid and all outstanding commitments under the credit agreement and other lines of credit will be terminated.

Regulatory Approvals

      Under the HSR Act and the rules of the FTC and the DOJ, the proposed transaction could not be consummated until notifications had been given and certain information had been furnished to the FTC and the DOJ, and specified waiting period requirements had been satisfied or the FTC and the DOJ had approved the proposed transaction. LifePoint and Province each prepared and filed notification and report forms with the FTC and the DOJ effective August 27, 2004. The waiting period under the HSR Act expired on September 27, 2004. Except for these antitrust clearances and compliance with applicable federal and state securities and corporate laws, neither LifePoint nor Province is aware of any other material governmental or regulatory approvals required in order to consummate the proposed transaction.

      LifePoint and Province conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the proposed transaction. LifePoint and Province have no reason to believe that any of these requirements cannot be satisfied within the time period contemplated by the merger agreement. Either or both parties may not complete some of these filings or obtain some of these approvals if, as a matter of practice, they are not required to be obtained prior to the completion of the proposed transaction.

Accounting Treatment

      The proposed transaction will be accounted for as a purchase of Province under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of Province will be recorded in the combined company’s financial statements, as of the completion of the proposed transaction, at their respective fair values. Reported financial condition and results of operations of the combined company issued after completion of the proposed transaction will reflect each of LifePoint’s and Province’s balances and results subsequent to the completion of the proposed transaction, but will not be retroactively revised to reflect the historical financial position or results of operations of LifePoint and Province combined prior to completion of the proposed transaction. Following the completion of the proposed transaction, the earnings of the combined company will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets and related tax benefits.

Material United States Federal Income Tax Consequences

      The following is a summary of material U.S. federal income tax consequences applicable to LifePoint stockholders and Province stockholders that receive, or are deemed to receive, New LifePoint stock and, in the case of Province stockholders, cash, in the LifePoint and Province mergers. This summary is based upon the provisions of the Code, applicable Treasury regulations thereunder, judicial decisions, and current administrative rulings, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

      This discussion addresses only those LifePoint stockholders or Province stockholders that hold their shares as a capital asset (generally, property held for investment). In addition, this discussion does not address all the U.S. federal income tax consequences that may be relevant to these stockholders in light of their particular circumstances, or the U.S. federal income tax consequences to those stockholders that are subject to special rules, such as, without limitation:

•	partnerships, subchapter S corporations and other pass-through entities;

•	foreign persons and entities;

•	banks, thrifts, mutual funds and other financial institutions;

•	tax-exempt organizations and pension funds;

•	insurance companies;

•	dealers or traders in securities;

•	stockholders who received their shares of common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	stockholders whose shares are qualified small business stock for purposes of section 1202 of the Code;

•	stockholders who may be subject to the alternative minimum tax provisions of the Code;

•	stockholders whose functional currency is not the U.S. dollar; and

•	stockholders who hold their common stock as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment.

      Furthermore, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the proposed transaction.

      If the LifePoint merger is consummated as described in this joint proxy statement/prospectus, then, unless fulfillment of the condition is waived, in writing, by LifePoint, LifePoint will have received an opinion from its counsel, Dewey Ballantine LLP, that the LifePoint merger will be treated as a reorganization described in Section 368(a) of the Code and/or, when taken together with the Province merger, as a transfer of property to New LifePoint by LifePoint stockholders governed by Section 351 of the Code. If the Province merger is consummated as described in this joint proxy statement/prospectus, then, unless fulfillment of the condition is waived, in writing, by Province, Province will have received an opinion from its counsel, Alston & Bird LLP, that the Province merger, when taken together with the LifePoint merger, will be treated as a transfer of property to New LifePoint by the Province stockholders governed by Section 351 of the Code. The opinion of Alston & Bird LLP will conclude that the receipt of New LifePoint common stock by Province stockholders will be governed by Section 351 of the Code but the opinion will not be required to conclude that the receipt of cash by Province stockholders will be governed by Section 351 of the Code. The foregoing opinions of Dewey Ballantine LLP and Alston & Bird LLP will be dated the closing date of the proposed transaction, and will be based upon representation letters of LifePoint, New LifePoint and Province, which will be executed on or prior to the closing date of the proposed transaction, and upon customary assumptions. Any inaccuracy in the representations or assumptions, or any future actions by New LifePoint, LifePoint or Province contrary to the representations or assumptions, could adversely affect the conclusions reached in the opinions and the tax discussion set forth below.

      Dewey Ballantine LLP, counsel for LifePoint, has delivered an opinion to LifePoint to the effect that the description of the U.S. federal income tax consequences to LifePoint stockholders below under the section captioned “— Tax Consequences of the Proposed Transaction to LifePoint Stockholders” beginning on page 87, correctly sets forth the material U.S. federal income tax consequences of the transactions described herein to LifePoint stockholders. Alston & Bird LLP, counsel for Province, has delivered an opinion to Province to the effect that the description of the U.S. federal income tax consequences to Province stockholders below under the section captioned “— Tax Consequences of the Proposed Transaction to Province Stockholders” beginning on page 87 correctly sets forth the material U.S. federal income tax consequences of the transactions described herein to Province stockholders. The descriptions of the U.S. federal income tax consequences to LifePoint stockholders and Province stockholders assume that the proposed transaction is treated in accordance with the tax opinions of Dewey Ballantine LLP and Alston & Bird LLP, described above, that are required to be delivered prior to closing. The opinions as to the accuracy of the descriptions and the opinions required to be delivered prior to closing represent the best judgment of tax counsel as to the U.S. federal income tax treatment of the LifePoint merger and the Province merger and as to the U.S. federal income tax consequences of these mergers to LifePoint stockholders and Province stockholders, but will not be binding on the IRS or the courts. No rulings have been or will be requested from the IRS with respect to any of the matters discussed herein. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this summary.

          Alternative Transaction Structures

      The receipt by LifePoint and Province of the opinions described above that are required to be delivered prior to closing is conditioned upon the companies’ provision to tax counsel of customary factual representations. While LifePoint and Province expect that they will be able to provide these representations and that the required tax opinions will be obtained, if the opinions cannot be obtained, the parties have agreed to use one of two alternative transaction structures. If it becomes necessary to utilize one of these alternative transaction structures, the tax consequences will not be as described in this joint proxy statement/prospectus, LifePoint stockholders and Province stockholders will be provided with additional proxy solicitation materials, and LifePoint and Province will re-solicit proxies from their respective stockholders to approve the appropriate transaction structure. These alternative transaction structures are described in detail in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — Alternative Transaction Structures” beginning on page 104.

          Tax Consequences of the Proposed Transaction to LifePoint Stockholders

      Exchange of LifePoint Common Stock for New LifePoint Common Stock. A LifePoint stockholder who, pursuant to the LifePoint merger, is deemed to have exchanged shares of LifePoint common stock for shares of New LifePoint common stock will not recognize gain or loss upon that exchange for U.S. federal income tax purposes. The aggregate tax basis of the New LifePoint common stock deemed received by such stockholder will be equal to the aggregate tax basis of the LifePoint common stock surrendered, and the holding period of the New LifePoint common stock will include the holding period of the LifePoint common stock surrendered.

      Reporting Requirements. Each LifePoint stockholder that is deemed to have exchanged shares of LifePoint common stock for New LifePoint common stock in the LifePoint merger will be required to retain records and file with the stockholder’s U.S. federal income tax return a statement setting forth certain facts relating to the LifePoint merger.

          Tax Consequences of the Proposed Transaction to Province Stockholders

      Exchange of Province Common Stock for a Combination of New LifePoint Common Stock and Cash. Subject to the discussion below under the sections captioned “— Common Ownership of Province and LifePoint” beginning on page 88 and “— New LifePoint Financing” beginning on page 88, a Province stockholder that exchanges its shares of Province common stock for a combination of cash and shares of New LifePoint common stock will not recognize loss on the exchange. However, the stockholder will recognize gain on the exchange equal to the lesser of the amount of cash received and the gain realized. The gain realized will be the excess of the sum of the fair market value of New LifePoint common stock and the amount of cash received in exchange for the stockholder’s shares of Province common stock that were surrendered in the exchange over the stockholder’s adjusted tax basis in those shares. For this purpose, a Province stockholder must calculate gain or loss separately for each identifiable block of shares of Province common stock that is surrendered in the exchange, and the Province stockholder may not offset a loss realized on one block of the shares against gain realized on another block of the shares. Any capital gain recognized will constitute long term capital gain if the holding period for shares of Province common stock that are surrendered in the exchange is greater than one year as of the date of the exchange. The aggregate tax basis of the shares of New LifePoint common stock received by a Province stockholder (including, for this purpose, any fractional share of New LifePoint common stock for which cash is received) in exchange for Province common stock in the Province merger will be equal to the aggregate tax basis of the surrendered Province common stock, decreased by the amount of cash received (excluding any cash received instead of a fractional share), and increased by the amount of gain recognized (excluding any gain recognized as a result of the receipt of cash instead of a fractional share). The holding period of the New LifePoint common stock will include the holding period of Province common stock surrendered in exchange therefor.

      Common Ownership of Province and LifePoint. The U.S. federal income tax consequences of the Province merger to Province stockholders could be different from the consequences described in the preceding paragraph if persons that own 50% or more of the outstanding shares of Province common stock immediately before the Province merger were to own 50% or more of the outstanding shares of New LifePoint common stock immediately after the proposed transaction. Based upon the terms of the merger agreement, the recent trading price of LifePoint common stock and the number of shares of LifePoint common stock and Province common stock expected to be outstanding immediately prior to the effective time of the proposed transaction, it would be necessary for the Province stockholders to own a minimum of approximately 21% of New LifePoint common stock in addition to the shares of New LifePoint common stock received in exchange for shares of Province common stock for this overlapping ownership to occur. In that event, a Province stockholder would be deemed to have had shares of New LifePoint common stock redeemed to the extent of the cash actually received. Cash deemed received in redemption of shares of New LifePoint common stock in such case might be treated as a dividend rather than as an amount received in exchange for stock taxable only to the extent of gain realized in the redemption. The IRS has indicated, however, that in the case of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control over corporate affairs, even a minimal reduction in the percentage of stock owned by that stockholder will avoid dividend treatment. Accordingly, cash received by such a holder of a minimal stock interest in Province whose percentage interest in New LifePoint common stock is less than the stockholder’s percentage interest in Province common stock prior to the proposed transaction should not be treated as constituting a dividend. For purposes of determining the overlapping ownership of Province common stock and New LifePoint common stock and determining the reduction in a stockholder’s interest, a stockholder may, under constructive ownership rules, be deemed to own shares of stock in addition to the shares of stock actually owned by the stockholder, including shares owned by other persons and shares subject to an option held by that stockholder or by other persons. Because the constructive ownership rules are complex, each Province stockholder should consult its own tax advisor as to the applicability of these rules.

      New LifePoint Financing. It is anticipated that New LifePoint will borrow the funds necessary to pay the cash portion of the Province merger consideration, and that the parties will treat New LifePoint as paying that merger consideration for U.S. federal income tax purposes. It is possible, however, that Province (rather than New LifePoint) could be deemed, for U.S. federal income tax purposes, to pay some or all of the cash portion of the Province merger consideration. In that case, the consequences with respect to the receipt of cash could be different from the consequences described in the preceding two paragraphs, and all or a portion of the cash received by a Province stockholder might be treated as having been paid by Province in redemption of Province shares immediately prior to the proposed transaction, rather than paid by New LifePoint in acquisition of those shares. For purposes of determining the U.S. federal income tax consequences of such deemed redemption, if any, such deemed redemption should be aggregated with the exchange of the balance of the Province shares for New LifePoint shares in the proposed transaction. As a result, although the applicable rules are not entirely clear, cash received in such deemed redemption, if any, generally should be treated as an amount received by the stockholders of Province in exchange for such stock, and therefore as taxable only to the extent of realized gain, and generally should not be treated as a dividend. Each Province stockholder should consult its own tax adviser as to the foregoing.

      Cash Received Instead of a Fractional Share. A Province stockholder that receives cash instead of a fractional share of New LifePoint common stock will be treated as having received the fractional share pursuant to the Province merger, and then as having exchanged the fractional share for cash in a redemption by New LifePoint. Any gain or loss attributable to a fractional share generally will be capital gain or loss. The amount of the gain or loss will be equal to the difference between the portion of the tax basis of the Province common stock surrendered in the Province merger that is allocated to the fractional share and the cash received therefor. Any capital gain or loss of this type will constitute long-term capital gain or loss if the holding period for the Province common stock is greater than one year as of the date of the exchange.

      Reporting Requirements. Each Province stockholder that receives shares of New LifePoint common stock in the Province merger will be required to retain records and file with the stockholder’s U.S. federal income tax return a statement setting forth certain facts relating to the Province merger. It is also expected that Province stockholders will be asked to indicate in the letter of transmittal their tax basis in the shares of Province common stock they surrender.

      This U.S. federal income tax discussion is for general information only and may not apply to all LifePoint stockholders or to all Province stockholders. Stockholders are urged to consult their own tax advisors as to the specific tax consequences of the proposed transaction to them.

THE MERGER AGREEMENT

Structure of the Proposed Transaction

      To accomplish the combination of Province and LifePoint in the proposed transaction, LifePoint and Province have formed a holding company. Prior to the effective time of the proposed transaction, the holding company’s equity will be owned 66.67% by LifePoint and 33.33% by Province. The holding company has two subsidiaries: LifePoint merger sub and Province merger sub. Pursuant to the merger agreement, if we utilize the holding company structure to effect the proposed transaction, at the effective time of the proposed transaction, LifePoint merger sub will merge with and into LifePoint, with LifePoint continuing as the surviving company following the LifePoint merger, and Province merger sub will merge with and into Province, with Province continuing as the surviving company following the Province merger. At the time the proposed transaction is completed, LifePoint and Province will each become a wholly owned subsidiary of the holding company. After the proposed transaction has been completed, Province and LifePoint will no longer be publicly traded companies. At the effective time of the proposed transaction, the holding company will change its name to “LifePoint Hospitals, Inc.” and will become a publicly traded company.

      In the event that LifePoint’s tax counsel or Province’s tax counsel is unable, for any reason, to render the opinions necessary to structure the proposed transaction as described in this joint proxy statement/prospectus, then, subject to specified conditions, the parties have agreed to utilize alternative transaction structures. If it becomes necessary to utilize one of these alternative transaction structures, you will receive additional proxy solicitation materials, and we will re-solicit your proxy to approve the appropriate transaction structure. These alternative transaction structures are described in detail in the section captioned “— Other Covenants and Agreements — Alternative Transaction Structures” beginning on page 104.

Closing Matters

Closing of the Proposed Transaction

      Unless the parties to the merger agreement agree otherwise, and unless the merger agreement has been terminated, the closing of the proposed transaction will take place at 5:01 p.m. on the date that the effective time of the proposed transaction occurs.

Effective Time of the Proposed Transaction

      The proposed transaction and the other transactions contemplated by the merger agreement will become effective on the date and at the time that the certificates of merger reflecting the proposed transaction become effective with the Delaware Secretary of State. Subject to the terms and conditions of the merger agreement and unless otherwise mutually agreed upon by the parties, the parties will cause the effective time to occur no later than the second business day after the satisfaction of the conditions to closing set forth in the merger agreement (other than those conditions that are waived by the party for whose benefit those conditions exist and those conditions which, by their terms, are not capable of being satisfied until the closing of the proposed transaction, but subject to those conditions).

Consideration to be Received in the Proposed Transaction; Conversion or Cancellation of Shares of Province Common Stock

      Pursuant to the merger agreement, Province stockholders will receive for each share of Province common stock they own:

•	$11.375 in cash; and

•	a number of shares of New LifePoint common stock equal to:

•	an exchange ratio of between 0.3447 and 0.2917, which will have a value of $11.375, if the LifePoint average share price (as defined below) is between $33.00 and $39.00;

•	an exchange ratio of 0.3447, if the LifePoint average share price is $33.00 or less; or

•	an exchange ratio of 0.2917, if the LifePoint average share price is $39.00 or more.

In this joint proxy statement/prospectus, we refer to the volume weighted average (rounded to four decimal places) of the daily sale prices for shares of LifePoint common stock for the 20 consecutive trading day period ending at the close of business on the third trading day prior to the closing of the proposed transaction as the “LifePoint average share price.”

      Shares of LifePoint common stock held by LifePoint stockholders, after consummation of the proposed transaction, will be deemed to be converted into shares of New LifePoint common stock on a one-for-one basis without any action by LifePoint stockholders. LifePoint stockholders will not be required to exchange their certificates representing shares of LifePoint common stock in connection with the proposed transaction.

Treatment of Stock Options and Other Equity Based Awards in the Proposed Transaction

      Each option or other equity right to purchase shares of Province common stock pursuant to awards granted under the Province 1997 Long-Term Equity Incentive Plan that is outstanding at the effective time of the proposed transaction, whether or not vested, will become fully vested and immediately exercisable. Pursuant to the merger agreement, any such option that is not exercised at the effective time of the proposed transaction will be canceled in exchange for a cash payment (subject to applicable withholding) for each share of Province common stock subject to these awards. The cash payment will be equal to the product of the number of shares of Province common stock subject to these awards multiplied by the amount, if any, by which the per share merger consideration exceeds the per share exercise price of the Province common stock subject to the award; provided, that if the exercise price per share of any award is equal to or greater than the per share merger consideration, the award will be canceled without payment. At the effective time of the proposed transaction, these awards will no longer represent the right to purchase shares of Province common stock, but instead will represent only the non-transferable right to receive the payment referred to above. Province is required to take all actions necessary to effectuate the treatment of such awards in the manner described above.

      At the effective time of the proposed transaction, each option or other equity right to purchase or receive shares of LifePoint common stock issued by LifePoint under the LifePoint 1998 Long-Term Incentive Plan, Management Stock Purchase Plan and Outside Directors Stock and Incentive Compensation Plan, and outstanding at the effective time of the proposed transaction, will become fully vested and/or immediately exercisable and will be converted into and exchanged for an option or other comparable equity right to purchase or receive an equal number of shares of New LifePoint common stock. All other terms and conditions of these options or other equity rights will remain the same.

Province Employee Stock Purchase Plan

      Province has agreed to take all actions with respect to its Employee Stock Purchase Plan necessary to:

•	provide that the current exercise period, currently scheduled to end on December 31, 2004, will end on the earlier to occur of December 31, 2004 and a date prior to, but as close as is practicable to, the effective time of the proposed transaction;

•	terminate its Employee Stock Purchase Plan as of the effective time of the proposed transaction; and

•	provide that no new exercise periods will be commenced under its Employee Stock Purchase Plan following the termination of the final exercise period as described in the first bullet point above.

Exchange of Province Stock Certificates in the Proposed Transaction

      Promptly after the effective time of the proposed transaction, New LifePoint will cause its transfer agent to send a letter of transmittal to each record holder of Province common stock. The letter of transmittal will be used to effect the exchange of Province common stock certificates for the merger consideration, including any cash payable in lieu of fractional shares of New LifePoint common stock. The letter of transmittal will contain instructions explaining the procedure for surrendering Province common stock certificates. Province stockholders should not return any Province common stock certificates with the enclosed proxy card.

      Province stockholders who surrender their Province common stock certificates, together with a duly executed letter of transmittal and any other documents that the exchange agent may reasonably require, will thereafter receive the merger consideration, including any cash payable in lieu of fractional shares of New LifePoint common stock.

      At the effective time, the stock transfer books of each of Province and LifePoint will be closed as to holders of shares of Province common stock and shares of LifePoint common stock, respectively, and no transfer of Province common stock by any Province stockholder or LifePoint common stock by any LifePoint stockholder will thereafter be made or recognized. After the proposed transaction, each certificate that had previously represented a share of Province common stock will represent only the right to receive the merger consideration. New LifePoint will not pay dividends to any holder of certificate(s) formerly representing Province common stock until that holder surrenders its certificate(s) to the exchange agent. However, once those certificates have been surrendered, New LifePoint will pay to the holder, without interests, any dividends or distributions that have been declared after the effective date of the proposed transaction with respect to the shares of New LifePoint common stock into which those shares of Province common stock have been converted.

      Shares of LifePoint common stock held by LifePoint stockholders, after consummation of the proposed transaction, will be deemed to be converted into shares of New LifePoint common stock on a one-for-one basis without any action by LifePoint stockholders. LifePoint stockholders will not be required to exchange their certificates representing shares of LifePoint common stock in connection with the proposed transaction.

Fractional Shares

      Each holder of shares of Province common stock exchanged pursuant to the Province merger who would otherwise have been entitled to receive a fraction of a share of New LifePoint common stock (after taking into account all certificates delivered by that holder) will receive, instead of that fraction of a share, an amount of cash (without interest) equal to that fraction multiplied by the “market value of one share of New LifePoint common stock” on the closing date of the proposed transaction. As defined in the merger agreement, the “market value of one share of New LifePoint common stock” on the closing date of the proposed transaction will be the last sale price of one share of LifePoint common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, as reported by any other authoritative source reasonably selected by LifePoint) on the last trading day preceding the closing date of the proposed transaction. In addition, no Province stockholder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares of New LifePoint common stock. No interest will be paid or accrued on the cash paid instead of fractional shares of New LifePoint common stock.

New LifePoint Board of Directors and Executive Officers

      At the effective time of the proposed transaction, the New LifePoint board of directors will consist of the seven individuals who currently constitute the LifePoint board of directors. Immediately afterwards, a member of the Province board of directors, as mutually agreed to by the parties, will be elected as the eighth member of the New LifePoint board of directors. Pursuant to the foregoing, as of the date of this joint proxy statement/prospectus, we expect LifePoint and Province to agree that [●] will be the Province director appointed to the New LifePoint board of directors. The executive officers of LifePoint will become the executive officers of New LifePoint immediately prior to the effective time of the proposed transaction. For information about where you can find out more about New LifePoint’s directors and executive officers, please see the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 167.

New LifePoint’s Restated Certificate of Incorporation, Restated Bylaws and Stockholder Rights Agreement

      Upon completion of the proposed transaction, New LifePoint’s restated certificate of incorporation will be in substantially the form set forth in Appendix D to this joint proxy statement/prospectus, and New LifePoint’s restated bylaws will be identical, in all material respects, to the form set forth in Appendix E to this joint proxy statement/prospectus. In addition, pursuant to the terms of the merger agreement, the New LifePoint board of directors must implement a stockholder rights agreement immediately prior to the effective time of the proposed transaction. Under the terms of the merger agreement, New LifePoint’s rights agreement will be substantially identical to LifePoint’s current rights agreement in all material respects. In addition, New LifePoint’s rights agreement will exempt LifePoint as an “acquiring person” prior to the effective time of the proposed transaction. Immediately prior to the effective time of the proposed transaction, New LifePoint will take all action necessary to declare a dividend of one preferred share purchase right for each outstanding share of New LifePoint common stock. For a summary of the material provisions of New LifePoint’s restated certificate of incorporation, restated bylaws and rights agreement, and the rights of New LifePoint stockholders under these documents, please see the section captioned “DESCRIPTION OF NEW LIFEPOINT CAPITAL STOCK” beginning on page 154.

Covenants and Agreements — Conduct of Business Pending Consummation of the Proposed Transaction

      LifePoint and Province have each undertaken certain covenants in the merger agreement concerning the conduct of each of their respective businesses between the date the merger agreement was signed and the completion of the proposed transaction. The following is a summary of these covenants.

Operations of Province Pending the Closing of the Proposed Transaction

      Province has agreed that, until the earlier of the closing of the proposed transaction and the termination of the merger agreement, and unless Province has first obtained LifePoint’s prior written consent, Province will, and will cause each of its subsidiaries, to:

•	operate its business only in the usual, regular, and ordinary course consistent with past practice;

•	preserve intact its present business organization and assets and maintain its rights and franchises;

•	maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, that are used by Province or any of its subsidiaries to carry on any of their business;

•	preserve existing relationships with customers, lenders, suppliers and others having material business relationships with Province or its subsidiaries;

•	maintain insurance coverages and its books, accounts and records in the ordinary course of business consistent with past practice;

•	maintain its properties and equipment in good repair, working order and condition (except for ordinary wear and tear);

•	comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, which we refer to in this joint proxy statement/prospectus as the Sarbanes-Oxley Act;

•	execute at the closing of the proposed transaction those guarantees that are necessary for, or required in connection with, any financing contemplated by the commitment letter; and

•	take no action which would materially adversely affect the ability of any party to the merger agreement to obtain any consents required for the transactions contemplated by the merger agreement, or materially adversely affect the ability of any party to the merger agreement to perform its covenants and agreements under the merger agreement.

      Province has further agreed that, until the earlier of the closing of the proposed transaction and the termination of the merger agreement, and unless Province has first obtained LifePoint’s prior written consent, Province will not do, and will not permit any of its subsidiaries to do, any of the following:

•	amend their certificates of incorporation, bylaws or other governing instruments;

•	repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities, except upon the maturity date of that indebtedness, or incur any additional debt (other than intercompany debt), except in the ordinary course of business consistent with past practice, or guarantee any debt or issue or sell any debt securities or warrants or rights to acquire any debt securities of Province or any of its subsidiaries, or guarantee any debt securities of others, or impose, or suffer the imposition of, on any asset of Province or any of its subsidiaries, any lien or permit (other than those liens that existed as of the date of the merger agreement and were disclosed by Province);

•	repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course of business consistent with past practice under Province’s existing employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Province or any of its subsidiaries, or offer to do any of the foregoing;

•	subject to specified exceptions, issue, deliver, sell, lease, pledge, encumber, authorize the issuance of, enter into any contract to do any of the foregoing or otherwise permit to become outstanding, any additional shares of Province common stock or any other capital stock of Province or any of its subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity right;

•	adjust, split, combine or reclassify any shares of capital stock (or other interest) of Province or any of its subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of capital stock (or other interest) of Province or any of its subsidiaries, or sell, lease, pledge, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock (or other interest) of Province or any of its subsidiaries (except pursuant to intercompany transfers), or any material asset (including any of Province’s or any of its subsidiaries’ hospitals) other than in the ordinary course of business consistent with past practice and for reasonable and adequate consideration;

•	purchase any securities or make any material investment either by purchase of securities, contributions to capital, asset transfers, or purchase of any new assets (including any interests) in any person other than a wholly owned subsidiary of Province, or otherwise acquire in any way direct or indirect control over any person, or agree to do any of the foregoing, in one transaction or a series of related transactions, other than in connection with the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement;

•	grant any stock option, equity or incentive award, grant any increase in compensation or benefits to the employees or officers of Province or any of its subsidiaries, subject to specified exceptions; pay any severance or termination payment or any bonus other than pursuant to specified written contracts (or non-discretionary employee benefit plans) in effect on the date of the merger agreement; add any new participant to, or increase any benefits under, Province’s retention plan in effect on the date of the merger agreement; enter into or amend any severance agreements with officers of Province or any of its subsidiaries; or grant any increase in fees or other increases in compensation or other benefits to directors of Province or any of its subsidiaries;

•	enter into or amend any employment contract between Province or any of its subsidiaries, on the one hand, and any other person or entity, on the other hand, other than for new hires with annual compensation of less than $150,000, consistent with past practice;

•	adopt any new employee benefit plan of Province or any of its subsidiaries or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Province or any of its subsidiaries, other than any change that is required by law or that, in the reasonable opinion of Province’s counsel, is necessary or advisable to maintain the tax-qualified status of any of these plans, or make any distributions from these employee benefit plans, except as required by law, or the terms of the plans;

•	make any material change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or U.S. generally accepted accounting principles, which we refer to in this joint proxy statement/prospectus as GAAP, as concurred with by its independent public accountants;

•	make any material tax election or settle or compromise any material tax liability or agree to an extension of the statute of limitation with respect to any material taxes;

•	commence any litigation other than in accordance with past practice, or subject to specified exceptions, settle or propose to settle, any litigation involving any liability of Province or any of its subsidiaries for material money damages or restrictions upon the operations of Province or any of its subsidiaries;

•	enter into, modify, amend or terminate any material contract, or waive, release, compromise or assign any material rights or claims under any contract;

•	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement;

•	other than capital expenditures in the ordinary course of business consistent with past practice, authorize or make, or agree to authorize or make, any new capital expenditure;

•	violate or fail to perform in any material respect any material obligation or duty imposed upon it by applicable law;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Province or any of its subsidiaries, or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Province or any of its subsidiaries; or

•	authorize any of, announce an intention to or commit or agree to take any of, the foregoing actions, or any action or the failure to take any action which would result in a breach of any of Province’s representations or warranties contained in the merger agreement as of the date when made or as of any future date or would result in any of the covenants or conditions in the merger agreement not being satisfied.

Operations of LifePoint Pending the Closing of the Proposed Transaction

      LifePoint has agreed that, until the earlier of the closing of the proposed transaction and the termination of the merger agreement, and unless LifePoint has first obtained Province’s prior written consent, LifePoint will, and will cause each of its subsidiaries, to:

•	operate its business only in the usual, regular, and ordinary course of business consistent with past practice;

•	preserve intact its business organization and assets and maintain its rights and franchises;

•	take no action, including, without limitation, any material acquisition of businesses or assets, which would materially and adversely affect the ability of any party to the merger agreement to obtain any consents required for the transactions contemplated by the merger agreement, or materially and adversely affect the ability of any party to the merger agreement to perform its covenants and agreements under the merger agreement or prevent or materially delay the LifePoint special meeting or the Province special meeting or the consummation of the transactions contemplated by the merger agreement; and

•	comply with the requirements of Section 404 of the Sarbanes-Oxley Act.

      LifePoint has further agreed that, until the earlier of the closing of the proposed transaction and the termination of the merger agreement, and unless LifePoint has first obtained Province’s prior written consent, LifePoint will not do, and will not permit any of its subsidiaries to do, any of the following:

•	amend LifePoint’s certificate of incorporation or bylaws or LifePoint’s rights agreement, in each case, in any manner adverse to Province stockholders;

•	subject to specified exceptions, repurchase, redeem, or otherwise acquire or exchange (other than in the ordinary course of business consistent with past practice or as previously disclosed in LifePoint’s reports filed with the SEC prior to the date of the merger agreement), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of LifePoint or any of its subsidiaries, or declare or pay any dividend or make any other distribution in respect of LifePoint capital stock;

•	subject to specified exceptions, adjust, split, combine or reclassify any shares of LifePoint capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of LifePoint capital stock, other than pursuant to stock compensation or other employee benefit plans in the ordinary course of business consistent with past practice; or

•	authorize any of, announce an intention to or commit or agree to take any of, the foregoing actions.

                       Adverse Change in Conditions

      LifePoint and Province have agreed to notify each other promptly upon becoming aware of any fact, or of the occurrence or impending occurrence of any event or circumstance, relating to it or any of its subsidiaries which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other party or which has had or is reasonably likely to have a “material adverse effect” (as defined in the section captioned “— Definition of Material Adverse Effect” beginning on page 113) on Province or LifePoint, as applicable. For purposes of determining the satisfaction of the conditions to the consummation of the transactions contemplated by the merger agreement, the fact that a party to the merger agreement has given this notice will not be considered.

Reports

      Each party to the merger agreement and its subsidiaries have agreed to file all reports with regulatory authorities required to be filed by each entity between the date of the merger agreement and the closing of the proposed transaction, and will deliver to the other party copies of all reports promptly after they are filed. LifePoint and Province have agreed that if financial statements are contained in any reports filed with the SEC, these financial statements will fairly present, in all material respects, the consolidated financial position of the entity filing the statements as of the dates indicated and the consolidated results of operations and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). LifePoint and Province have agreed that the reports filed with the SEC, as of their respective dates, will comply in all material respects with the securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in those reports or necessary in order to make the statements in the reports, in light of the circumstances under which they were made, not misleading. LifePoint and Province have also agreed that any financial statements contained in any other reports to another regulatory authority will be prepared in accordance with the laws applicable to the reports.

Conduct of Business of the Holding Company and the Merger Subsidiaries Pending Completion of the Proposed Transaction

      Prior to the effective time of the proposed transaction and subject to any applicable regulatory approvals, LifePoint has agreed to cause the holding company, Province merger sub and LifePoint merger sub to:

•	perform their respective obligations under the merger agreement and take all other actions necessary or appropriate for the consummation of the transactions contemplated by the merger agreement;

•	not incur directly or indirectly any liabilities or obligations except those incurred in connection with the consummation of the merger agreement and the transactions contemplated by the merger agreement;

•	not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by the merger agreement; and

•	not create, grant or suffer to exist any lien upon their respective properties or assets which would attach to any properties or assets of LifePoint or Province after the effective time.

Other Covenants and Agreements

Registration Statement; Joint Proxy Statement/Prospectus; Stockholder Approval

      The parties to the merger agreement have agreed to cooperate in promptly preparing, and New LifePoint has agreed to file with the SEC, a joint proxy statement/prospectus (including any necessary supplements of, or amendments to, the joint proxy statement/prospectus) relating to each company’s special meeting and a registration statement on Form S-4 (including all amendments to the Form S-4), of which the joint proxy statement/prospectus is included as a part, in connection with the registration under the Securities Act of the shares of New LifePoint common stock to be issued in the proposed transaction.

      Province has agreed that it will convene the Province special meeting, to be held as promptly as practicable after the SEC has declared effective the registration statement filed by New LifePoint with the SEC with respect to the shares of New LifePoint to be issued in the proposed transaction, for the purpose of voting on the adoption of the merger agreement and any other related matters that it deems appropriate, and, subject to specified exceptions, has agreed to use its commercially reasonable efforts to obtain its stockholders’ adoption of the merger agreement. Province has also agreed that neither the Province board of directors nor any committee thereof will withdraw, qualify or modify, or propose publicly to do so, in a manner adverse to LifePoint, the approval by the board of directors or the committee, as applicable, of the merger agreement or the proposed transaction, or the recommendation of the board to Province stockholders to adopt the merger agreement. However, the Province board of directors will be permitted to:

•	not recommend to Province stockholders that they adopt the merger agreement; or

•	withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to LifePoint, its recommendation to Province stockholders that they adopt the merger agreement,

but only if, subsequent to the receipt of a “superior proposal” (as discussed in the section captioned “THE MERGER AGREEMENT — Other Covenants and Agreements — No Solicitation” beginning on page 97), the Province board of directors, by a majority vote, determines in its good faith judgment that doing so is necessary for it to comply with its fiduciary duties to Province stockholders under the DGCL and applicable law, after receiving the advice of outside legal counsel.

      LifePoint has also agreed that it will convene the LifePoint special meeting, to be held as soon as reasonably practicable after the SEC has declared effective the registration statement filed by New LifePoint with the SEC with respect to the shares of New LifePoint to be issued in the proposed transaction, for the purpose of voting on the adoption of the merger agreement and any other related matters that it deems appropriate, and has agreed to use all commercially reasonable efforts to obtain its stockholders’ adoption of the merger agreement.

No Solicitation

      Province has agreed that it will not, nor will it permit any of its subsidiaries to, nor will it permit any of its or their respective affiliates, investment bankers, financial advisors, attorneys, accountants, consultants or other representatives or agents to, directly or indirectly:

•	solicit, initiate, encourage, facilitate or induce (including by way of furnishing information) the making, submission or announcement of any “acquisition proposal” (as defined below);

•	initiate or participate in any discussions or negotiations regarding, or furnish to any person or “group” (as that term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	subject to specified limitations, approve, endorse or recommend any acquisition proposal, including waiving any provision of, or amending the terms of, Province’s rights agreement, or granting any waiver or release under any standstill or any similar agreement with respect to any class of Province’s equity securities; or

•	enter into any agreement, arrangement or understanding with respect to any acquisition transaction, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the proposed transaction or any other transaction contemplated by the merger agreement.

      The merger agreement provides that Province and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any persons conducted prior to the execution of the merger agreement with respect to any acquisition proposal, and Province and its subsidiaries have agreed to use their respective commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. The parties have agreed that any violation of the restrictions set forth in the foregoing provision of the merger agreement by any affiliate or representative of Province or any of its subsidiaries will be deemed to be a breach of that provision by Province.

      However, Province and its subsidiaries may, at any time prior to the time Province stockholders adopt the merger agreement, furnish nonpublic information regarding Province or any of its subsidiaries to, or enter into a confidentiality agreement or discussions or negotiations with, any person or group in response to a bona fide, unsolicited, written acquisition proposal submitted by that person or group (and not withdrawn) if:

•	the acquisition proposal was not solicited after the date of the merger agreement, was made after the date of the merger agreement, and neither Province nor any of its subsidiaries, nor any of their respective affiliates or representatives, has violated any of the restrictions described in this section;

•	the Province board of directors determines in its good faith judgment (after receiving the advice of outside legal counsel and Merrill Lynch or any other financial advisor of nationally recognized reputation) that the acquisition proposal constitutes a “superior proposal” (as defined below);

•	the Province board of directors concludes in good faith, after consultation with its outside legal counsel, that this type of action is required by the board’s fiduciary duties to Province stockholders under applicable law;

•	at least 48 hours prior to furnishing any of the nonpublic information described above to, or entering into discussions or negotiations with, any person or group, Province gives LifePoint written notice of the identity of that person or group, the terms of the superior proposal and of Province’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, that person or group, and, in addition, Province receives from the person or group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the confidentiality agreement dated June 25, 2004 between Province and LifePoint; and

•	contemporaneously with furnishing any of the nonpublic information discussed above to any person or group, Province furnishes that nonpublic information to LifePoint (to the extent the nonpublic information has not been previously furnished by Province to LifePoint).

      In addition to the foregoing, Province has agreed to provide LifePoint with at least 48 hours’ prior written notice of any meeting of the Province board of directors at which the Province board of directors is reasonably expected to consider an acquisition proposal and, together with this notice, a copy of the most recently proposed documentation relating to the acquisition proposal. In addition, Province has agreed promptly to provide to LifePoint any documentation relating to the acquisition proposal.

      Moreover, Province has agreed to advise LifePoint, orally and in writing, of any request Province receives for nonpublic information which Province reasonably believes could lead to an acquisition proposal, or of any acquisition proposal, including the material terms and conditions of the request or acquisition proposal, and the identity of the person or group making the request or acquisition proposal. Province has agreed to advise LifePoint of the foregoing as promptly as practicable, and in any event within 24 hours after any of Province’s executive officers become aware of any of the foregoing. Province must also promptly inform LifePoint of material amendments or modifications to any request or acquisition proposal.

      An “acquisition proposal” is defined in the merger agreement as any offer, proposal or indication of interest (whether communicated to Province or publicly announced to Province stockholders) by any person (other than LifePoint or any of its affiliates) for an “acquisition transaction” (as defined below) involving Province or any of its present or future consolidated subsidiaries.

      An “acquisition transaction” is defined in the merger agreement as, directly or indirectly, any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving:

•	any acquisition or purchase from Province by any person or group (other than LifePoint or any of its affiliates) of 15% or more in interest of the total outstanding voting securities of Province or any of its subsidiaries, or any tender offer or exchange offer that, if consummated, would result in any person or group (other than LifePoint or any of its affiliates) beneficially owning 15% or more in interest of the total outstanding voting securities of Province or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Province pursuant to which Province stockholders immediately preceding the transaction hold less than 85% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to the transaction) of the transaction;

•	any sale or lease (other than in the ordinary course of business consistent with past practice), or exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of a business of Province or any of its subsidiaries that represents 15% or more of the net revenues, net income or assets of Province or any of its subsidiaries; or

•	any liquidation, reorganization or dissolution of Province.

      A “superior proposal” is defined in the merger agreement as any acquisition proposal (on its most recently amended or modified terms, if amended or modified):

•	involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, Province and its subsidiaries; and

•	with respect to which the Province board of directors:

•	determines in good faith that the acquisition proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and the person or group making the acquisition proposal; and

•	determines in its good faith judgment (after receiving the advice of Merrill Lynch or any other financial advisor of nationally recognized reputation) that the consideration to the holders of Province common stock is superior from a financial point of view to the consideration provided for in the proposed transaction, taking into account all relevant factors (including whether, in the good faith judgment of the Province board of directors, after receiving the advice of Merrill Lynch of any other financial advisor of nationally recognized reputation, the person or group making the acquisition proposal is reasonably able to finance the transaction, and any proposed changes to the merger agreement that may be proposed by LifePoint in response to the acquisition proposal).

Exchange Listing

      Prior to the effective time of the proposed transaction, LifePoint has agreed to use all commercially reasonable efforts to list on the Nasdaq National Market the shares of New LifePoint common stock to be issued pursuant to the proposed transaction. In addition, LifePoint has agreed to use all commercially reasonable efforts to give all notices and make all filings with Nasdaq required in connection with the proposed transaction.

Antitrust Notification; Consents of Regulatory Authorities

      Pursuant to and to the extent required by the HSR Act, LifePoint and Province have agreed to:

•	prepare and file, within 10 business days following the date of the merger agreement, their respective required notification and report forms and any other form, registration or notice, required for the transactions contemplated by the merger agreement with the FTC and the DOJ;

•	promptly prepare and file any supplemental or additional information which may be requested under the HSR Act;

•	promptly take all such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or regulatory authority, including filing pursuant to the HSR Act;

•	comply in all material respects with the requirements of the HSR Act;

•	use their commercially reasonable efforts to cooperate with one another in:

•	resolving objections, if any, which may be asserted with respect to the proposed transaction under the HSR Act or any antitrust law;

•	avoiding the filing of, or resisting or resolving, any litigation challenging the proposed transaction as violative of the antitrust laws; and

•	taking, or causing to be taken, and cooperating with each other with respect to, all other actions and doing, and causing to be done, all things necessary, proper or appropriate under the antitrust laws and any other applicable laws to consummate and make effective the proposed transaction and any other such action as may be required by the DOJ and/or the FTC in order to resolve any objections as either of them may have to the proposed transaction or any federal or state court in the U.S., or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any regulatory authority or any other person challenging the proposed transaction as violative of the antitrust laws, in order to avoid the entry of any order which has the effect of preventing the consummation of the proposed transaction and to have vacated, lifted, reversed or overturned any such order.

      LifePoint and Province have also agreed to:

•	promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and obtain as promptly as practicable all approvals, consents, orders, exemptions or waivers of all regulatory authorities and other persons or entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement;

•	consult with each other with respect to the obtaining of all approvals, consents, orders, exemptions or waivers of all regulatory authorities and other persons or entities necessary or advisable to consummate the transactions contemplated by the merger agreement;

•	keep the other apprised of the status of matters related to the transactions contemplated by the merger agreement; and

•	promptly advise each other upon receiving any material communication from any regulatory authority whose approvals, consents, orders, exemptions or waivers is required for consummation of the transactions contemplated by the merger agreement, which causes such party to reasonably believe that there is a reasonable likelihood that any requisite approvals, consents, orders, exemptions or waivers will not be obtained or materially delayed.

Filings with State Offices

      LifePoint has agreed to use its commercially reasonable efforts to execute and file certificates of merger relating to the proposed transaction contemplated by the merger agreement with the Delaware Secretary of State in connection with the closing of the proposed transaction.

Agreement as to Efforts to Consummate

      Subject to specified limitations, each party to the merger agreement and each of their respective subsidiaries has agreed to use all commercially reasonable efforts to take all actions and do all things necessary, proper, or advisable under applicable law to consummate and make effective, as soon as reasonably practicable after the date of the merger agreement, the transactions contemplated by the merger agreement, and to cause the satisfaction of all conditions to the closing of the proposed transaction. Province has also agreed to cooperate with LifePoint and its affiliates in connection with any tender offer or consent solicitation involving any of Province’s outstanding indebtedness or, at LifePoint’s or its affiliate’s direction, to commence, or cause to be commenced, a tender offer or consent solicitation for any or all of Province’s outstanding indebtedness, which tender offer or consent solicitation will be conditioned on the consummation of the proposed transaction.

Investigation and Confidentiality

      Each party to the merger agreement has agreed to use all commercially reasonable efforts to keep the other parties to the merger agreement advised of all material developments relevant to its business and to the consummation of the proposed transaction. Subject to specified limitations, Province has agreed to permit LifePoint and its authorized representatives to investigate the business, properties, personnel, offices, books and records of Province and its subsidiaries and each of their respective financial, legal and operating conditions as LifePoint reasonably requests. In addition, LifePoint and Province have each agreed to maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its subsidiaries’ businesses, operations, and financial positions, and to not use that information for any purpose except in furtherance of the transactions contemplated by the merger agreement.

Public Announcements

      Subject to specified limitations, LifePoint and Province have agreed to use their reasonable efforts to consult with each other as to the form and substance of any public disclosure materially related to the merger agreement or any other transaction contemplated by the merger agreement before making that public disclosure.

Tax Treatment

      LifePoint and Province have agreed not to take or permit to be taken any actions that are reasonably likely to prevent the LifePoint merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code or the LifePoint merger, taken together with the Province merger, from qualifying as an exchange under Section 351 of the Code. In addition, the parties to the merger agreement have agreed to use their reasonable best efforts (including the provision of officers’ certificates containing reasonably requested representations) to permit counsel to render the required opinions with respect to the tax effects of the structure of the transaction contemplated by the merger agreement.

State Takeover Laws

      Each of the parties to the merger agreement has agreed to take all necessary action to ensure that no state takeover or similar law is or becomes applicable to the merger agreement or the transactions contemplated by the merger agreement and, if any state takeover or similar law is or does become so applicable, to take all reasonable action to ensure that the transactions contemplated by the merger agreement may be promptly consummated on the terms contemplated by the merger agreement, and otherwise to minimize the effect of, or challenge the validity or applicability of, any applicable takeover law.

Charter Provisions

      Each of the parties to the merger agreement has agreed to take all necessary action to ensure that the entering into of the merger agreement and the consummation of the proposed transaction and the other transactions contemplated by the merger agreement do not and will not result in the grant of any rights to any person under the certificate of incorporation, bylaws or other governing instruments of any of the parties to the merger agreement or any of their respective subsidiaries or affiliates, or restrict or impair the ability of New LifePoint to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any of the parties to the merger agreement or any of their respective subsidiaries or affiliates that may be directly or indirectly acquired or controlled by them.

Rights Agreement

      Province has agreed to take all necessary action (including, if required, redeeming all of the outstanding equity rights issued pursuant to its rights agreement or amending or terminating its rights agreement) so that the entering into of the merger agreement and consummation of the merger agreement and the other transactions contemplated by the merger agreement do not and will not result in any person becoming able to exercise any rights under Province’s rights agreement or enabling or requiring the rights to be separated from the shares of Province common stock to which they are attached or to be triggered or to become exercisable.

      LifePoint also has agreed to take all necessary action (including, if required, redeeming all of the outstanding equity rights issued pursuant to its rights agreement or amending or terminating its rights agreement) so that the entering into of the merger agreement and consummation of the proposed transaction and the other transactions contemplated by the merger agreement do not and will not result in any person becoming able to exercise any rights under LifePoint’s rights agreement or enabling or requiring the rights to be separated from the shares of LifePoint common stock to which they are attached or to be triggered or to become exercisable.

      Prior to the effective time of the proposed transaction, New LifePoint has agreed to adopt and have in full force and legal effect a stockholder rights agreement substantially identical, in all material respects, to LifePoint’s rights agreement, and which will exempt LifePoint as an “acquiring person” prior to the effective time of the proposed transaction. New LifePoint will take all action that is necessary to declare, immediately prior to the effective time of the proposed transaction, a dividend of one preferred share purchase right for each outstanding share of New LifePoint common stock.

Employee Benefits and Contracts

      The merger agreement provides that, for a period of 12 months following the effective time of the proposed transaction, New LifePoint will provide generally to current officers and employees of Province and its subsidiaries employee benefits under employee benefit and welfare plans (other than incentive compensation plans, bonus plans, or stock option or other plans involving the potential issuance of shares of New LifePoint common stock), on terms and conditions which when taken as a whole are substantially comparable to either those currently provided to those employees by Province or its subsidiaries or those currently provided by LifePoint or its subsidiaries to its or their similarly situated officers and employees, as applicable. For purposes of eligibility, participation, vesting and pre-existing condition limitations under LifePoint’s benefit plans, as well as paid vacation and paid time off purposes, the service of the employees of Province or its subsidiaries, as applicable, prior to the effective time of the proposed transaction will be treated as service with LifePoint or a subsidiary of LifePoint, as applicable, participating in LifePoint’s benefit plans to the extent service is taken into consideration generally under those plans for similarly situated employees of LifePoint or its subsidiaries. New LifePoint also has agreed to cause Province and its subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation contracts disclosed by Province to LifePoint pursuant to the merger agreement between Province or any of its subsidiaries and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the effective time of the proposed transaction under Province’s benefit plans, including the payment of annual incentive bonuses to Province employees no later than the date LifePoint pays its equivalent incentive compensation for 2004 for amounts accrued during the quarterly periods ended prior to the effective time of the proposed transaction to the extent an employee is employed by Province or its affiliates, as of December 31, 2004 and at the time those amounts are to be paid.

Indemnification; Insurance

      The merger agreement provides that, for a period of six years after the effective time of the proposed transaction, New LifePoint will, and will cause Province to, indemnify, defend and hold harmless, to the fullest extent permitted by Delaware law, Section 402 of Sarbanes-Oxley Act and by Province’s certificate of incorporation and bylaws, the present and former directors and officers of Province and its subsidiaries against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions of directors and officers of Province and its subsidiaries or, at Province’s request, of another entity, or occurring at or prior to the effective time of the proposed transaction (including the transactions contemplated by the merger agreement). In addition, for a period of six years from the effective time of the proposed transaction, New LifePoint has agreed to, or cause Province to, maintain in effect, subject to specified limitations, the liability insurance policies of Province’s existing directors and officers with respect to claims arising from facts or events which occurred prior to the effective time of the proposed transaction and covering persons who are currently covered by that insurance. If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds 300% of the annual premium payments on Province’s current policy in effect as of the date of the merger agreement, New LifePoint or Province has agreed to use its commercially reasonable efforts to maintain liability insurance policies that are most advantageous to directors and officers and that may be obtained for a premium equal to 300% of the annual premium payments on Province’s current policy.

Affiliates

      Not less than twenty business days prior to the date of the Province special meeting, Province has agreed to deliver to LifePoint a letter identifying all persons who, in Province’s reasonable judgment, may be deemed, at the time the merger agreement is submitted to Province stockholders for adoption, to be “affiliates” of Province for purposes of Rule 145 promulgated under the Securities Act and applicable SEC rules and regulations, and to update the list thereafter as necessary to reflect any changes occurring following the date of the list. Province has agreed to use its commercially reasonable efforts to cause each person identified on the list to deliver to LifePoint, no later than ten business days prior to the effective time of the proposed transaction, a written agreement to the effect that the affiliate will not offer, sell or otherwise dispose of any shares of New LifePoint common stock issued to the affiliate in connection with the proposed transaction except pursuant to an effective registration statement under the Securities Act, or pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 promulgated by the SEC under the Securities Act.

Board of Directors

      Prior to the effective time of the proposed transaction, the New LifePoint board of directors has agreed take the required action to appoint one member of the current Province board of directors, as mutually agreed to by the parties to the merger agreement, to the New LifePoint board of directors, to be effective immediately after the effective time of the proposed transaction. Pursuant to the foregoing, as of the date of this joint proxy statement/prospectus, we expect LifePoint and Province to agree that [●] will be the Province director appointed to the New LifePoint board of directors. We currently intend for [●] to be nominated for election to a three-year term at New LifePoint’s 2005 annual meeting of stockholders.

Alternative Financing

      LifePoint has agreed to use its commercially reasonable efforts to satisfy the conditions to funding contained in, and otherwise obtain and incur the financing contemplated by, the commitment letter. If Citicorp terminates the commitment letter or indicates to LifePoint that any condition to Citicorp’s obligation to provide the financing contemplated by the commitment letter is reasonably likely to be unavailable at the closing of the proposed transaction, LifePoint will promptly notify Province of that fact and has agreed to use its commercially reasonable efforts to obtain from another source or sources, on substantially the same terms as those contained in the commitment letter, funding to consummate the transactions contemplated by the merger agreement.

Rule 16(b)

      LifePoint and Province have agreed to take all steps reasonably necessary to cause the transactions contemplated by the merger agreement and any other acquisitions of equity securities of New LifePoint (including derivative securities) in connection with the merger agreement by each individual who is a LifePoint director or officer or, on the date of the closing of the proposed transaction, will become a director or officer of New LifePoint, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Alternative Transaction Structures

      LifePoint and Province have each agreed to use their commercially reasonable efforts to obtain the following tax opinions from their tax counsel:

•	from LifePoint’s tax counsel, an opinion that the LifePoint merger in the proposed transaction as described in this joint proxy statement/prospectus will be treated as a reorganization as described in Section 368(a) of the Code and/or, when taken together with the Province merger in the proposed transaction as described in this joint proxy statement/prospectus, as a transfer of property to the holding company by holders of LifePoint common stock governed by Section 351 of the Code; and

•	from Province’s tax counsel, an opinion that the Province merger in the proposed transaction as described in this joint proxy statement/ prospectus, when taken together with the LifePoint merger in the proposed transaction as described in this joint proxy statement/prospectus, will be treated as a transfer of property to the holding company by holders of Province common stock governed by Section 351 of the Code.

However, if LifePoint’s tax counsel or Province’s tax counsel is unable, for any reason, to render the opinions described above, then, subject to specified conditions, the parties have agreed to structure the proposed transaction as a “forward subsidiary merger transaction.” A “forward subsidiary merger transaction” is a transaction in which the aggregate value of the net stock consideration to be received by Province stockholders in the transaction (excluding fractional shares of stock for which cash is to be received) is no less than 40% of the “base amount” (as discussed below) and in which the following occur:

•	Province merges with and into an entity wholly owned or formed by LifePoint to effect the forward subsidiary merger transaction in accordance with the DGCL, after which time the separate existence of Province ceases and the wholly owned entity continues as the surviving entity and a wholly owned subsidiary of LifePoint; and

•	instead of receiving shares of New LifePoint common stock, Province stockholders receive a number of shares of LifePoint common stock equal to the same number of shares of New LifePoint common stock as they would have received in the proposed transaction as described in this joint proxy statement/prospectus.

The “base amount” is the sum of:

•	the aggregate fair market value of the consideration to be received by holders of Province common stock, as determined pursuant to the merger agreement;

•	the fair market value of payments to Province stockholders who perfect their appraisal rights; and

•	the fair market value of Province’s 4 1/2% Convertible Subordinated Notes due 2005 and Province’s 4 1/4% Convertible Subordinated Notes due 2008.

      If it becomes necessary to structure the proposed transaction as a forward subsidiary merger transaction, LifePoint and Province have each agreed to use their commercially reasonable efforts to obtain an opinion from their respective tax counsel that:

•	the forward subsidiary merger transaction will constitute a reorganization within the meaning of Section 368(a) of the Code; and

•	the exchange in the forward subsidiary merger transaction of Province common stock for LifePoint common stock and cash will not give rise to gain recognition to Province stockholders for U.S. federal income tax purposes, except to the extent of any cash received by a Province stockholder.

However, if either LifePoint’s tax counsel or Province’s tax counsel is unable, for any reason, to render the opinions described above, then, subject to specified conditions, the parties have agreed to structure the proposed transaction as a reverse subsidiary merger transaction. A reverse subsidiary merger transaction is a transaction in which:

•	an entity wholly owned or formed by LifePoint to effect the reverse subsidiary merger transaction is merged with and into Province in accordance with the DGCL, after which the separate existence of the wholly owned entity ceases and Province becomes the surviving corporation and a wholly owned subsidiary of LifePoint; and

•	instead of receiving shares of New LifePoint common stock, Province stockholders will receive a number of shares of LifePoint common stock equal to the same number of shares of New LifePoint common stock as they would have received in the proposed transaction as described in this joint proxy statement/prospectus.

      If it becomes necessary to utilize one of these alternative transaction structures, you will receive additional proxy solicitation materials, and LifePoint and Province will re-solicit proxies from their stockholders to approve the appropriate transaction structure.

Representations and Warranties

      The merger agreement contains various representations and warranties made by each of LifePoint and Province. Province has made representations and warranties to LifePoint regarding, among other things:

•	corporate organization, good standing, and corporate power;

•	corporate authority and power necessary to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement, the absence of any required consents or approvals, except as provided in the merger agreement, and the absence of conflicts with any of Province’s contracts or charter documents, or laws or orders applicable to Province;

•	capitalization;

•	organization, existence, good standing, corporate authority and capitalization of each of its subsidiaries;

•	timely filing of all reports and financial statements required to be filed with the SEC since December 31, 2001, and the accuracy and content of those reports and financial statements, and the absence of a requirement that any of its subsidiaries make any SEC filings;

•	absence of undisclosed liabilities;

•	absence of certain changes, events or occurrences, except as disclosed in documents filed with the SEC since December 31, 2003 and prior to the date of the merger agreement, having a material adverse effect or that would be restricted by the merger agreement;

•	tax matters;

•	assets;

•	accounts receivable;

•	real property and leases;

•	insurance;

•	intellectual property;

•	environmental matters;

•	compliance with laws;

•	labor relations;

•	employee benefit plans;

•	material contracts;

•	legal proceedings;

•	timely filing, and the accuracy and content, of reports and statements required to be filed with regulatory authorities since January 1, 2002 (except, in the case of filings with state securities authorities, the failures to file which are not reasonably likely to have, individually or in the aggregate, a material adverse effect);

•	the truth and accuracy of specified information;

•	tax and regulatory matters;

•	state takeover laws;

•	provisions of the governing documents of Province and each of its subsidiaries;

•	Province’s rights agreement;

•	opinion of Province’s financial advisor;

•	the Province board of directors’ approval of the merger agreement and recommendation that Province stockholders adopt the merger agreement and the transactions contemplated by the merger agreement;

•	healthcare licenses;

•	Medicare participation/accreditation;

•	inspections and investigations; and

•	billing practices; fraud and abuse.

      LifePoint has made representations and warranties to Province regarding, among other things:

•	corporate organization, good standing, and corporate power;

•	corporate authority and power necessary to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement, the absence of any required consents or approvals, except as provided in the merger agreement, and the absence of conflicts with any of LifePoint’s contracts or charter documents, or laws or orders applicable to LifePoint;

•	capitalization;

•	organization, existence, good standing, corporate authority and capitalization of each of its subsidiaries;

•	timely filing of all reports and financial statements required to be filed with the SEC since December 31, 2001, and the accuracy and content of those reports and financial statements, and the absence of a requirement that any of its subsidiaries make any SEC filings;

•	absence of undisclosed liabilities;

•	absence of certain changes, events or occurrences, except as disclosed in documents filed with the SEC since December 31, 2003 and prior to the date of the merger agreement, having a material adverse effect or that would be restricted by the merger agreement;

•	tax matters;

•	compliance with laws;

•	employee benefit plans;

•	material contracts;

•	legal proceedings;

•	the truth and accuracy of specified information;

•	organization, good standing, authority and capitalization of New LifePoint, LifePoint merger sub and Province merger sub;

•	tax and regulatory matters;

•	financing of the transactions contemplated by the merger agreement;

•	the LifePoint board of directors’ approval of the merger agreement and recommendation that LifePoint stockholders adopt the merger agreement and the transactions contemplated by the merger agreement;

•	healthcare licenses;

•	Medicare participation/accreditation;

•	inspections and investigations; and

•	billing practices; fraud and abuse.

      The representations and warranties contained in the merger agreement do not survive the effective time of the proposed transaction.

Conditions to the Proposed Transaction

Conditions to Each Party’s Obligation to Effect the Proposed Transaction

      The respective obligations of each party to the merger agreement to consummate the proposed transaction are subject to the satisfaction of the following conditions, unless waived by the parties to the merger agreement in accordance with the terms of the merger agreement:

•	adoption of the merger agreement by Province stockholders and adoption of the merger agreement by LifePoint stockholders;

•	the obtaining or making of all necessary consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmations, filings and registrations with and notifications to all federal, state, county, local or other governmental or regulatory authorities having jurisdiction over LifePoint or Province or any of their respective subsidiaries required to consummate the transactions contemplated by the merger agreement and the expiration or termination of any waiting period applicable to the consummation of the proposed transaction under any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to LifePoint, Province or any of their subsidiaries, or any of their respective assets, liabilities or businesses;

•	the absence of any statute, law, ordinance, rule or regulation or any judgment, order, writ, preliminary or permanent injunction or decree, or any other action of any governmental entity or other legal restraint or prohibition which prohibits, restricts or makes illegal the consummation of the transactions contemplated by the merger agreement, provided that each of the parties to the merger agreement have used all commercially reasonably efforts to prevent the entry of any judgment, order, writ, preliminary or permanent injunction or decree and to appeal as promptly as possible any judgment, order, writ, preliminary or permanent injunction or decree that may be entered;

•	the declaration and continuing effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, including any amendments of or supplements to the registration statement, and the absence of any proceedings pending before or threatened by the SEC for the purpose of issuing a stop order suspending the effectiveness of the Form S-4, as well as obtaining all necessary approvals under state securities laws or the Securities Act or the

Exchange Act related to the issuance or trading of the shares of New LifePoint common stock issuable pursuant to the proposed transaction; and

•	the approval of the shares of New LifePoint common stock to be issued in the proposed transaction for listing on the Nasdaq National Market, subject to official notice of issuance.

Conditions to LifePoint’s Obligation to Effect the Proposed Transaction

      The obligation of LifePoint to consummate the proposed transaction is subject to the satisfaction of the following additional conditions, any one or more of which may be waived, in writing, by LifePoint:

•	the representations and warranties of Province being true and correct in all respects, without giving effect to any exception or qualification in the merger agreement relating to materiality or material adverse effect, at and as of the effective time of the proposed transaction, except where the failure of any representations or warranties of Province to be true and correct, individually or in the aggregate, has not had, and would not be reasonably likely to have, a material adverse effect on Province;

•	Province having complied, in all material respects, with all agreements and covenants required by the merger agreement to be complied with by Province prior to the closing date of the proposed transaction;

•	Province having delivered to LifePoint the required certificate of an executive officer of Province and the certified copies of resolutions duly adopted by the Province board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	the rights under Province’s rights agreement not having become non-redeemable or exercisable for capital stock of LifePoint upon consummation of the Province merger;

•	Province having delivered to New LifePoint a certification that Province is not, and has not been at any time during the five years preceding the date of the certification, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) and proof reasonably satisfactory to LifePoint that Province has provided notice of the certification to the IRS in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

•	LifePoint having received evidence satisfactory to it that Province has obtained all consents, approvals, authorizations, qualifications and orders of third parties required in connection with the merger agreement and the transactions contemplated thereby, except for those consents, approvals, authorizations, qualifications and orders which, if not obtained, are not reasonably likely to have, individually or in the aggregate, a material adverse effect on Province;

•	no event or change having occurred that is reasonably likely to have, individually or in the aggregate, a material adverse effect on Province; and

•	LifePoint having obtained the funding required to complete the transactions contemplated by the merger agreement.

In addition, the obligation of LifePoint to complete the proposed transaction as described in this joint proxy statement/prospectus is conditioned on LifePoint having received an opinion from its tax counsel that the LifePoint merger will qualify as a “reorganization” under Section 368(a) of the Code and/or, when taken together with the Province merger, as a transfer of property to New LifePoint by LifePoint stockholders governed by Section 351 of the Code. Fulfillment of the foregoing condition may be waived, in writing, by LifePoint.

Conditions to Province’s Obligation to Effect the Proposed Transaction

      The obligation of Province to consummate the proposed transaction is subject to the satisfaction of the following additional conditions, any one or more of which may be waived, in writing, by Province:

•	the representations and warranties of LifePoint being true and correct in all material respects, without giving effect to any exception or qualification in the merger agreement relating to materiality or material adverse effect, at and as of the effective time of the proposed transaction, except where the failure of any representations or warranties of LifePoint to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on LifePoint;

•	LifePoint having complied, in all material respects, with all agreements and covenants required by the merger agreement to be complied with by LifePoint prior to the closing date of the proposed transaction; and

•	LifePoint having delivered to Province the required certificate of an executive officer of LifePoint and the certified copies of resolutions duly adopted by the LifePoint board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution and delivery of the merger agreement and the performance of the merger agreement and the transactions contemplated by the merger agreement.

In addition, the obligation of Province to complete the proposed transaction as described in this joint proxy statement/prospectus is conditioned on Province having received an opinion from its tax counsel that the Province merger, when taken together with the LifePoint merger, will qualify as a transfer of property to New LifePoint by Province stockholders governed by Section 351 of the Code. Fulfillment of the foregoing condition may be waived, in writing, by Province.

Termination of the Merger Agreement; Termination Fee and Expenses; Effect of Termination

      The merger agreement may be terminated at any time prior to the effective time of the proposed transaction by the mutual written agreement of the parties to the merger agreement. In addition, the merger agreement may be terminated at any time prior to the effective time of the proposed transaction by LifePoint or Province:

•	if the other party has breached a representation or warranty contained in the merger agreement in any material way which has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on LifePoint or Province, as applicable, and the breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach;

•	if the other party has breached a covenant or agreement contained in the merger agreement in any material way, and the breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach;

•	as long as the party seeking to terminate has not breached any representation, warranty, covenant or other agreement made by it in the merger agreement in any material way, if any consent of any regulatory authority required for consummation of the proposed transaction and the other transactions contemplated by the merger agreement has been denied by final nonappealable action of that regulatory authority or if any action taken by the regulatory authority is not appealed within the required time limit, or any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the proposed transaction has become final and nonappealable;

•	if the approval of LifePoint stockholders is not obtained at the LifePoint special meeting or the approval of Province stockholders is not obtained at the Province special meeting;

•	if the proposed transaction has not been completed by March 31, 2005, if not due to the fault of the party seeking to terminate the merger agreement,

•	unless the failure to consummate the proposed transaction by March 31, 2005 is due solely to a delay in the declaration of effectiveness from the SEC for the registration statement of which this joint proxy statement/prospectus forms a part, in which case the relevant date will instead be the earlier of:

•	May 31, 2005; and

•	45 days after the SEC has declared the registration statement effective, or

•	unless:

•	the failure to consummate the proposed transaction by March 31, 2005 or, if the failure to consummate the proposed transaction by March 31, 2005 is due solely to a delay in obtaining a declaration of effectiveness from the SEC for the registration statement, the earlier of May 31, 2005 and 45 days after the SEC has declared the registration statement effective, is due solely to the parties’ inability to obtain the tax opinions required by the merger agreement on or prior to the closing of the proposed transaction; and

•	the parties seek to implement a forward subsidiary merger transaction or a reverse subsidiary merger transaction pursuant to the terms of the merger agreement,

in which case the relevant date will instead be the earlier of June 30, 2005 and 45 days after the SEC has declared the registration statement effective; or

•	(as long as the party seeking to terminate has not breached any representation, warranty, covenant or other agreement in the merger agreement in any material way) if any of the conditions precedent to the obligations of the party seeking to terminate cannot be satisfied by the dates described in the preceding paragraph.

      Further, LifePoint may terminate the merger agreement:

•	if Province or its board of directors has:

•	entered into an agreement with respect to any acquisition proposal other than the Province merger;

•	amended, conditioned, qualified, withdrawn or modified its approval and recommendation of the Province merger and the merger agreement, or proposed to do so;

•	approved or recommended, or proposed to approve or recommend, any acquisition proposal other than the Province merger;

•	failed to reaffirm its recommendation of the Province merger or its adoption of the merger agreement within 10 business days of being requested by LifePoint to do so; or

•	resolved to do any of the foregoing; or

•	if:

•	a tender or exchange offer relating to Province has been commenced and Province has not sent to its security holders, within 10 business days after the commencement of that offer, a statement disclosing that Province recommends rejection of that offer; or

•	an acquisition proposal is publicly announced, and Province fails to issue, within 10 business days after the acquisition proposal is announced, a press release that reaffirms the recommendation of the Province board of directors that its stockholders vote in favor of the Province merger and the transactions contemplated by the merger agreement; or

•	if Province breaches in any material respect any of its obligations with respect to its “no solicitation” covenant in the merger agreement;

      Lastly, Province may terminate the merger agreement if, prior to the adoption of the merger agreement by Province stockholders, the Province board of directors has determined in good faith, after receiving the advice of outside legal counsel:

•	to withdraw or change its recommendation or approval of the merger agreement in a manner adverse to LifePoint in order to approve and permit Province to accept a superior proposal; and

•	that the failure to take the action set forth above would be inconsistent with the Province board’s fiduciary duties under applicable law.

However, Province may not terminate the merger agreement pursuant to the foregoing provisions unless and until:

•	three business days have elapsed following delivery to LifePoint of a written notice of the determinations by the Province board of directors, and during the three business day period Province has cooperated with LifePoint, including, without limitation, informing LifePoint of the terms and conditions of the superior proposal and the identity of the person making the superior proposal, with the intent of enabling the parties to the merger agreement to agree to a modification of the terms and conditions of the merger agreement so that the transactions contemplated by the merger agreement on those modified terms and conditions may be effected;

•	at the end of the three business day period the acquisition proposal continues, in the judgment of the Province board of directors, to constitute a superior proposal, and the Province board of directors confirms its determination, after receiving the advice of outside legal counsel, that its failure to withdraw or change its recommendation or approval of the merger agreement and enter into an agreement to effect the superior proposal would be inconsistent with the board’s fiduciary duties under applicable law (the parties have also agreed that any material change to the terms of the superior proposal will require new notice to LifePoint and a new three business day period pursuant to this provision);

•	Province is, and at all times has been, in compliance in all material respects with its no solicitation covenant in the merger agreement; and

•	at or prior to termination, LifePoint has received all amounts, fees and expenses, including the termination fee, due under the merger agreement by wire transfer in same day funds, and promptly following termination, Province enters into a definitive acquisition, merger or similar agreement to effect the superior proposal.

      Except as otherwise provided below, each of the parties to the merger agreement will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the merger agreement, except that New LifePoint will bear and pay all of the filing fees payable in connection with the registration statement, of which this joint proxy statement/prospectus forms a part, and each of LifePoint and Province will bear and pay one-half of the costs and expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus.

      Province has agreed to pay to LifePoint a non-refundable “termination fee” of $50,000,000 within one business day of termination if the merger agreement is terminated:

•	by LifePoint:

•	because Province or its board of directors has:

•	entered into an agreement with respect to any acquisition proposal other than the Province merger;

•	amended, conditioned, qualified, withdrawn or modified its approval and recommendation of the Province merger and the merger agreement, or proposed to do so;

•	approved or recommended, or proposed to approve or recommend, any acquisition proposal other than the Province merger;

•	failed to reaffirm its recommendation of the Province merger or its adoption of the merger agreement within 10 business days of being requested by LifePoint to do so; or

•	resolved to do any of the foregoing; or

•	because:

•	a tender or exchange offer relating to Province has been commenced and Province has not sent to its security holders, within 10 business days after the commencement of that offer, a statement disclosing that Province recommends rejection of that offer; or

•	an acquisition proposal has been publicly announced, and Province has failed to issue, within 10 business days after the acquisition proposal was announced, a press release that reaffirms the recommendation of the Province board of directors that its stockholders vote in favor of the Province merger and the transactions contemplated by the merger agreement; or

•	because Province has breached in any material respect any of its obligations with respect to its no solicitation covenant in the merger agreement; or

•	by Province because, prior to the adoption of the merger agreement by Province stockholders, the Province board of directors has withdrawn or changed its recommendation or approval of the merger agreement in a manner adverse to LifePoint in order to approve and permit Province to accept a superior proposal.

      In addition, Province has agreed to pay to LifePoint a non-refundable “termination fee” of $50,000,000 upon the earlier to occur of the execution of a definitive agreement with respect to a qualified acquisition transaction (as defined below) and the consummation of a similar transaction, in each case as described below:

•	if the merger agreement is terminated by LifePoint (i) because Province has breached a representation or warranty contained in the merger agreement in a material way which has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on Province, and the breach cannot be or has not been cured within 30 days after the giving of written notice to Province of the breach or (ii) because Province has breached a covenant or agreement contained in the merger agreement in a material way, and the breach cannot be or has not been cured within 30 days after the giving of written notice to Province of the breach;

•	if the merger agreement is terminated by LifePoint or Province if Province stockholders do not adopt the merger agreement at the Province special meeting, or the proposed transaction is not consummated by the applicable termination date; and

•	in the case of each of the preceding two bullet points:

•	at any time after the date of the merger agreement and prior to the termination of the merger agreement an acquisition proposal with respect to an acquisition transaction in which a third party would acquire more than 50% of Province’s total outstanding voting securities or any business of Province or any of its subsidiaries that represents 50% or more of the consolidated net revenues, consolidated net income or consolidated assets of Province and its subsidiaries, considered as a whole, which we refer to in this joint proxy statement/prospectus as a qualified acquisition transaction, has been publicly announced; and

•	within 12 months of the termination of the merger agreement, Province enters into a definitive agreement with any third party with respect to a qualified acquisition transaction, or a similar transaction is consummated.

      If Province fails to pay promptly the termination fee payable by it, then Province must pay to LifePoint its costs and expenses (including attorneys’ fees) in connection with collecting the termination fee, together with interest on the amount of the fee at the prime rate in effect from time to time and quoted in The Wall Street Journal during the period from the date the termination fee was due under the merger agreement until the date of payment.

      If the merger agreement is terminated, the merger agreement will become void and have no effect, except that the provisions regarding the effect of termination, investigation and confidentiality, and miscellaneous matters will survive the termination, and the termination will not relieve the breaching party from any liability resulting from any breach of the merger agreement by that party.

Amendments, Extensions and Waivers

      To the extent permitted by law, the merger agreement may be amended by the written agreement of the parties at any time. Prior to or at the effective time of the proposed transaction, LifePoint or Province, as applicable, acting through its board of directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the merger agreement by the other company, waive or extend the time for the compliance or fulfillment of the other company of any or all of the other company’s obligations under the merger agreement, and waive any or all of the conditions precedent to its obligations under the merger agreement except for any condition which, if not satisfied, would result in the violation of any law.

Definition of Material Adverse Effect

      “Material adverse effect,” when used in reference to any entity in this joint proxy statement/prospectus, generally means any event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on:

•	the financial position, business, assets or results of operations of the entity or any of its subsidiaries, taken as a whole; or

•	the ability of the entity to perform its obligations under the merger agreement or to consummate the LifePoint merger or the Province merger, as applicable, or any of the other transactions contemplated by the merger agreement.

However, the term “material adverse effect” will not be deemed to include the impact of:

•	changes in laws of general applicability or interpretations thereof by courts or regulatory authorities that do not have a disproportionate impact on the entity or its subsidiaries as compared to other companies in industries similar to the entity and its subsidiaries;

•	changes in GAAP;

•	actions and omissions of the entity (or any of its subsidiaries) taken with the prior informed written consent of either LifePoint or Province, as the case may be, in contemplation of the transactions contemplated by the merger agreement; or

•	the direct effects of compliance with the merger agreement on the operating performance of the entity, including expenses incurred by the entity in consummating the transactions contemplated by the merger agreement.

THE COMPANIES

LifePoint Hospitals, Inc.

      LifePoint Hospitals, Inc. is a holding company. Its subsidiaries own, lease and operate their respective facilities and other assets. “LifePoint,” as the name is used in this joint proxy statement/prospectus, refers to LifePoint Hospitals, Inc. and its subsidiaries, unless otherwise stated or indicated by context. LifePoint provides health care services through general, acute care hospitals located in growing, non-urban markets in the United States. In May 1999, LifePoint became an independent, publicly traded company after HCA distributed all of the outstanding shares of LifePoint common stock to its stockholders. As of January 18, 2005, LifePoint’s facilities included 30 general, acute care hospitals with an aggregate of approximately 2,793 licensed beds located in the states of Alabama, Florida, Kansas, Kentucky, Louisiana, Tennessee, Utah, West Virginia and Wyoming. LifePoint reported revenues from continuing operations of $875.6 million for the year ended December 31, 2003 and $739.4 million for the nine months ended September 30, 2004. LifePoint employs approximately 9,900 people, including approximately 2,600 part-time employees.

      LifePoint’s general, acute care hospitals usually provide the range of medical and surgical services commonly available in hospitals in non-urban markets. Services provided by LifePoint’s hospitals also include diagnostic and emergency services, as well as outpatient and ancillary services including outpatient surgery, laboratory, rehabilitation, radiology, respiratory therapy and physical therapy.

      Each of LifePoint’s hospitals has a local board of trustees that includes members of the hospital’s medical staff as well as community leaders. The board establishes policies concerning medical, professional and ethical practices, monitors these practices, and is responsible for ensuring that these practices conform to established standards. LifePoint maintains quality assurance programs to support and monitor quality of care standards and to meet accreditation and regulatory requirements. LifePoint also monitors patient care evaluations and other quality of care assessment activities on a regular basis.

      Like most hospitals located in non-urban areas, LifePoint’s hospitals do not engage in extensive medical research and medical education programs. However, ten of LifePoint’s hospitals have an affiliation with medical schools, including the clinical rotation of medical students.

      In addition to providing capital resources, LifePoint makes available a variety of management services to its healthcare facilities.

      One element of LifePoint’s business strategy is expansion through the acquisition of acute-care hospitals in growing, non-urban markets. The competition to acquire rural hospitals is significant. LifePoint intends to acquire, on a selective basis, hospitals that are similar to those LifePoint currently owns and operates by adhering to its disciplined acquisition strategy.

Recent Developments

      Effective July 1, 2004, LifePoint acquired the 106-bed River Parishes Hospital in LaPlace, Louisiana from Universal Health Services, Inc. for approximately $24.8 million in cash, including working capital and direct transaction costs. Revenues for this facility were approximately $36 million during 2003, exclusive of physician revenues. The hospital is located approximately 30 miles west of New Orleans, Louisiana and is the only hospital located in St. John the Baptist Parish.

      On December 8, 2004, LifePoint filed with the SEC a Current Report on Form 8-K to reissue its selected financial data, management’s discussion and analysis of financial condition and results of operations and consolidated financial statements which appeared in its Annual Report Form 10-K for the fiscal year ended December 31, 2003. This reissuance primarily related to the reclassification of the 56-bed Bartow Memorial Hospital, located in Bartow, Florida, as a discontinued operation under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, due to the assets and liabilities related to the hospital that will be sold by LifePoint. Bartow is currently generating annualized revenues of approximately $33 million. This reclassification has no impact on LifePoint’s total assets, liabilities, stockholder’s equity, net income or cash flows.

Lakers Holding Corp.

      Lakers Holding Corp. is a Delaware corporation recently formed for the purpose of effecting the proposed transaction. Prior to the effective time of the proposed transaction, the holding company’s equity will be owned 66.67% by LifePoint and 33.33% by Province. At the effective time of the proposed transaction, the holding company will be renamed “LifePoint Hospitals, Inc.” and will become a publicly traded company. Upon completion of the proposed transaction, Province and LifePoint will each become a wholly owned subsidiary of New LifePoint. The business of New LifePoint will be the combined businesses currently conducted by LifePoint and Province. To date, New LifePoint has not conducted any activities other than those incident to its formation, the matters contemplated by the merger agreement and the preparation of this joint proxy statement/prospectus.

Lakers Acquisition Corp.

      Lakers Acquisition Corp. is a Delaware corporation and wholly owned subsidiary of the holding company recently formed for the purpose of effecting the LifePoint merger in the proposed transaction.

Pacers Acquisition Corp.

      Pacers Acquisition Corp. is a Delaware corporation and wholly owned subsidiary of the holding company recently formed for the purpose of effecting the Province merger in the proposed transaction.

Province Healthcare Company

      Province provides health care services through acute care hospitals located in non-urban markets in the United States. As of January 18, 2005, Province’s facilities included 21 general, acute care hospitals with a total of approximately 2,524 licensed beds located in the states of Alabama, Arizona, California, Colorado, Indiana, Louisiana, Mississippi, Nevada, New Mexico, Pennsylvania, South Carolina, Texas and Virginia. Province reported revenues from continuing operations of $746.2 million for its fiscal year ended December 31, 2003 and revenues from continuing operations of $644.4 million for the nine months ended September 30, 2004. Province employs approximately 6,000 people, including 86 corporate personnel.

      Province’s general, acute care hospitals typically provide a full range of services commonly available in acute care hospitals, such as internal medicine, general surgery, cardiology, oncology, orthopedics, obstetrics, rehabilitation, subacute care, as well as diagnostic and emergency services. Province’s hospitals also generally provide outpatient and ancillary healthcare services such as outpatient surgery, laboratory, radiology, respiratory therapy, home healthcare and physical therapy. In addition, certain of Province’s general acute care hospitals have a limited number of licensed psychiatric beds. Province provides capital resources and makes available a variety of management services to Province’s owned and leased hospitals.

Recent Developments

      In the third quarter of 2003, Province announced the construction of a new 41-bed acute care hospital in Hardeeville, South Carolina, which opened on November 29, 2004. In the fourth quarter of 2003, Province announced the construction of a new 60-bed acute care hospital in Ft. Mohave, Arizona, near Province’s existing hospital in Needles, California. Construction on the Ft. Mojave facility is anticipated to be completed in the third quarter of 2005.

      On April 30, 2004, Province completed the sale of Glades General Hospital in Belle Glade, Florida to a wholly owned subsidiary of the Health Care District of Palm Beach County. The Health Care District reacquired the operating assets of the hospital for a purchase price of approximately $1.5 million in cash at closing, net of assumed and contractual obligations. Under the purchase agreement, Province retained the hospital’s accounts receivable, income tax receivable and certain deferred income taxes associated with retained assets and liabilities. Province also retained certain payroll-related liabilities and other accrued expenses. Revenues for this facility were approximately $30 million during 2003.

      Effective June 1, 2004, Province completed the acquisition, through a long-term lease, of Memorial Medical Center in Las Cruces, New Mexico from The City of Las Cruces, New Mexico and The County of Doña Ana, New Mexico for approximately $153.3 million. Revenues for this facility were approximately $140 million during 2003.

      On June 30, 2004, Province completed the sale of the stock of Brim Healthcare, Inc. to Brim Holding Company, Inc., an independent investor-owned entity for approximately $13.2 million in cash. Brim Healthcare had previously been a wholly owned subsidiary of Province which provided management services to 36 primarily non-urban hospitals in 14 states with a total of approximately 2,985 licensed beds. Revenues for this entity were approximately $16 million during 2003.

MARKET PRICE AND DIVIDEND MATTERS

Market Price History

      Shares of LifePoint common stock are listed and traded on the Nasdaq National Market under the ticker symbol “LPNT.” Shares of Province common stock are listed and traded on the New York Stock Exchange under the ticker symbol “PRV.” Prior to June 5, 2002, shares of Province common stock were listed and traded on the Nasdaq National Market under the ticker symbol “PRHC.” The following table sets forth, for the periods indicated, the high and low closing prices per share of LifePoint common stock, as reported on the Nasdaq National Market, and the high and low closing prices per share of Province common stock, as reported on the New York Stock Exchange Composite Tape and the Nasdaq National Market, as applicable, as well as the cash dividends declared per share of LifePoint common stock and Province common stock, respectively. The closing prices for shares of Province common stock below have been restated to reflect the effect of a three-for-two stock split effected in the form of a 50% stock dividend on April 30, 2002.

	LifePoint Common Stock			Province Common Stock

	High	Low	Dividends	High	Low	Dividends

2003
First Quarter	$30.22	$20.05	—	$9.71	$5.36	—
Second Quarter	25.19	18.00	—	11.15	7.51	—
Third Quarter	29.01	20.93	—	14.77	10.74	—
Fourth Quarter	30.47	23.24	—	16.00	10.58	—
2004
First Quarter	36.27	29.82	—	18.27	15.56	—
Second Quarter	38.50	32.27	—	17.27	14.96	—
Third Quarter	38.45	27.70	—	20.96	13.50	—
Fourth Quarter	37.06	29.05	—	22.48	20.58	—
2005
First Quarter (through January 18, 2005)	37.75	33.56	—	22.63	22.08	—

      On August 13, 2004, which was the last trading day prior to the public announcement of the execution of the merger agreement, the closing price for a share of LifePoint common stock was $32.74, and the closing price for a share of Province common stock was $13.61. On [●], 200[●], the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the closing price for a share of LifePoint common stock was $[●], and the closing price for a share of Province common stock was $[●]. The averages of the closing prices per share of LifePoint common stock and per share of Province common stock for certain periods prior to the public announcement of the execution of the merger agreement are as follows:

	LifePoint	Province
	Common Stock	Common Stock
	(NASDAQ)	(NYSE)

30 consecutive trading day average ending August 13, 2004	$35.57	$15.72
60 consecutive trading day average ending August 13, 2004	$36.29	$16.05
90 consecutive trading day average ending August 13, 2004	$35.83	$16.16

      We encourage you to obtain current market quotations for both LifePoint common stock and Province common stock prior to making any decision with respect to the proposed transaction.

Dividend Information

LifePoint and New LifePoint

      LifePoint has never declared or paid dividends on shares of LifePoint common stock.

      If the proposed transaction is completed, New LifePoint intends to retain future earnings to finance the growth and development of its business and, accordingly, does not currently intend to pay any dividends on shares of New LifePoint common stock. The New LifePoint board of directors will evaluate its future earnings, results of operations, financial condition and capital requirements in determining whether to declare or pay cash dividends. Delaware law prohibits New LifePoint from paying any dividends unless it has capital surplus or net profits available for this purpose. In addition, New LifePoint’s credit facilities will impose further restrictions on New LifePoint’s ability to pay dividends.

      On January 21, 2005, there were approximately 5,045 holders of record of LifePoint common stock, including brokers, banks and other nominees holding LifePoint common stock in “street name.”

Province

      Province historically has retained and currently intends to retain all earnings to finance the development and expansion of its operations and, therefore, does not anticipate paying cash dividends or making other distributions on shares of Province common stock in the foreseeable future. Furthermore, Province’s senior credit facility and the indenture for its 7 1/2% Senior Subordinated Notes contain restrictions on Province’s ability to pay dividends. If the proposed transaction is not consummated, Province’s future dividend policy will be determined by the Province board of directors on the basis of various factors, including Province’s results of operations, financial condition, business opportunities, capital requirements, restrictive covenants in its financing documents and any other factors as the Province board of directors deems relevant.

      On January 18, 2005, there were approximately 742 holders of record of Province common stock, including brokers, banks and other nominees holding Province common stock in “street name.”

COMPARISON OF RIGHTS OF PROVINCE STOCKHOLDERS

AND NEW LIFEPOINT STOCKHOLDERS

      LifePoint, New LifePoint and Province are all organized under the laws of the State of Delaware. Any differences, therefore, among the rights of Province stockholders, LifePoint stockholders, and New LifePoint stockholders arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the proposed transaction, Province stockholders and LifePoint stockholders will become New LifePoint stockholders, and their rights will be governed by the DGCL, New LifePoint’s restated certificate of incorporation and New LifePoint’s restated bylaws.

      The rights of Province stockholders under the DGCL, Province’s certificate of incorporation and Province’s bylaws prior to the completion of the proposed transaction are similar in many respects to the rights that they will have as New LifePoint stockholders following the completion of the proposed transaction under the DGCL, New LifePoint’s restated certificate of incorporation and New LifePoint’s restated bylaws. The rights of LifePoint stockholders under the DGCL, LifePoint’s certificate of incorporation and LifePoint’s bylaws prior to the completion of the proposed transaction will be identical to their rights as New LifePoint stockholders immediately following the completion of the proposed transaction under the DGCL, New LifePoint’s restated certificate of incorporation and New LifePoint’s restated bylaws. The following is a summary of the material differences between the current rights of Province stockholders and the rights that Province stockholders will have as New LifePoint stockholders following the consummation of the proposed transaction.

      New LifePoint’s restated certificate of incorporation will be in substantially the same form that is included as Appendix D to this joint proxy statement/prospectus, and New LifePoint’s restated bylaws will be in substantially the same form that is included as Appendix E to this joint proxy statement/prospectus. Copies of Province’s certificate of incorporation and bylaws and LifePoint’s certificate of incorporation and bylaws are incorporated by reference into this joint proxy statement/prospectus and will be sent to you upon request. Please see the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 167 for additional information about obtaining copies of these documents. The following summary of the material differences between the rights of Province stockholders and the rights of New LifePoint stockholders is not complete, and is qualified in its entirety by reference to the DGCL, Province’s certificate of incorporation, Province’s bylaws, LifePoint’s certificate of incorporation, LifePoint’s bylaws, New LifePoint’s restated certificate of incorporation and New LifePoint’s restated bylaws.

	Province Stockholder Rights	New LifePoint Stockholder Rights

Corporate Governance	The rights of Province stockholders are governed by the DGCL, Province’s certificate of incorporation and Province’s bylaws.	The rights of New LifePoint stockholders will be governed by the DGCL, New LifePoint’s restated certificate of incorporation and New LifePoint’s restated bylaws.

Authorized Capital Stock	The authorized capital stock of Province consists of 150 million shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, par value $0.01 per share.

Delaware law provides that no stockholder will have any preemptive rights to purchase additional securities of a Delaware corporation unless the corporation’s certificate of incorporation expressly grants those rights. Province’s	The authorized capital stock of New LifePoint will consist of 90 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share, of which 90,000 shares will be designated series A junior participating preferred stock, par value $0.01.

New LifePoint’s restated certificate of incorporation will not provide for preemptive rights for New LifePoint

	Province Stockholder Rights	New LifePoint Stockholder Rights

	certificate of incorporation does not provide for preemptive rights for Province stockholders.	stockholders.

Number of Directors	The Province board of directors currently consists of six directors, and may be expanded by adding a total of up to three more directors, for a total of nine directors.	After consummation of the proposed transaction, the New LifePoint board of directors will consist of eight directors, and may be expanded by adding up to a total of seven additional directors, for a total of 15 directors. The New LifePoint board of directors will consist of the seven members of the current LifePoint board of directors, plus one member of the current Province board of directors, as mutually agreed upon by LifePoint and Province.

Cumulative Voting	Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors unless that right is granted in the corporation’s certificate of incorporation. Province’s certificate of incorporation does not provide for cumulative voting by Province stockholders.	New LifePoint’s restated certificate of incorporation will not provide for cumulative voting by New LifePoint stockholders.

Classification of Directors	Province does not have a classified board. Province’s bylaws require that all directors be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders, or until any director’s successor has been elected and qualified.	The New LifePoint board of directors will be divided into three staggered classes, with each class serving a three-year term.

Qualifications of Directors	Under Delaware law, a director of a Delaware corporation need not be a stockholder of the corporation unless the corporation’s certificate of incorporation or bylaws require otherwise. Neither Province’s certificate of incorporation nor its bylaws require otherwise.	New LifePoint’s restated bylaws will provide that any individual is eligible for election as a New LifePoint director, provided that the individual is less than 73 years of age when elected. Neither New LifePoint’s restated certificate of incorporation nor its restated bylaws will require an individual to be a New LifePoint stockholder to be eligible for election as a New LifePoint director.

Removal of Directors	Province directors generally may be removed, with or without cause, at any meeting of stockholders, by the holders of a majority of the shares of Province stock represented and entitled to vote at that meeting.	New LifePoint directors will generally be able to be removed only for cause, and only by the affirmative vote of holders of at least 80% of voting power of the then outstanding shares of New LifePoint capital stock that are entitled to vote generally in the election of directors.

Province Stockholder Rights	New LifePoint Stockholder Rights

Nomination of Directors for Election	Under Province’s bylaws, nominations to the Province board of directors may be made by the Province board of directors or by any Province stockholder who is a holder of record as of the date the notice described in Province’s bylaws is given, and who is entitled to vote at the meeting at which the election of directors will take place. Stockholder nominations must comply with the notice procedures described in Province’s bylaws, which require the written notice to be received by Province no less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the meeting is more than 30 days before or 70 days after that anniversary date, notice by the stockholder, to be timely, must be received no earlier than 120 days and no later than 90 days prior to the meeting, if the meeting is an annual meeting, or 10 days following the date on which notice of the meeting was mailed or public disclosure of the meeting was made, if the meeting is a special meeting at which directors are elected.

The stockholder’s written notice of nomination or proposed business must set forth:

• as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the person that is required to be disclosed in solicitation of proxies for election of directors or is otherwise required under Regulation 14A under the Exchange Act;

• a brief description of the business desired to be brought before the annual meeting;

• as to the stockholder giving the notice, the name and address of the stockholder, as they appear on Province’s books, and the class and number of Province shares which are beneficially owned by the stockholder;

• as to the beneficial owner, if any, on	Under New LifePoint’s restated bylaws, nominations to the New LifePoint board of directors will be able to be made by the New LifePoint board of directors or by any New LifePoint stockholder who is a holder of record as of the date the notice described in the New LifePoint restated bylaws is given and who is entitled to vote at the meeting at which the election of directors will take place. Stockholder nominations will have to comply with the notice procedures described in New LifePoint’s restated bylaws. These procedures will require the written notice to be received by New LifePoint:

• for an annual meeting, no less than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; however, in the event that the date of the annual meeting is advanced more than 30 days prior to, or delayed more than 60 days after, the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be delivered no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made; and

• for a special meeting, no later than the close of business on the later of the 90th day prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting is first made.

The stockholder’s written notice of nomination or proposed business will have to set forth:

• as to each person the stockholder proposes to nominate for election or reelection as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required under

	Province Stockholder Rights	New LifePoint Stockholder Rights

whose behalf the nomination is made, the name and address of such person and the class and number of Province shares which are beneficially owned by such person; and

• any material interest that the stockholder has in the business to be brought before the annual meeting.	Regulation 14A under the Exchange Act, and Rule 14a-11 thereunder;

• a brief description of any other business the stockholder desires to bring before the meeting, the reasons for conducting that business at the meeting, and any material interests that the stockholder (or the beneficial owner, if any, on whose behalf the proposal is made) has in the business to be so brought; and

• as to the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made), the name and address of the stockholder (and the beneficial owner, if any), as they appear on New LifePoint’s books; the class and number of shares which are owned beneficially and of record by the stockholder (and the beneficial owner, if any); and whether the stockholder (or the beneficial owner, if any) intends to deliver a proxy statement and a form of proxy to, in the case of the proposal, holders of at least the percentage of New LifePoint’s voting shares required under applicable law to carry the proposal or, in the case of a nomination, a sufficient number of holders of voting shares to elect the nominee.

Stockholder Action by Written Consent	As permitted under Delaware law, Province’s certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders, and may not be effected by written consent.	As permitted under Delaware law, New LifePoint’s restated certificate of incorporation will provide that no action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting. The power of stockholders to consent in writing, without a meeting, to the taking of any action will be specifically denied in New LifePoint’s restated certificate of incorporation.

Calling of Special Meetings of Stockholders	Province’s certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the President, or by a resolution adopted by at least two	New LifePoint’s restated certificate of incorporation and restated bylaws will provide that a special meeting of stockholders may be called only by the Chairman of the Board or the Chief Executive Officer, or by the Chairman of

Province Stockholder Rights	New LifePoint Stockholder Rights

members of the board of directors.	the Board or the Chief Executive Officer at the written request of a majority of the board of directors.

Amendment of Certificate of Incorporation and Bylaws	Province’s certificate of incorporation generally may be amended by the affirmative vote of holders of a majority of the outstanding shares of Province’s voting stock. However, the affirmative vote of holders of at least 80% of the shares of Province’s outstanding voting stock is necessary to amend or adopt any provision inconsistent with specified provisions of Province’s certificate of incorporation.

Province’s bylaws may be amended by the affirmative vote of holders of a majority of the outstanding shares of Province’s voting stock, or by a majority of the entire Province board of directors; however, the affirmative vote of holders of at least 80% of the outstanding shares of Province voting stock is necessary to amend or adopt any provision inconsistent with specified provisions of Province’s bylaws.	New LifePoint’s restated certificate of incorporation generally will be able to be amended by the affirmative vote of holders of a majority of the outstanding shares of New LifePoint common stock. However, the affirmative vote of 80% of the outstanding shares of New LifePoint voting stock entitled to vote thereon will be necessary to amend or adopt any provision inconsistent with specified provisions of New LifePoint’s restated certificate of incorporation. For a more detailed discussion of these provisions, please see the section captioned “DESCRIPTION OF NEW LIFEPOINT CAPITAL STOCK” beginning on page 154.

New LifePoint’s restated bylaws generally will be able to be amended by the affirmative vote of holders of at least 80% of the outstanding shares of New LifePoint voting stock, or by a majority of the board of directors.

Stockholder Rights Plan	Province entered into a Rights Agreement dated as of January 3, 2003 between Province and Wachovia Bank, N.A., as Rights Agent. Under the rights agreement, rights attach to each share of Province common stock outstanding on or after the close of business on January 10, 2003. The rights, when exercisable, entitle each Province stockholder of record to purchase from Province 1/10,000th of a share of series A junior participating preferred stock at an initial purchase price of $75.00 per each 1/10,000th of a share of series A junior participating preferred stock, subject to adjustment as described in the rights agreement.
Until shares of the series A junior participating preferred stock are issued in accordance with the terms of the rights agreement, the rights are transferable only with shares of Province common stock. The rights are exercisable at or prior to	New LifePoint will enter into a Rights Agreement with National City Bank, as rights agent, before the effective time of the proposed transaction. For a description of the material terms of the rights agreement, please see the section captioned “DESCRIPTION OF NEW LIFEPOINT CAPITAL STOCK — New LifePoint Preferred Stock Purchase Rights” beginning on page 154.

Province Stockholder Rights	New LifePoint Stockholder Rights

the earliest to occur of the following:

• the close of business on December 31, 2012;

• the time that the Province board of directors, at any time prior to the time that a person becomes an acquiring person (as described below), effects the redemption of all but not less than all of the then outstanding rights at a redemption price of $0.01 per right, appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction occurring after January 3, 2003;

• the closing of any merger or other acquisition transaction involving Province pursuant to a merger or other acquisition agreement between Province and any person becoming an acquiring person; and

• the time that any rights holder, at its option and after any person becomes an acquiring person, effects the exchange of shares of Province common stock for all or part of the then outstanding and exercisable rights at an exchange ratio equal to the excess of the value of the adjustment shares (as described below) issuable upon the exercise of a right over the purchase price per right; however, the board of directors is not entitled to effect the exchange at any time after an acquiring person becomes the beneficial owner (as defined in the rights agreement) of 50% or more of the shares of Province common stock then outstanding.

The rights agreement defines an “acquiring person” as a person who, together with all of its affiliates and associates, becomes the beneficial owner of 15% or more of the then outstanding shares of Province common stock, subject to exceptions set forth in the rights agreement. If any person becomes an acquiring person and the rights are then outstanding, Province will not take any action if, at the time the

Province Stockholder Rights	New LifePoint Stockholder Rights

action is taken, it is reasonably foreseeable that the action would substantially diminish or otherwise eliminate the benefits intended to be afforded by the rights.

If a person becomes an acquiring person, each holder of a right will thereafter have the right to receive shares of Province common stock, which we refer to in this joint proxy statement/ prospectus as “adjustment shares,” upon exercise of the right, at a price equal to the then current purchase price, as adjusted, if applicable, and except as otherwise provided in the rights agreement, multiplied by the number of 1/10,000ths of a share of series A junior participating preferred stock for which the right is then exercisable (in accordance with the terms of the rights agreement, and instead of the series A junior participating preferred share), in an amount equal to the following:

• the product obtained by multiplying the then current purchase price by the number of 1/10,000ths of a share of series A junior participating preferred stock for which a right is then exercisable; and

• dividing that product by 50% of the then current per share market price of Province common stock on the date of the occurrence (or first public announcement) of the event described above.

From and after the occurrence of the event described above, any rights that are or were acquired or beneficially owned by any of the following persons will be void, and any holder of rights will thereafter have no right to exercise the rights pursuant to the rights agreement:

• any acquiring person (or any associate or affiliate of the acquiring person);

• a transferee of any acquiring person (or

Province Stockholder Rights	New LifePoint Stockholder Rights

any associate or affiliate of the acquiring person) who becomes a transferee after the acquiring person becomes an acquiring person;

• a transferee of any acquiring person (or any associate or affiliate of the acquiring person) who becomes a transferee prior to or concurrently with the acquiring person becoming an acquiring person, who receives the rights pursuant to either a transfer (whether or not for consideration) from the acquiring person to holders of equity interests in the acquiring person or to any person with whom the acquiring person has any continuing agreement, arrangement or understanding regarding the transferred rights; or

• a transfer which the Province board of directors has determined is part of a plan, arrangement or understanding which has as its primary purpose or effect the avoidance of the provisions described above, and any subsequent transferees.

If, at any time after a person has become an acquiring person, directly or indirectly:

• Province consolidates with, or merges with and into, any other person, and Province is not the continuing or surviving corporation;

• any person consolidates with Province, or merges with and into Province and Province is the continuing or surviving corporation and in connection with that merger, all or part of the outstanding shares of Province common stock are changed into or exchanged for stock or other securities of Province or any other person, cash or any other property; or

• Province (or one or more of its subsidiaries) sells, exchanges, mortgages or otherwise transfers, in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of Province and its

Province Stockholder Rights	New LifePoint Stockholder Rights

subsidiaries, taken as a whole, to any other person other than Province or one or more of its wholly owned subsidiaries,

then, and in each of the cases above, proper provision will be made so that:

• each holder of a right (except as otherwise provided in the rights agreement) will thereafter have the right to receive, upon exercise of a right at a price per right equal to the then current purchase price multiplied by the number of 1/10,000ths of a share of series A junior participating preferred stock for which a right is then exercisable, in accordance with the terms of the rights agreement and instead of shares of series A junior participating preferred stock or common stock, the number of shares of common stock that equals the result obtained by:

   • multiplying the then current purchase price by the number of 1/10,000ths of a share of series A junior participating preferred stock for which a right is then exercisable; and

   • dividing that product by 50% of the then current per share market price of the common stock of the principal party on the date of consummation of the consolidation, merger, sale or transfer;

• the principal party will thereafter be liable for, and will assume, by virtue of the consolidation, merger, sale or transfer, all the obligations and duties of Province pursuant to the rights agreement;

• the term “Province” will thereafter be deemed to refer to the principal party; and

• the principal party will take steps (including, but not limited to, the reservation of a sufficient number of its common shares) in connection with the consummation of the transaction as may be necessary to assure that the provisions

	Province Stockholder Rights	New LifePoint Stockholder Rights

of the rights agreement are thereafter applicable, to the greatest extent reasonably possible, in relation to the shares of common stock thereafter deliverable upon the exercise of the rights.

Province will not consummate any consolidation, merger, sale or transfer unless, prior thereto, Province and the issuer have executed and delivered to the rights agent a supplemental agreement in accordance with the terms described above, which provides the assurances required under the rights agreement. Province also will not enter into any transaction of the kind described above if:

• at the time of the transaction, or immediately thereafter, there are any rights, warrants, instruments or securities outstanding, or any agreements or arrangements which, as a result of the consummation of the transaction, would eliminate or substantially diminish the benefits to be afforded by the rights;

• prior to, simultaneously with or immediately after the transaction, the stockholders of the person who constitutes the principal party receives a distribution of rights previously owned by the principal party or any of its affiliates or associates; or

• the form or nature of organization of the principal party would preclude or limit the exercisability of the rights.

Director Vacancies	Province’s certificate of incorporation and bylaws provide that any vacancies on the board of directors will be filled by a majority of the directors then in office, even if less than quorum, or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office until the election of directors at the next annual meeting of stockholders.	New LifePoint’s restated certificate of incorporation will provide that, unless the board of directors determines otherwise, newly created directorships resulting from an increase in the authorized number of directors, or from vacancies on the board of directors resulting from death, resignation, disqualification or removal, may be filled only by a majority of the directors then in office, even if less than quorum. Any director elected in accordance with the preceding sentence

	Province Stockholder Rights	New LifePoint Stockholder Rights

will hold office for the remainder of the term of his or her class or, in the case of newly created directorships, will hold office until the time determined by the directors who elected the new director.

Limitation of Liability of Directors	Province’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL (as it now exists or may be amended hereafter, but, in the case of an amendment, only to the extent the amendment permits Province to provide broader indemnification rights than permitted prior thereto), no director will be liable to Province or its stockholders for monetary damages for any breach of fiduciary duties owed to Province or its stockholders. Any repeal or modification of this provision in Province’s certificate of incorporation by Province stockholders shall not adversely affect any right or protection of any Province director existing at the time of the repeal or modification.	New LifePoint’s restated certificate of incorporation will provide that no director will be personally liable to New LifePoint or its stockholders for monetary damages resulting from a breach of his or her fiduciary duties as a director, except for liability resulting from:

• a breach of the director’s duty of loyalty to New LifePoint or its stockholders;

• acts or omissions which are not in good faith, or which involve intentional misconduct or a knowing violation of law;

• Section 174 of the DGCL; or

• any transaction from which the director derived an improper personal benefit.

New LifePoint’s restated certificate of incorporation will further provide that if Delaware law is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of the New LifePoint director will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Any repeal or modification of this provision in New LifePoint’s restated certificate of incorporation will not adversely affect any right or protection of any New LifePoint director existing at the time of the repeal or modification.

Indemnification of Directors and Officers	Province’s bylaws provide that any person who was, is, or is threatened to be made a party to, or who is otherwise involved in any proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was a director or officer of Province, whether the basis of the proceeding is an alleged action in an official capacity or any other capacity while serving as a director or officer, will	New LifePoint’s restated certificate of incorporation will provide that any person who was, is, or is threatened to be made a party to, or is otherwise involved in any actual or threatened proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was a director, officer, employee or agent of New LifePoint, whether the basis of the proceeding is an

Province Stockholder Rights	New LifePoint Stockholder Rights

be indemnified and held harmless by Province, to the fullest extent permissible under the DGCL at any time, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) that are reasonably incurred or suffered by that person in connection with the proceeding. This indemnification will continue with respect to a person who has ceased to be a director, officer, employee or agent of Province, and will inure to the benefit of that person’s heirs, executors and administrators. In addition, Province is required to pay expenses actually incurred in connection with the proceeding in advance of the final disposition of the proceeding. However, if Delaware law requires, the payment of the expenses in advance of the final disposition will be made only upon delivery to Province of an undertaking, by or on behalf of the director or officer, to repay to Province all amounts advanced by Province if it is ultimately determined that the director or officer is not entitled to be indemnified by Province. Province may, by action of its board of directors, provide indemnification to its employees and agents with the same scope and effect as the indemnification of directors and officers described above.	alleged action in an official capacity or in any other capacity while serving as director, officer, employee or agent, will be indemnified and held harmless by New LifePoint to the fullest extent permissible under Delaware law at any time, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) that are actually and reasonably incurred or suffered by the person in connection with the proceeding. This indemnification will continue with respect to a person who has ceased to be a director and shall inure to the benefit of his or her heirs, executors and administrators. In addition, New LifePoint will be required to pay costs, charges and expenses, including attorneys’ fees, actually incurred by the director or officer of New LifePoint in defense of a civil or criminal proceeding in advance of the final disposition of the proceeding, upon delivery to New LifePoint of an undertaking, by or on behalf of the director or officer, to repay to New LifePoint all amounts advanced by New LifePoint if it is ultimately determined that the director or officer is not entitled to be indemnified. The costs, charges and expenses incurred by other employees and agents will be so paid upon the terms and conditions, if any, as the majority of New LifePoint’s disinterested directors deems appropriate.

Business Combinations with Interested Stockholders	Province’s certificate of incorporation includes a provision expressly electing to be governed by Section 203 of the DGCL (Delaware’s “anti-takeover” statute). Consequently, Section 203 applies to Province, and prohibits Province from engaging in a transaction involving a sale of assets to or a merger or consolidation with an “interested stockholder,” as defined under Section 203, for a period of three years following the date of the transaction in which the stockholder became an “interested stockholder,” unless the transaction was approved in the prescribed manner.	In order to complete a “business combination” with, or proposed by or on behalf of, a “related person” (as described below), New LifePoint’s restated certificate of incorporation will require the approval of the holders (excluding the related person) of at least 85% of the then outstanding shares of New LifePoint common stock entitled to vote on the matter.

A “related person” will be defined in New LifePoint’s restated certificate of incorporation as any person who, together with its affiliates, associates, and any other

Province Stockholder Rights	New LifePoint Stockholder Rights

person with which it has any agreement, contract or other arrangement or understanding with respect to acquiring, holding, voting or disposing of common stock, beneficially owns an aggregate of 10% or more of the voting power of New LifePoint’s outstanding voting stock. In addition, a person will be a “related person” for these purposes if the person it is a related person as of:

• the time any definitive agreement relating to the business combination is entered into;

• the record date for the determination of New LifePoint stockholders entitled to notice of, and to vote on, the business combination; or

• immediately prior to the consummation of the business combination.

A “business combination” will include certain transactions with, or proposed by or on behalf of, a related person and includes, among other transactions:

• a merger or consolidation involving New LifePoint or any of its subsidiaries;

• the sale or disposition by New LifePoint or any subsidiary of any assets or securities having an aggregate fair market value of $25 million or more;

• the issuance or transfer by New LifePoint of any shares of voting stock or securities convertible into or exercisable for shares of voting stock (other than by way of pro rata distribution to all stockholders) to a related person;

• the adoption of any plan or proposal for the liquidation or dissolution of New LifePoint or any of its subsidiaries proposed by or on behalf of a related person;

• any recapitalization, merger or consolidation with the effect, directly or

	Province Stockholder Rights	New LifePoint Stockholder Rights

indirectly, of increasing the voting power of a related person;

• any merger or consolidation of New LifePoint with another person proposed, directly or indirectly, by or on behalf of a related person, unless the entity surviving or resulting from the merger or consolidation has a provision in its certificate of incorporation or similar governing instrument which is substantially identical to the foregoing business combinations provisions of New LifePoint’s restated certificate of incorporation; or

• any agreement, contract, arrangement or understanding providing, directly or indirectly, for any of the transactions described above.

The 85% voting requirement will not apply if certain fair price criteria and procedural requirements are satisfied, or if the transaction is approved by at least 66 2/3% of those New LifePoint directors who are unaffiliated with the related person, who were directors before the related person became a related person, or who are both successors of directors who were unaffiliated with the related party and are recommended to succeed to the board by a majority of the directors.

In addition, New LifePoint’s restated certificate of incorporation will not include a provision opting out of Section 203 of the DGCL (Delaware’s “anti-takeover” statute).

Consideration by the Board of Directors of Other Constituencies in Discharging its Duties	Delaware case law provides that a company’s directors may take various constituencies into account when discharging their legal responsibilities, provided that the consideration given to other constituencies rationally relates to the interest of the company’s stockholders. Neither Province’s certificate of incorporation nor its bylaws modify this provision.	New LifePoint’s restated certificate of incorporation will provide that each committee of the board of directors, and each individual director, in discharging their respective duties under applicable law and New LifePoint’s restated certificate of incorporation, and in determining what they believe to be in the best interests of New LifePoint and its stockholders, may consider the effects, both short-term and long-term, of any action or proposed action

Province Stockholder Rights	New LifePoint Stockholder Rights

taken or to be taken by New LifePoint, on the interests of:

• the employees, associates, associated physicians, distributors, patients or other customers, suppliers or creditors of New LifePoint and its subsidiaries; or

• the communities in which New LifePoint and its subsidiaries own or lease property or conduct business,

in any case, to the extent deemed pertinent under the circumstances.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

      The following unaudited pro forma combined condensed consolidated financial statements have been prepared to give effect to the proposed transaction using the purchase method of accounting and are based upon the assumptions and adjustments described in the notes to the unaudited pro forma combined condensed consolidated financial statements included in this joint proxy statement/ prospectus. These unaudited pro forma combined condensed consolidated financial statements were prepared as if the proposed transaction had been completed on January 1, 2003 for statements of operations purposes and on September 30, 2004 for balance sheet purposes.

      The unaudited pro forma combined condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the proposed transaction occurred on the dates indicated, nor are they necessarily indicative of the future financial position or results of operations of the combined company. The final purchase price depends on the actual number of shares of New LifePoint common stock issued, the actual amount of cash exchanged, the actual amount of debt assumed and actual direct merger costs incurred. The final purchase price will be determined after completion of the proposed transaction. Please refer to Note 1 to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information beginning on page 139 for a detailed description of the final purchase price. The unaudited pro forma combined condensed consolidated financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the fair values of acquired assets and assumed liabilities of Province. The final allocation of the purchase price will be determined after the completion of the proposed transaction and will be based upon the fair values of actual net tangible and intangible assets acquired and liabilities assumed. The preliminary purchase price allocation for Province is subject to revision as more detailed analysis is completed and additional information related to the fair values of Province’s assets and liabilities becomes available. Any change in the fair value of the net assets of Province will change the amount of the purchase price allocable to goodwill. Additionally, changes in Province’s working capital, including the results of operations from September 30, 2004, through the date the proposed transaction is completed, will change the amount of goodwill recorded. Due to these varying assumptions, final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

      These unaudited pro forma combined condensed consolidated financial statements are based upon, and should be read in conjunction with, the historical consolidated financial statements of LifePoint and Province and related notes incorporated by reference herein and contained in the reports and other information LifePoint and Province have filed with the SEC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

BALANCE SHEET
SEPTEMBER 30, 2004
(In millions)

			Pro Forma
	As Adjusted	As Adjusted
	LifePoint	Province	Adjustments		Combined

ASSETS

Current assets:
Cash and cash equivalents	$9.3	$11.6	$(686.5	)(a)	$42.1
			707.7	(b)
Accounts receivable, net	115.3	122.0	(15.0	)(e)	222.3
Inventories	23.9	20.9	—		44.8
Income taxes receivable	6.1	9.6	2.3	(f)	18.0
Deferred income taxes and other current assets	25.6	22.6	(3.4	)(a)	50.5
			5.7	(f)
Assets held for sale/of discontinued operations	33.1	2.9	—		36.0

	213.3	189.6	10.8		413.7
Property and equipment, net	488.2	562.8	131.3	(a)	1,182.3
Deferred loan costs, net	5.3	12.8	(12.8	)(a)	34.4
			29.9	(b)
			(0.8	)(c)
Intangible assets, net	3.5	1.0	—		4.5
Other	3.8	18.8	(15.9	)(a)	6.7
Goodwill	144.6	389.0	701.4	(a)	1,235.0

	$858.7	$1,174.0	$843.9		$2,876.6

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$24.8	$33.9	$—		$58.7
Accrued salaries	30.7	31.7	—		62.4
Other current liabilities	30.5	35.1	(10.2	)(b)	55.4
Estimated third-party payor settlements	2.7	—	—		2.7
Liabilities held for sale/of discontinued operations	0.3	0.4	—		0.7

	89.0	101.1	(10.2)		179.9
Revolving credit facility	—	65.0	(65.0	)(b)	—
Convertible notes	221.0	248.5	(248.5	)(b)	221.0
Senior subordinated notes — Province	—	200.0	(200.0	)(b)	—
Interest rate swap	—	(1.7)	1.7	(c)	—
Senior subordinated notes — New LifePoint	—	—	250.0	(b)	250.0
Term loan B	—	—	1,050.0	(b)	1,050.0
Deferred income taxes	39.1	35.3	42.6	(a)	117.0
Professional liability risks and other liabilities	30.6	26.0	(1.7	)(c)	54.9
Minority interests in equity of consolidated entities	1.3	2.2	—		3.5
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	0.4	0.5	(0.5	)(a)	0.6
			0.2	(a)
Capital in excess of par value	325.8	315.1	(315.1	)(a)	894.7
			568.9	(a)
Unearned ESOP compensation	(13.7)	—	—		(13.7)
Unearned compensation on non-vested stock	(5.3)	—	5.3	(d)	—
Retained earnings	199.4	182.5	(182.5	)(a)	147.6
			(38.7	)(b)
			(0.8	)(c)
			(5.3	)(d)
			(15.0	)(e)
			8.0	(f)
Accumulated other comprehensive loss	—	(0.5)	0.5	(a)	—
Treasury stock	(28.9)	—	—		(28.9)

	477.7	497.6	25.0		1,000.3

	$858.7	$1,174.0	$843.9		$2,876.6

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(In millions, except per share data)

			Pro Forma
	As Adjusted	As Adjusted
	LifePoint	Province	Adjustments		Combined

Revenues	$761.1	$709.4	$—		$1,470.5
Salaries and benefits	306.6	274.6	(7.0	)(g)	571.6
			(2.6	)(h)
Supplies	97.9	91.5	(1.0	)(g)	188.4
Other operating expenses	129.3	146.0	(5.7	)(g)	270.3
			0.7	(i)
Provision for doubtful accounts	67.1	80.7	—		147.8
Depreciation and amortization	35.7	37.2	9.0	(k)	81.9
Interest expense, net	10.2	25.4	8.5	(j)	44.1
Debt retirement costs	1.5	—	(1.5	)(l)	—
ESOP expense	7.1	—	3.7	(h)	10.8

	655.4	655.4	4.1		1,314.9

Income (loss) from continuing operations before minority interests and income taxes	105.7	54.0	(4.1)		155.6
Minority interests in earnings of consolidated entities	0.7	0.4	—		1.1

Income (loss) from continuing operations before income taxes	105.0	53.6	(4.1)		154.5
Provision (benefit) for income taxes	41.7	20.0	(1.5	)(m)	60.2

Income (loss) from continuing operations	$63.3	$33.6	$(2.6)		$94.3

Basic earnings per share:
Income from continuing operations	$1.71	$0.68		(n)	$1.81

Shares used in per share calculation — basic	36.9	49.4		(n)	52.0

Diluted earnings per share:
Income from continuing operations	$1.60	$0.66		(n)	$1.73

Shares used in per share calculation — diluted	42.8	59.7		(n)	57.5

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
(In millions, except per share data)

			Pro Forma
	As Adjusted	As Adjusted
	LifePoint	Province	Adjustments		Combined

Revenues	$692.8	$660.8	$—		$1,353.6
Salaries and benefits	283.4	266.7	(7.0	)(g)	540.9
			(2.2	)(h)
Supplies	89.1	87.3	(1.0	)(g)	175.4
Other operating expenses	126.2	141.9	(5.6	)(g)	263.2
			0.7	(i)
Provision for doubtful accounts	57.9	66.3	—		124.2
Depreciation and amortization	34.1	33.3	9.0	(k)	76.4
Interest expense, net	10.7	25.5	8.2	(j)	44.4
Debt retirement costs	—	0.5	(0.5	)(l)	—
ESOP expense	4.9	—	2.6	(h)	7.5

	606.3	621.5	4.2		1,232.0

Income (loss) from continuing operations before minority interests and income taxes	86.5	39.3	(4.2)		121.6
Minority interests in earnings of consolidated entities	0.5	0.2	—		0.7

Income (loss) from continuing operations before income taxes	86.0	39.1	(4.2)		120.9
Provision (benefit) for income taxes	34.7	15.8	(1.6	)(m)	48.9

Income (loss) from continuing operations	$51.3	$23.3	$(2.6)		$72.0

Basic earnings per share:
Income from continuing operations	$1.37	$0.48		(n)	$1.37

Shares used in per share calculation — basic	37.5	48.7		(n)	52.6

Diluted earnings per share:
Income from continuing operations	$1.31	$0.47		(n)	$1.33

Shares used in per share calculation — diluted	43.6	49.1		(n)	58.0

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(In millions, except per share data)

			Pro Forma
	As Adjusted	As Adjusted
	LifePoint	Province	Adjustments		Combined

Revenues	$932.4	$890.3	$—		$1,822.7
Salaries and benefits	378.0	357.1	(9.3	)(g)	722.8
			(3.0	)(h)
Supplies	121.2	116.8	(1.4	)(g)	236.6
Other operating expenses	168.2	192.1	(7.4	)(g)	353.8
			0.9	(i)
Provision for doubtful accounts	80.5	92.8	—		173.3
Depreciation and amortization	46.3	44.8	12.0	(k)	103.1
Interest expense, net	13.8	34.6	9.8	(j)	58.2
Debt retirement costs	—	0.5	(0.5	)(l)	—
ESOP expense	6.9	—	3.5	(h)	10.4

	814.9	838.7	4.6		1,658.2

Income (loss) from continuing operations before minority interests and income taxes	117.5	51.6	(4.6)		164.5
Minority interests in earnings of consolidated entities	0.7	0.3	—		1.0

Income (loss) from continuing operations before income taxes	116.8	51.3	(4.6)		163.5
Provision (benefit) for income taxes	46.2	17.8	(1.7	)(m)	62.3

Income (loss) from continuing operations	$70.6	$33.5	$(2.9)		$101.2

Basic earnings per share:
Income from continuing operations	$1.90	$0.69		(n)	$1.93

Shares used in per share calculation — basic	37.2	48.7		(n)	52.3

Diluted earnings per share:
Income from continuing operations	$1.81	$0.68		(n)	$1.87

Shares used in per share calculation — diluted	43.3	49.3		(n)	57.7

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

1.	Basis of Pro Forma Presentation

      LifePoint announced on August 16, 2004 that it entered into a definitive agreement to acquire Province for approximately $1.7 billion in cash, stock and the assumption of debt. Under the terms of the merger agreement, the businesses of LifePoint and Province will be combined under a newly formed company. Each Province stockholder will receive a per share consideration comprised of $11.375 in cash and a number of shares of common stock of New LifePoint equal to an exchange ratio of between 0.3447 and 0.2917, which shares will have a value of $11.375 to the extent that the LifePoint average share price (defined below) is between $33.00 and $39.00. The exchange ratio will be 0.3447 if the volume weighted average (rounded to four decimal places) of the daily sale prices for a share of LifePoint common stock for the 20 consecutive trading day period ending at the close of business on the third trading day prior to the closing (the “LifePoint average share price”) is $33.00 or less, or 0.2917 if the LifePoint average share price is $39.00 or more. If the LifePoint average share price is between $33.00 and $39.00, then the exchange ratio will be equal to $11.375 divided by the LifePoint average share price. The closing price of a share of LifePoint common stock on January 18, 2005 was $37.65. Based on this price, each Province stockholder would have received a total per share consideration valued at $22.75. New LifePoint will account for the proposed transaction using the purchase method of accounting.

      The per share consideration represents approximately a 67% premium for Province shares based on $13.61, which was the closing price of a share of Province common stock on August 13, 2004, the last trading day prior to the announcement of the proposed transaction. Based on $37.65, the closing price of a share of LifePoint common stock on January 18, 2005 and the number of shares of Province common stock outstanding on such date, New LifePoint will issue approximately 15.1 million shares of its common stock to Province stockholders and will pay approximately $569.1 million in cash. Each LifePoint stockholder will be deemed to receive one share of New LifePoint common stock for each share of LifePoint common stock.

2.	Preliminary Purchase Price

      The estimated total purchase price of the proposed acquisition of Province is as follows (in millions):

Fair value of New LifePoint common stock to be issued	$569.1
Cash	569.1
Assumption of Province debt obligations	513.5
Estimated severance and Province stock option costs	80.9
Estimated direct transaction costs	36.5

Total	$1,769.1

      Under the purchase method of accounting, the total estimated purchase price as shown in the table above will be allocated to Province’s net tangible and intangible assets based upon their estimated fair values as of the date of completion of the proposed transaction. Any excess of the purchase price over the estimated fair value of the net tangible and intangible assets will be recorded as goodwill. The estimated fair value of New LifePoint common stock to be issued is based on the $37.65 closing price of LifePoint common stock described in Note 1. Due to the variable nature of the exchange ratio to determine the per share consideration, the measurement date to determine the fair value of New LifePoint common stock to be issued will be determined in accordance with Emerging Issues Task Force Issue Number 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, (“EITF No. 99-12”). As stated in paragraph 7 in EITF No. 99-12, the measurement date is the earliest date, from the date the terms of the acquisition are agreed to and announced to the date of final application of the formula pursuant to the acquisition agreement, on which subsequent applications of the formula do not result in a change in the number of shares or the amount of other consideration. Based upon the estimated purchase price and assumptions regarding valuations of acquired assets and liabilities, the preliminary purchase price allocation, which will change based upon the completion of an extensive valuation to be performed by a third party valuation firm, is as follows (amounts in millions):

Net working capital	$85.1
Property and equipment	694.1
Amortizable intangible assets	1.0
Other long-term assets	2.9
Goodwill	1,090.4
Interest rate swap	1.7
Deferred income tax liabilities	(77.9)
Other long-term liabilities	(28.2	)(a)

Total	$1,769.1

(a)	Includes $(1.7) million in interest rate swap, which nets to $0 with above $1.7 million.

      The depreciation and amortization related to the fair value adjustments are reflected as pro forma adjustments to the unaudited pro forma combined condensed consolidated financial statements.

      Goodwill represents the excess of the purchase price over the fair market value of the net tangible and intangible assets acquired and liabilities assumed. Goodwill will not be amortized and will be tested for impairment on an annual basis and whenever events or circumstances occur indicating that the goodwill may be impaired. The preliminary purchase price allocation for Province is subject to revision as more detailed analysis is completed, including the completion of a valuation to be performed by a third party valuation firm, and additional information on the fair values of Province’s assets and liabilities becomes available. Any change in the fair value of the assets or liabilities of Province will change the amount of the purchase price allocable to goodwill. The final purchase price allocation may differ materially from the allocation presented here.

3.	Pro Forma Adjustments

      Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Province’s assets and liabilities to a preliminary estimate of their fair values, to reflect financing transactions associated with the proposed transaction, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets, to reflect other transactions directly related to the proposed transaction, and to reflect the income tax effects related to the pro forma adjustments. There were no intercompany transactions between LifePoint and Province. Certain pro forma adjustments were required to conform Province’s accounting policies and presentation to LifePoint’s accounting policies and presentation.

      The pro forma combined provision (benefit) for income taxes does not reflect the amounts that would have resulted had LifePoint and Province filed consolidated income tax returns during the periods presented.

      LifePoint has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period after completion of the proposed transaction, if information becomes available which would indicate it is probable that such events had occurred and the amount can be reasonably estimated, such items will be included in the final purchase price allocation.

      There are no material non-recurring adjustments in the unaudited pro forma combined condensed consolidated statements of operations.

      The accompanying unaudited pro forma combined condensed consolidated financial statements have been prepared as if the proposed transaction was completed on September 30, 2004 for balance sheet purposes and as of January 1, 2003 for statements of operations purposes, and reflect the following pro forma adjustments:

      (a) To record the proposed transaction (dollar amounts in millions, except per share data):

•	Issuance of New LifePoint common stock — approximately 15.1 million shares at $37.65 per share, the closing market price on January 18, 2005:

Common stock	$0.2
Capital in excess of par value	568.9

$569.1

The final fair value of New LifePoint common stock to be issued cannot be determined until the acquisition date, which is in accordance with EITF No. 99-12 and further discussed in Note 2.

•	Estimated cash payments for:

Cash per share merger consideration of $11.375 per share of Province	$569.1
Province stock option costs	54.3
Province severance costs	26.6
Direct transaction costs	36.5

$686.5

Direct transaction costs primarily include estimated investment banker fees, attorney fees and accounting fees.

•	Elimination of existing Province stockholders’ equity:

Common stock	$0.5
Capital in excess of par value	315.1
Retained earnings	182.5
Accumulated other comprehensive loss	(0.5)

$497.6

•	The difference between the preliminary estimate of the fair value based upon management’s expectations and the historical amount of Province’s property and equipment is as follows:

	Historical	Preliminary	Estimated
	Amount	Fair Value	Increase

Land	$34.4	$46.0	$11.6
Buildings and improvements	354.0	473.7	119.7
Equipment	132.6	132.6	—
Construction in progress	41.8	41.8	—

	$562.8	$694.1	$131.3

The final fair value amounts assigned to Province’s property and equipment will be determined based upon a valuation to be performed by a third party valuation firm.

•	Elimination of Province’s physician recruiting receivable balance to conform Province’s accounting treatment of these assets to LifePoint’s method of accounting, which is to immediately expense these costs:

Current assets	$3.4
Long-term assets	15.9

$19.3

•	To increase deferred income tax liabilities by $42.6 million to reflect the impact of the pro forma purchase price adjustments related to the increase in fair value of Province’s property and equipment and the elimination of Province’s physician recruiting receivable balance, as discussed above:

Increase in property and equipment	$49.9
Eliminate physician recruiting receivables	(7.3)

$42.6

• Eliminate Province’s deferred loan costs as it is not a future benefit to New LifePoint	$12.8

• Estimate of additional goodwill	$701.4

(b)	To record the payments to be made from the proceeds of the new indebtedness (in millions):

Sources:
Term loan B		$1,050.0
Senior subordinated notes		250.0

Subtotal		1,300.0
Uses:
Revolving credit facility — Province	65.0
Province convertible notes	248.5
Province senior subordinated notes	200.0
Financing fees	29.9
Debt premium costs and interest rate swap retirement costs	38.7
Interest payments	10.2

Subtotal	592.3	(592.3)

Remaining funds available for Province merger		707.7
Cash payment at $11.375 per share of Province	569.1
Province stock option costs	54.3
Province severance costs	26.6
Direct transaction costs	36.5
Increase in cash balance	21.2	707.7

	$1,300.0	$—

(c)	To reflect the non-cash write-off of deferred loan costs and interest rate swap associated with the refinancing of existing indebtedness of both Province and LifePoint (in millions):

	Deferred	Interest	Combined
	Loan Costs	Rate Swap	Total

Province (portion on interest rate swap line)	$—	$1.7	$1.7
Province (portion on professional liability risks and other liabilities line)	—	(1.7)	(1.7)
LifePoint (revolving credit facility)	0.8	—	0.8

	$0.8	$—	$0.8

(d)	To expense LifePoint’s unearned compensation balance related to the non-vested LifePoint stock awards that immediately vest as a result of the proposed transaction.

(e)	To adjust Province’s allowance for doubtful accounts conforming Province’s accounting treatment of this critical accounting estimate to LifePoint’s accounting policy. This adjustment reflects the change from an aged days approach to an estimated payor collection approach and will be a non-recurring charge to New LifePoint’s statement of operations after completion of the proposed transaction.

(f)	To adjust income taxes receivable and deferred income tax assets and liabilities reflecting the impact of the pro forma adjustments related to the write-off of LifePoint’s deferred loan costs, the adjustment to Province’s allowance for doubtful accounts and the vesting of the LifePoint non-vested stock awards.

(g)	To adjust operating expenses in the nine months ended September 30, 2004 and 2003, and twelve months ended December 31, 2003 for estimated net decreases in operating expenses. Approximately 86 positions will be eliminated at the Province corporate office for an estimated annual savings of $18.0 million in salaries and benefits expense. Additionally, approximately 63 new positions will be created at the New LifePoint corporate office for an estimated annual cost of $8.7 million in salaries and benefits expense. In addition to salaries and benefits, there are adjustments reflecting net decreases in supply expenses and other operating expenses such as legal, accounting and consulting fees. The projected decrease in supply expenses and other operating expenses are based upon a preliminary analysis of savings from the Company’s group purchasing organization and elimination of duplicative costs. New LifePoint may be unable to fully realize these estimated net cost savings. The following is an estimate of the net cost savings anticipated as a result of the proposed transaction (in millions):

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2004	September 30, 2003	December 31, 2003

Salaries and benefits	$(7.0)	(7.0)	$(9.3)
Supplies	(1.0)	(1.0)	(1.4)
Other operating expenses	(5.7)	(5.6)	(7.4)

	$(13.7)	$(13.6)	$(18.1)

(h)	To reflect the elimination of Province’s retirement expense and record additional ESOP expense based upon an additional allocation to employees assumed to be 145,000 shares per year. The pro forma ESOP expense is based on the historical average closing market prices of LifePoint common stock during the periods presented multiplied by the additional ESOP shares to be allocated. Total shares assumed to be allocated are 425,000 shares. Dollar amounts below in millions:

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2004	September 30, 2003	December 31, 2003

Eliminate Province’s historical retirement expense	$(2.6)	(2.2)	$(3.0)
Record additional ESOP expense	3.7	2.6	3.5

Net expense adjustment	$1.1	$0.4	$0.5

(i)	To record expenses relating to Martin S. Rash’s consulting agreement (in millions):

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2004	September 30, 2003	December 31, 2003

Other operating expenses	$0.7	$0.7	$0.9

(j)	To record pro forma interest expense based upon an assumed debt structure as follows (in millions):

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2004	September 30, 2003	December 31, 2003

Term loan B — LIBOR + 175 bps
($1.05 billion)	$24.8	$24.8	$33.1
Senior subordinated notes — LIBOR + 225 bps ($250 million)	6.8	6.8	9.1
Revolver — ($400.0 million) commitment fees	1.4	1.4	1.9
4.5% Convertible notes	7.5	7.5	10.0
Standby letters of credit	0.3	0.3	0.4
Interest on capital leases	1.2	1.2	1.4
Amortization of deferred loan costs	3.8	3.8	4.0

Interest costs	45.8	45.8	59.9
Less: Capitalized interest	(1.5)	(1.2)	(1.5)
Interest income	(0.2)	(0.2)	(0.2)

Interest expense, net	44.1	44.4	58.2

Less: Historical interest expense, net:
Province	(25.4)	(25.5)	(34.6)
LifePoint	(10.2)	(10.7)	(13.8)

Net interest expense adjustment	$8.5	$8.2	$9.8

The interest expense calculation presented above uses the actual average LIBOR rate during the nine-month period ended September 30, 2004, which is 1.3981%, to determine the interest rate applied to the borrowings under term loan B and senior subordinated notes. If the LIBOR rate increases or decreases, the effect on interest expense would be as follows (dollars in millions):

LIBOR Rate	Effect on Interest Expense

Increase/Decrease	Nine Months	Twelve Months

0.25%	$2.4	$3.3
0.50%	4.9	6.5
0.75%	7.3	9.8
1.00%	9.8	13.0

(k)	To adjust depreciation and amortization expense related to the purchase price adjustments of Province’s property and equipment.

(l)	To eliminate debt retirement costs assuming a pro forma convertible debt balance of $221.0 million at January 1, 2003.

(m)	To record the income tax effects of the pro forma statement of operations adjustments.

(n)	Shares used to calculate unaudited pro forma income from continuing operations per diluted share were computed by adding to LifePoint’s weighted average shares outstanding approximately 15.1 million shares of New LifePoint common stock assumed to be issued, which is based upon the pro forma exchange ratio of 0.3021 of a share of New LifePoint common stock for each outstanding share of Province common stock. This pro forma exchange ratio is based on $37.65, the closing price of a share of LifePoint common stock on January 18, 2005. The actual exchange ratio may be different and will be based on the volume weighted average of the daily sale prices for a share of LifePoint common stock for the 20 consecutive trading day period ending at the close of business on the third trading day prior to the closing of the proposed transaction. Please refer to Note 1 for further discussion of the exchange ratio.

Diluted earnings per share is calculated using the “if-converted” method. Interest expense related to convertible notes, net of taxes, is added to income from continuing operations for the numerator of this calculation. The interest expense, net of taxes, added to income from continuing operations was $5.0 million, $5.2 million and $6.9 million for the nine months ended September 30, 2004 and 2003, and the year ended December 31, 2003, respectively.

4.	LifePoint Pro Forma Financial Statements

      The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the operations of River Parishes Hospital and Spring View Hospital as if LifePoint had acquired these hospitals on January 1, 2003 for statements of operations purposes. LifePoint acquired River Parishes Hospital effective July 1, 2004 and Spring View Hospital effective October 1, 2003. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisitions occurred on the dates indicated, nor are they necessarily indicative of the future financial position or results of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

BALANCE SHEET
SEPTEMBER 30, 2004
(In millions)

	As Reported	Reclass	As Adjusted
	LifePoint	Entries(a)	LifePoint

ASSETS

Current assets:
Cash and cash equivalents	$9.3	—	$9.3
Accounts receivable, net	115.3	—	115.3
Inventories	23.9	—	23.9
Income taxes receivable	6.1	—	6.1
Deferred income taxes and other current assets	25.6	—	25.6
Assets held for sale	33.1	—	33.1

	213.3	—	213.3
Property and equipment, net	468.4	19.8	488.2
Deferred loan costs, net	5.3	—	5.3
Unallocated purchase price	28.8	(28.8)	—
Intangible assets, net	3.5	—	3.5
Other	0.7	3.1	3.8
Goodwill	138.7	5.9	144.6

	$858.7	$—	$858.7

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$24.8	—	$24.8
Accrued salaries	31.0	(0.3)	30.7
Other current liabilities	30.5	—	30.5
Estimated third-party payor settlements	2.7	—	2.7
Liabilities held for sale	—	0.3	0.3

	89.0	—	89.0
Convertible notes	221.0	—	221.0
Deferred income taxes	39.1	—	39.1
Professional liability risks and other liabilities	30.6	—	30.6
Minority interests in equity of consolidated entities	1.3	—	1.3
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	0.4	—	0.4
Capital in excess of par value	325.8	—	325.8
Unearned ESOP compensation	(13.7)	—	(13.7)
Unearned compensation on non-vested stock	(5.3)	—	(5.3)
Retained earnings	199.4	—	199.4
Treasury stock	(28.9)	—	(28.9)

	477.7	—	477.7

	$858.7	$—	$858.7

(a)	To reclassify the unallocated purchase price primarily related to River Parishes Hospital, which was acquired by LifePoint effective July 1, 2004. This reclassification is based upon a preliminary valuation performed by a third party valuation firm. In addition, to reclassify certain liabilities held for sale of $0.3 million related to Bartow Memorial Hospital.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(In millions)

	As Reported	Pro Forma	As Adjusted
	LifePoint	Acquisition(a)	LifePoint

Revenues	$739.4	$21.7	$761.1
Salaries and benefits	296.7	9.9	306.6
Supplies	95.4	2.5	97.9
Other operating expenses	123.9	5.4	129.3
Provision for doubtful accounts	64.0	3.1	67.1
Depreciation and amortization	34.5	1.2	35.7
Interest expense, net	9.7	0.5	10.2
Debt retirement costs	1.5	—	1.5
ESOP expense	7.1	—	7.1

	632.8	22.6	655.4

Income (loss) from continuing operations before minority interests and income taxes	106.6	(0.9)	105.7
Minority interests in earnings of consolidated entities	0.7	—	0.7

Income (loss) from continuing operations before income taxes	105.9	(0.9)	105.0
Provision (benefit) for income taxes	42.1	(0.4)	41.7

Income (loss) from continuing operations	$63.8	$(0.5)	$63.3

(a)	To give effect to the operations of River Parishes Hospital as if LifePoint had acquired it on January 1, 2003. LifePoint acquired River Parishes Hospital effective July 1, 2004.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
(In millions)

	As Reported	Pro Forma	As Adjusted
	LifePoint	Acquisitions(a)	LifePoint

Revenues	$646.4	$46.4	$692.8
Salaries and benefits	262.2	21.2	283.4
Supplies	83.3	5.8	89.1
Other operating expenses	116.1	10.1	126.2
Provision for doubtful accounts	53.3	4.6	57.9
Depreciation and amortization	31.5	2.6	34.1
Interest expense, net	9.9	0.8	10.7
ESOP expense	4.9	—	4.9

	561.2	45.1	606.3

Income from continuing operations before minority interests and income taxes	85.2	1.3	86.5
Minority interests in earnings of consolidated entities	0.5	—	0.5

Income from continuing operations before income taxes	84.7	1.3	86.0
Provision for income taxes	34.2	0.5	34.7

Income from continuing operations	$50.5	$0.8	$51.3

(a)	To give effect to the operations of River Parishes Hospital and Spring View Hospital as if LifePoint had acquired these facilities on January 1, 2003. LifePoint acquired River Parishes Hospital effective July 1, 2004 and Spring View Hospital effective October 1, 2003.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(In millions)

	As
	Reported	Pro Forma	As Adjusted
	LifePoint	Acquisitions(a)	LifePoint

Revenues	$875.6	$56.8	$932.4
Salaries and benefits	352.3	25.7	378.0
Supplies	114.2	7.0	121.2
Other operating expenses	155.4	12.8	168.2
Provision for doubtful accounts	74.1	6.4	80.5
Depreciation and amortization	43.1	3.2	46.3
Interest expense, net	12.8	1.0	13.8
ESOP expense	6.9	—	6.9

	758.8	56.1	814.9

Income from continuing operations before minority interests and income taxes	116.8	0.7	117.5
Minority interests in earnings of consolidated entities	0.7	—	0.7

Income from continuing operations before income taxes	116.1	0.7	116.8
Provision for income taxes	45.9	0.3	46.2

Income from continuing operations	$70.2	$0.4	$70.6

(a)	To give effect to the operations of River Parishes Hospital and Spring View Hospital as if LifePoint had acquired these facilities on January 1, 2003. LifePoint acquired River Parishes Hospital effective July 1, 2004 and Spring View Hospital effective October 1, 2003.

5.	Province Pro Forma Financial Statements

      The following unaudited pro forma condensed consolidated statements of operations have been prepared to conform the presentation of Province’s historical statements of operations to LifePoint’s statements of operations presentation and to give effect to the operations of Las Cruces Medical Center as if Province had acquired this hospital on January 1, 2003. Province acquired Las Cruces Medical Center effective June 1, 2004. The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have actually been reported had the acquisition occurred on the date indicated, nor are they necessarily indicative of the future results of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(In millions)

	As Reported	Reclass	Pro Forma	As Adjusted
	Province	Entries(a)	Las Cruces(b)	Province

Revenues	$644.4	$—	$65.0	$709.4
Salaries and benefits	236.2	15.3	23.1	274.6
Purchased services	62.0	(62.0)	—	—
Supplies	82.4	—	9.1	91.5
Other operating expenses	81.4	47.4	17.2	146.0
Provision for doubtful accounts	68.5	—	12.2	80.7
Depreciation and amortization	34.2	—	3.0	37.2
Interest expense, net	22.0	—	3.4	25.4

	586.7	0.7	68.0	655.4

Income (loss) from continuing operations before minority interests and income taxes	57.7	(0.7)	(3.0)	54.0
Minority interests in earnings of consolidated entities	0.4	—	—	0.4

Income (loss) from continuing operations before income taxes	57.3	(0.7)	(3.0)	53.6
Provision (benefit) for income taxes	21.4	(0.2)	(1.2)	20.0

Income (loss) from continuing operations	$35.9	$(0.5)	$(1.8)	$33.6

(a)	To reclassify purchased services into salaries and benefits and other operating expenses, reclassify $3.8 million of workers compensation expense from other operating expenses into salaries and benefits, and reclassify $0.7 million of management fees from discontinued operations into salaries and benefits. All of these reclassifications are to conform to LifePoint’s statement of operations.

(b)	To give effect to the pro forma operations of Las Cruces Medical Center as if Province had acquired it on January 1, 2003. Province acquired Las Cruces Medical Center effective June 1, 2004. The pro forma Las Cruces statement of operations presented herein includes pro forma adjustments for interest expense and interest income, income taxes, taxes other than income taxes, indigent care subsidies, sole-community reimbursement, rental expense and information system expenses.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
(In millions)

	As Reported	Reclass	Pro Forma	As Adjusted
	Province	Entries(a)	Las Cruces(b)	Province

Revenues	$551.2	—	$109.6	$660.8
Salaries and benefits	209.0	15.2	42.5	266.7
Purchased services	50.9	(50.9)	—	—
Supplies	71.1	—	16.2	87.3
Other operating expenses	72.0	36.8	33.1	141.9
Provision for doubtful accounts	51.1	—	15.2	66.3
Depreciation and amortization	27.2	—	6.1	33.3
Interest expense, net	19.3	—	6.2	25.5
Debt retirement costs	0.5	—	—	0.5

	501.1	1.1	119.3	621.5

Income (loss) from continuing operations before minority interests and income taxes	50.1	(1.1)	(9.7)	39.3
Minority interests in earnings of consolidated entities	0.2	—	—	0.2

Income (loss) from continuing operations before income taxes	49.9	(1.1)	(9.7)	39.1
Provision (benefit) for income taxes	19.9	(0.4)	(3.7)	15.8

Income (loss) from continuing operations	$30.0	$(0.7)	$(6.0)	$23.3

(a)	To reclassify purchased services into salaries and benefits and other operating expenses, reclassify $6.1 million of workers compensation expense from other operating expenses into salaries and benefits, and reclassify $1.1 million of management fees from discontinued operations into salaries and benefits. All of these reclassifications are to conform to LifePoint’s statement of operations.

(b)	To give effect to the pro forma operations of Las Cruces Medical Center as if Province had acquired it on January 1, 2003. Province acquired Las Cruces Medical Center effective June 1, 2004. The pro forma Las Cruces statement of operations presented herein includes pro forma adjustments for interest expense and interest income, income taxes, taxes other than income taxes, indigent care subsidies, sole-community reimbursement, rental expense and information system expenses.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(In millions)

			Pro
	As		Forma
	Reported	Reclass	Las	As Adjusted
	Province	Entries(a)	Cruces(b)	Province

Revenues	$746.2	$—	$144.1	$890.3
Salaries and benefits	282.8	19.6	54.7	357.1
Purchased services	68.9	(68.9)	—	—
Supplies	95.6	—	21.2	116.8
Other operating expenses	97.1	51.0	44.0	192.1
Provision for doubtful accounts	72.6	—	20.2	92.8
Depreciation and amortization	37.6	—	7.2	44.8
Interest expense, net	26.3	—	8.3	34.6
Debt retirement costs	0.5	—	—	0.5

	681.4	1.7	155.6	838.7

Income (loss) from continuing operations before minority interests and income taxes	64.8	(1.7)	(11.5)	51.6
Minority interests in earnings of consolidated entities	0.3	—	—	0.3

Income (loss) from continuing operations before income taxes	64.5	(1.7)	(11.5)	51.3
Provision (benefit) for income taxes	22.8	(0.6)	(4.4)	17.8

Income (loss) from continuing operations	$41.7	$(1.1)	$(7.1)	$33.5

(a)	To reclassify purchased services into salaries and benefits and other operating expenses, reclassify $7.1 million of workers compensation expense from other operating expenses into salaries and benefits, and reclassify $1.7 million of management fees from discontinued operations into salaries and benefits. All of these reclassifications are to conform to LifePoint’s statement of operations.

(b)	To give effect to the pro forma operations of Las Cruces Medical Center as if Province had acquired it on January 1, 2003. Province acquired Las Cruces Medical Center effective June 1, 2004. The pro forma Las Cruces statement of operations presented herein includes pro forma adjustments for interest expense and interest income, income taxes, taxes other than income taxes, indigent care subsidies, sole-community reimbursement, rental expense and information system expenses.

6.	Province Unaudited Condensed Consolidated Balance Sheet

      The following unaudited condensed consolidated balance sheet has been prepared to conform Province’s balance sheet to LifePoint’s balance sheet.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2004
(In millions)

	As Reported	Reclass		As Adjusted
	Province	Entries		Province

ASSETS

Current assets:
Cash and cash equivalents	$11.6	$—		$11.6
Accounts receivable, net	138.7	(16.7	)(a)	122.0
Inventories	20.9	—		20.9
Income taxes receivable	9.6	—		9.6
Deferred income taxes and other current assets	5.9	16.7	(a)	22.6
Assets of discontinued operations	2.9	—		2.9

	189.6	—		189.6
Property and equipment, net	562.8	—		562.8
Deferred loan costs, net	12.8	—		12.8
Intangible assets, net	1.0	—		1.0
Other	18.8	—		18.8
Goodwill	389.0	—		389.0

	$1,174.0	$—		$1,174.0

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$33.9	$—		$33.9
Accrued salaries	31.7	—		31.7
Other current liabilities	34.8	0.3	(b)	35.1
Current maturities of capital leases	0.3	(0.3	)(b)	—
Liabilities of discontinued operations	0.4	—		0.4

	101.1	—		101.1
Revolving credit facility	65.0	—		65.0
Convertible notes	248.5	—		248.5
Senior subordinated notes	200.0	—		200.0
Interest rate swap	(1.7)	—		(1.7)
Capital leases, less current portion	2.7	(2.7	)(b)	—
Deferred income taxes	35.3	—		35.3
Professional liability risks and other liabilities	23.3	2.7	(b)	26.0
Minority interests in equity of consolidated entities	2.2	—		2.2
Stockholders’ equity:
Preferred stock	—	—		—
Common stock	0.5	—		0.5
Capital in excess of par value	315.1	—		315.1
Retained earnings	182.5	—		182.5
Accumulated other comprehensive loss	(0.5)	—		(0.5)

	497.6	—		497.6

	$1,174.0	$—		$1,174.0

(a)	To reclassify non-patient receivables into other current assets.

(b)	To reclassify capital leases into other liabilities.

DESCRIPTION OF NEW LIFEPOINT CAPITAL STOCK

      The following description of New LifePoint capital stock is not meant to be complete and is qualified in its entirety by reference to New LifePoint’s restated certificate of incorporation and its restated bylaws. Copies of a form of New LifePoint’s restated certificate of incorporation and a form of its restated bylaws are attached to this joint proxy statement/ prospectus as Appendix D and Appendix E, respectively, and are incorporated by reference into this joint proxy statement/ prospectus.

Authorized Capital Stock

      New LifePoint’s authorized capital stock will consist of 90,000,000 authorized shares of common stock, par value $0.01 per share, and 10,000,000 authorized shares of preferred stock, of which 90,000 shares will be designated as series A junior participating preferred stock, par value $0.01 per share. As of January 18, 2005, we expect that, if the proposed transaction is consummated, New LifePoint will issue approximately 15.1 million shares of New LifePoint common stock to Province stockholders, which would represent approximately 27.9% of the outstanding shares of New LifePoint common stock immediately after the consummation of the proposed transaction. Following consummation of the proposed transaction, approximately 54.1 million shares of New LifePoint common stock will be issued and outstanding, and approximately 4.3 million shares will be reserved for issuance upon the exercise of options issued and outstanding pursuant to stock option plans. We do not expect any shares of New LifePoint preferred stock to be outstanding following consummation of the proposed transaction.

New LifePoint Common Stock

      The holders of New LifePoint common stock will be entitled to one vote for each share they hold on all matters voted on by New LifePoint stockholders, and will not be entitled to cumulate votes for the election of directors. Subject to any preferences that may be applicable to any outstanding preferred stock, the holders of shares of New LifePoint common stock will be entitled to receive any dividends that may be declared from time to time by the New LifePoint board of directors out of assets or funds legally available to pay dividends. In the event of liquidation, dissolution or winding up of New LifePoint, the holders of shares of New LifePoint common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of holders of shares of New LifePoint preferred stock, if any are then outstanding.

New LifePoint Preferred Stock

      After completion of the proposed transaction, New LifePoint may issue up to 10,000,000 shares of preferred stock. The New LifePoint board of directors will have the authority to issue preferred stock in one or more series and to fix for each series the voting powers, full, limited or none, and the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereon, and the number of shares constituting any series and the designations of the series, without any further vote or action by the New LifePoint stockholders. Because the terms of the preferred stock may be fixed by the New LifePoint board of directors without stockholder action, the preferred stock could be issued quickly with terms calculated to defeat a proposed takeover of New LifePoint or to make the removal of management of New LifePoint more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the New LifePoint common stock.

      In connection with the stockholder rights plan adopted by New LifePoint, New LifePoint’s restated certificate of incorporation will provide for the issuance of 90,000 shares of preferred stock designated as the series A junior participating preferred stock, par value $0.01 per share. Following the effective time of the proposed transaction, no shares of New LifePoint preferred stock will be outstanding.

New LifePoint Preferred Stock Purchase Rights

      Before the effective time of the proposed transaction, New LifePoint will enter into a stockholder rights agreement with National City Bank, as rights agent, a form of which has been filed as an exhibit to the registration statement on Form S-4 of which this joint proxy statement/ prospectus forms a part. Pursuant to the form of rights agreement, each outstanding share of New LifePoint common stock will be accompanied by one preferred stock purchase right. Each right will entitle its registered holder to purchase from New LifePoint one one-thousandth of a share of series A preferred stock at a price of $35 per one one-thousandth of a share, subject to adjustment.

      Each share of series A preferred stock will be entitled, when, as and if declared, to a preferential quarterly dividend payment in an amount equal to the greater of $10 or 1,000 times the aggregate of all dividends declared per share of New LifePoint common stock. In the event of liquidation, dissolution or winding up of New LifePoint, the holders of series A preferred stock will be entitled to a minimum preferential liquidation payment equal to $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions made per share of New LifePoint common stock. Each share of series A preferred stock will entitle its holder to 1,000 votes on all matters submitted to a vote of the New LifePoint stockholders. In the event of any consolidation, merger, combination or other transaction in which shares of New LifePoint common stock are exchanged, each share of series A preferred stock will be entitled to receive 1,000 times the aggregate amount of stock, securities, cash and/or other property (payable in kind) as the case may be, into which or for which each share of New LifePoint common stock is changed or exchanged. The rights of series A preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

      Initially, the rights will attach to all New LifePoint common stock certificates, and no separate rights certificates will be issued. Separate certificates evidencing the rights will be mailed to holders of record of New LifePoint common stock as of the close of business on the earlier to occur of the tenth day after:

•	a public announcement that a person or group of affiliated or associated persons, which we refer to in this joint proxy statement/ prospectus as an acquiring person, has acquired beneficial ownership of 15% or more of the outstanding New LifePoint common stock; or

•	a date as may be determined by action of the New LifePoint board of directors following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of New LifePoint common stock. Prior to the time that a person would otherwise become an acquiring person, however, the New LifePoint board of directors may determine that this person is not an acquiring person for purposes of the rights agreement.

      The rights agreement provides that, until the rights distribution date (or earlier redemption or expiration of the rights):

•	the rights will be transferred with and only with the certificates of New LifePoint common stock,

•	New LifePoint common stock certificates issued upon transfer or new issuances of New LifePoint common stock will contain a notation incorporating the rights agreement by reference, and

•	the surrender for transfer of any certificates for New LifePoint common stock also will constitute the transfer of the rights associated with the New LifePoint common stock represented by the certificate.

      The rights will not be exercisable until the rights distribution date. The rights will expire on May 7, 2009, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by New LifePoint, in each case, as described below.

      If a person or group becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon exercise, New LifePoint common stock (or, in certain circumstances, series A preferred stock or other similar securities of New LifePoint) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the time that a person or group becomes an acquiring person, all rights that are, or (under circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void.

      In the event that New LifePoint is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the right.

      At any time after any person or group becomes an acquiring person and prior to the acquisition by the person or group of 50% or more of the outstanding shares of New LifePoint common stock, the New LifePoint board of directors may exchange the rights (other than rights owned by the person or group, which will have become void), in whole or in part, at an exchange ratio of one share of New LifePoint common stock or one one-thousandth of a share of series A preferred stock (or of a share of a class or series of New LifePoint’s preferred stock having equivalent rights, preferences and privileges), as the case may be, per right (subject to adjustment).

      At any time prior to a person or group becoming an acquiring person, the New LifePoint board of directors may redeem the rights, in whole but not in part, at a redemption price of $0.01 per right. The redemption of the rights may be made effective at that time and on that basis with those conditions that the New LifePoint board of directors, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

      The terms of the rights may be amended by the New LifePoint board of directors without the consent of the holders of the rights, except that from and after the existence of an acquiring person no amendment may adversely affect the interests of the holders of the rights (other than the acquiring person).

      The number of outstanding rights and the number of one one-thousandths of a share of series A preferred stock issuable upon exercise of each right are subject to adjustment under circumstances specified in the rights agreement.

      Until a right is exercised, the holder thereof, as a holder of the right, will not have any rights as a stockholder of New LifePoint, including, without limitation, the right to vote or to receive dividends.

      The rights agreement will provide that neither Province nor LifePoint will be deemed to be an “acquiring person” for purposes of the rights agreement.

      The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire New LifePoint on terms not determined by the New LifePoint board of directors to be in the best interests of all New LifePoint stockholders. The rights should not interfere with any merger or other business combination approved by the New LifePoint board of directors because, subject to the limitations described above, the rights may be redeemed by New LifePoint at $0.01 per right prior to the time that a person or group has become an acquiring person.

Anti-Takeover Provisions — New LifePoint’s Restated Certificate of Incorporation, New LifePoint’s Restated Bylaws and the DGCL

      Provisions in New LifePoint’s restated certificate of incorporation and restated bylaws might make it harder for a person or group to acquire New LifePoint through a tender offer, proxy contest or otherwise. These provisions, which are identical to provisions in LifePoint’s certificate of incorporation and bylaws prior to completion of the proposed transaction, include, for example, terms providing for:

•	the issuance of “blank check” shares of New LifePoint preferred stock by the New LifePoint board of directors without the approval of holders of New LifePoint common stock;

•	higher stockholder voting requirements for certain transactions, including business combinations with specified related parties (i.e., a “fair price provision”);

•	a prohibition on taking actions by written consent of New LifePoint stockholders;

•	restrictions on who is eligible to call a special meeting of New LifePoint stockholders;

•	classification of the New LifePoint board of directors into three classes; and

•	the removal of directors only for cause and only by a vote of 80% of New LifePoint’s outstanding voting power.

      These provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of New LifePoint, although these proposals, if made, might be considered desirable by a majority of New LifePoint stockholders. A further effect of these provisions (as compared to not including these provisions in New LifePoint’s restated certificate of incorporation and restated bylaws) could be to make it more difficult for third parties to cause the replacement of the New LifePoint board of directors. These provisions have been designed to enable New LifePoint to develop its business and foster its long-term growth without the disruptions caused by the threat of a takeover not deemed by the New LifePoint board of directors to be in the best interest of New LifePoint and its stockholders.

      New LifePoint will be governed by the provisions of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder. Subject to specified exceptions, for purposes of Section 203, an “interested stockholder” is defined as a person who, together with the person’s affiliates and associates, owns, or within three years has owned, 15% or more of the corporation’s voting stock. For purposes of Section 203, a “business combination” includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of either the aggregate market value of the consolidated assets of the corporation or the aggregate market value of all the outstanding stock of the corporation, and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation or which provide the interested stockholder with a financial benefit. These restrictions would not apply if:

•	the New LifePoint board of directors approved the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the New LifePoint (excluding shares owned by officers, directors, or specified employee purchase plans); or

•	at or subsequent to the time the transaction was approved by the New LifePoint board of directors, there was an affirmative vote of at least 66.66% of the outstanding voting stock of New LifePoint.

      The business combinations provisions of Section 203 of the DGCL may have the effect of prohibiting, deterring or delaying merger proposals, tender offers or other attempts to effect a change in control of New LifePoint that are not negotiated with and approved by the New LifePoint board of directors.

Limited Liability and Indemnification Provisions

      New LifePoint’s restated certificate of incorporation will limit, to the fullest extent now or hereafter permitted by the DGCL, the liability of a New LifePoint director to New LifePoint or its stockholders for monetary damages for breach of his or her fiduciary duties as a director, except for liability:

•	for a breach of the director’s duty of loyalty to New LifePoint or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, relating to prohibited dividends, distributions and repurchases or redemptions of stock; or

•	for any transaction from which the director derives an improper personal benefit.

      This provision, however, will have no effect on the availability of equitable remedies, including injunctions and rescissions. Additionally, this provision will not limit liability under state or federal securities laws.

      New LifePoint’s restated certificate of incorporation will contain provisions for indemnification of directors and officers to the fullest extent permitted by federal or state securities law. New LifePoint’s restated certificate of incorporation also will permit New LifePoint to maintain and pay premiums on an insurance policy on behalf of New LifePoint directors and officers covering losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. We believe that these provisions will assist New LifePoint in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

      The transfer agent and registrar for New LifePoint common stock is National City Bank. Its address is 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114, and its telephone number at this location is (216) 575-2492.

Stock Exchange Listing

      It is a condition to the proposed transaction that the shares of New LifePoint common stock issuable in the proposed transaction be approved for listing on the Nasdaq National Market, subject to official notice of issuance. If the proposed transaction is completed, the shares of New LifePoint common stock issuable in connection with the proposed transaction will be listed on the Nasdaq National Market.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

LifePoint

      The following table sets forth certain information as of January 18, 2005 (unless otherwise indicated) regarding beneficial ownership of LifePoint common stock by (i) each director, nominee for director and executive officer of LifePoint who owns LifePoint common stock, (ii) each person known by LifePoint to be the beneficial owner of more than 5% of the outstanding shares of LifePoint common stock and (iii) all LifePoint directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

      All computations are based on 39,030,927 shares of LifePoint common stock outstanding on January 18, 2005.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class

U.S. Trust Corporation(1)	3,156,011	8.09%
Shapiro Capital Management Company, Inc.(3)	2,608,425	6.68
Wellington Management Co., LLP(2)	2,210,455	5.66
Kenneth C. Donahey(4)(5)(6)	806,516	2.07
William F. Carpenter III(4)(5)(6)	517,737	1.33
William M. Gracey(4)(5)(6)(7)	298,045	*
Michael J. Culotta(4)(5)(6)	294,641	*
Joné Law Koford(4)(5)(6)	196,827	*
Michael A. Wiechart(4)(5)(6)	131,536	*
Thomas M. Weiss(4)(5)(6)	108,295	*
R. Scott Raplee(4)(5)(6)	72,078	*
DeWitt Ezell, Jr.(4)(9)(10)	33,996	*
William V. Lapham(4)(8)(10)	31,903	*
Ricki Tigert Helfer(4)(9)(10)	31,312	*
John E. Maupin, Jr., D.D.S.(4)(9)(10)	29,469	*
Richard H. Evans(4)(9)(10)	19,519	*
Owen G. Shell(4)(10)	12,229	*
Gary D. Willis(4)(5)	10,848	*
All directors and executive officers as a group (15 persons)(4)(5)(6)(7)(8)(9)	2,594,951	6.65%

*	Less than one percent.

(1)	The ownership for U.S. Trust Corporation and its affiliates on behalf of the Employee Stock Ownership Plan component of the Retirement Plan is based on information contained in the Schedule 13G filed on February 17, 2004 with the SEC. U.S. Trust Corporation has shared voting power and shared dispositive power with respect to 2,592,469 shares. U.S. Trust Corporation has sole voting power and sole dispositive power with respect to 525,702 shares. The address of U.S. Trust Corporation is 114 W. 47th Street, New York, New York 10036.

(2)	The ownership for Wellington Management Company, LLP is based on information contained in the Form 13F for the calendar year or quarter ended September 30, 2004 filed with the SEC. Wellington Management Company, LLP has shared voting power and shared dispositive power with respect to 123,040 shares, sole voting power and sole dispositive power with respect to 1,375,600 shares and no voting power and no dispositive power with respect to 711,815 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(3)	The ownership for Shapiro Capital Management Company, Inc., on behalf of its investment advisory clients and affiliated persons, is based on information contained in the Schedule 13G filed on September 9, 2004 with the SEC. Shapiro Capital Management Company, Inc. has sole voting and dispositive power with respect to 2,608,425 shares. The address of Shapiro Capital Management Company, Inc. is 3060 Peachtree Road, Suite 1555, N.W., Atlanta, Georgia 30305.

(4)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of LifePoint common stock subject to options held by that person that are currently exercisable, or that will become exercisable within 60 days of January 18, 2005, will be deemed outstanding for the purpose of determining the percentage of shares held by that person, but not for the purpose of computing the percentage held by others.

(5)	The ownership given for each individual includes shares indirectly owned through the Retirement Plan as follows: Mr. Donahey, 2,531; Mr. Carpenter, 923; Mr. Gracey, 1,918; Mr. Culotta 1,581; Mr. Wiechart, 1,670; Ms. Koford, 438; Mr. Raplee, 2,020; Mr. Weiss, 977; and Mr. Willis, 412. Share amounts are estimates based on unit accounting and based upon a January 20, 2005 value of $38.00 per share.

(6)	The ownership for each individual includes restricted stock awards granted under the Incentive Plan as follows: Mr. Donahey, 40,000; Mr. Carpenter, 20,000; Mr. Gracey, 30,000; Mr. Culotta, 30,000; Mr. Wiechart, 10,000; Ms. Koford, 15,000; Mr. Raplee, 10,000; and Mr. Weiss, 10,000. Generally, such shares shall be forfeited in their entirety unless the individual continues to be employed by LifePoint on February 20, 2007.

(7)	The ownership given includes options to purchase 111 shares held by Mr. Gracey’s wife, as to which he disclaims beneficial ownership.

(8)	The ownership given includes 2,250 shares held by Mr. Lapham’s wife and 380 shares held by Mr. Lapham’s child, as to which he disclaims beneficial ownership.

(9)	The ownership given for each individual includes deferred stock units granted under the Outside Directors Plan, payable in shares of LifePoint common stock as follows: Mr. Ezell, 2,022; Ms. Helfer, 4,327; Dr. Maupin, 2,483; Mr. Evans, 1,081; and Mr. Shell, 396.

(10)	The ownership for each individual includes 3,500 restricted stock awards granted under the Outside Directors Plan. Generally, these shares will be forfeited in their entirety unless the individual continues to serve as a director of LifePoint on June 16, 2007.

Province

      The following table sets forth certain information as of January 18, 2005 (unless otherwise indicated) regarding beneficial ownership of Province common stock by (i) each director, nominee for director and executive officer of Province who owns Province common stock, (ii) each person known by Province to be the beneficial owner of more than 5% of the outstanding shares of Province common stock and (iii) all Province directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

      All computations are based on 50,030,850 shares of Province common stock outstanding on January 18, 2005.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class

Mac-Per-Wolf Company(2)
310 S. Michigan Avenue, Suite 2600
Chicago, IL 60604	4,797,545	9.59%
Martin S. Rash(3)(13)	1,378,954	2.76
Daniel S. Slipkovich(4)(13)	66,000	*
Christopher T. Hannon(5)(13)	148,820	*
Joseph P. Nolan(6)(13)	86,352	*
James T. Anderson(7)(13)	242,340	*
Howard T. Wall, III(8)(13)	264,718	*
Winfield C. Dunn(9)(13)	70,585	*
Paul J. Feldstein(10)(13)	70,688	*
David R. Klock(11)(13)	22,420	*
Michael P. Haley(12)(13)	9,000	*
All executive officers and directors as a group (15 persons)(14)	2,629,189	5.26%

*	Less than one percent.

(1)	Pursuant to Securities and Exchange Commission rules, the number of shares of common stock beneficially owned by a specified person or group includes shares of Province common stock subject to options that are presently exercisable or exercisable within 60 days after January 18, 2005. Such shares are deemed to be outstanding for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(2)	The number of shares listed as beneficially owned by Mac-Per-Wolf Company includes shares held by certain of its affiliates. Information is derived from a Schedule 13G filed by Mac-Per-Wolf Company on February 2, 2004.

(3)	Includes options to purchase 740,939 shares under the 1997 Long-Term Equity Incentive Plan.

(4)	Represents options to purchase 66,000 shares under the 1997 Long-Term Equity Incentive Plan.

(5)	Includes options to purchase 125,107 shares under the 1997 Long-Term Equity Incentive Plan.

(6)	Represents options to purchase 86,352 shares under the 1997 Long-Term Equity Incentive Plan.

(7)	Includes options to purchase 236,805 shares under the 1997 Long-Term Equity Incentive Plan.

(8)	Includes options to purchase 257,065 shares under the 1997 Long-Term Equity Incentive Plan.

(9)	Includes options to purchase 65,585 shares under the 1997 Long-Term Equity Incentive Plan.

(10)	Includes options to purchase 45,688 shares under the 1997 Long-Term Equity Incentive Plan.

(11)	Represents options to purchase 22,420 shares under the 1997 Long-Term Equity Incentive Plan.

(12)	Includes options to purchase 7,000 shares under the 1997 Long-Term Incentive Plan.

(13)	The address of each of Messrs. Rash, Slipkovich, Hannon, Nolan, Anderson, Wall, Dunn, Feldstein, Klock and Haley is 105 Westwood Place, Suite 400, Brentwood, TN 37027.

(14)	Includes options to purchase 1,885,425 shares granted under the 1997 Long-Term Equity Incentive Plan.

APPRAISAL RIGHTS OF DISSENTING PROVINCE STOCKHOLDERS

      Under the DGCL, Province stockholders have the right to dissent from the merger agreement and receive payment in cash for the fair value of their shares of Province common stock, as determined by the Court of Chancery of the State of Delaware. Province stockholders electing to exercise their appraisal rights must comply with the provisions of Section 262 of the DGCL. A copy of Section 262 is attached to this joint proxy statement/ prospectus as Appendix F.

      The following summary does not purport to be a complete statement of all of the applicable requirements of Delaware law with respect to Province stockholders’ appraisal rights, and is qualified in its entirety by reference to Section 262. We strongly urge you to carefully review all of the text of Section 262, which is attached to this joint proxy statement/ prospectus as Appendix F. If you fail to timely and properly comply with the requirements of Section 262, you will lose your appraisal rights under Delaware law.

      Section 262 requires stockholders to be notified of their dissenters’ appraisal rights not less than 20 days before a meeting of stockholders to vote on a merger. A copy of Section 262 must be included with that notice. This joint proxy statement/ prospectus constitutes Province’s notice to its stockholders as to the availability of dissenters’ appraisal rights in connection with the proposed transaction, in compliance with the requirements of Section 262.

      If you elect to demand appraisal of your shares of Province common stock, you must satisfy each of the following conditions:

•	you must deliver to Province a written demand for appraisal of your shares before the vote is taken on the merger agreement at the Province special meeting. This written demand must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement itself does not constitute a demand for appraisal under Section 262; and

•	you must not vote in favor of adoption of the merger agreement. A vote in favor of adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights with respect to the shares so voted and will nullify any previously filed written demand for appraisal.

      If you fail to comply with either of these conditions and the proposed transaction is completed, you will be entitled to receive shares of New LifePoint common stock and a cash payment for your shares of Province common stock, as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Province common stock.

      All demands for appraisal should be addressed to Province Healthcare Company, Attention: Investor Relations, 105 Westwood Place, Suite 400, Brentwood, Tennessee 37027, and should be delivered before the vote on the proposed transaction is taken at the Province special meeting. All demands for appraisal should be executed by, or on behalf of, the record holder of the shares of Province common stock and must reasonably inform Province of the identity of the demanding stockholder and the stockholder’s intention to demand appraisal of that stockholder’s shares.

      To be effective, a demand for appraisal by a holder of Province common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she is not also the record holder of the shares. The beneficial holder must, in these cases, have the record owner submit the required demand in respect of the beneficial holder’s shares.

      If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in the fiduciary capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that he or she is acting as agent for the record owner in executing the demand. A record owner, such as a broker, bank, or other nominee who holds shares as a nominee for others, may exercise its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising the right of appraisal for other beneficial owners. If this is the case, then the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

      If your shares of Province common stock are held by a broker, bank or other nominee in “street name” and you wish to exercise your appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for making a demand for appraisal by your broker, bank or other nominee.

      Within 10 days after the effective date of the proposed transaction, New LifePoint must give written notice of the date the proposed transaction became effective to each former Province stockholder who has properly filed a written demand for appraisal and who did not vote in favor of adoption of the merger agreement. Within 120 days after the effective date of the proposed transaction, either New LifePoint or any former Province stockholder who has complied with the requirements of Section 262 may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of the shares held by all former Province stockholders entitled to appraisal. New LifePoint has no obligation to file this petition in the event there are dissenting stockholders. Accordingly, the failure of a former Province stockholder to file a petition within the period specified could nullify that former Province stockholder’s previous written demand for appraisal.

      At any time within 60 days after the effective date of the proposed transaction, any former Province stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the shares of New LifePoint common stock and the cash payment specified in the merger agreement for shares of Province common stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the proposed transaction will require the written approval of New LifePoint. Within 120 days after the effective date of the proposed transaction, any former Province stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of Province common stock with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. If a petition for appraisal is duly filed by a former Province stockholder and a copy of the petition is delivered to New LifePoint, then New LifePoint will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all former Province stockholders who have demanded an appraisal of their shares and who have not reached agreements with New LifePoint as to the value of their shares. After notice to dissenting former Province stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those former Province stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the former Province stockholders who have demanded payment for their shares to submit their certificates formerly representing shares of Province common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with this requirement, the Chancery Court may dismiss the proceedings as to that stockholder.

      After determination of the former Province stockholders entitled to appraisal of their shares of Province common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the proposed transaction, together with a fair rate of interest, if any, to be paid. When the value is determined, the Chancery Court will direct the payment of this value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the former Province stockholders entitled to receive payment, upon surrender by these former Province stockholders of their certificates formerly representing shares of Province common stock.

      In determining fair value, the Chancery Court is required to take into account all relevant factors. The fair value of your shares of Province common stock as determined under Section 262 could be greater than, equal to or less than the value of the consideration that you are entitled to receive pursuant to the merger agreement.

      Costs of the appraisal proceeding may be imposed by the Chancery Court, as it deems equitable, on New LifePoint and the former Province stockholders participating in the appraisal proceeding. Upon the application of a former Province stockholder, the Chancery Court may order all or a portion of the expenses incurred by any former Province stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any former Province stockholder who had demanded appraisal rights will not, after the effective date of the proposed transaction, be entitled to vote shares of New LifePoint common stock subject to the demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares (other than with respect to payment as of a record date prior to the effective date). However, if no petition for appraisal is filed within 120 days after the effective date of the proposed transaction, or if the former Province stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the proposed transaction within 60 days after the effective date of the proposed transaction, then the right of the former Province stockholder to appraisal will cease and the former Province stockholder will be entitled to receive the shares of New LifePoint common stock and the cash payment for his or her shares of Province common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the proposed transaction may only be made with the written approval of New LifePoint and must be made within 120 days after the effective date.

      In view of the complexity of Section 262, Province stockholders wishing to dissent from the merger agreement and pursue appraisal rights should consult their legal advisors. Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of appraisal rights.

LEGAL MATTERS

      The validity of the shares of New LifePoint common stock offered hereby will be passed upon for LifePoint by Dewey Ballantine LLP. Dewey Ballantine LLP, counsel to LifePoint, will deliver an opinion to LifePoint, and Alston & Bird LLP, counsel to Province, will deliver an opinion to Province concerning certain U.S. federal tax consequences of the proposed transaction. As of January 18, 2005, a partner of Dewey Ballantine LLP owned 13 shares of LifePoint common stock.

EXPERTS

      The consolidated financial statements of LifePoint Hospitals, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, appearing in LifePoint’s Current Report on Form 8-K filed with the Commission on December 8, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Province Healthcare Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 appearing in Province’s Current Report on Form 8-K filed with the Commission on September 14, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      LifePoint and Province file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

      New LifePoint and LifePoint have filed a registration statement on Form S-4 to register with the SEC the shares of New LifePoint common stock or LifePoint common stock, as the case may be, to be issued in the proposed transaction. This joint proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of New LifePoint and LifePoint in addition to being a proxy statement of LifePoint and Province for their respective special meetings of stockholders. As allowed by SEC rules, this joint proxy statement/ prospectus does not contain all of the information you can find in the registration statement or in the exhibits to the registration statement.

      The SEC allows us to “incorporate by reference” information into this joint proxy statement/ prospectus, which means that we can disclose important information to you by referring you to another document filed separately by LifePoint or Province with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/ prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/ prospectus. This joint proxy statement/ prospectus incorporates by reference the documents set forth below that each of LifePoint and Province have previously filed with the SEC. These documents contain important information about LifePoint and Province and their respective finances.

      LifePoint Filings (File No. 0-29818):

•	annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

•	current reports on Form 8-K filed on July 27, 2004, August 16, 2004, October 26, 2004 and December 8, 2004.

      Province Filings (File No. 0-23639)

•	annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

•	current reports on Form 8-K filed on July 1, 2004, July 28, 2004, August 17, 2004 and September 14, 2004.

      Each of LifePoint and Province are also incorporating by reference additional documents that each files with the SEC between the date of this joint proxy statement/ prospectus and the date of the later to occur of the special meetings.

      LifePoint has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to LifePoint, and Province has supplied all information contained in this joint proxy statement/ prospectus relating to Province.

      Because you are either a Province stockholder or a LifePoint stockholder, we may have sent you some of the documents listed above, but you may also obtain any of them through us or the SEC. If you are a LifePoint stockholder and would like to request from LifePoint any of the documents it has filed with the SEC, please do so by [●], 200[●] in order to receive those documents before the LifePoint special meeting. LifePoint stockholders may obtain documents incorporated by reference into this joint proxy statement/ prospectus by requesting them in writing or by telephone at the following address:

LifePoint Hospitals, Inc.

Attention: Penny Brake, Investor Relations
103 Powell Court, Suite 200
Brentwood, Tennessee 37027
Telephone: (615) 372-8532

      If you are a Province stockholder and would like to request from Province any of the documents it has filed with the SEC, please do so by [●], 200[●] in order to receive those documents before the Province special meeting. Province stockholders may obtain these documents by requesting them in writing or by telephone at the following address:

Province Healthcare Company

Attention: Pam Hunter, Investor Relations
105 Westwood Place, Suite 400
Brentwood, Tennessee 37027
Telephone: (615) 376-7275

      You can also get more information by visiting the investor relations website of LifePoint at http://www.lifepointhospitals.com or Province at http://www.provincehealthcare.com. Website materials are not part of this joint proxy statement/ prospectus.

      You should rely only on the information contained in or incorporated by reference into this joint proxy statement/ prospectus to vote on the proposals to LifePoint stockholders and to Province stockholders in connection with the proposed transaction, as the case may be. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/ prospectus is dated [●], 200[●]. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/ prospectus to stockholders nor the issuance of New LifePoint common stock or LifePoint common stock, as the case may be, in the proposed transaction shall create any implication to the contrary.

FUTURE STOCKHOLDER PROPOSALS

General

      Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

LifePoint

      LifePoint will hold an annual meeting of stockholders in 2005 only if the proposed transaction has not been completed. LifePoint’s bylaws provide that nominations of persons for election as directors (other than persons nominated by or at the direction of the LifePoint board of directors), and proposals of business to be transacted by LifePoint stockholders (other than proposals submitted by or at the direction of the board of directors) at an annual meeting of LifePoint stockholders may be made by any stockholder of record who is entitled to vote and who provides proper notice. In order for a nomination or submission to be proper, the notice must contain information specified in LifePoint’s bylaws concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be delivered to the Secretary of LifePoint at LifePoint’s principal executive offices at least 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting is advanced more than 30 days prior to, or delayed more than 60 days after, that anniversary date, notice by the stockholder, to be timely, must be delivered not later than the close of business on the later of the ninetieth day prior to the annual meeting or the tenth day following the day on which the public announcement of the date of the annual meeting is first made.

      In the event that the number of directors to be elected to the LifePoint board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by LifePoint at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by LifePoint’s bylaws will also be considered timely, but only with respect to nominees for any new positions created by the increase in the board of directors, if it is delivered no later than the close of business on the tenth day following the day on which the public announcement is first made by LifePoint.

      Nominations by LifePoint stockholders of persons for election to the board of directors may be made at a special meeting of LifePoint stockholders if the LifePoint stockholder’s notice required by LifePoint’s bylaws is delivered no later than the close of business on the later of 90 days prior to the special meeting, or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at the special meeting.

      If a LifePoint stockholder wishes to have a proposal considered for inclusion in LifePoint’s proxy materials for the 2005 annual meeting of stockholders, the proposal must comply with the SEC’s proxy rules, must be stated in writing and must be received by LifePoint on or before the close of business on March 17, 2005. Any proposals should be mailed to LifePoint at 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, Attention: Corporate Secretary.

      LifePoint’s 2004 annual meeting of stockholders was held on June 15, 2004.

Province

      Province will hold an annual meeting of stockholders in 2005 only if the proposed transaction has not been completed. Under Province’s bylaws, no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting, or is otherwise brought before the annual meeting by, or at the discretion of, the Province board of directors, or by a stockholder entitled to vote who has delivered written notice to Province (containing information specified in Province’s bylaws about the proposing stockholder and the proposed action) not less than 90 nor more than 120 days prior to the date of the annual meeting. However, if less than 100 days’ notice or prior public disclosure regarding the date of the annual meeting is given or made to Province stockholders, notice by a stockholder, to be timely, must be received not later than the close of business on the tenth day following the date on which the notice of the annual meeting date was mailed or the public disclosure was made. These requirements are separate from, and in addition to, the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in Province’s proxy materials.

      If Province holds an annual meeting of stockholders in 2005, Province must receive stockholder proposals intended to be presented at that meeting at its principal executive offices at 105 Westwood Place, Suite 400, Brentwood, Tennessee 37027 no later than December 21, 2004, in order for the proposals to be included in the proxy statement and the form of proxy for that meeting.

      Stockholder proposals to be considered at the 2005 annual meeting, if an annual meeting is held in 2005, other than a proposal to be included in the proxy statement, must be submitted as required and within the times prescribed by Province’s bylaws and Rule 14a-4 promulgated under the Exchange Act.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among
LIFEPOINT HOSPITALS, INC.
LAKERS HOLDING CORP.,
LAKERS ACQUISITION CORP.,
PACERS ACQUISITION CORP.
and
PROVINCE HEALTHCARE COMPANY

Dated as of August 15, 2004

ARTICLE 1	TRANSACTIONS AND TERMS OF MERGER	A-2
1.1	MERGER	A-2
1.2	TIME AND PLACE OF CLOSING	A-2
1.3	EFFECTIVE TIME	A-2

ARTICLE 2	TERMS OF MERGERS	A-2
2.1	CERTIFICATES OF INCORPORATION	A-2
2.2	BYLAWS	A-3
2.3	DIRECTORS AND OFFICERS	A-3

ARTICLE 3	MANNER OF CONVERTING SHARES	A-3
3.1	CONVERSION OF SHARES	A-3
3.2	ANTI-DILUTION PROVISIONS	A-4
3.3	SHARES HELD BY PROVINCE OR LIFEPOINT	A-5
3.4	DISSENTING STOCKHOLDERS	A-5
3.5	FRACTIONAL SHARES	A-5
3.6	STOCK OPTIONS	A-5
3.7	EMPLOYEE STOCK PURCHASE PLAN	A-6

ARTICLE 4	EXCHANGE OF SHARES	A-6
4.1	EXCHANGE PROCEDURES	A-6
4.2	RIGHTS OF FORMER STOCKHOLDERS	A-7

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF PROVINCE	A-8
5.1	ORGANIZATION, STANDING, AND POWER	A-8
5.2	AUTHORITY OF PROVINCE; NO BREACH BY AGREEMENT	A-8
5.3	CAPITAL STOCK	A-9
5.4	PROVINCE SUBSIDIARIES	A-9
5.5	SEC FILINGS; FINANCIAL STATEMENTS	A-10
5.6	ABSENCE OF UNDISCLOSED LIABILITIES	A-10
5.7	ABSENCE OF CERTAIN CHANGES OR EVENTS	A-11
5.8	TAX MATTERS	A-11
5.9	ASSETS	A-12
5.10	ACCOUNTS RECEIVABLE	A-12
5.11	REAL PROPERTY; LEASES	A-12
5.12	INSURANCE	A-13
5.13	INTELLECTUAL PROPERTY	A-13
5.14	ENVIRONMENTAL MATTERS	A-13
5.15	COMPLIANCE WITH LAWS	A-14
5.16	LABOR RELATIONS	A-15
5.17	EMPLOYEE BENEFIT PLANS	A-15
5.18	MATERIAL CONTRACTS	A-17
5.19	LEGAL PROCEEDINGS	A-18
5.20	REPORTS	A-18
5.21	STATEMENTS TRUE AND CORRECT	A-18
5.22	TAX AND REGULATORY MATTERS	A-19

A-i

5.23	STATE TAKEOVER LAWS	A-19
5.24	CHARTER PROVISIONS	A-19
5.25	RIGHTS AGREEMENT	A-19
5.26	FINANCIAL ADVISOR	A-19
5.27	BOARD APPROVAL	A-19
5.28	HEALTHCARE LICENSES	A-20
5.29	MEDICARE PARTICIPATION/ACCREDITATION	A-20
5.30	INSPECTIONS AND INVESTIGATIONS	A-20
5.31	BILLING PRACTICES; FRAUD AND ABUSE	A-20

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF LIFEPOINT	A-21
6.1	ORGANIZATION, STANDING, AND POWER	A-21
6.2	AUTHORITY; NO BREACH BY AGREEMENT	A-21
6.3	CAPITAL STOCK	A-22
6.4	LIFEPOINT SUBSIDIARIES	A-22
6.5	SEC FILINGS; FINANCIAL STATEMENTS	A-23
6.6	ABSENCE OF UNDISCLOSED LIABILITIES	A-23
6.7	ABSENCE OF CERTAIN CHANGES OR EVENTS	A-23
6.8	TAX MATTERS	A-23
6.9	COMPLIANCE WITH LAWS	A-24
6.10	EMPLOYEE BENEFIT PLANS	A-25
6.11	MATERIAL CONTRACTS	A-26
6.12	LEGAL PROCEEDINGS	A-26
6.13	STATEMENTS TRUE AND CORRECT	A-27
6.14	AUTHORITY, CAPITALIZATION OF MERGER SUBSIDIARIES	A-27
6.15	TAX AND REGULATORY MATTERS	A-28
6.16	FINANCING	A-28
6.17	BOARD APPROVAL	A-28
6.18	HEALTHCARE LICENSES	A-28
6.19	MEDICARE PARTICIPATION/ACCREDITATION	A-29
6.20	INSPECTIONS AND INVESTIGATIONS	A-29
6.21	BILLING PRACTICES; FRAUD AND ABUSE	A-29

ARTICLE 7	CONDUCT OF BUSINESS PENDING CONSUMMATION	A-30
7.1	AFFIRMATIVE COVENANTS OF PROVINCE	A-30
7.2	NEGATIVE COVENANTS OF PROVINCE	A-30
7.3	COVENANTS OF LIFEPOINT	A-32
7.4	ADVERSE CHANGES IN CONDITION	A-32
7.5	REPORTS	A-33
7.6	CONDUCT OF BUSINESS BY HOLDING COMPANY AND THE MERGER SUBSIDIARIES PENDING THE MERGERS	A-33

ARTICLE 8	ADDITIONAL AGREEMENTS	A-33
8.1	REGISTRATION STATEMENT; JOINT PROXY STATEMENT/ PROSPECTUS; STOCKHOLDER APPROVAL	A-33
8.2	OTHER OFFERS, ETC.	A-34
8.3	EXCHANGE LISTING	A-36

A-ii

8.4	ANTITRUST NOTIFICATION; CONSENTS OF REGULATORY AUTHORITIES	A-36
8.5	FILINGS WITH STATE OFFICES	A-37
8.6	AGREEMENT AS TO EFFORTS TO CONSUMMATE	A-37
8.7	INVESTIGATION AND CONFIDENTIALITY	A-37
8.8	PUBLIC ANNOUNCEMENTS	A-38
8.9	TAX TREATMENT	A-38
8.10	STATE TAKEOVER LAWS	A-38
8.11	CHARTER PROVISIONS	A-38
8.12	RIGHTS AGREEMENTS	A-38
8.13	EMPLOYEE BENEFITS AND CONTRACTS	A-39
8.14	INDEMNIFICATION; INSURANCE	A-39
8.15	AFFILIATES	A-40
8.16	BOARD OF DIRECTORS	A-40
8.17	ALTERNATIVE FINANCING	A-41
8.18	RULE 16(B)	A-41
8.19	ALTERNATIVE TRANSACTION STRUCTURE	A-41

ARTICLE 9	CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	A-42
9.1	CONDITIONS TO OBLIGATIONS OF EACH PARTY	A-42
9.2	CONDITIONS TO OBLIGATIONS OF LIFEPOINT	A-43
9.3	CONDITIONS TO OBLIGATIONS OF PROVINCE	A-44

ARTICLE 10	TERMINATION	A-44
10.1	TERMINATION	A-44
10.2	EFFECT OF TERMINATION	A-46
10.3	NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS	A-46

ARTICLE 11	MISCELLANEOUS	A-46
11.1	DEFINITIONS	A-46
11.2	EXPENSES	A-54
11.3	BROKERS AND FINDERS	A-55
11.4	ENTIRE AGREEMENT	A-55
11.5	AMENDMENTS	A-55
11.6	WAIVERS	A-55
11.7	ASSIGNMENT	A-56
11.8	NOTICES	A-56
11.9	GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL	A-57
11.10	COUNTERPARTS	A-57
11.11	CAPTIONS; ARTICLES AND SECTIONS	A-57
11.12	INTERPRETATIONS	A-57
11.13	ENFORCEMENT OF AGREEMENT	A-58
11.14	SEVERABILITY	A-58
EXHIBIT A	FORM OF LAKERS HOLDING CORP. CERTIFICATE OF INCORPORATION
EXHIBIT B	FORM OF LAKERS HOLDING CORP. BYLAWS
EXHIBIT C	FORM OF AFFILIATE AGREEMENT

A-iii

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 15, 2004 by and among LifePoint Hospitals, Inc. (“LifePoint”), a Delaware corporation, Lakers Holding Corp. (“Holding Company”), a Delaware corporation, Lakers Acquisition Corp. (“LifePoint Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Holding Company, Pacers Acquisition Corp. (“Province Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Holding Company, and Province Healthcare Company (“Province”), a Delaware corporation. Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

Preamble

      WHEREAS, (i) LifePoint owns 667 shares of Holding Company Common Stock and Province owns 333 shares of Holding Company Common Stock, (ii) Holding Company owns all of the issued and outstanding shares of LifePoint Merger Sub Common Stock and all of the issued and outstanding shares of Province Merger Sub Common Stock and (iii) LifePoint and Province have organized Holding Company and Holding Company has organized Province Merger Sub and LifePoint Merger Sub for the purpose of effecting the transactions contemplated hereby.

      WHEREAS, this Agreement provides for the business combination between LifePoint and Province upon the terms and subject to the conditions of this Agreement as follows: Holding Company will acquire all of the capital stock of each of LifePoint and Province through the merger of LifePoint Merger Sub with and into LifePoint (the “LifePoint Merger”), with LifePoint as the surviving corporation, and the merger of Province Merger Sub with and into Province (the “Province Merger” and, together with the LifePoint Merger, the “Mergers”), with Province as the surviving corporation. As a result of the Mergers, the respective holders of capital stock of LifePoint and Province will collectively own all of the outstanding shares of capital stock of Holding Company.

      WHEREAS, the respective Boards of Directors of LifePoint, Province, Holding Company, LifePoint Merger Sub and Province Merger Sub are of the opinion that the transactions described herein are advisable, fair to and in the best interests of the Parties to this Agreement and their respective stockholders. The Boards of Directors of LifePoint, LifePoint Merger Sub, and Holding Company have each approved the LifePoint Merger in accordance with applicable law, upon the terms and subject to the conditions set forth herein. The Boards of Directors of Province, Province Merger Sub, and Holding Company have each approved the Province Merger in accordance with applicable law, upon the terms and subject to the conditions set forth herein.

      WHEREAS, the transactions described in this Agreement are subject to the approvals of the stockholders of Province, the stockholders of LifePoint, expiration of the required waiting period under the HSR Act, and the satisfaction of certain other conditions described in this Agreement.

      WHEREAS, the Parties intend that for federal income tax purposes (i) the LifePoint Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and/or, when taken together with the Province Merger, as an exchange under the provisions of Section 351 the Internal Revenue Code and (ii) the Province Merger, when taken together with the LifePoint Merger, qualify as an exchange under the provisions of Section 351 the Internal Revenue Code.

      NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER

1.1 Merger.

      Subject to the terms and conditions of this Agreement, at the Effective Time:

      (a) Province Merger Sub shall be merged with and into Province in accordance with the applicable provisions of the DGCL. Province shall be the surviving corporation resulting from the Province Merger (the “Province Surviving Corporation”), shall become a wholly owned Subsidiary of Holding Company and shall continue to be governed by the Laws of the State of Delaware.

      (b) LifePoint Merger Sub shall be merged with and into LifePoint in accordance with the applicable provisions of the DGCL. LifePoint shall be the surviving corporation resulting from the LifePoint Merger (the “LifePoint Surviving Corporation”), shall become a wholly owned Subsidiary of Holding Company and shall continue to be governed by the Laws of the State of Delaware.

      The Mergers shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of LifePoint, Province, Holding Company, LifePoint Merger Sub and Province Merger Sub.

1.2 Time and Place of Closing.

      The closing of the transactions contemplated hereby (the “Closing”) will take place at 5:01 p.m. on the date that the Effective Time, as defined below, occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3 Effective Time.

      The Mergers and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Province Merger (the “Province Certificate of Merger”) and the Certificate of Merger reflecting the LifePoint Merger (the “LifePoint Certificate of Merger” and, together with the Province Certificate of Merger, the “Certificates of Merger”) shall each become effective with the Secretary of State of the State of Delaware (the “Effective Time”). Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur no later than the second Business Day after the satisfaction of the conditions set forth in ARTICLE 9 of the Agreement (other than (i) those conditions that are waived by the Party for whose benefit such conditions exist, and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing, but subject to those conditions).

ARTICLE 2 TERMS OF MERGERS

2.1 Certificates of Incorporation.

      (a) LifePoint and Province shall take, and shall cause Holding Company to take, all requisite action to cause the Certificate of Incorporation of Holding Company to be in the form of Exhibit A at the Effective Time until duly amended or repealed.

      (b) The Certificate of Incorporation of the Province Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the Certificate of Incorporation of Province Merger Sub, except that references to the name of the Province Surviving Corporation shall be amended to reflect a change in such name as determined by LifePoint.

      (c) The Certificate of Incorporation of the LifePoint Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the Certificate of Incorporation of LifePoint Merger Sub, except that references to the name of the LifePoint Surviving Corporation shall be amended to reflect a change in such name as determined by LifePoint.

2.2 Bylaws.

      (a) LifePoint and Province shall take, and shall cause Holding Company to take, all requisite action to cause the Bylaws of Holding Company to be in the form of Exhibit B at the Effective Time until duly amended or repealed.

      (b) The Bylaws of Province Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Province Surviving Corporation until duly amended or repealed.

      (c) The Bylaws of LifePoint Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the LifePoint Surviving Corporation until duly amended or repealed.

2.3 Directors and Officers.

      (a) LifePoint and Province shall take, and shall cause Holding Company to take, all requisite action to cause the directors and officers of LifePoint in office immediately prior to the Effective Time to become the directors and officers of Holding Company in office immediately prior to the Effective Time.

      (b) The directors of Province Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Province Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Province Surviving Corporation. The officers of Province in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Province Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Province Surviving Corporation.

      (c) The directors of LifePoint Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the LifePoint Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the LifePoint Surviving Corporation. The officers of LifePoint Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the LifePoint Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the LifePoint Surviving Corporation.

ARTICLE 3 MANNER OF CONVERTING SHARES

3.1 Conversion of Shares.

      (a) Province Merger. Subject to the provisions of this ARTICLE 3, at the Effective Time, by virtue of the Province Merger and without any action on the part of Province, Holding Company or Province Merger Sub or the stockholders of any of the foregoing, the securities of the constituent corporations shall be converted as follows:

(i) Each share of Province Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one share of common stock of the Province Surviving Corporation.

(ii) Each share of Province Common Stock (excluding shares held by any Province Entity or any LifePoint Entity, which will be canceled pursuant to Section 3.3, and excluding shares held by stockholders who perfect their statutory appraisal rights, if applicable, as provided in Section 3.4) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) that number of a share of Holding Company Common

Stock equal to the Province Exchange Ratio (the “Province Stock Consideration”) and (ii) a cash payment in the amount of $11.375 (without interest and less any required withholding of Taxes, the “Province Cash Consideration”). The “Province Exchange Ratio” shall be 0.3447; provided, however, that if (x) the Exchange Fair Market Value is greater than $33.00 and less than $39.00, then the Province Exchange Ratio shall be the quotient obtained by dividing $11.375 by the Exchange Fair Market Value (rounded to four decimal places) or (y) the Exchange Fair Market Value is equal to or greater than $39.00, then the Province Exchange Ratio shall be 0.2917. “Exchange Fair Market Value” shall be defined to mean the volume weighted average (rounded to four decimal places) of the daily sale prices for the shares of LifePoint Common Stock for the twenty consecutive trading days on which such shares are actually traded and quoted on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by LifePoint) ending at the close of trading on the third trading day immediately preceding the Closing Date. The Province Stock Consideration and the Province Cash Consideration, together with cash to be paid in lieu of fractional shares pursuant to Section 3.5, are referred to collectively as the “Province Merger Consideration.”

(iii) Pursuant to the Holding Company Rights Agreement, each share of Holding Company Common Stock issued in connection with the Province Merger upon conversion of Province Common Stock shall be accompanied by a Holding Company Right.

      (b) LifePoint Merger. Subject to the provisions of this ARTICLE 3, at the Effective Time, by virtue of the LifePoint Merger and without any action on the part of LifePoint, Holding Company or LifePoint Merger Sub or the stockholders of any of the foregoing, the securities of the constituent corporations shall be converted as follows:

(i) Each share of LifePoint Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one share of common stock of the LifePoint Surviving Corporation.

(ii) Each share of LifePoint Common Stock (excluding shares held by any Province Entity or any LifePoint Entity, which will be canceled pursuant to Section 3.3) issued and outstanding at the Effective Time shall cease to be outstanding and shall be deemed to be converted into and exchanged for one share of Holding Company Common Stock (the “LifePoint Merger Consideration” and, together with the Province Merger Consideration, the “Merger Consideration”), without the requirement for the surrender of any certificate previously representing any such shares of LifePoint Common Stock or issuance of new certificates representing Holding Company Common Stock, with each certificate representing shares of LifePoint Common Stock prior to the Effective Time being deemed to represent automatically an equivalent number of shares of Holding Company Common Stock.

(iii) Pursuant to the Holding Company Rights Agreement, each share of Holding Company Common Stock issued in connection with the LifePoint Merger upon conversion of LifePoint Common Stock shall be accompanied by a Holding Company Right.

      (c) Holding Company Common Stock. Each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Time shall be contributed to Holding Company, without payment of any consideration therefor, and thereupon retired.

3.2 Anti-Dilution Provisions.

      In the event LifePoint or Province changes the number of shares of LifePoint Common Stock or Province Common Stock, as the case may be, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, each of the Province Cash Consideration, the Province Stock Consideration, the Province Exchange Ratio and the LifePoint Merger Consideration, as the case may be, shall be proportionately adjusted, without duplication, to provide the holders of Province Common Stock and LifePoint Common Stock the same economic effect as contemplated by this Agreement prior to such stock split, stock dividend, or similar recapitalization.

3.3 Shares Held by Province or LifePoint.

      Each of the shares of Province Common Stock and/or shares of LifePoint Common Stock held by any Province Entity or by any LifePoint Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4 Dissenting Stockholders.

      Any holder of shares of Province Common Stock who does not vote for adoption of this Agreement and who perfects such holder’s appraisal rights, if applicable and available, in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive from the Province Surviving Corporation the value of such shares in cash as determined pursuant to Section 262 of the DGCL; provided, that no such payment shall be made to any such dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to the Province Surviving Corporation the certificate or certificates representing the shares for which payment is being made. Province shall give LifePoint prompt notice of any demands received by Province for appraisal of shares of Province Common Stock, and LifePoint shall have the right to participate in any and all negotiations and proceedings with respect to such demands. Province shall not, without the prior written consent of LifePoint, make any payment with respect to, or settle, offer to settle or otherwise negotiate any demand for appraisal. In the event that after the Effective Time a dissenting stockholder of Province fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, Holding Company or the Province Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Province Common Stock is entitled under this ARTICLE 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Province Common Stock held by such holder.

3.5 Fractional Shares.

      Notwithstanding any other provision of this Agreement, each holder of shares of Province Common Stock exchanged pursuant to the Province Merger who would otherwise have been entitled to receive a fraction of a share of Holding Company Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Holding Company Common Stock multiplied by the market value of one share of Holding Company Common Stock at the Closing Date. The market value of one share of Holding Company Common Stock at the Closing Date shall be the last sale price of one share of LifePoint Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by LifePoint) on the last trading day preceding the Closing Date. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares of Holding Company Common Stock. No interest will be paid or accrued on the cash in lieu of fractional shares of Holding Company Common Stock.

3.6 Stock Options.

      (a) Province Stock Options. As compensation for services rendered to Province, at the Effective Time, each option or other Equity Right to purchase shares of Province Common Stock pursuant to stock options or stock appreciation rights (“Province Options”) granted by Province under Province Stock Plan and outstanding at the Effective Time, whether or not exercisable, shall be canceled in exchange for a cash payment by the Province Surviving Corporation or Holding Company for each share of Province Common Stock subject to such Province Option (“Option Settlement Payment”) equal to the amount, if any, by which the “Per Share Purchase Price” exceeds the per share exercise price of Province Common Stock subject to such Province Option, subject to any applicable withholding tax. At the Effective Time, each such Province Option shall no longer represent the right to purchase shares of Province Common Stock, but in lieu thereof shall represent only the nontransferable right to receive the Option Settlement Payment referred to above. For purposes of this Section 3.6, the “Per Share Purchase Price” shall equal the per share Province Merger Consideration received for each share of Province Common Stock, with the value of the Holding Company Common Stock based on the last sale price for LifePoint Common Stock on the trading day immediately preceding the Closing Date. Province shall take all actions necessary to effectuate the provisions of this Section 3.6(a).

      (b) LifePoint Stock Options. At the Effective Time, each option or other Equity Right to purchase or receive shares of LifePoint Common Stock (“LifePoint Options”) granted by LifePoint under the LifePoint Stock Plans and outstanding at the Effective Time shall be converted into and exchanged for an option or other Equity Right to purchase or receive an equal number of shares of Holding Company Common Stock. All other terms and conditions of the LifePoint Options shall remain the same.

3.7 Employee Stock Purchase Plan.

      Province shall take all actions with respect to the ESPP necessary (a) to provide that the current exercise period scheduled to end on December 31, 2004 (the “Final Exercise Period”) shall end on the earlier of (i) December 31, 2004, or (ii) a date prior to, but as close as is practicable to, the Effective Time, (b) to terminate the ESPP as of the Effective Time and (c) to provide that no new exercise periods shall be commenced under the ESPP following the termination of the Final Exercise Period.

ARTICLE 4 EXCHANGE OF SHARES

4.1 Exchange Procedures.

      (a) Promptly after the Effective Time, Holding Company shall cause its transfer agent (the “Exchange Agent”) to mail to each holder of record of a certificate or certificates which represented shares of Province Common Stock immediately prior to the Effective Time (the “Province Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Province Certificates shall pass, only upon proper delivery of such Province Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Province Certificates in exchange for the Province Merger Consideration. The Province Certificate or Province Certificates so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Province Common Stock represented by a Province Certificate that is not registered in the transfer records of Province, the Province Merger Consideration may be issued to a transferee if the Province Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Province Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (x) an affidavit of that fact from the holder claiming such Province Certificate to be lost, mislaid, stolen or destroyed, (y) such bond, security or indemnity as Holding Company and the Exchange Agent may reasonably require and (z) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Province Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Holding Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 3.1.

      (b) After the Effective Time, each holder of shares of Province Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory appraisal rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Province Certificate or Province Certificates representing such shares to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, and shall promptly thereafter receive in exchange for such shares the Province Merger Consideration. Holding Company shall not be obligated to deliver the Merger Consideration to which any former holder of Province Common Stock is entitled as a result of the Province Merger until such holder surrenders such holder’s Province Certificate or Province Certificates for exchange, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, as provided in this Section 4.1.

      (c) Each of Holding Company, the Exchange Agent and any other Person involved in the payment of Merger Consideration shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Province Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Province Common Stock in respect of which such deduction and withholding was made.

      (d) Any other provision of this Agreement notwithstanding, none of Holding Company, the Province Surviving Corporation or the Exchange Agent shall be liable to a holder of Province Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

      (e) Promptly after the Effective Time, Holding Company shall provide to the Exchange Agent appropriate instructions and grant to the Exchange Agent authorization to issue a sufficient number of shares of Holding Company Common Stock in exchange for outstanding shares of Province Common Stock required to be paid pursuant to Section 3.1 and shall deposit with the Exchange Agent sufficient funds to pay a reasonable estimate of the cash payments necessary to make all fractional share payments as required by Section 3.5 and the aggregate Cash Consideration required to be paid pursuant to Section 3.1(a)(ii). Any portion of the cash that has been made available to the Exchange Agent pursuant to this Section 4.1(e) that remains unclaimed by the holder of any Province Certificate or Province Certificates six (6) months after the Effective Time shall be returned to Holding Company, and any such holder who has not exchanged such holder’s Province Certificate or Province Certificates prior to such time shall thereafter look only to Holding Company for any claim for Merger Consideration hereunder.

4.2 Rights of Former Stockholders.

      At the Effective Time, the stock transfer books of each of Province and LifePoint shall be closed as to holders of Province Common Stock and LifePoint Common Stock, respectively, and no transfer of Province Common Stock or LifePoint Common Stock by any such holder shall thereafter be made or recognized. All Merger Consideration delivered upon the surrender of Province Certificates in accordance with the terms of this ARTICLE 4 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Province Common Stock theretofore represented by such Province Certificates. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Province Certificate theretofor representing shares of Province Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory appraisal rights have been perfected as provided in Section 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the Province Merger Consideration in exchange therefor. Each certificate previously representing shares of LifePoint Common Stock (and each uncertificated share of LifePoint Common Stock in book-entry form, if any, prior to the Effective Time) shall be deemed to represent an equivalent number of shares of Holding Company Common Stock without any action on the part of the holder thereof; provided, however, that if an exchange of certificate previously representing shares of LifePoint Common Stock for new certificates is required by Law, or is requested by any holder thereof, Holding Company will arrange for such exchange on a one-share-for-one-share basis. Whenever a dividend or other distribution is declared by Holding Company on the Holding Company Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Holding Company Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Holding Company Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Province Certificate until such holder surrenders such Province Certificate for exchange as provided in Section 4.1. However, upon surrender of such Province Certificate, both the Holding Company Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Province Certificate, less any required withholding Taxes.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PROVINCE

      Except as otherwise disclosed to LifePoint in the Province Disclosure Memorandum, Province hereby represents and warrants to LifePoint as follows:

5.1 Organization, Standing, and Power.

      Province is a corporation validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Province is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect. The Certificate of Incorporation and Bylaws of Province have been made available to LifePoint for its review and are true and complete in all respects as in effect as of the date of this Agreement and accurately reflect in all respects all amendments thereto.

5.2 Authority of Province; No Breach By Agreement.

      (a) Province has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Province Merger, perform this Agreement, and with respect to the Province Merger, upon the adoption of this Agreement and the approval of the Province Merger by Province’s stockholders in accordance with this Agreement and the DGCL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the Province Merger. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Province Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Province, subject to the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Province Common Stock as contemplated by Section 8.1, which is the only stockholder vote required for approval of this Agreement and consummation of the Province Merger by Province. This Agreement represents a legal, valid, and binding obligation of Province, enforceable against Province in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      (b) Neither the execution and delivery of this Agreement by Province, nor the consummation by Province of the transactions contemplated hereby, nor compliance by Province with any of the provisions of this Agreement, will (i) conflict with or result in a breach of any provision of Province’s Certificate of Incorporation or Bylaws or the certificate or articles of incorporation, bylaws or other governing instruments of any Province Subsidiary or any resolution adopted by the board of directors, the stockholders or the members of any Province Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Province Entity under, any Contract or Permit of any Province Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, or, (iii) subject to receipt of the Consents referred to in Section 5.2(b) of Province Disclosure Memorandum, constitute or result in a material Default under, or require any Consent pursuant to, any Law or Order applicable to any Province Entity or any of their respective material Assets (including any LifePoint Entity or any Province Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any LifePoint Entity or any Province Entity being reassessed or revalued by any Regulatory Authority).

      (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Province of the Province Merger and the other transactions contemplated hereby.

5.3 Capital Stock.

      (a) The authorized capital stock of Province consists of (i) 150,000,000 shares of Province Common Stock, of which 49,701,217 shares are issued and outstanding as of the date of this Agreement, and (ii) 100,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. As of the date of this Agreement, 8,512,239 shares of Province Common Stock were reserved for issuance upon exercise of Province Options pursuant to Province Stock Plan and up to 333,115 shares of Province Common Stock were reserved for issuance pursuant to outstanding purchase rights pursuant to the ESPP. As of the date of this Agreement, there are options or warrants to purchase 7,423,046 shares of Province Common Stock issued and outstanding pursuant to Province Stock Plan. As of the date of this Agreement, 2,872,760 shares of Province Common Stock were reserved for issuance upon conversion of Province’s 4 1/2% Convertible Subordinated Notes due 2005 (the “4 1/2% Notes”) and 6,226,767 shares of Province Common Stock were reserved for issuance upon conversion of Province’s 1/4% Convertible Subordinated Notes due 2008 (the “4 1/4% Notes” and, together with the 4 1/2% Notes, the “Convertible Notes”). All of the issued and outstanding shares of capital stock of Province are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Province has been issued in violation of any preemptive rights of the current or past stockholders of Province. No Province Common Stock is held as treasury stock by Province.

      (b) Except as set forth in Section 5.3(a) or Province Rights Agreement, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of Province, (ii) securities of Province or any Province Subsidiary convertible into or exchangeable for shares of capital stock, debt securities or voting securities of Province, (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Province, or obligations of Province to issue, any capital stock, debt securities or other voting securities or obligating Province to grant, extend or enter into any such agreement or commitment, or (iv) any other Equity Right relating to the capital stock of Province. There are no outstanding obligations of Province to repurchase, redeem or otherwise acquire any securities of Province. There are no voting trusts, proxies or other agreements or understandings to which Province or any Province Subsidiary is a party or is bound with respect to the voting of any shares of capital stock of Province.

5.4 Province Subsidiaries.

      Province has disclosed in Section 5.4 of Province Disclosure Memorandum each of Province Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of Province Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the jurisdiction in which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Province or one of Province Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Province Subsidiary. No capital stock (or other equity interest) of any Province Subsidiary is or may become required to be issued (other than to another Province Entity) by reason of any Equity Rights, and there are no Contracts by which any Province Subsidiary is bound to issue (other than to another Province Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Province Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Province Subsidiary (other than to another Province Entity). There are no outstanding obligations of any Province Subsidiary to repurchase, redeem or otherwise acquire any securities of any Province Subsidiary. There are no Contracts, voting trusts or proxies relating to the rights of any Province Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Province Subsidiary. All of the shares of capital stock (or other equity interests) of each Province Subsidiary held by a Province Entity are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Province Entity free and clear of any Lien and free of any other limitation or restriction on the right to vote, sell or otherwise dispose of the stock (or other equity interests). Each Province Subsidiary is a corporation, limited liability company, general or limited partnership or limited liability partnership, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Province Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect. The organizational documents for each Province Subsidiary have been made available to LifePoint for its review, and are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto. No Province Subsidiary or any owner of an interest in any Province Subsidiary has a right of refusal or consent with respect to the Province Merger. No Province Common Stock or LifePoint Common Stock is owned by any Province Entity.

5.5 SEC Filings; Financial Statements.

      (a) Province has timely filed all SEC Documents required to be filed by Province since December 31, 2001 (the “Province SEC Reports”). Province SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Province SEC Reports or necessary in order to make the statements in such Province SEC Reports, in light of the circumstances under which they were made, not misleading. No Province Subsidiary is required to file any SEC Documents.

      (b) Each of the Province Financial Statements (including, in each case, any related notes) contained in the Province SEC Reports, including any Province SEC Reports filed after the date of this Agreement until the Effective Time, complied in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Province and Province Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

5.6 Absence of Undisclosed Liabilities.

      No Province Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, except Liabilities under operating leases and Liabilities which are accrued or reserved against in the consolidated balance sheets of Province as of June 30, 2004, included in the Province Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Province Entity has incurred or paid any Liability since June 30, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past practice and which are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect.

5.7 Absence of Certain Changes or Events.

      Since December 31, 2003, except as disclosed in the Province Financial Statements for periods after December 31, 2003 that were filed with the SEC prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect and (ii) none of the Province Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of Province provided in ARTICLE 7.

5.8 Tax Matters.

      (a) All the Province Entities have timely filed, or have caused to be timely filed, with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. Other than information returns for Employee Benefit Plans, none of the Province Entities is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of the Province Entities (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid, or such Taxes are being contested in good faith and proper accruals pursuant to GAAP have been established on Province’s consolidated financial statements with respect thereto. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Province Entities.

      (b) None of the Province Entities has received any written notice of any disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes, and, to the Knowledge of Province, there are no threatened or pending disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes of any Province Entity or the Assets of any Province Entity. None of the Province Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

      (c) Each Province Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of material Taxes and the payment thereof to appropriate authorities, including material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and material Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

      (d) Proper accruals pursuant to GAAP have been established (and until the Closing Date will be maintained) on Province’s consolidated financial statements adequate to pay all material Taxes of all Province Entities not yet due and payable.

      (e) None of the Province Entities is a party to any Tax allocation or sharing agreement and none of the Province Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Province) or has any Tax Liability to any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Province is parent), or as a transferee or successor, by Contract or otherwise.

      (f) During the five-year period ending on the date of this Agreement, none of the Province Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

      (g) Province has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii).

      (h) No Province Entity has engaged in any intercompany transaction within the meaning of Treasury regulation § 1.1502-13 for which any material income or gain remains unrecognized or deferred and no material excess loss account within the meaning of Treasury regulation § 1.1502-19 exists with respect to the stock of any Province Entity.

      (i) No Province Entity has agreed to make or is required to make any adjustment under Section 481(a) of the Internal Revenue Code by reason of a change in accounting or any similar provision of state, local or foreign Tax Laws or otherwise.

      (j) No deduction for any interest paid or accrued with respect to (i) the Convertible Notes or (ii) Province’s 7% Senior Subordinated Notes due 2013 is subject to disallowance or deferral under any provision of the Internal Revenue Code or state, local or foreign Tax Laws.

      (k) Province’s total adjusted basis in its assets exceeds Province’s aggregate liabilities.

5.9 Assets.

      The Province Entities have good and marketable title to or valid leasehold interests in, free and clear of all Liens, all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely, individually or in aggregate, to have a Province Material Adverse Effect. All material tangible Assets used in the businesses of the Province Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with past practice. The Assets of the Province Entities include all Assets required to operate the business of the Province Entities as presently conducted.

5.10 Accounts Receivable.

      The accounts receivable of the Province Entities as set forth on the most recent balance sheet included in the Province Financial Statements delivered prior to the date of this Agreement or arising since the date thereof (i) are valid and genuine, (ii) have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (iii) have been billed or invoiced in the ordinary course of business consistent with past practice in accordance with all applicable Laws, (iv) are not subject to valid defenses, set-offs or counterclaims and (v) are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the Province Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

5.11 Real Property; Leases.

      Section 5.11 of the Province Disclosure Memorandum sets forth a true and complete list of all real property owned by Province or any of its Subsidiaries. Province or its Subsidiaries have good and marketable title to all such properties. All Assets which are material to Province’s business on a consolidated basis, held under leases or subleases by any of the Province Entities (including leases relating to the Hospitals), are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), Province and each Province Subsidiary are in compliance with the terms of all such Contracts to which they are a party and under which they are in occupancy, each such Contract is in full force and effect, and no other party to any such Contract is, to the Knowledge of Province, in Default in any respect, has alleged that any Province Entity is in Default in any material respect under any such Contract, has notified any Province Entity of an intention to modify, cancel or not to renew any such Contract or has repudiated or waived any material provision thereunder. Province and each Province Subsidiary enjoy peaceful and undisturbed possession under all such Contracts.

5.12 Insurance.

      Province and its Subsidiaries have insurance policies, including without limitation fire, casualty and other liability insurance policies, in amounts and on terms that are customary for the industry in which it operates and such policies are in full force and effect. None of the Province Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.

5.13 Intellectual Property.

      Each Province Entity owns, free and clear of all Liens, or has a valid license to use, all of the Intellectual Property used or held for use by such Province Entity in the course of its business, including sufficient rights in each copy possessed by each Province Entity (“Province Intellectual Property”). Each Province Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property licensed (or sublicensed, as applicable) to a third party by such Province Entity in connection with such Province Entity’s business operations, and such Province Entity has the right to grant licenses (or sublicenses, as applicable) of any Intellectual Property so licensed (or sublicensed, as applicable). No Province Entity is in Default under any of its Intellectual Property licenses or other Contracts. No Litigation has been instituted or are pending or, to the Knowledge of Province, are threatened, which challenge the rights of any Province Entity with respect to Province Intellectual Property. The conduct of the business of the Province Entities does not infringe any Intellectual Property of any Person, and no Litigation has been instituted, or are pending or to the Knowledge of Province threatened, which allege any such infringement. Except for generally available off-the-shelf software licensed at standard commercial rates, no Province Entity is obligated to pay any recurring royalties to any Person with respect to any Province Intellectual Property. Every officer and director of each Province Entity, and every other employee of each Province Entity that could reasonably be expected to participate in the creation of any Intellectual Property, is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Province Entity, and no such officer, director or employee is party to any Contract with any Person other than a Province Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Province Entity. Every officer and director of each Province Entity, and every other employee of each Province Entity that could reasonably be expected to have access to any trade secrets, proprietary data, customer information, or other business or confidential information (collectively, “Trade Secrets”) of a Province Entity, is party to a Contract which requires such officer, director or employee to keep such Trade Secrets confidential. Without limitation to the preceding sentence, no Province Entity has disclosed any Trade Secrets to any other Person without prior thereto having obtained a written agreement of confidentiality regarding such Trade Secrets. No officer, director or employee of any Province Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Province Entity. Section 5.13 of the Province Disclosure Memorandum sets forth a complete and accurate list of all material Province Intellectual Property, except for Trade Secrets and generally available off-the-shelf software.

5.14 Environmental Matters.

      (a) To the Knowledge of Province, each Province Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance in all material respects with all Environmental Laws.

      (b) There is no Litigation pending or, to the Knowledge of Province, threatened before any Regulatory Authority in which any Province Entity or any of its Operating Properties or Participation Facilities (or Province in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Province Entity or any of its Operating Properties or Participation Facilities or any other location, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect.

      (c) During the period of (i) any Province Entity’s ownership or operation of any of their respective current or former properties, (ii) any Province Entity’s participation in the management of any Participation Facility, or (iii) any Province Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect. Prior to the period of (i) any Province Entity’s ownership or operation of any of their respective current or former properties, (ii) any Province Entity’s participation in the management of any Participation Facility, or (iii) any Province Entity’s holding of a security interest in any Operating Property, to the Knowledge of Province, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect.

5.15 Compliance with Laws.

      (a) Each Province Entity has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect. None of the Province Entities:

(i) is in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

(ii) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect; or

(iii) since December 31, 2001, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Province Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to occur and to have, individually or in the aggregate, a Province Material Adverse Effect, or (iii) requiring any Province Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices and is reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect.

      (b) Each Province Entity and each of their respective officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. There are no outstanding loans made by Province or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director (or any Person holding an equivalent position) of Province or any of its Subsidiaries. Since the enactment of the Sarbanes-Oxley Act, neither Province nor any Province Subsidiary has made any loans to any executive officer or director (or any Person holding an equivalent position) of Province or any of its Subsidiaries. Province has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the

Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Province, including its consolidated Subsidiaries, is made known to Province’s principal executive officer and its principal financial officer by others within those entities; and such disclosure controls and procedures are effective in timely alerting Province’s principal executive officer and its principal financial officer to material information required to be included in Province’s periodic reports required under the Exchange Act. Province’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Province’s auditors and the audit committee of the Board of Directors of Province that (i) there are no significant deficiencies in the design or operation of internal controls which could adversely affect Province’s ability to record, process, summarize and report financial data, (ii) there are no material weaknesses in internal controls and (ii) there exists no fraud, whether or not material, that involves management or other employees who have a significant role in Province’s internal controls. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

5.16 Labor Relations.

      (a) No Province Entity is the subject of any Litigation asserting that it or any other Province Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law, except as could not reasonably be anticipated to have, individually or in the aggregate, a Province Material Adverse Effect, or seeking to compel it or any other Province Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Province Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Province’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Province Entity pending or, to the Knowledge of Province, threatened and there has been no such actions or disputes in the past five years. To the Knowledge of Province, in the past five years, there have not been any attempt by any Province Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Province Entity. The employment of each employee of each Province Entity is terminable at will by the relevant Province Entity without any penalty, liability or severance obligation incurred by any Province Entity.

      (b) To the Knowledge of Province, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

5.17 Employee Benefit Plans.

      (a) Province has disclosed in Section 5.17 of the Province Disclosure Memorandum, and has delivered or made available to LifePoint prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Province Entity for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Province Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which Province Entity has or reasonably could have any obligation or Liability. Any of Province Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Province ERISA Plan.” Each Province ERISA Plan which is also a “defined benefit plan” (as defined in Internal Revenue Code Section 414(j)) is referred to herein as a “Province Pension Plan.”

      (b) Province has delivered to LifePoint prior to the execution of this Agreement (i) all plan documents, trust agreements or other funding arrangements for all Province Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Province Benefit Plan for the current plan year and the three preceding plan years and (v) the most recent summary plan descriptions and any material modifications thereto.

      (c) Each Province Benefit Plan is in material compliance with the terms of such Province Benefit Plan, in material compliance with the applicable requirements of the Internal Revenue Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect. Each Province ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to Province ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to Province ERISA Plan as amended and as administered. No Province Entity is aware of any circumstances likely to result in revocation of any such favorable determination letter. No Province Entity has received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Province Benefit Plan with applicable Laws. No Province Benefit Plan is currently being audited by a Regulatory Authority for compliance with applicable Laws or has been audited with a determination by the Regulatory Authority that Province Benefit Plan failed to comply with applicable Laws.

      (d) There has been no written, or to Province’s Knowledge, oral representation or communication with respect to any aspect of the Province Benefit Plans made to employees of any of the Province Entities which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To the Knowledge of Province, neither Province nor any administrator or fiduciary of any Province Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject any of Province Entities or LifePoint Entities to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Province Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with past practice and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Province Benefit Plan.

      (e) All Province Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Province Benefit Plans are correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the Province Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

      (f) To the Knowledge of Province, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Province Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

      (g) None of the Province Entities nor any ERISA Affiliate of a Province Entity maintains, contributes to or is required to contribute to any plan that is subject to the provisions of Title IV of ERISA.

      (h) No Province Entity has any Liability for retiree health and life benefits under any of the Province Benefit Plans and there are no restrictions on the rights of such Province Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B. To the Knowledge of Province, no Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Province Benefit Plan and no circumstance exists which could give rise to such Taxes.

      (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone on in conjunction with another event, (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Province Entity from any Province Entity under any Province Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Province Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit. Without limiting the generality of the foregoing, no amount paid or payable by any Province Entity in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

      (j) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Province Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the Province Financial Statements to the extent required by and in accordance with GAAP.

      (k) All individuals who render services to any Province Entity and who are authorized to participate in a Province Benefit Plan subject to ERISA pursuant to the terms of any such plan are in fact eligible to and authorized to participate in any such plan. All individuals participating in (or eligible to participate in) any Province Benefit Plan subject to ERISA are common-law employees of a Province Entity.

      (l) On or after September 26, 1980, neither Province nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

5.18 Material Contracts.

      (a) Except as filed as an exhibit to the Province SEC Reports filed prior to the date of this Agreement, none of the Province Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) except for physician recruitment agreements entered into in the ordinary course of business and consistent with industry practice, any employment, recruitment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in excess of $1,000,000 on an annual basis, (ii) except for physician recruitment agreements entered into in the ordinary course of business and consistent with industry practice, any Contract pursuant to or under which Province or any Province Subsidiary (A) has borrowed or loaned, or will borrow or loan, any money, including any note, bond, indenture or other evidence of indebtedness or (B) directly or indirectly has guaranteed or will guarantee (including, through take-or-pay, keep-well or similar agreements or security agreements pledging Assets as security for obligations of a third party) indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice), (iii) any Contract which prohibits or restricts any Province Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Province with the SEC (together with all Contracts referred to in Sections 5.13 and 5.17(a), the “Province Contracts”).

      (b) With respect to each Province Contract: (A) such Contract is valid, binding and in full force and effect; (B) no Province Entity is in Default in any material respect thereunder; (C) no Province Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Province, in Default in any material respect, has alleged that any Province Entity is in Default in any material respect under any such Contract, has notified any Province

Entity of an intention to modify, cancel or not to renew any such Contract or has repudiated or waived any material provision thereunder.

5.19 Legal Proceedings.

      There is no Litigation instituted or pending or, to the Knowledge of Province, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against (a) any Province Entity, or against any director, officer or employee in their capacities as such, or Employee Benefit Plan of any Province Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, nor are there any Orders outstanding against any Province Entity, that are reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect or (b) any Province Entity which seeks to restrain, enjoin or delay the consummation of the Mergers or any of the transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued. Section 5.19 of the Province Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Province Entity is a party and which names a Province Entity as a defendant or cross-defendant. Section 5.19 of the Province Disclosure Memorandum contains a summary of all Orders to which any Province Entity is subject.

5.20 Reports.

      Since January 1, 2002 or the date of organization if later, each Province Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.21 Statements True and Correct.

      (a) No statement, certificate, instrument, or other writing furnished or to be furnished by any Province Entity or any Affiliate thereof to LifePoint pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) None of the information supplied or to be supplied by any Province Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Holding Company with the SEC will, (i) at the time the Registration Statement is filed with the SEC, (ii) at any time it is amended or supplemented or (iii) at any time when the Registration Statement becomes effective under the Securities Act, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

      (c) None of the information supplied or to be supplied by any Province Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement/ Prospectus to be mailed to Province’s and LifePoint’s stockholders in connection with the Stockholders’ Meetings, and any other documents to be filed by a Province Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/ Prospectus, when first mailed to the stockholders of Province and stockholders of LifePoint, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/ Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meetings.

      (d) All documents that any Province Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply in all material respects with the provisions of applicable Law.

5.22 Tax and Regulatory Matters.

      No Province Entity has taken or agreed to take, or failed to take, any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Province Merger, when taken together with the LifePoint Merger, from qualifying as an exchange governed by Section 351 of the Internal Revenue Code or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.23 State Takeover Laws.

      Each Province Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, including Section 203 of the DGCL (collectively, “Takeover Laws”).

5.24 Charter Provisions.

      Each Province Entity has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Province Entity or restrict or impair the ability of LifePoint or any Province Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Province Entity that may be directly or indirectly acquired or controlled by them.

5.25 Rights Agreement.

      Province has taken all necessary action so that the entering into this Agreement and consummation of the Mergers and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Province Rights under Province Rights Agreement or enabling or requiring Province Rights to be separated from the shares of Province Common Stock to which they are attached or to be triggered or to be exercisable.

5.26 Financial Advisor.

      Province has engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Province Financial Advisor”) as its exclusive financial advisor in connection with the Mergers, and a true and complete signed copy of Province’s engagement letter with such Province Financial Advisor has been delivered to LifePoint. Province has received the opinion of the Province Financial Advisor, dated the date of this Agreement, to the effect that the consideration to be received in the Province Merger by the holders of Province Common Stock is fair, from a financial point of view, to such holders, and a true and complete signed copy of such opinion has been delivered to LifePoint.

5.27 Board Approval.

      The Board of Directors of Province, at a meeting duly called and held, and not subsequently rescinded or modified in any way, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Province Merger, and the transactions contemplated thereby, taken together, are advisable, fair to and in the best interests of the stockholders of

Province, (ii) approved this Agreement and (iii) recommend that the holders of the shares of Province Common Stock adopt this Agreement and the transactions contemplated hereby.

5.28 Healthcare Licenses.

      Each Hospital is duly licensed by the State in which it is located to operate as a general, acute care hospital for the approximate number of beds set forth in Section 5.28 of the Province Disclosure Memorandum. The ancillary departments located at each Hospital which are required to be specifically licensed are duly licensed by the appropriate State agencies. Province has all other material Permits which are needed or required by applicable Law to operate the business of each Hospital.

5.29 Medicare Participation/ Accreditation.

      Province, each Province Subsidiary and each Hospital is qualified for participation in the Medicare, Medicaid and TRICARE programs, has a current and valid provider contract with the Medicare, Medicaid and TRICARE programs, is in compliance in all material respects with the conditions of participation in such programs and has received all approvals or qualifications necessary for capital reimbursement on the Assets. Each Hospital is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations. Except as is not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, neither Province nor any Province Subsidiary has received any notice from any Regulatory Authorities which enforce the statutory or regulatory provisions in respect of Medicare, Medicaid or TRICARE of any pending or threatened Litigation, amounts due or surveys, and neither Province nor any Province Subsidiary has any reason to believe that any such Litigation is pending, threatened or imminent. Province has provided to LifePoint complete and correct copies of Province’s Medicare cost reports for each of the Hospitals’ last three complete fiscal years.

5.30 Inspections and Investigations.

      No Province Entities’ rights, or to the Knowledge of Province, the rights of any licensed professional or other individual employed by or under Contract with any Province Entity to receive Medicare, Medicaid and TRICARE reimbursements are, or during the past three years have been, terminated or otherwise adversely affected in any material respect as a result of any investigation or action by any Regulatory Authority. Except as is not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, no Province Entity nor any licensed professional or other individual employed by or under Contract with any Province Entity is, or during the past three years has been, the subject of any inspection, investigation, survey, audit or monitoring by any Regulatory Authority, trade association, professional review organization, accrediting organization or certifying agency, nor has any such individual received from any such entity any notice of deficiency in connection with the operation of any Province Entity. To the Knowledge of Province, no employee or licensed professional or other individual employed by or under Contract with any Province Entity is barred from participating in the Medicare, Medicaid or TRICARE programs.

5.31 Billing Practices; Fraud and Abuse.

      All billing practices by Province Entities to all third party payors, including the TRICARE (formerly CHAMPUS) program, the federal Medicare program, state Medicaid programs and private insurance companies, have been true and complete in all material respects and in compliance in all material respects with all applicable Laws and the policies of all such third party payors, and no Province Entity has billed for or received any material payment or reimbursement in excess of amounts allowed by applicable Law. No Province Entity, and none of their respective officers, directors, employees or affiliates or, to the Knowledge of Province, Persons or entities providing professional services for the Province Entities, has engaged in any activities which are prohibited under 42 U.S.C. §§ 1320a-7b and 1395nn, the regulations in 42 CFR §§ 1001 et seq., or any related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment, (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment, (iii) soliciting or receiving any remuneration, directly or indirectly, in cash or kind, in return for (A) referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal or state health care program or (B) purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part under any federal or state health care program or (iv) offering or paying any remuneration, directly or indirectly, in cash or kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal or state health care program or (B) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under any federal or state health care program.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF LIFEPOINT

      Except as otherwise disclosed to Province in the LifePoint Disclosure Memorandum, LifePoint hereby represents and warrants to Province as follows:

6.1 Organization, Standing, and Power.

      LifePoint is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. LifePoint is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect. The Certificate of Incorporation and Bylaws of LifePoint have been made available to Province for its review and are true and complete in all respects as in effect as of the date of this Agreement and accurately reflect in all respects all amendments thereto.

6.2 Authority; No Breach By Agreement.

      (a) LifePoint has the corporate power and authority necessary to execute, deliver and, other than with respect to the LifePoint Merger, perform this Agreement, and with respect to the LifePoint Merger, upon the adoption of this Agreement and the approval of the LifePoint Merger by LifePoint’s stockholders in accordance with this Agreement and the laws of the jurisdiction of LifePoint’s incorporation, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the LifePoint Merger. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the LifePoint Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of LifePoint, subject to the adoption of this Agreement by the holders of at least a majority of the outstanding shares of LifePoint Common Stock as contemplated by Section 8.1, which is the only stockholder vote required for approval of this Agreement and consummation of the LifePoint Merger by LifePoint. This Agreement represents a legal, valid, and binding obligation of LifePoint, enforceable against LifePoint in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      (b) Neither the execution and delivery of this Agreement by LifePoint, nor the consummation by LifePoint of the transactions contemplated hereby, nor compliance by LifePoint with any of the provisions of this Agreement, will (i) conflict with or result in a breach of any provision of LifePoint’s Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any LifePoint Entity under, any Contract or Permit of any LifePoint Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, or, (iii) subject to receipt of the Consents referred to in Section 6.2(b) of the LifePoint Disclosure Memorandum, constitute or result in a material Default under, or require any Consent pursuant to, any Law or Order applicable to any LifePoint Entity or any of their respective material Assets (including any LifePoint Entity or any Province Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any LifePoint Entity or any Province Entity being reassessed or revalued by any Regulatory Authority).

      (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by LifePoint of the LifePoint Merger and the other transactions contemplated hereby.

6.3 Capital Stock.

      (a) The authorized capital stock of LifePoint consists of (i) 90,000,000 shares of LifePoint Common Stock, of which 38,713,958 shares are issued and outstanding as of August 10, 2004 (excluding treasury shares), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of LifePoint Capital Stock are duly and validly issued and outstanding and fully paid and nonassessable under the laws of the jurisdiction of LifePoint’s incorporation. None of the outstanding shares of LifePoint Capital Stock has been issued in violation of any preemptive rights of the current or past stockholders of LifePoint.

      (b) Except as set forth in Section 6.3(a) or the LifePoint Rights Agreement, there are no shares of capital stock or other equity securities of LifePoint outstanding and no outstanding Equity Rights relating to the capital stock of LifePoint.

6.4 LifePoint Subsidiaries.

      LifePoint or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each LifePoint Subsidiary. No capital stock (or other equity interest) of any LifePoint Subsidiary are or may become required to be issued (other than to another LifePoint Entity) by reason of any Equity Rights, and there are no Contracts by which any LifePoint Subsidiary is bound to issue (other than to another LifePoint Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any LifePoint Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any LifePoint Subsidiary (other than to another LifePoint Entity). There are no Contracts relating to the rights of any LifePoint Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any LifePoint Subsidiary. All of the shares of capital stock (or other equity interests) of each LifePoint Subsidiary held by a LifePoint Entity are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the LifePoint Entity free and clear of any Lien. Each LifePoint Subsidiary is a corporation, limited liability company, general or limited partnership, or limited liability partnership, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each LifePoint Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect. No Province Common Stock is owned by any LifePoint Entity and no LifePoint Common Stock is owned by any LifePoint Subsidiary.

6.5 SEC Filings; Financial Statements.

      (a) LifePoint has timely filed all SEC Documents required to be filed by LifePoint since December 31, 2001 (together with all such SEC Documents filed, whether or not required to be filed the “LifePoint SEC Reports”). The LifePoint SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such LifePoint SEC Reports or necessary in order to make the statements in such LifePoint SEC Reports, in light of the circumstances under which they were made, not misleading. No LifePoint Subsidiary is required to file any SEC Documents.

      (b) Each of the LifePoint Financial Statements (including, in each case, any related notes) contained in the LifePoint SEC Reports, including any LifePoint SEC Reports filed after the date of this Agreement until the Effective Time, complied in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of LifePoint and the LifePoint Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

6.6 Absence of Undisclosed Liabilities.

      No LifePoint Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, except Liabilities under operating leases and Liabilities which are accrued or reserved against in the consolidated balance sheets of LifePoint as of June 30, 2004, included in the LifePoint Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No LifePoint Entity has incurred or paid any Liability since June 30, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past practice and which are not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect.

6.7 Absence of Certain Changes or Events.

      Since December 31, 2003, except as disclosed in the LifePoint Financial Statements for periods after December 31, 2003 that were filed with the SEC prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, and (ii) none of the LifePoint Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of LifePoint provided in ARTICLE 7.

6.8 Tax Matters.

      (a) All LifePoint Entities have timely filed, or have caused to be timely filed, with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the LifePoint Entities is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of the LifePoint Entities (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid, or such Taxes are being contested in good faith and proper accruals pursuant to GAAP have been established on LifePoint’s consolidated financial statements with respect thereto. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the LifePoint Entities.

      (b) None of the LifePoint Entities has received any written notice of any disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes, and, to the Knowledge of LifePoint, there are no threatened or pending disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes of any LifePoint Entity or the Assets of any LifePoint Entity. None of the LifePoint Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

      (c) Each LifePoint Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of material Taxes and the payment thereof to appropriate authorities, including material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and material Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

      (d) Proper accruals pursuant to GAAP have been established (and until the Closing Date will be maintained) on LifePoint’s consolidated financial statements adequate to pay all Taxes of all material LifePoint Entities not yet due and payable.

      (e) None of the LifePoint Entities is a party to any Tax allocation or sharing agreement and, since May 12, 1999, none of the LifePoint Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was LifePoint).

      (f) During the five-year period ending on the date of this Agreement, none of the LifePoint Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

      (g) No LifePoint Entity has agreed to make or is required to make any adjustment under Section 481(a) of the Internal Revenue Code by reason of a change in accounting or any similar provision of state, local or foreign Tax Laws or otherwise.

6.9 Compliance with Laws.

      (a) Each LifePoint Entity has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect. None of the LifePoint Entities:

(i) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

(ii) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect; or

(iii) since December 31, 2001, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any LifePoint Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to occur and to have, individually or in the aggregate, a LifePoint Material Adverse Effect, or (iii) requiring any LifePoint Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment or memorandum of understanding, which restricts materially the conduct of its business, or in any manner relates to its employment decisions, its employment or safety policies or practices and is reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect.

      (b) Each LifePoint Entity and each of their respective officers and directors are in compliance, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq National Market. There are no outstanding loans made by the LifePoint or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director (or any Person holding an equivalent position) of LifePoint or any of its Subsidiaries. Since the enactment of the Sarbanes-Oxley Act, neither LifePoint nor any LifePoint Subsidiary has made any loans to any executive officer or director (or any Person holding an equivalent position) of LifePoint or any of its Subsidiaries. LifePoint has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to LifePoint, including its consolidated Subsidiaries, is made known to LifePoint’s principal executive officer and its principal financial officer by others within those entities; and such disclosure controls and procedures are effective in timely alerting LifePoint’s principal executive officer and its principal financial officer to material information required to be included in LifePoint’s periodic reports required under the Exchange Act. LifePoint’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to LifePoint’s auditors and the audit committee of the Board of Directors of LifePoint that (i) there are no significant deficiencies in the design or operation of internal controls which could adversely affect LifePoint’s ability to record, process, summarize and report financial data, (ii) there are no material weaknesses in internal controls and (ii) there exists no fraud, whether or not material, that involves management or other employees who have a significant role in LifePoint’s internal controls. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

6.10 Employee Benefit Plans.

      (a) LifePoint has delivered or made available to Province prior to the execution of this Agreement, copies in each case of all Employee Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any LifePoint Entity for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “LifePoint Benefit Plans”). Any of the LifePoint Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “LifePoint ERISA Plan.” Each LifePoint ERISA Plan which is also a “defined benefit plan” (as defined in Internal Revenue Code Section 414(j)) is referred to herein as a “LifePoint Pension Plan.” No LifePoint Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

      (b) Each LifePoint Benefit Plan is in material compliance with the applicable terms of such LifePoint Benefit Plan, in material compliance with the applicable requirements of the Internal Revenue Code, in material compliance with the terms of ERISA, and in material compliance with any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect. Each LifePoint ERISA Plan which is intended to be qualified under Internal Revenue Code Section 401(a) has received a favorable determination letter from the IRS, and LifePoint is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any LifePoint Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

      (c) None of the LifePoint Entities nor any ERISA Affiliate of a LifePoint Entity maintains, contributes to or is required to contribute to any plan that is subject to the provisions of Title IV or ERISA.

      (d) There has been no written, or to LifePoint’s Knowledge, oral representation or communication with respect to any aspect of the LifePoint Benefit Plans made to employees of any of the LifePoint Entities which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To the Knowledge of the LifePoint, neither the LifePoint nor any administrator or fiduciary of any LifePoint Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject any of Province Entities or LifePoint Entities to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the LifePoint Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with past practice and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any LifePoint Benefit Plan.

      (e) All LifePoint Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, summary annual reports, and summary plan descriptions issued with respect to the LifePoint Benefit Plans are correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the LifePoint Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

      (f) All individuals who render services to any LifePoint Entity and who are authorized to participate in a LifePoint Benefit Plan subject to ERISA pursuant to the terms of any such plan are in fact eligible to and authorized to participate in any such plan. All individuals participating in (or eligible to participate in) any LifePoint Benefit Plan subject to ERISA are common-law employees of a LifePoint Entity.

6.11 Material Contracts.

      (a) Except as filed as an exhibit to the LifePoint SEC Reports filed prior to the date of this Agreement, none of the LifePoint Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) except for physician recruitment agreements entered into in the ordinary course of business and consistent with industry practice, any employment, recruitment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in excess of $1,000,000 on an annual basis, (ii) except for physician recruitment agreements entered into in the ordinary course of business and consistent with industry practice, any Contract pursuant to or under which LifePoint or any LifePoint Subsidiary (A) has borrowed or loaned, or will borrow or loan, any money, including any note, bond, indenture or other evidence of indebtedness or (B) directly or indirectly has guaranteed or will guarantee (including, through take-or-pay, keep-well or similar agreements or security agreements pledging Assets as security for obligations of a third party) indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice) or (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by LifePoint with the SEC (together with all Contracts referred to in Section 6.10(a), the “LifePoint Contracts”).

      (b) With respect to each LifePoint Contract: (A) such Contract is valid, binding and in full force and effect; (B) no LifePoint Entity is in Default in any material respect thereunder; (C) no LifePoint Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of LifePoint, in Default in any material respect, has alleged that any LifePoint Entity is in Default in any material respect under any such Contract, has notified any LifePoint Entity of an intention to modify, cancel or not to renew any such Contract or has repudiated or waived any material provision thereunder.

6.12 Legal Proceedings.

      There is no Litigation instituted or pending or, to the Knowledge of LifePoint, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against (a) any LifePoint Entity, or against any director, officer or employee in their capacities as such, or Employee Benefit Plan of any LifePoint Entity, or against any

Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, nor are there any Orders outstanding against any LifePoint Entity, that are reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, or (b) any LifePoint Entity which seeks to restrain, enjoin or delay the consummation of the Mergers or any of the transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

6.13 Statements True and Correct.

      (a) No statement, certificate, instrument or other writing furnished or to be furnished by any LifePoint Entity or any Affiliate thereof to Province pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) None of the information supplied or to be supplied by any LifePoint Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Holding Company with the SEC will, (i) at the time the Registration Statement is filed with the SEC, (ii) at any time it is amended or supplemented or (iii) at any time when the Registration Statement becomes effective under the Securities Act, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

      (c) None of the information supplied or to be supplied by any LifePoint Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement/ Prospectus to be mailed to each Party’s stockholders in connection with the Stockholders’ Meetings, and any other documents to be filed by any LifePoint Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/ Prospectus, when first mailed to the stockholders of Province and stockholders of LifePoint, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or in the case of the Joint Proxy Statement/ Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meetings.

      (d) All documents that any LifePoint Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.14 Authority, Capitalization of Merger Subsidiaries.

      Holding Company, LifePoint Merger Sub and Province Merger Sub are each a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The authorized capital stock of Holding Company consists of 1,000 shares of Holding Company Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable under the DGCL. The authorized capital stock of LifePoint Merger Sub consists of 1,000 shares of LifePoint Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable under the DGCL and is owned by Holding Company. The authorized capital stock of Province Merger Sub consists of 1,000 shares of Province Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable under the DGCL and is owned by Holding Company. Each of Holding Company, LifePoint Merger Sub and Province Merger Sub have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Holding Company, LifePoint Merger Sub and Province Merger Sub. This Agreement represents a legal, valid, and binding obligation of Holding Company,

LifePoint Merger Sub and Province Merger Sub, enforceable against each of them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Holding Company, as the sole stockholder of LifePoint Merger Sub, has, prior to the Effective Time, voted or executed a written consent with respect to the shares of LifePoint Merger Sub Common Stock in favor of adoption of the LifePoint Merger and this Agreement, as and to the extent required by applicable Law. Holding Company, as the sole stockholder of Province Merger Sub, has, prior to the Effective Time, voted or executed a written consent with respect to the shares of Province Merger Sub Common Stock in favor of adoption of the Province Merger and this Agreement, as and to the extent required by applicable Law. All of the issued and outstanding shares of Holding Company Capital Stock are, and all of the shares of Holding Company Common Stock to be issued in exchange for shares of Province Common Stock and LifePoint Common Stock upon consummation of the Mergers, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Holding Company Common Stock has been, and none of the shares of Holding Company Common Stock to be issued in exchange for shares of Province Common Stock and LifePoint Common Stock upon consummation of the Mergers will be, issued in violation of any preemptive rights of the current or past stockholders of Holding Company or LifePoint.

6.15 Tax and Regulatory Matters.

      No LifePoint Entity has taken or agreed to take, or failed to take, any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the LifePoint Merger from qualifying as (a) a reorganization described in Section 368 of the Internal Revenue Code and (b) when taken together with the Province Merger, an exchange governed by Section 351 of the Internal Revenue Code or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.16 Financing.

      LifePoint has delivered to Province a true and correct copy of the commitment letter executed by Lender and all other material agreements with the Lender (with all fees redacted) with respect to financing the transactions contemplated by the Agreement (together, the “Commitment Letter”). The Commitment Letter is in full force and effect and sets forth all of the material agreements with the Lender with respect to the financing of the transactions contemplated by the Agreement. Assuming satisfaction of all applicable conditions under this Agreement and as set forth in such Commitment Letter, and full funding thereunder, such financing, together with the other funds available to LifePoint, will provide sufficient funds to consummate the transactions contemplated hereby.

6.17 Board Approval.

      The Board of Directors of LifePoint, at a meeting duly called and held, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are advisable, fair to and in the best interests of the stockholders of LifePoint, (ii) approved this Agreement and (iii) recommend that the holders of the shares of LifePoint Common Stock adopt this Agreement and the transactions contemplated hereby.

6.18 Healthcare Licenses.

      Each Hospital is duly licensed by the State in which it is located to operate as a general, acute care hospital and/or critical access hospital for the approximate number of beds set forth in Section 6.18 of the LifePoint Disclosure Memorandum. The ancillary departments located at each Hospital which are required to be specifically licensed are duly licensed by the appropriate State agencies. LifePoint has all other material Permits which are needed or required by applicable Law to operate the business of each Hospital.

6.19 Medicare Participation/ Accreditation.

      LifePoint, each LifePoint Subsidiary and each Hospital is qualified for participation in the Medicare, Medicaid and TRICARE programs, has an enforceable and valid provider contract with the Medicare, Medicaid and TRICARE programs, is in compliance in all material respects with the conditions of participation in such programs and has received all approvals or qualifications necessary for capital reimbursement on the Assets. Each Hospital that is not a critical access hospital, is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations. Except as is not reasonably likely to have, individually or in the aggregate a LifePoint Material Adverse Effect, neither the LifePoint nor any LifePoint Subsidiary has received any notice from any Regulatory Authorities which enforce the statutory or regulatory provisions in respect of Medicare, Medicaid or TRICARE of any pending or threatened Litigation, amounts due or surveys, and neither LifePoint nor any LifePoint Subsidiary has any reason to believe that any such Litigation is pending, threatened or imminent.

6.20 Inspections and Investigations.

      No LifePoint Entities’ rights, or to the Knowledge of LifePoint, the rights of any licensed professional or other individual employed by or under Contract with any LifePoint Entity to receive Medicare, Medicaid and TRICARE reimbursements, has been terminated or otherwise adversely affected in any material respect as a result of any investigation or action by any Regulatory Authority. Except as is not reasonably likely to have, individually or in the aggregate a LifePoint Material Adverse Effect, no LifePoint Entity nor any licensed professional or other individual employed by or under Contract with any LifePoint Entity is, or during the past three years has, been the subject of any inspection, investigation, survey, audit or monitoring by any Regulatory Authority, trade association, professional review organization, accrediting organization or certifying agency, nor has any such individual received from any such entity any notice of deficiency in connection with the operation of any LifePoint Entity. To the Knowledge of LifePoint, no employee or licensed professional or other individual employed by or under Contract with any LifePoint Entity is barred from participating in the Medicare, Medicaid or TRICARE programs.

6.21 Billing Practices; Fraud and Abuse.

      All billing practices by the LifePoint Entities to all third party payors, including the TRICARE (formerly CHAMPUS) program, the federal Medicare program, state Medicaid programs and private insurance companies, have been true and complete in all material respects and in compliance in all material respects with all applicable Laws and the policies of all such third party payors, and no LifePoint Entity has billed for or received any material payment or reimbursement in excess of amounts allowed by applicable Law. Except as is not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, no LifePoint Entity, and none of their respective officers, directors, employees or affiliates or, to the Knowledge of LifePoint, Persons or entities providing professional services for the LifePoint Entities, has engaged in any activities which are prohibited under 42 U.S.C. §§ 1320a-7b and 1395nn, the regulations in 42 CFR §§ 1001 et seq., or any related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment, (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment, (iii) soliciting or receiving any remuneration, directly or indirectly, in cash or kind, in return for (A) referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal or state health care program or (B) purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part under any federal or state health care program or (iv) offering or paying any remuneration, directly or indirectly, in cash or kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal or state health care program or (B) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under any federal or state health care program.

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of Province.

      From the date of this Agreement until the earlier of (i) the Closing or (ii) the termination of this Agreement, unless Province shall have obtained the prior written consent of LifePoint, Province covenants and agrees that it shall, and shall cause each Province Subsidiary to, (A) operate its business only in the usual, regular, and ordinary course consistent with past practice, (B) preserve intact its present business organization and Assets and maintain its rights and franchises, (C) maintain in effect all material foreign, federal, state and local licenses, approvals, authorizations, that are used by any Province Entity to carry on any of their business, (D) preserve existing relationships with customers, lenders, suppliers and others having material business relationships with them, (E) maintain insurance coverages and its books, accounts and records in the ordinary course of business consistent with past practice, (F) maintain its properties and equipment in good repair, working order and condition (except for ordinary wear and tear), (G) comply with the requirements of Section 404 of the Sarbanes-Oxley Act, (H) execute at the Closing such guarantees as are necessary for or required in connection with any financing contemplated by the Commitment Letter, and (I) take no action which would (1) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2 Negative Covenants of Province.

      From the date of this Agreement until the earlier of (i) the Closing or (ii) the termination of this Agreement, unless Province shall have obtained the prior written consent of LifePoint, Province covenants and agrees that it will not do or agree or commit to do, or permit any Province Subsidiary to do or agree or commit to do, any of the following:

      (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of any Province Entity; or

      (b) (i) repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities, except upon the maturity date of such indebtedness, or (ii) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Province Entity to another Province Entity), except in the ordinary course of the business consistent with past practice, or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any Province Entity or guarantee any debt securities of others, or impose, or suffer the imposition, on any Asset of any Province Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date of this Agreement that are disclosed in Province Disclosure Memorandum); or

      (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course of business consistent with past practice under Employee Benefit Plans), or offer to repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course of business consistent with past practice under Employee Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Province Entity; or

      (d) except for this Agreement, or pursuant to the exercise of Province Options previously granted by Province under the Province Stock Plan, outstanding options under the ESPP or the conversion of other convertible securities outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, deliver, sell, lease, pledge, encumber, authorize the issuance of, enter into any Contract to issue, deliver, sell, lease, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Province Common Stock or any other capital stock of any Province Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

      (e) adjust, split, combine or reclassify any shares of capital stock (or other interest) of any Province Entity or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of capital stock (or other interest) of any Province Entity, or sell, lease, pledge, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock (or other interest) of any Province Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Province Entity) or (ii) any material Asset (including any Hospital) other than in the ordinary course of business consistent with past practice for reasonable and adequate consideration; or

      (f) purchase any securities or make any material investment, either by purchase of securities, contributions to capital, Asset transfers, or purchase of any Assets (including any interests), in any Person other than a wholly owned Province Subsidiary, or otherwise acquire in any way direct or indirect control over any Person, or agree to do any of the foregoing, in one transaction or a series of related transactions, other than in connection with the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

      (g) grant any stock option, equity or incentive award, grant any increase in compensation or benefits to the employees or officers of any Province Entity, except as required by Law or for increases in compensation or benefits to non-officer employees of the Hospitals in accordance with past practice; pay any severance or termination pay or any bonus other than pursuant to written Contracts (or non-discretionary Employee Benefit Plans) in effect on the date of this Agreement as disclosed in Section 7.2(g) of the Province Disclosure Memorandum; add any new participant to, or increase any benefits under the Province Retention Plan in effect on the date of this Agreement as disclosed in Section 7.2(g) of the Province Disclosure Memorandum; enter into or amend any severance agreements with officers of any Province Entity; and grant any increase in fees or other increases in compensation or other benefits to directors of any Province Entity; or

      (h) enter into or amend any employment Contract between any Province Entity and any Person other than for new hires with annual compensation less than $150,000, consistent with past practice; or

      (i) adopt any new Employee Benefit Plan of any Province Entity or terminate or withdraw from, or make any material change in or to, any existing Employee Benefit Plans of any Province Entity, other than any such change that is required by Law or that, in the reasonable opinion of Province’s counsel, is necessary or advisable to maintain the tax-qualified status of any such plan, or make any distributions from such Employee Benefit Plans, except as required by Law or the terms of such plans; or

      (j) make any material change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, as concurred in by its independent public accountants; or

      (k) make any material tax election or settle or compromise any material Tax liability or agree to an extension of the statute of limitation with respect to any material Taxes; or

      (l) commence any Litigation other than in accordance with past practice, or, except as disclosed in Section 7.2(l) of Province Disclosure Memorandum, settle or propose to settle, any Litigation involving any Liability of any Province Entity for material money damages or restrictions upon the operations of any Province Entity; or

      (m) enter into, modify, amend or terminate any material Contract or any Contract, that if entered into prior to the date of this Agreement would constitute a Province Contract, or waive, release, compromise or assign any material rights or claims under any Contract; or

      (n) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement; or

      (o) other than capital expenditures in the ordinary course of business consistent with past practice, authorize or make, or agree to authorize or make, any new capital expenditure; or

      (p) violate or fail to perform in any material respect any material obligation or duty imposed upon it by applicable Law; or

      (q) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or Province or any Province Subsidiaries, or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Province or any Province Subsidiaries; or

      (r) authorize any of, or announce an intention to, commit or agree to take any of, the foregoing actions, or any action or the failure to take any such action which would result in a breach of any representation or warranty of Province contained in this Agreement as of the date when made or as of any future date or would result in any of the covenants or conditions not being satisfied.

7.3 Covenants of LifePoint.

      From the date of this Agreement until the earlier of (i) the Closing or (ii) the termination of this Agreement, unless LifePoint shall have obtained the prior written consent of Province, LifePoint covenants and agrees that it shall, and shall cause each LifePoint Subsidiary to, (A) operate its business only in the usual, regular, and ordinary course of business consistent with past practice, (B) preserve intact its business organization and Assets and maintain its rights and franchises, (C) take no action, including, without limitation, any material acquisition of businesses or Assets, which would (1) materially and adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (2) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement or prevent or materially delay Province Stockholders’ Meeting or the LifePoint Stockholders’ Meeting or consummation of the transactions contemplated by this Agreement and (D) comply with the requirements of Section 404 of the Sarbanes-Oxley Act. LifePoint further covenants and agrees that from the date of this Agreement until the earlier of (i) the Closing or (ii) the termination of this Agreement, unless the prior written consent of Province shall have been obtained, it will not do or agree or commit to do, or permit any LifePoint Subsidiaries to do or agree or commit to do, any of the following:

      (a) amend the Certificate of Incorporation or Bylaws of LifePoint or the LifePoint Rights Agreement, in each case, in any manner adverse to the holders of Province Common Stock; or

      (b) except as set forth in Section 8.12(c) or in Section 7.3(b) of the LifePoint Disclosure Memorandum, repurchase, redeem, or otherwise acquire or exchange (other than in the ordinary course of business consistent with past practice or as previously disclosed in the LifePoint SEC Reports filed prior to the date of this Agreement), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any LifePoint Entity, or declare or pay any dividend or make any other distribution in respect of LifePoint’s capital stock; or

      (c) except as set forth in Section 8.12(c), adjust, split, combine or reclassify any shares of LifePoint Capital Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of LifePoint Capital Stock, other than pursuant to stock compensation or other Employee Benefit Plans in the ordinary course of business consistent with past practice; or

      (d) authorize any of, or announce an intention to, commit or agree to take any of, the foregoing actions.

7.4 Adverse Changes in Condition.

      Each Party agrees to give written notice promptly to the other Party upon becoming aware of any fact, or of the occurrence or impending occurrence of any event or circumstance, relating to it or any of its Subsidiaries which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Province Material Adverse Effect or a LifePoint Material Adverse Effect, as applicable. For purposes of determining the satisfaction of the conditions to the consummation of the transactions contemplated by this Agreement, the fact that a Party has given notice pursuant to this Section 7.4 shall not be considered.

7.5 Reports.

      Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Closing and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

7.6 Conduct of Business by Holding Company and the Merger Subsidiaries Pending the Mergers.

      Prior to the Effective Time and subject to any applicable regulatory approvals, LifePoint shall cause Holding Company, Province Merger Sub and LifePoint Merger Sub to (a) perform their respective obligations under this Agreement in accordance with the terms hereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated hereby, (b) not incur directly or indirectly any liabilities or obligations except those incurred in connection with the consummation of this Agreement and the transactions contemplated hereby, (c) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any lien upon their respective properties or assets which would attach to any properties or assets of LifePoint or Province after the Effective Time.

ARTICLE 8 ADDITIONAL AGREEMENTS

8.1 Registration Statement; Joint Proxy Statement/ Prospectus; Stockholder Approval.

      (a) As promptly as reasonably practicable after execution of this Agreement, the Parties shall cooperate to and promptly prepare, and Holding Company shall file with the SEC, the Registration Statement, and Holding Company shall use its reasonable efforts, and LifePoint and Province shall each cooperate with Holding Company, to cause the Registration Statement to become effective under the Securities Act, and Holding Company shall take any action required to be taken under applicable state Blue Sky laws or the Securities Laws in connection with the issuance of the shares of Holding Company Common Stock upon consummation of the Mergers.

      The Parties shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Holding Company may reasonably request in connection with such action. In connection with the Joint Proxy Statement/ Prospectus that is a part of the Registration Statement, the Parties shall furnish to each other all information concerning them that each may reasonably request in connection with such Joint Proxy Statement/ Prospectus and, as soon as practicable after the effectiveness of the Registration Statement, each of LifePoint and Province shall mail such Joint Proxy Statement/ Prospectus to its respective stockholders. The Parties shall timely and properly make all necessary filings with respect to the Mergers under the Securities Laws, including filings required under SEC Rules 165, 425 and 14a-12. Holding Company will advise Province, as promptly as reasonably practicable after Holding Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Holding Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      (b) Province shall, as promptly as reasonably practicable after the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a Stockholders’ Meeting (the “Province Stockholders’ Meeting”), to be held as promptly as practicable after the Registration Statement has been declared effective by the SEC, for the purpose of voting upon the adoption of this Agreement and the transactions contemplated hereby (“Province Stockholder Approval”) and such other related matters as it deems appropriate and shall, subject to the provisions of Section 8.1(c), through its Board of Directors, recommend to its stockholders the adoption of this Agreement and the transactions contemplated hereby, and shall use all commercially reasonable efforts to obtain Province Stockholder Approval. Without limiting the generality of the foregoing and subject to Province’s right to terminate this Agreement pursuant to Section 10.1(j), Province’s obligation to establish a record date for, duly call, give notice of, convene and hold Province Stockholders’ Meeting shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Province of any Acquisition Proposal or (ii) the withdrawal, qualification or modification by the Board of Directors of Province or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation to Province stockholders that they give Province Stockholder Approval.

      (c) Neither the Board of Directors of Province nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to LifePoint, the approval of such Board of Directors or such committee of this Agreement or the Merger or the recommendation of such Board of Directors to Province stockholders that they give Province Stockholder Approval; provided, that the Board of Directors of Province shall be permitted to (i) not recommend to Province stockholders that they give Province Stockholder Approval or (ii) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to LifePoint, the recommendation of such Board of Directors to Province stockholders that they give Province Stockholder Approval, only if, subsequent to the receipt of a Superior Proposal, the Board of Directors of Province by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duties to Province stockholders under the DGCL and applicable Law, after receiving the advice of outside legal counsel; provided, further, that nothing contained in this Section 8.1(c) shall permit Province’s Board of Directors or any committee thereof to rescind or amend the resolutions adopting this Agreement as of the date of this Agreement.

      (d) LifePoint shall, as promptly as reasonably practicable after the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a Stockholders’ Meeting (the “LifePoint Stockholders’ Meeting”), to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the adoption of this Agreement and the transactions contemplated hereby (“LifePoint Stockholder Approval”) and such other related matters as it deems appropriate and shall, subject to fiduciary duties under applicable Law, through its Board of Directors, recommend to its stockholders the adoption of this Agreement and the transactions contemplated hereby, and shall use all commercially reasonable efforts to obtain the LifePoint Stockholder Approval.

8.2 Other Offers, Etc.

      (a) No Province Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage, facilitate or induce (including by way of furnishing information) the making, submission or announcement of any Acquisition Proposal, (ii) initiate or participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 8.2(c), approve, endorse or recommend any Acquisition Proposal including waiving any provision of or amending the terms of Province Rights Agreement or granting any waiver or release under any standstill or any similar agreement with respect to any class of Province’s equity securities, or (iv) enter into any agreement, arrangement or understanding with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided however, that this Section 8.2(a) shall not prohibit a Province Entity from, at any time prior to obtaining Province Stockholder Approval, furnishing nonpublic information regarding any Province Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited, written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) such Acquisition Proposal was not solicited after the date of this Agreement, was made after the date of this Agreement and no Province Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 8.2, (B) the Board of Directors of Province determines in its good faith judgment (after receiving the advice of outside legal counsel and Province Financial Advisor or any other financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of Province concludes in good faith, after consultation with its outside legal counsel, that such action is required by its fiduciary duties, as such duties would exist in the absence of this Section 8.2, to the stockholders of Province under applicable Law, (D) (1) at least forty-eight hours prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Province gives LifePoint written notice of the identity of such Person or Group, the terms of the Superior Proposal and of Province’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Province receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the terms of the Confidentiality Agreement and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Province furnishes such nonpublic information to LifePoint (to the extent such nonpublic information has not been previously furnished by Province to LifePoint). In addition to the foregoing, Province shall provide LifePoint with at least forty-eight hours prior written notice of a meeting of the Board of Directors of Province at which meeting the Board of Directors of Province is reasonably expected to consider any Acquisition Proposal and together with such notice a copy of the most recently proposed documentation relating to such Acquisition Proposal; provided further that Province hereby agrees promptly to provide to LifePoint any documentation relating to such Acquisition Proposal.

      (b) In addition to the obligations of Province set forth in Section 8.2(a), as promptly as practicable, and in any event within twenty-four hours after any of the executive officers of Province become aware thereof, Province shall advise LifePoint, orally and in writing, of any request received by Province for nonpublic information which Province reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Province shall keep LifePoint informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

      (c) Province and Province Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.2, by any Affiliate or Representative of any Province Entity shall be deemed to be a breach of this Section 8.2 by Province.

      (d) Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

      (e) Province agrees that immediately following the execution of this Agreement, it shall request each Person which has heretofore executed a confidentiality agreement during the past three years from the date of this Agreement in connection with such Person’s consideration of acquiring Province to return or destroy (which destruction shall be certified in writing by an executive officer of Province) all confidential information heretofore furnished to such Person by or on its behalf.

8.3 Exchange Listing.

      LifePoint shall use all commercially reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of Holding Company Common Stock to be issued to the holders of Province Common Stock and LifePoint Common Stock pursuant to the Mergers, and LifePoint shall use all commercially reasonable efforts to give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

8.4 Antitrust Notification; Consents of Regulatory Authorities.

      (a) If and to the extent required by the HSR Act, LifePoint and Province will, within ten (10) Business Days after the date of this Agreement, prepare and file with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form, any other form, registration or notice, required for the transactions contemplated hereby, will promptly prepare and file any supplemental or additional information which may be requested in connection therewith pursuant to the HSR Act, will promptly take all such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Regulatory Authority, including filings pursuant to the HSR Act, and will comply in all material respects with the requirements of the HSR Act. Each Party shall use its commercially reasonable efforts to resolve objections, if any, which may be asserted with respect to the Mergers under the HSR Act and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively the “Antitrust Laws”). In the event any Litigation is threatened or instituted challenging the Mergers as violative of Antitrust Laws, each of LifePoint and Province shall use its commercially reasonable efforts to avoid the filing of, or resist or resolve, such Litigation. Each of LifePoint and Province shall use its commercially reasonable efforts to take, or cause to be taken, and to cooperate with each other with respect to, all other actions and do, or cause to be done, (i) all things necessary, proper or appropriate under the Antitrust Laws and any other applicable Laws to consummate and make effective the transactions contemplated by this Agreement and (ii) any other such action as may be required by: (A) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Mergers under the Antitrust Laws, or (B) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Mergers as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Mergers and to have vacated, lifted, reversed or overturned any such Order. “Reasonable efforts” for the purposes of this Section 8.4(a) shall not include any obligation to accept an Order agreeing to the divestiture, or the holding separate, of any Assets of any LifePoint Entity or any Province Entity which LifePoint reasonably determines to be material to LifePoint or to the benefits of the transaction for which it has bargained for hereunder. LifePoint shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford Province a reasonable opportunity to consult with LifePoint in connection therewith.

      (b) LifePoint and Province shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers). LifePoint and Province agree that they will use their commercially reasonable efforts to consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement, and each of LifePoint and Province will use their commercially reasonable efforts to keep the other reasonably apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each of LifePoint and Province also shall use its commercially reasonable efforts to promptly advise the other upon receiving any material communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement, which causes such Party to reasonably believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.5 Filings with State Offices.

      Upon the terms and subject to the conditions of this Agreement, LifePoint shall use all commercially reasonable efforts to execute and file the Certificates of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

8.6 Agreement as to Efforts to Consummate.

      Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause each of its Subsidiaries to use all commercially reasonable efforts (a) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in ARTICLE 9, and (b) to cause the satisfaction of all conditions to Closing; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Province shall (i) cooperate with LifePoint and its Affiliates in connection with any tender offer or consent solicitation involving any of Province’s outstanding indebtedness or (ii) at LifePoint’s or its Affiliates direction, commence, or cause to be commenced, a tender offer or consent solicitation for any or all of Province’s outstanding indebtedness, which tender offer or consent solicitation shall be conditioned on the consummation of the transactions contemplated by this Agreement; provided, in each case, that LifePoint or its Affiliate shall pay for all expenses and payments to holders of indebtedness incurred in connection with any such tender offer or consent solicitation.

8.7 Investigation and Confidentiality.

      (a) Prior to the Effective Time, each Party shall use all commercially reasonable efforts to keep the other Parties advised of all material developments relevant to its business and to consummation of the Mergers. Province shall permit LifePoint (and its counsel, financial advisors, auditors and other authorized representatives) to make or cause to be made such investigation of the business, properties, personnel, offices, books and records of Province and Province Subsidiaries and each of their respective financial, legal and operating conditions as LifePoint reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unreasonably with normal operations of Province or any Province Subsidiary, as the case may be. No investigation by LifePoint shall affect the ability of LifePoint to rely on the representations and warranties of Province in this Agreement.

      (b) In addition to the Parties’ respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

8.8 Public Announcements.

      Prior to the Effective Time, Province and LifePoint will each use their reasonable efforts to consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby before issuing any such press release or public disclosure; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure which its counsel reasonably deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law or the requirements of any listing agreement with any applicable stock exchange.

8.9 Tax Treatment.

      With respect to the LifePoint Merger, this Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury regulations promulgated under the Internal Revenue Code. None of the Parties will take any action that is reasonably likely to cause (i) the LifePoint Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (ii) the Province Merger and the LifePoint Merger, when taken together, to fail to qualify as an exchange under Section 351 of the Internal Revenue Code. Further, each of the Parties will use its reasonable best efforts (including the provision of officers’ certificates containing reasonably requested representations) to permit counsel to render the opinions described in Section 9.2(i) and Section 9.3(d). None of the Parties shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any representations set forth in officers’ certificates delivered to such counsel.

8.10 State Takeover Laws.

      Each of the Parties shall (i) take all necessary action to ensure that no Takeover Law or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated by this Agreement and (ii) if any state Takeover Law or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action to ensure that the transactions contemplated by this Agreement may be promptly consummated on the terms contemplated by this Agreement and otherwise to minimize the effect of, or challenge the validity or applicability of, any applicable Takeover Law.

8.11 Charter Provisions.

      Each of the Parties shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any of the Parties or their respective Affiliates or restrict or impair the ability of Holding Company to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Party or its respective Affiliates that may be directly or indirectly acquired or controlled by them.

8.12 Rights Agreements.

      (a) Province shall take all necessary action (including, if required, redeeming all of the outstanding Province Rights or amending or terminating Province Rights Agreement) so that the entering into of this Agreement and consummation of the Mergers and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Province Rights under Province Rights Agreement or enabling or requiring Province Rights to be separated from the shares of Province Common Stock to which they are attached or to be triggered or to become exercisable.

      (b) LifePoint shall take all necessary action (including, if required, redeeming all of the outstanding LifePoint Rights or amending or terminating LifePoint Rights Agreement) so that the entering into of this Agreement and consummation of the Mergers and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any LifePoint Rights under LifePoint Rights Agreement or enabling or requiring LifePoint Rights to be separated from the shares of LifePoint Common Stock to which they are attached or to be triggered or to become exercisable.

      (c) Prior to the Effective Time, Holding Company shall adopt and have in full force and legal effect a stockholder rights agreement (the “Holding Company Rights Agreement”) substantially identical in all material respects to the LifePoint Rights Agreement, and which exempts LifePoint as an “Acquiring Person” prior to the Effective Time, and shall take all such action as is necessary to declare, immediately prior to the Effective Time, a dividend of one (1) preferred share purchase right (a “Holding Company Rights”) for each outstanding share of Holding Company Common Stock.

8.13 Employee Benefits and Contracts.

      For a period of 12 months following the Effective Time, Holding Company shall provide generally to officers and employees of the Province Entities employee benefits under employee benefit and welfare plans (other than incentive compensation plans, bonus plans, or stock option or other plans involving the potential issuance of Holding Company Common Stock), on terms and conditions which when taken as a whole are substantially comparable to either (i) those currently provided to such employees by the Province Entities or (ii) those currently provided by the LifePoint Entities to their similarly situated officers and employees. For purposes of eligibility, participation, vesting and pre-existing condition limitations under the LifePoint Benefit Plans, as well as paid vacation and paid time off purposes, the service of the employees of Province Entities prior to the Effective Time shall be treated as service with a LifePoint Entity participating in such LifePoint Benefit Plans to the extent service is taken into consideration generally under such plans for similarly situated employees of the LifePoint Entities. Holding Company also shall cause the Province Surviving Corporation and its Subsidiaries to honor in accordance with their terms (i) all employment, severance, consulting and other compensation Contracts disclosed in Section 8.13 of Province Disclosure Memorandum to LifePoint between any Province Entity and any current or former director, officer, or employee thereof, and (ii) all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under Province Benefit Plans, including the payment of annual incentive bonuses to employees of Province not later than the date LifePoint pays its equivalent incentive compensation for 2004 for amounts accrued during the quarterly periods ended prior to the Effective Time to the extent an employee is employed by the Province Surviving Corporation or its Affiliates as of December 31, 2004 and at the time such amounts are to be paid.

8.14 Indemnification; Insurance.

      (a) For a period of six years after the Effective Time, Holding Company shall, and shall cause the Province Surviving Corporation to, indemnify, defend and hold harmless, the present and former directors and officers of Province Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as a director or officer of Province or, at Province’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Delaware Law, Section 402 of the Sarbanes-Oxley Act and by Province’s Certificate of Incorporation and Bylaws as in effect on the date of this Agreement, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Holding Company is insured against any such matter, but only to the extent permitted under and by the foregoing. Without limiting the foregoing, in any case in which approval by the Province Surviving Corporation is required to effectuate any indemnification, the Province Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon by Holding Company and the Indemnified Party.

      (b) Holding Company shall, or shall cause the Province Surviving Corporation to, use its reasonable efforts (and Province shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Province’s existing directors’ and officers’ liability insurance policy (provided that Holding Company or the Province Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Province given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering Persons who are currently covered by such insurance; provided, that neither Holding

Company nor the Province Surviving Corporation shall be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Province’s directors and officers, 300% of the annual premium payments on Province’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Holding Company or the Province Surviving Corporation shall use its commercially reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

      (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify Holding Company and the Province Surviving Corporation thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Holding Company or the Province Surviving Corporation shall have the right to assume the defense thereof and neither Holding Company nor the Province Surviving Corporation shall be liable to any such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Holding Company and the Province Surviving Corporation elects not to assume such defense or counsel for Holding Company advises that there are substantive issues which raise conflicts of interest between Holding Company or the Province Surviving Corporation, on the one hand, and the Indemnified Party, on the other hand, the Indemnified Party may retain counsel satisfactory to it and Holding Company and/or the Province Surviving Corporation, and Holding Company or the Province Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, that Holding Company and the Province Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) neither Holding Company nor the Province Surviving Corporation shall be liable for any settlement effected without its prior written consent; provided, further, that neither Holding Company nor the Province Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law, and such determination shall have been final.

      (d) If Holding Company or the Province Surviving Corporation or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or shall transfer all or substantially all of its Assets to any Person, then in each case, proper provision shall be made so that the successors and assigns of Holding Company or the Province Surviving Corporation shall assume the obligations set forth in this Section 8.14.

8.15 Affiliates.

      Not less than twenty Business Days prior to the date of Province Stockholders’ Meeting, Province shall deliver to LifePoint a letter identifying all Persons who, in the reasonable judgment of Province, may be deemed, at the time this Agreement is submitted for adoption to the stockholders of Province, to be “affiliates” of Province for purposes of Rule 145 promulgated under the Securities Act and applicable SEC rules and regulations, and such list shall be updated thereafter as necessary to reflect changes from the date thereof. Province shall use its commercially reasonable efforts to cause each Person identified on such list to deliver to LifePoint, not later than ten Business Days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto.

8.16 Board of Directors.

      Prior to the Effective Time, the Board of Directors of Holding Company shall take the required action to appoint one member of the current Board of Directors of Province, as mutually agreed to by the Parties, to the Board of Directors of Holding Company as a Class III Director, to be effective immediately after the Effective Time, whose term will expire at the 2005 Annual Meeting of Stockholders of Holding

Company. It is the current intention of the Parties that such director shall be nominated for election at the 2005 Annual Meeting of Stockholders of Holding Company.

8.17 Alternative Financing.

      LifePoint will use its commercially reasonable efforts to satisfy the conditions to funding contained in, and otherwise obtain and incur the financing contemplated by, the Commitment Letter. If Lender terminates the Commitment Letter or indicates to LifePoint that any condition to Lender’s obligation to provide the financing contemplated by the Commitment Letter is reasonably likely to be unavailable at the Closing, LifePoint will promptly notify Province of such fact and will use its commercially reasonable efforts to obtain from another source or sources, on substantially the same terms as those contained in the Commitment Letter (including the “flex” provisions), funding to consummate the transactions contemplated by this Agreement.

8.18 Rule 16(b).

      LifePoint and Province shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other acquisitions of equity securities of Holding Company (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of LifePoint or (b) on the Closing Date, will become a director or officer of Holding Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.19 Alternative Transaction Structure.

      (a) Each Party hereto agrees that it will use its commercially reasonable efforts to obtain the tax opinions referred to in Sections 9.2(i) and 9.3(d). If for any reason the tax opinion referred to in Section 9.2(i) or Section 9.3(d) cannot be obtained on or prior to the Closing, the Parties shall, subject to the receipt of tax opinions as described below, implement a Forward Subsidiary Merger Transaction (as defined below) otherwise on the terms and conditions contained in this Agreement (preserving the economic, financial and business terms and conditions of this Agreement including, but not limited to, all rights, liabilities, obligations and covenants contained herein). A “Forward Subsidiary Merger Transaction” means a transaction in which the aggregate value of the Province Net Stock Consideration is not less than forty percent (40%) of the Base and whereby the following shall occur: (i) Province shall be merged with and into an entity wholly owned or formed by LifePoint to effect the Forward Subsidiary Merger Transaction in accordance with the DGCL, whereupon the separate existence of Province shall cease and such wholly owned entity shall be the surviving entity and a wholly owned subsidiary of LifePoint and (ii) in lieu of shares of Holding Company Common Stock, an equal number of shares of LifePoint Common Stock shall be issued as the Province Stock Consideration, and conforming changes shall be made to this Agreement. It shall be a condition precedent to the Forward Subsidiary Merger Transaction that each of Province and LifePoint shall have received a written opinion of its counsel, in form reasonably satisfactory to the receiving party, to the effect that (i) the Forward Subsidiary Merger Transaction will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the Forward Subsidiary Merger Transaction of Province Common Stock for LifePoint Common Stock and cash will not give rise to gain recognition to the stockholders of Province with respect to such exchange for U.S. federal income tax purposes except to the extent of any cash received (the “Forward Subsidiary Merger Opinions”). For purposes of this Section 8.19, the “Province Net Stock Consideration” shall be the aggregate Province Stock Consideration excluding fractional shares for which cash is to be received pursuant to Section 3.5, and the “Base” shall be the sum of (x) the aggregate fair market value of Province Merger Consideration, (y) the fair market value of payments to dissenting Province stockholders (deemed to be the aggregate fair market value of the Pacer Merger Consideration that such dissenting Pacer stockholders would have received if they had not elected to exercise their appraisal rights) and (z) the fair market value of the Convertible Notes. For purposes of this Section 8.19, the fair market value of Province Stock Consideration shall be computed using the lesser of (A) the trading price of Parent Common Stock on Nasdaq as of the Effective Time (or, if the Effective Time is after the close of trading on Nasdaq for the date on which the Effective Time occurs, the closing trading price on such date), and (B) the average of the trading price determined under the foregoing clause (A)

and the opening trading price of Parent Common Stock on the date on which the Effective Time occurs. The Parties agree that each will use its commercially reasonable efforts to obtain the Forward Subsidiary Merger Opinions and will provide reasonably requested representation letters.

      (b) Notwithstanding the foregoing, if for any reason the tax opinion referred to in Section 9.2(i) or Section 9.3(d) cannot be obtained on or prior to the Closing and the Forward Subsidiary Merger Opinions cannot be obtained on or prior to the Closing, the Parties shall implement a Reverse Subsidiary Merger Transaction (as defined below) otherwise on the terms and conditions contained in this Agreement (preserving the economic, financial and business terms and conditions of this Agreement excluding the Tax consequences of the transaction, but including all other rights, liabilities, obligations and covenants contained herein). A “Reverse Subsidiary Merger Transaction” means a transaction whereby the following shall occur: (i) an entity wholly owned or formed by LifePoint to effect the Reverse Subsidiary Merger Transaction shall be merged with and into Province in accordance with the DGCL, whereupon the separate existence of such wholly owned entity shall cease and Province shall be the surviving corporation and a wholly owned subsidiary of LifePoint and (ii) in lieu of shares of Holding Company Common Stock, an equal number of shares of LifePoint Common Stock shall be issued as the Province Stock Consideration, and appropriate conforming changes shall be made to this Agreement.

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party.

      The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.6:

      (a) Stockholder Approval. The stockholders of Province shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Province Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NYSE. The stockholders of LifePoint shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the LifePoint Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the Nasdaq.

      (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired or been terminated.

      (c) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement; provided that each of the Parties shall have used all commercially reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may be entered.

      (d) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no Litigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Holding Company Common Stock issuable pursuant to the Mergers shall have been received.

      (e) Exchange Listing. The shares of Holding Company Common Stock Common Stock issuable pursuant to the Mergers shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

9.2 Conditions to Obligations of LifePoint.

      The obligations of LifePoint to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by LifePoint pursuant to Section 11.6(a):

      (a) Representations and Warranties. The representations and warranties of Province set forth in this Agreement shall be true and correct in all respects (without giving effect to any exception or qualification contained therein relating to materiality or a Province Material Adverse Effect), such that the aggregate effect of such inaccuracies does not have, or is not reasonably likely to have, a Province Material Adverse Effect on and as of the Effective Time, with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

      (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Province to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

      (c) Certificates. Province shall have delivered to LifePoint (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1(a) as relates to Province and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Province’s Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as LifePoint and its counsel shall reasonably request.

      (d) Rights Agreement. None of the events described in Section 3 of Province Rights Agreement shall have occurred, and Province Rights shall not have become non-redeemable or exercisable for capital stock of LifePoint upon consummation of the Province Merger.

      (e) FIRPTA Certificate. Province shall have delivered to Holding Company (a) a certification from Province, dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of Province, that Province is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Internal Revenue Code Section 897(c)(2), and (b) proof reasonably satisfactory to LifePoint that Province has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

      (f) Consents and Approvals. Except for Consents which, if not obtained, are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, LifePoint shall have received evidence, in form and substance satisfactory to it, that Province shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 9.1(b) or for such obligations that will be satisfied in connection with the Closing).

      (g) Material Adverse Effect. There shall not have occurred any event or change reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect.

      (h) Financing. The funding contemplated by the Commitment Letter shall have been obtained on substantially the same terms as set forth in the Commitment Letter, or the funding of the alternative financing contemplated by Section 8.17 shall have been obtained.

      (i) Tax Opinion. Subject to Section 8.19, LifePoint shall have received the opinion of Dewey Ballantine LLP, counsel to LifePoint, in form and substance reasonably satisfactory to LifePoint and dated the Closing Date, to the effect that the LifePoint Merger will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code and/or, when taken together with the Province Merger, as a transfer of property to Holding Company by holders of LifePoint Common Stock governed by Section 351 of the Internal Revenue Code. In rendering such opinion, Dewey Ballantine LLP may rely on customary assumptions and upon representations contained in officers’ certificates of each of the Parties addressing such matters as Dewey Ballantine LLP shall reasonably request.

9.3 Conditions to Obligations of Province.

      The obligations of Province to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Province pursuant to Section 11.6(b):

      (a) Representations and Warranties. The representations and warranties of LifePoint set forth in this Agreement shall be true and correct in all respects (without giving effect to any exception or qualification contained therein relating to materiality or a LifePoint Material Adverse Effect), such that the aggregate effect of such inaccuracies does not have, or is not reasonably likely to have, a LifePoint Material Adverse Effect on and as of the Effective Time, with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

      (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of LifePoint to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

      (c) Certificates. LifePoint shall have delivered to Province (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1(a) as relates to LifePoint and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by LifePoint’s Board of Directors evidencing the taking of all action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Province and its counsel shall reasonably request.

      (d) Tax Opinion. Subject to Section 8.19, Province shall have received the opinion of Alston & Bird LLP, counsel to Province, in form and substance reasonably satisfactory to Province and dated the Closing Date, to the effect that the Province Merger, when taken together with the LifePoint Merger, will be treated as a transfer of property to Holding Company by the holders of Province Common Stock governed by Section 351 of the Internal Revenue Code. In rendering such opinion, Alston & Bird LLP may rely on customary assumptions and upon representations contained in officers’ certificates of each of the Parties addressing such matters as Alston & Bird shall reasonably request.

ARTICLE 10 TERMINATION

10.1 Termination.

      Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Province and stockholders of LifePoint or both, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

      (a) By mutual written agreement of the Parties; or

      (b) By LifePoint or Province, in the event of a material breach by the other party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach has or is reasonably likely, to have, individually or in the aggregate, a Province Material Adverse Effect or a LifePoint Material Adverse Effect, as applicable, on the breaching party; or

      (c) By LifePoint or Province, in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

      (d) By LifePoint or Province (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers shall have become final and nonappealable; or

      (e) By LifePoint or Province, in the event Province Stockholder Approval is not obtained at Province Stockholders’ Meeting (including any adjournment or postponement thereof); or

      (f) By LifePoint or Province, in the event the LifePoint Stockholder Approval is not obtained at the LifePoint Stockholders’ Meeting (including any adjournment or postponement thereof); or

      (g) By LifePoint or Province, in the event that the Mergers shall not have been consummated by March 31, 2005, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 10.1(g); provided, however, that if the failure to consummate the Mergers by such date is due solely to a delay in obtaining (i) approval for the transactions contemplated by this Agreement pursuant to the HSR Act in accordance with Section 8.4 of this Agreement and/or (ii) a declaration of effectiveness from the SEC for the Registration Statement in accordance with Section 8.1 of this Agreement, the date referred to in this Section 10.1(g) shall be the earlier of (A) May 31, 2005 or (B) five Business Days after both of the following have occurred (x) the approval for the transactions contemplated by this Agreement pursuant to the HSR Act have been obtained and (y) the SEC has declared the Registration Statement effective; or

      (h) By LifePoint or Province (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), in the event that any of the conditions precedent to the obligations of such party to consummate the Mergers cannot be satisfied or fulfilled by the date specified in Section 10.1(g); or

      (i) By LifePoint, (i) if Province or its Board of Directors shall have (A) entered into an agreement with respect to any Acquisition Proposal other than the Province Merger; (B) amended, conditioned, qualified, withdrawn or modified, or proposed to resolve or do so, its approval and recommendation of the Province Merger and this Agreement; (C) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Province Merger; (D) failed to reaffirm its recommendation of the Province Merger or its adoption of this Agreement within ten Business Days of being requested by LifePoint to do so or (E) resolved to do any of (A), (B), (C) or (D); (ii) if (A) a tender or exchange offer relating to Province will have been commenced and Province will not have sent to its security holders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that Province recommends rejection of such tender or exchange offer or (B) an Acquisition Proposal is publicly announced, and Province fails to issue, within ten Business Days after such Acquisition Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of Province that its stockholders vote in favor of the Province Merger and the transactions contemplated hereby; or (iii) if Province breaches in any material respect any of its obligations under Section 8.2; or

      (j) By Province, if, prior to the Province Stockholder Approval, the Board of Directors of Province has (i) determined in good faith after receiving the advice of outside legal counsel, to withdraw or modify or change its recommendation or approval of this Agreement in a manner adverse to LifePoint in order to approve and permit Province to accept a Superior Proposal and (ii) determined in good faith, after receiving the advice of outside legal counsel to Province, that the failure to take the action set forth in clause (i) above would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law; provided, however, that Province may not terminate this Agreement pursuant to this Section 10.1(j) unless and until (A) three Business Days have elapsed following delivery to LifePoint of a written notice of such determinations by the Board of Directors of Province and during such three Business Day period Province has cooperated with LifePoint, including, without limitation, informing LifePoint of the terms and conditions of such Superior Proposal, and the identity of the Person making such Superior Proposal, with the intent of enabling the Parties hereto to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby on such modified terms and conditions may be effected; (B) at the end of such three Business Day period the Acquisition Proposal continues in the judgment of the Board of Directors of Province to constitute a Superior Proposal and the Board of Directors of Province confirms its determination after receiving the advice of outside legal counsel that the failure to take the action set forth in clause (i) above and enter into an agreement to effect the Superior Proposal would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law (it being understood that any material change to the terms of the Superior Proposal shall require new notice to LifePoint and a new three Business Day period under this proviso); (C) Province is, and at all times has been, in compliance in all material respects with Section 8.2 and (D) (1) at or prior to such termination, LifePoint has received all amounts due under Section 11.2 hereof by wire transfer in same day funds and (2) promptly following such termination Province enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

10.2 Effect of Termination.

      In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.7(b) and ARTICLE 11, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

10.3 Non-Survival of Representations and Covenants.

      The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except Sections 10.3, 8.13 and 8.14 and ARTICLE 1, ARTICLE 2, ARTICLE 3 and ARTICLE 11.

ARTICLE 11 MISCELLANEOUS

11.1 Definitions.

      (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any offer, proposal or indication of interest (whether communicated to Province or publicly announced to Province’s stockholders) by any Person (other than LifePoint or any of its Affiliates) for an Acquisition Transaction involving Province or any of its present or future consolidated Subsidiaries.

“Acquisition Transaction” means, directly or indirectly, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Province by any Person or “Group” (other than LifePoint or any of its Affiliates) of 15% or more in interest of the total outstanding voting securities of Province or any Province Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than LifePoint or any of its Affiliates) beneficially owning 15% or more in interest of the total outstanding voting securities of Province or any Province Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Province pursuant to which the stockholders of Province immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business consistent with past practice), or exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of a business of Province or any Province Subsidiaries that represents 15% or more of the net revenues, net income or Assets of Province or any Province Subsidiaries; or (iii) any liquidation, reorganization or dissolution of Province.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, absolute, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York.

“Closing Date” means the date on which the Closing occurs.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 25, 2004 between Province and LifePoint.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by or filing of notice to any Person pursuant to any Contract, Law, Order, or Permit. “Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“DGCL” means the General Corporation Law of the State of Delaware.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice or both would give rise to a right of any Person to exercise any remedy or obtain any relief under, lose a benefit under, terminate or revoke, suspend, cancel, or modify or change the current terms of, require any change of control payment or other payment or otherwise change the existing rights or obligation of any Province Entity or LifePoint Entity, as applicable, or trigger any change in financial reserve requirement or arrangement, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata)

including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a Province Entity would be treated as a single employer under Section 4001(b) of ERISA.

“ESPP” means the Province’s Amended and Restated Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exhibit” means the Exhibit so marked, a copy of which are attached to this Agreement. Such Exhibit is hereby incorporated by reference herein and made a part of this Agreement, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Holding Company Common Stock” means the $0.01 par value common stock of Holding Company.

“Hospitals” means each of the hospitals owned, leased or operated by any Province Entity or LifePoint Entity, as applicable, as of the date of this Agreement, which Hospitals are listed on Section 11.1(a) of Province Disclosure Memorandum and Section 6.18 of the LifePoint Disclosure Memorandum.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, logos, trade names, domain names, technology rights and licenses, computer software (including any source or object codes therefor, and documentation and websites relating thereto), trade secrets, proprietary and/or confidential information and data, franchises, know-how, inventions, designs, and other intellectual property and proprietary rights, including without limitation all related goodwill, grants, registrations and applications for registration.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Joint Proxy Statement/ Prospectus” means the proxy statement used by Province and LifePoint to solicit the approval of their respective stockholders of the transactions contemplated by this

Agreement, which shall include the prospectus of Holding Company relating to the issuance of the Holding Company Common Stock pursuant to the Mergers.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel or any assistant or deputy general counsel or, in the case of any matter relating to Taxes, the director of taxes of any assistant or deputy director of taxes or equivalent Person.

      Province’s 2004 annual meeting of stockholders was held on May 18, 2004.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Lender” means Citigroup Global Markets Inc. or any other substitute lender providing financing for the transactions as provided in the Commitment Letter.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), damage, demand, fee, loss, responsibility, claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business consistent with past practice) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“LifePoint Capital Stock” means, collectively, the LifePoint Common Stock, the LifePoint Preferred Stock and any other class or series of capital stock of LifePoint.

“LifePoint Common Stock” means the $0.01 par value common stock of LifePoint.

“LifePoint Disclosure Memorandum” means the written information entitled “LifePoint Disclosure Memorandum” delivered prior to the date of this Agreement to Province describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“LifePoint Entities” means, collectively, LifePoint and all LifePoint Subsidiaries.

“LifePoint Financial Advisor” means Citigroup Global Markets Inc.

“LifePoint Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of LifePoint as of June 30, 2004, and as of December 31, 2003, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended June 30, 2004, and for each of the three fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003, as filed by LifePoint in SEC Documents, and (ii) the consolidated balance sheets of LifePoint (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 2004.

“LifePoint Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, Assets or results of operations of LifePoint and the LifePoint Subsidiaries, taken as a whole, or (ii) the ability of LifePoint to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “LifePoint Material Adverse Effect” shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or Regulatory Authorities that do not have a disproportionate impact on LifePoint and its Subsidiaries as compared to other companies in industries similar to LifePoint and its Subsidiaries, (B) changes in generally accepted accounting principles, (C) actions and omissions of LifePoint (or any LifePoint Subsidiary) taken with the prior informed written Consent of Province in contemplation of the transactions contemplated by this Agreement, or (D) the direct effects of compliance with this Agreement on the operating performance of LifePoint, including expenses incurred by LifePoint in consummating the transactions contemplated by this Agreement.

“LifePoint Merger Sub Common Stock” means the $0.01 par value common stock of LifePoint Merger Sub.

“LifePoint Preferred Stock” means the $0.01 par value preferred stock of LifePoint.

“LifePoint Rights” means the Equity Rights issued pursuant to the LifePoint Rights Agreement.

“LifePoint Rights Agreement” means that certain Rights Agreement, dated as of May 11, 1999, between LifePoint and National City Bank, as Rights Agent.

“LifePoint Stock Plans” means LifePoint’s 1998 Long-Term Incentive Plan, as amended, Executive Stock Purchase Plan, the Management Stock Purchase Plan, the Outside Directors Stock and Incentive Compensation Plan and the Employee Stock Purchase Plan, as amended.

“LifePoint Subsidiaries” means the Subsidiaries of LifePoint and any corporation, limited liability company, general or limited partnership, limited liability partnership or other organization acquired as a Subsidiary of LifePoint in the future and held as a Subsidiary by LifePoint at the Effective Time.

“Litigation” means any action, suit, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it).

“Losses” means any and all assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Nasdaq” means the Nasdaq Stock Market, Inc.

“Nasdaq National Market” means the National Market System of the Nasdaq Stock Market, Inc.

“NYSE” means the New York Stock Exchange, Inc.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds or held a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court,

arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority, whether temporary, preliminary or permanent.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates or participated in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means any of Province, LifePoint, Holding Company, Province Merger Sub or LifePoint Merger Sub, and “Parties” means Province, LifePoint, Holding Company, Province Merger Sub and LifePoint Merger Sub.

“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Province Common Stock” means the $0.01 par value common stock of Province.

“Province Disclosure Memorandum” means the written information entitled “Province Disclosure Memorandum” delivered prior to the date of this Agreement to LifePoint describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Province Entities” means, collectively, Province and all Province Subsidiaries.

“Province Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of Province as of June 30, 2004, and as of December 31, 2001, December 31, 2002, December 31, 2003, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended June 30, 2004, and for each of the three fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003, as filed by Province in SEC Documents, and (ii) the consolidated balance sheets of Province (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 2004.

“Province Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, Assets or results of operations of Province and Province Subsidiaries, taken as a whole, or (ii) the ability of Province to perform its obligations under this Agreement or to consummate the Province Merger or the other transactions contemplated by this Agreement, provided that “Province Material Adverse Effect” shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or Regulatory Authorities that do not have a disproportionate impact on Province and its Subsidiaries as compared to other companies in industries similar to Province and its Subsidiaries, (B) changes in generally accepted accounting principles, (C) actions and omissions of Province (or any Province Subsidiary) taken with the prior informed written Consent of LifePoint in contemplation of the transactions contemplated by this Agreement, or (D) the direct effects of compliance with this Agreement on the operating performance of Province, including expenses incurred by Province in consummating the transactions contemplated by this Agreement.

“Province Merger Sub Common Stock” means the $0.01 par value common stock of Province Merger Sub.

“Province Rights” means the Equity Rights issued pursuant to Province Rights Agreement.

“Province Rights Agreement” means that certain Rights Agreement, dated January 3, 2003 between Province and Wachovia Bank, N.A., as Rights Agent.

“Province Stock Plan” means Province’s existing 1997 Long-Term Equity Incentive Plan.

“Province Subsidiaries” means the Subsidiaries of Province, which shall include Province Subsidiaries described in Section 5.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Province in the future and held as a Subsidiary by Province at the Effective Time.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Holding Company under the Securities Act with respect to the shares of Holding Company Common Stock to be issued pursuant to the Mergers and which shall contain the Joint Proxy Statement/ Prospectus.

“Regulatory Authorities” means, collectively, the SEC, the NYSE, Nasdaq, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over any Party or any of their respective Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent engaged by a Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by (x) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act, (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) Section 906 of the Sarbanes-Oxley Act with respect to any report that is an SEC Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stockholders’ Meetings” means the respective meetings of the stockholders of Province and stockholders of LifePoint to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof or direct the management or operation thereof (including Operating Properties and Participation Facilities).

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the Assets and liabilities of, Province Entities, and (ii) with respect to which the Board of Directors of Province (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal and (B) determines in its good faith judgment (after receiving the advice of Province Financial Advisor or any other financial advisor of nationally recognized reputation) that the consideration to the holders of Province Common Stock is superior from a financial point of view to the consideration provided for in the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Province, after receiving the advice of Province Financial Advisor or any other financial advisor of nationally recognized reputation, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by LifePoint in response to such Acquisition Proposal).

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments (including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts) imposed by any taxing authority (including, without limitation, the United States or any state, county, local or other government or subdivision or agency thereof) and also means (i) any liability imposed by Law for the Taxes of another Person, including by reason of being a successor to or transferee of any Person or a member of an affiliated, consolidated or unitary group (including pursuant to Treasury Regulations 1.1502-6 and corresponding provisions of state, local and foreign Law), and (ii) any obligations under any agreements or arrangements with any other Person with respect to such amounts.

“Tax Law” means any Law relating to Taxes.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

      (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Page
4 1/2% Notes	A-9
4 1/4% Notes	A-9
Agreement	A-1
Antitrust Laws	A-37
Base	A-42
Certificates of Merger	A-2
Closing	A-2
Commitment Letter	A-29
Convertible Notes	A-9
DOJ	A-37
Effective Time	A-2
Exchange Agent	A-6
Exchange Fair Market Value	A-4
Final Exercise Period	A-6
Forward Subsidiary Merger Opinions	A-42
Forward Subsidiary Merger Transaction	A-42

Term	Page
FTC	A-37
Holding Company	A-1
Holding Company Right	A-39
Holding Company Rights Agreement	A-39
Indemnified Party	A-40
LifePoint	A-1
LifePoint Benefit Plans	A-26
LifePoint Certificate of Merger	A-2
LifePoint Contracts	A-27
LifePoint ERISA Plan	A-26
LifePoint Merger	A-1
LifePoint Merger Consideration	A-4
LifePoint Merger Sub	A-1
LifePoint Options	A-6
LifePoint Pension Plan	A-26
LifePoint SEC Reports	A-23
LifePoint Stockholder Approval	A-35
LifePoint Surviving Corporation	A-2
Maximum Amount	A-40
Mergers	A-1
Merger Consideration	A-4
Option Settlement Payment	A-5
Per Share Purchase Price	A-5
Province	A-1
Province Benefit Plans	A-15
Province Cash Consideration	A-4
Province Certificate of Merger	A-2
Province Certificates	A-6
Province Contracts	A-17
Province ERISA Plan	A-15
Province Exchange Ratio	A-4
Province Financial Advisor	A-19
Province Intellectual Property	A-13
Province Merger	A-1
Province Merger Consideration	A-4
Province Merger Sub	A-1
Province Net Stock Consideration	A-42
Province Options	A-5
Province Pension Plan	A-15
Province SEC Reports	A-10
Province Stock Consideration	A-4
Province Stockholder Approval	A-34
Province Stockholders’ Meeting	A-34
Province Surviving Corporation	A-2
Qualified Acquisition Transaction	A-55
Reverse Subsidiary Merger Transaction	A-42
Takeover Laws	A-19
Trade Secrets	A-13

      Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2 Expenses.

      (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Holding Company shall bear and pay all of the filing fees payable in connection with the Registration Statement and each of LifePoint and Province shall bear and pay one-half of the costs and expenses incurred in connection with the printing and mailing of the Joint Proxy Statement/ Prospectus.

      (b) Notwithstanding the foregoing,

(i) if this Agreement is terminated pursuant to Sections 10.1(i) or 10.1(j); or

(ii) if this Agreement is terminated by (A) LifePoint pursuant to Sections 10.1(b) or 10.1(c), or (B) by either Party pursuant to Section 10.1(e) or 10.1(g) and, in the case of each of clauses (A) and (B), (1) at any time after the date hereof and prior to the termination of this Agreement an Acquisition Proposal with respect to an Acquisition Transaction in which a third party would acquire more than 50% of Province’s total outstanding voting securities or any business of Province or Province Subsidiaries that represents 50% or more of the consolidated net revenues, consolidated net income or consolidated Assets of Province and Province Subsidiaries, considered as a whole (a “Qualified Acquisition Transaction”), shall have been publicly announced and (2) within 12 months of the termination of this Agreement, Province enters into a definitive agreement with any third party with respect to a Qualified Acquisition Transaction or a similar transaction is consummated;

then Province shall (x) in the case of termination pursuant to clause (i) of this Section 11.2(b), within one Business Day of such termination or (y) in the case of termination pursuant to clause (ii) of this Section 11.2(b), upon the earlier to occur of the execution of such definitive agreement and such consummation, pay to LifePoint a non-refundable fee in an amount equal to $50,000,000 (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated in writing to Province by LifePoint.

      (c) The Parties acknowledge that the agreement contained in paragraph (b) of this Section 11.2 is an integral part of the transactions contemplated by this Agreement, and that without the agreement, they would not enter into this Agreement; accordingly, if Province fails to pay promptly the Termination Fee payable by it pursuant to this Section 11.2, then Province shall pay to LifePoint its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate in effect from time to time and quoted in The Wall Street Journal during such period from the date such payment was due under this Agreement until the date of payment.

11.3 Brokers and Finders.

      Except for Province Financial Advisor as to Province and LifePoint Financial Advisor as to LifePoint, and except for fees paid pursuant to the Commitment Letter or the alternative financing contemplated by Section 8.17 of this Agreement, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Province or by LifePoint, each of Province and LifePoint, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement.

      Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.7(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.14 of this Agreement.

11.5 Amendments.

      To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained.

11.6 Waivers.

      (a) Prior to or at the Effective Time, LifePoint, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Province, to waive or extend the time for the compliance or fulfillment by Province of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of LifePoint under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless signed in writing by a duly authorized officer of LifePoint.

      (b) Prior to or at the Effective Time, Province, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by LifePoint, Holding Company, Province Merger Sub or LifePoint Merger Sub, to waive or extend the time for the compliance or fulfillment by LifePoint, Holding Company, Province Merger Sub or LifePoint Merger Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Province under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless signed in writing by a duly authorized officer of Province.

      (c) The failure of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment.

      Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices.

      All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Province:	Province Healthcare Company 105 Westwood Place, Suite 400 Brentwood, Tennessee 37027 Facsimile Number: (615) 376-4856 Attention: General Counsel

Copy to Counsel:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Facsimile Number: (404) 881-4777 Attention: J. Vaughan Curtis Paul J. Nozick

LifePoint, Holding Company, LifePoint Merger Sub or Province Merger Sub:	LifePoint Hospitals, Inc. 103 Powell Ct., Suite 200 Brentwood, TN 37027 Facsimile Number: (615) 372-8575 Attention: General Counsel

Copy to Counsel:	Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 Facsimile Number: (212) 259-6333 Attention: Morton A. Pierce Jack S. Bodner

11.9 Governing Law; Venue; Waiver of Jury Trial.

      Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Litigation for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such Litigation may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such Litigation shall be heard and determined in such a Delaware State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Litigation in the manner provided in this Section 11.9 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of Litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.9.

11.10 Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions; Articles and Sections.

      The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12 Interpretations.

      Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13 Enforcement of Agreement.

      The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14 Severability.

      Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[SIGNATURES ON NEXT PAGE]

      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

LIFEPOINT HOSPITALS, INC.

By:	/s/ Kenneth C. Donahey

Name: Kenneth C. Donahey
Its: Chairman of the Board, Chief Executive
Officer and President

LAKERS HOLDING CORP.

By:	/s/ Kenneth C. Donahey

Name: Kenneth C. Donahey
Its: President

LAKERS ACQUISITION CORP.

By:	/s/ Kenneth C. Donahey

Name: Kenneth C. Donahey
Its: President

PACERS ACQUISITION CORP.

By:	/s/ Kenneth C. Donahey

Name: Kenneth C. Donahey
Its: President

PROVINCE HEALTHCARE COMPANY

By:	/s/ Martin S. Rash

Name: Martin S. Rash
Its: Chief Executive Officer and Chairman of
the Board

EXECUTION COPY

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

      THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of January 25, 2005 by and among LifePoint Hospitals, Inc. (“LifePoint”), a Delaware corporation, Lakers Holding Corp. (“Holding Company”), a Delaware corporation, Lakers Acquisition Corp. (“LifePoint Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Holding Company, Pacers Acquisition Corp. (“Province Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Holding Company, and Province Healthcare Company (“Province”), a Delaware corporation, to amend that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 15, 2004, by and among LifePoint, Holding Company, LifePoint Merger Sub, Province Merger Sub and Province. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Preamble

      WHEREAS, the Parties desire to amend the Merger Agreement in accordance with the terms of this Amendment.

      WHEREAS, Section 11.5 of the Merger Agreement provides that to the extent permitted by Law, the Merger Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of the Merger Agreement has been obtained.

      NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

1. Section 10.1(g) of the Merger Agreement. Section 10.1(g) of the Merger Agreement shall be deleted and replaced in its entirety with the following:

“(g) By LifePoint or Province, in the event that the Mergers shall not have been consummated by March 31, 2005, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 10.1(g); provided, however, that (i) if the failure to consummate the Mergers by such date is due solely to a delay in obtaining a declaration of effectiveness from the SEC for the Registration Statement in accordance with Section 8.1 of this Agreement, the date referred to in this Section 10.1(g) shall be the earlier of (A) May 31, 2005 and (B) 45 days after the SEC has declared the Registration Statement effective or (ii) if the failure to consummate the Mergers by such date is due solely to the Parties’ inability to obtain the tax opinions referred to in Sections 9.2(i) and 9.3(d) of the Merger Agreement on or prior to the Closing, which will result in the Parties seeking to implement a Forward Subsidiary Merger Transaction or a Reverse Subsidiary Merger Transaction pursuant to Section 8.19 of the Merger Agreement, the date referred to in this Section 10.1(g) shall be the earlier of (A) June 30, 2005 and (B) 45 days after the SEC has declared the Registration Statement effective; or”

2. Construction. Except as expressly set forth herein, all of the provisions of the Merger Agreement shall remain in full force and effect in accordance with their terms and shall be deemed incorporated herein as if set forth at length herein, and this Amendment shall reaffirm the Merger Agreement in all respects. In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Merger Agreement, the provisions of this Amendment shall govern.

3. Assignment. Except as expressly contemplated hereby, neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Amendment will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

4. Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Amendment shall be governed by and construed in all respects in accordance with the laws of the State of Delaware.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[SIGNATURES ON NEXT PAGE]

      IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf by its duly authorized officers as of the day and year first above written.

LIFEPOINT HOSPITALS, INC.

By:	/s/ Kenneth C. Donahey

Name: Kenneth C. Donahey

Its: Chairman of the Board, Chief Executive

Officer and President

LAKERS HOLDING CORP.

By:	/s/ Kenneth C. Donahey

Name: Kenneth C. Donahey

Its: President

LAKERS ACQUISITION CORP.

By:	/s/ Kenneth C. Donahey

Name: Kenneth C. Donahey

Its: President

PACERS ACQUISITION CORP.

By:	/s/ Kenneth C. Donahey

Name: Kenneth C. Donahey

Its: President

PROVINCE HEALTHCARE COMPANY

By:	/s/ Martin S. Rash

Name: Martin S. Rash

Its: Chief Executive Officer and Chairman of the Board

APPENDIX B

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

August 15, 2004

The Board of Directors

LifePoint Hospitals, Inc.
103 Powell Court, Suite 200
Brentwood, Tennessee 37027

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to LifePoint Hospitals, Inc. (“LifePoint”) of the Merger Consideration (defined below) payable by LifePoint in the Transaction (defined below) pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 15, 2004, by and among LifePoint, Province Healthcare Company (“Province”), Lakers Holdings Corp. (“Holding Company”), Lakers Acquisition Corp., a wholly-owned subsidiary of Holding Company (“LifePoint Merger Sub”), and Pacers Acquisition Corp., a wholly-owned subsidiary of Holding Company (“Province Merger Sub”). As more fully described in the Merger Agreement, Province Merger Sub will be merged with and into Province (the “Province Merger”) and LifePoint Merger Sub will be merged with and into LifePoint (the “LifePoint Merger” and together with the Province Merger, the “Mergers”) and upon consummation of the Mergers each of LifePoint and Province will become wholly owned subsidiaries of Holding Company (the “Transaction”). In the Province Merger, each outstanding share of the common stock, par value $0.01 per share, of Province (“Province Common Stock”) will be converted into the right to receive consideration (the “Merger Consideration”) consisting of (a) a number of shares of the common stock, par value $0.01 per share, of Holding Company (“Holding Company Common Stock”), equal to the Exchange Ratio and (b) $11.375 in cash (the “Cash Payment”). The “Exchange Ratio” shall be 0.3447; provided, however, that if (x) the Exchange Fair Market Value (as defined in the Merger Agreement) is greater than $33.00 and less than $39.00, then the Exchange Ratio shall be the quotient obtained by dividing $11.375 by the Exchange Fair Market Value (rounded to four decimal places) or (y) the Exchange Fair Market Value is equal to or greater than $39.00, then the Province Exchange Ratio shall be 0.2917. In the LifePoint Merger, each outstanding share of the common stock, par value $0.01 per share, of LifePoint (“LifePoint Common Stock”) will be converted into the right to receive one share of Holding Company Common Stock. Under certain circumstances, the Transaction will be structured such that Province will merge with a wholly-owned subsidiary of LifePoint, in which case each share of Province Common Stock will be converted into the right to receive the Cash Payment and a number of shares of LifePoint Common Stock equal to the Exchange Ratio.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers of LifePoint and certain senior officers of Province concerning the businesses, operations and prospects of LifePoint and Province. We examined certain publicly available business and financial information relating to LifePoint and Province as well as certain financial forecasts and other information and data relating to LifePoint and Province which were provided to, or otherwise reviewed by or discussed with, us by the respective managements of LifePoint and Province, including information relating to the potential strategic implications and operational benefits anticipated by the management of LifePoint to result from the Mergers. We reviewed the financial terms of the Mergers as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of LifePoint Common Stock and Province Common Stock; the historical and projected earnings and other operating data of LifePoint and Province; and the capitalization and financial condition of LifePoint and Province. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Mergers and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of LifePoint and Province. We also evaluated certain pro forma financial effects of the Mergers on LifePoint and Province. In addition to the foregoing, we conducted such other analyses and

The Board of Directors
LifePoint Hospitals, Inc.
August 15, 2004

examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data relating to LifePoint and Province provided to or otherwise reviewed by or discussed with us, we also have been advised by the respective managements of LifePoint and Province that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of LifePoint and Province as to the future financial performance of LifePoint and Province, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Mergers and the other matters covered thereby. We have assumed, with your consent, that the Mergers will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on LifePoint or Province or the contemplated benefits of the Mergers. Our opinion, as set forth herein, relates in part to the relative values of LifePoint and Province. We are not expressing any opinion as to what the value of the Holding Company Common Stock actually will be when issued pursuant to the Mergers or the price at which the Holding Company Common Stock or the LifePoint Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of LifePoint or Province nor have we made any physical inspection of the properties or assets of LifePoint or Province. We were not requested to consider, and our opinion does not address, the relative merits of the Mergers as compared to any alternative business strategies that might exist for LifePoint or the effect of any other transaction in which LifePoint might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to LifePoint in connection with the proposed Mergers and will receive a fee for such services contingent upon the consummation of the Mergers. We also will receive a fee in connection with the delivery of this opinion. As you are aware, we or certain of our affiliates may also be providing certain financing services to LifePoint in connection with the Mergers for which we or such affiliates expect to receive compensation. We and our affiliates in the past have provided, and currently provide, services to LifePoint and Province unrelated to the proposed Mergers, for which services we and such affiliates have received and expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of LifePoint and Province for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with LifePoint, Province and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of LifePoint in its evaluation of the proposed Mergers, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Mergers.

The Board of Directors
LifePoint Hospitals, Inc.
August 15, 2004

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration payable in the Transaction is fair, from a financial point of view, to LifePoint.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

APPENDIX C

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

August 15, 2004

Board of Directors

Province Healthcare Company
105 Westwood Place
Brentwood, Tennessee 37027

Members of the Board of Directors:

      Province Healthcare Company (the “Company”), LifePoint Hospitals, Inc. (the “Acquiror”), Lakers Holding Corp., a newly formed corporation jointly owned by the Acquiror and the Company (the “Holding Company”), Lakers Acquisition Corp., a newly formed, wholly owned subsidiary of the Holding Company (the “LifePoint Acquisition Sub”), and Pacers Acquisition Corp., a newly formed, wholly owned subsidiary of the Holding Company (the “Province Acquisition Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which (a) the Province Acquisition Sub would be merged with and into the Company in a merger (the “Province Merger”) in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Shares”) would be converted into the right to receive (i) a number of shares of common stock, par value $0.01 per share, of the Holding Company (“Holding Company Shares”) equal to the Province Exchange Ratio (as defined below) (the “Stock Consideration”), and (ii) $11.375 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Consideration”); and (b) the LifePoint Acquisition Sub would be merged with and into the Acquiror in a merger (the “LifePoint Merger” and, together with the Province Merger, the “Mergers”) in which each outstanding share of common stock, par value $0.01 per share, of the Acquiror (the “Acquiror Shares”) would be converted into one Holding Company Share. The legal structure of the Mergers is subject to modification under certain circumstances described in the Agreement. References in this opinion to the Mergers include the Mergers as so modified.

      The Province Exchange Ratio is calculated based on the volume weighted average of the daily sale prices for the Acquiror Shares for the twenty consecutive trading days ending at the close of trading on the third trading day immediately preceding the closing date of the Mergers (the “Exchange Fair Market Value”).

      The “Province Exchange Ratio” is the quotient obtained by dividing $11.375 by the Exchange Fair Market Value, provided that if the Exchange Fair Market Value is $39.00 or more, the “Province Exchange Ratio” shall be 0.2917, and if the Exchange Fair Market Value is $33.00 or less, the “Province Exchange Ratio” shall be 0.3447.

      You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Province Merger is fair from a financial point of view to such holders.

      In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror furnished to us by the Company and the Acquiror, respectively;

(3)	Conducted discussions with members of senior management of the Company and of the Acquiror concerning the matters described in clauses 1 and 2 above;

(4)	Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Mergers with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8)	Reviewed a draft dated August 13, 2004 of the Agreement and a draft dated August 15, 2004 of the Senior Secured Credit Facilities Commitment Letter among Citicorp North America, Inc., Citigroup Global Markets Inc. and the Acquiror, including the related fee letter (collectively, the “Commitment Letter”); and

(9)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management and the Acquiror’s management as to the expected future financial performance of the Company and the Acquiror. We have also assumed that the final forms of the Agreement and the Commitment Letter will be substantially similar to the last drafts reviewed by us. In addition, in preparing our opinion, we have not taken into account any tax consequences of the Mergers on any of the Company, the Acquiror, the Holding Company or any of the holders of the Company Shares, the Acquiror Shares or the Holding Company Shares.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

      We are acting as financial advisor to the Company in connection with the Mergers and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Mergers. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Mergers and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Mergers or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares. We express no opinion as to the prices at which the Company Shares, the Acquiror Shares or the Holding Company Shares will trade following the announcement or consummation of the Mergers.

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Province Merger is fair from a financial point of view to the holders of such shares.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

APPENDIX D

Form of

Restated Certificate of Incorporation
of
LifePoint Hospitals, Inc.

      FIRST: The name of the Corporation is LifePoint Hospitals, Inc.

      SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

      FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred Million (100,000,000) shares, divided into two classes of which Ten Million (10,000,000) shares, par value $.01 per share, shall be designated Preferred Stock, and Ninety Million (90,000,000) shares, par value $.01 per share, shall be designated Common Stock.

A. Preferred Stock.

1. Issuance. The Board of Directors is expressly authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, unless a vote of any such holders is required pursuant to the terms of any such series of Preferred Stock.

2. Series A Junior Participating Preferred Stock.

Section 1. Designation and Amount. Ninety Thousand (90,000) shares of the Preferred Stock of the Corporation shall be designated as “Series A Junior Participating Preferred Stock,” par value $.01 per share (the “Series A Preferred Stock”). The number of shares of such series of Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of such series of Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in a resolution or resolutions adopted by the Board of Directors providing for the issuance of a series of Preferred Stock or any similar stock (a “Certificate of Designation”), or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation entitled to vote generally in the election of directors shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as otherwise provided herein, or by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 of paragraph A of this Article Fourth are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of

Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any Certificate of Designation providing for the issuance of a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock, in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 10. Amendment. This Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the

Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

B. Common Stock.

Section 1. Dividends. Subject to the preferential rights, if any, of the holders of any series of Preferred Stock then outstanding, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable either in cash, in property or in shares of Common Stock or other securities of the Corporation.

Section 2. Voting Rights. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, and except as otherwise required by law, the holders of the Common Stock shall exclusively possess all voting power, and at every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in such holder’s name on the books of the Corporation.

Section 3. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled to share ratably in all assets of the Corporation available for distribution to its stockholders, subject to the preferential rights, if any, of the holders of any series of Preferred Stock then outstanding.

      FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

A. Number of Directors. The number of directors of the Corporation (exclusive of directors to be elected by the holders of one or more series of the Preferred Stock of the Corporation which may be outstanding, voting separately as a series or class) shall be fixed from time to time by action of not less than a majority of the members of the Board of Directors then in office, but in no event shall such number of directors of the Corporation be less than three nor more than fifteen.

B. Classes. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided with respect to the time for which they severally hold office, into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 2006 annual meeting of stockholders, the term of office of the second class to expire at the 2007 annual meeting of stockholders and the term of office of the third class to expire at the 2005 annual meeting of stockholders. At each annual meeting of stockholders, commencing with the 2005 annual meeting, (i) directors shall be elected to succeed those directors whose terms expire for a term of office to expire at the third succeeding annual meeting of stockholders after their election, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy in the Board of Directors, regardless of how such vacancy was created. Directors need not be stockholders. All directors shall hold office until the expiration of the term for which elected and until their successors are elected, except in the case of the death, resignation, disqualification or removal of any director.

C. Stockholder Nomination of Director Candidates and Introduction of Business. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.

D. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification or removal may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires or, in the case of newly created directorships, shall hold office until such time as determined by the directors electing such new director (in a manner consistent with paragraph B of this Article Fifth). No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

E. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

      SIXTH: Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, no action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of the stockholders to consent in writing, without a meeting, to the taking of any action, including (without limitation) the power of stockholders to adopt or amend the By-Laws of the Corporation by written consent, is hereby specifically denied.

      SEVENTH: Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation may be called only by (a) the Chairman of the Board of Directors, if one shall have been elected or (b) the Chief Executive Officer of the Corporation, and, in addition, a special meeting shall be called by the Chairman of the Board or the Chief Executive Officer at the request in writing of a majority of the Board of Directors. The ability of the stockholders to call a special meeting is hereby specifically denied.

      EIGHTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the By-Laws of the Corporation. The Corporation’s By-Laws may also be adopted, amended, altered or repealed by the stockholders at any annual or special meeting by the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

      NINTH: Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall otherwise provide.

      TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of this Article Tenth shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

      ELEVENTH:

A. As used in this Article Eleventh, the following terms shall have the meanings set forth below:

“Business Combination” shall mean (a) any merger or consolidation of the Corporation or a Subsidiary with a Related Person, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the ordinary course of business to or with a Related Person of any assets of the Corporation or a Subsidiary having an aggregate fair market value of $25,000,000 or more, (c) the issuance or transfer by the Corporation of any shares of Voting Stock or securities convertible into or exercisable for such shares (other than by way of pro rata distribution to all stockholders) to a Related Person, (d) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of a Related Person, (e) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or a Subsidiary proposed, directly or indirectly, by or on behalf of a Related Person, (f) any merger or consolidation of the Corporation with another Person proposed, directly or indirectly, by or on behalf of a Related Person unless the entity surviving or resulting from such merger or consolidation has a provision in its certificate or articles of incorporation, charter or similar governing instrument which is substantially identical to this Article Eleventh or (g) any agreement, contract or other arrangement or understanding providing, directly or indirectly, for any of the transactions described in clauses (a) through (f) above.

“Related Person” shall mean any individual, partnership, corporation, trust or other Person which, together with its “affiliates” and “associates,” as defined in Rule 12b-2 under the Exchange Act as in effect on April 23, 1999, and together with any other individual, partnership, corporation, trust or other Person with which it or they have any agreement, contract or other arrangement or understanding with respect to acquiring, holding, voting or disposing of Voting Stock, “beneficially owns” (within the meaning of Rule 13d-3 under the Exchange Act on said date) an aggregate of 10% or more of the outstanding Voting Stock. A Related Person, its affiliates and associates and all such other individuals, partnerships, corporations and other Persons with whom it or they have any such agreement, contract or other arrangement or understanding, shall be deemed a single Related Person for purposes of this Article Eleventh; provided, however, that the members of the Board of Directors of the Corporation shall not be deemed to be associates or otherwise to constitute a Related Person solely by reason of their board membership. A person who is a Related Person as of (i) the time any definitive agreement relating to a Business Combination is entered into, (ii) the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination or (iii) immediately prior to the consummation of a Business Combination, shall be deemed a Related Person for purposes of this Article Eleventh.

“Continuing Director” shall mean any member of the Board of Directors of the Corporation who is not an “affiliate” or “associate” of the Related Person and was a member of the Board of Directors prior to the time that such Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with such Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors.

“Person” shall mean any individual, firm, corporation or other entity.

“Subsidiary” shall mean with respect to any Person, (i) any corporation in which such Person, directly or indirectly, owns or controls, at the time of determination, at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not stock of any other class or classes of such corporation shall have or might have voting power by reason of the occurrence of a contingency); or (ii) any non-corporate entity in which such Person either (a) directly or indirectly, at the time of determination, has at least a majority ownership interest, or (b) at the date of determination, is a general partner or an entity performing similar functions (for example, manager of a limited liability company or a trustee of a trust).

“Voting Stock” shall mean any shares of the Corporation entitled to vote generally in the election of directors.

“Entire Board of Directors” shall mean the total number of directors which the Corporation would have if there were no vacancies.

“Market Value” shall mean the average of the high- and low-quoted sales price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of a share on the Composite Tape for the New York Stock Exchange Listed Stocks, or, if the shares are not listed or admitted to trading on such exchange, on the principal United States securities exchange registered under the Exchange Act on which the shares are listed or admitted to trading, or, if the shares are not listed or admitted to trading on any such exchange, the mean between the closing high-bid and low-asked quotations with respect to a share on such date as quoted on the National Association of Securities Dealers Automated Quotations System, or similar system then in use, or, if no such quotations are available, the fair market value on such date of a share as at least 66 2/3% of the Continuing Directors shall determine.

B. In addition to any other vote required by this Certificate of Incorporation or the Delaware General Corporation Law, the affirmative vote of the holders of not less than 85% of the outstanding Voting Stock held by stockholders other than a Related Person by or with whom or on whose behalf, directly or indirectly, a Business Combination is proposed, voting as a single class, shall be required for the approval or authorization of such Business Combination; provided, however, that the 85% voting requirement shall not be applicable and such Business Combination may be approved by the vote required by law or by any other provision of this Certificate of Incorporation if either:

1. The Business Combination is approved by the Board of Directors of the Corporation by the affirmative vote of at least 66 2/3% of the Continuing Directors, or

2. All of the following conditions are satisfied:

(A) The aggregate amount of cash and the fair market value of the property, securities or other consideration to be received per share of capital stock of the Corporation in the Business Combination by the holders of capital stock of the Corporation, other than the Related Person involved in the Business Combination, shall not be less than the highest of (i) the highest per share price (including brokerage commissions, soliciting dealers’ fees, and dealer-management compensation, and with appropriate adjustments for recapitalizations, stock splits, stock dividends and like transactions and distributions) paid by such Related Person in acquiring any of its holdings of such class or series of capital stock, (ii) the highest per share Market Value of such class or series of capital stock within the twelve-month period immediately preceding the date the proposal for such Business Combination was first publicly announced or (iii) the book value per share of such class or series of capital stock, determined in accordance with generally accepted accounting principles, as of the last day of the month immediately preceding the date the proposal for such Business Combination was first publicly announced;

(B) The consideration to be received in such Business Combination by holders of capital stock other than the Related Person involved shall, except to the extent that a stockholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring capital stock already owned by it; provided, however, that if the Related Person has paid for capital stock with varying forms of consideration, the form of consideration for shares of capital stock acquired in the Business Combination by the Related Person shall either be cash or the form used to acquire the largest number of shares of capital stock previously acquired by it; and

(C) A proxy statement responsive to the requirements of the Exchange Act and regulations promulgated thereunder, whether or not the Corporation is then subject to such requirements, shall be mailed to the stockholders of the Corporation for the purpose of soliciting stockholder approval of such Business Combination and shall contain at the front thereof, in a prominent place, (i) any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors may choose to state and (ii) the opinion of a reputable investment banking firm selected by the Continuing Directors as to the fairness of the terms of such Business Combination, from a financial point of view, to the stockholders (other than the Related Person) of the Corporation.

C. A Related Person shall be deemed for purposes of this Article Eleventh to have acquired a share of the Corporation at the time when such Related Person became the beneficial owner thereof (as such term is defined in paragraph A of this Article Eleventh). With respect to shares owned by affiliates, associates and other Persons whose ownership is attributed to a Related Person, if the price paid by such Related Person for such shares is not determinable, the price so paid shall be deemed to be the higher of (i) the price paid upon acquisition thereof by the affiliate, associate or other Person or (ii) the Market Value of the shares in question at the time when the Related Person became the beneficial owner thereof.

For purposes of this Article Eleventh, in the event of a Business Combination upon consummation of which the Corporation would be the surviving corporation or would continue to exist (unless it is provided, contemplated or intended that as part of such Business Combination a plan of liquidation or dissolution of the Corporation will be effected), the term “other consideration to be received” in paragraph B.2.(A) of this Article Eleventh shall include (without limitation) common stock or other capital stock of the Corporation retained by stockholders of the Corporation (other than Related Persons who are parties to such Business Combination).

Nothing contained in this Article Eleventh shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

D. Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be permitted by law), any amendment, addition, alteration, change or repeal of this Article Eleventh, or any other amendment of this Certificate of Incorporation or the By-Laws of the Corporation inconsistent with or modifying or permitting circumvention of this Article Eleventh, must first be proposed by the Board of Directors of the Corporation, upon the affirmative vote of at least 66 2/3% of the directors then in office at a duly constituted meeting of the Board of Directors called for such purpose, and thereafter approved by the affirmative vote of the holders of not less than 85% of the then outstanding Voting Stock held by stockholders other than a Related Person by or with whom or on whose behalf, directly or indirectly, a Business Combination is proposed, voting as a single class; provided, however, that this paragraph D shall not apply to, and such 85% vote shall not be required for, any such amendment, addition, alteration, change or repeal recommended to stockholders of the Corporation by the affirmative vote of not less than 66 2/3% of the Continuing Directors. For the purposes of this paragraph D only, if at the time when any such amendment, addition, alteration, change or repeal is under consideration there is no proposed Business Combination, the term “Continuing Directors” shall mean the Entire Board of Directors.

      TWELFTH: The Board of Directors, each committee of the Board of Directors and each individual director, in discharging their respective duties under applicable law and this Certificate of Incorporation and in determining what they each believe to be in the best interests of the Corporation and its stockholders, may consider the effects, both short-term and long-term, of any action or proposed action taken or to be taken by the Corporation, the Board of Directors or any committee of the Board of Directors on the interests of (i) the employees, associates, associated physicians, distributors, patients or other customers, suppliers or creditors of the Corporation and its subsidiaries and (ii) the communities in which the Corporation and its subsidiaries own or lease property or conduct business, all to the extent that the Board of Directors, any committee of the Board of Directors or any individual director deems pertinent under the circumstances (including the possibility that the interests of the Corporation may best be served by the continued independence of the Corporation); provided, however, that the provisions of this Article Twelfth shall not limit in any way the right of the Board of Directors to consider any other lawful factors in making its determinations, including, without limitation, the effects, both short-term and long-term, of any action or proposed action on the Corporation or its stockholders directly; and provided, further, that this Article Twelfth shall be deemed solely to grant discretionary authority to the Board of Directors, each committee of the Board of Directors and each individual director and shall not be deemed to provide to any specific constituency any right to be considered.

      THIRTEENTH: Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in an actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as such a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the full extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith.

A. Procedure. Any indemnification under this Article Thirteenth (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding (the “Disinterested Directors”), or (b) if such a quorum of Disinterested Directors is not obtainable, or, even if obtainable, a quorum of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

B. Advances For Expenses. Costs, charges and expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article Thirteenth. Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the majority of the Disinterested Directors deems appropriate. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such Indemnitee, authorize the Corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

C. Procedure for Indemnification. Any indemnification or advance of costs, charges and expenses under this Article Thirteenth, shall be made promptly, and in any event within 60 days upon the written request of the Indemnitee. The right to indemnification or advances as granted by this Article Thirteenth, shall be enforceable by the Indemnitee in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such Indemnitee’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under this Article Thirteenth, where the required undertaking, if any, has been received by the Corporation) that the Indemnitee has not met the standard of conduct set forth in the Delaware General Corporation Law, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

D. Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article Thirteenth shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under this Article Thirteenth, shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while this Article Thirteenth, is in effect. Any repeal or modification of this Article Thirteenth, or any repeal or modification of relevant provisions of the Delaware General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of such director, officer, employee or agent or the obligations of the Corporation arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article Thirteenth, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article Thirteenth, with respect to the resulting or surviving corporation, as he would if he or she had served the resulting or surviving corporation in the same capacity.

E. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Thirteenth; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

F. Savings Clause. If this Article Thirteenth, or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under paragraph A of this Article Thirteenth, as to all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article Thirteenth, to the full extent permitted by any applicable portion of this Article Thirteenth, that shall not have been invalidated and to the full extent permitted by applicable law.

      FOURTEENTH: In furtherance and not in limitation of the powers conferred by law or in this Certificate of Incorporation, the Board of Directors (and any committee of the Board of Directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board of Directors or such committee may determine to be reasonably necessary or desirable to (A) encourage any person to enter into negotiations with the Board of Directors and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (B) contest or oppose any such transaction which the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of such plans or the issuance of such rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, debentures, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board of Directors or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the Board of Directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

      FIFTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or adopt new provisions, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the affirmative vote of the holders of not less than 80% of the voting power of all securities of the Corporation entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to add or adopt any provisions inconsistent with, Articles Fifth, Sixth, Seventh, Eighth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth and Fifteenth of this Certificate of Incorporation.

APPENDIX E

Form of

Restated Bylaws
of
LifePoint Hospitals, Inc.

Article I

Offices

      Section 1.     Registered Office.

      The registered office of the Corporation shall be within the State of Delaware in the City of Wilmington, County of New Castle.

      Section 2.     Other Offices.

      The Corporation may also have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Board of Directors shall from time to time determine or the business of the Corporation may require.

Article II

Meetings of Stockholders

      Section 1.     Place of Meetings.

      All meetings of the stockholders for the election of directors or for any other purpose shall be held at any such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of meeting or in a duly executed waiver thereof.

      Section 2.     Annual Meeting.

      The annual meeting of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of meeting or in a duly executed waiver thereof. At such annual meeting, the stockholders shall elect, by a plurality vote, members of a Board of Directors and transact such other business as may properly be brought before the meeting.

      Section 3.     Special Meetings.

      Special meetings of the stockholders of the Corporation may be called only by (a) the Chairman of the Board of Directors, if one shall have been elected or (b) the Chief Executive Officer of the Corporation, and, in addition, a special meeting shall be called by the Chairman of the Board or the Chief Executive Officer at the request in writing of a majority of the Board of Directors. The ability of the stockholders to call a special meeting is hereby specifically denied.

      Section 4.     Notice of Meetings.

      Except as otherwise expressly required by statute, written notice of each annual and special meeting of stockholders stating the date, place and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Notice shall be given personally or by mail and, if by mail, shall be sent in a postage prepaid envelope, addressed to the stockholder at the address appearing on the records of the Corporation. Notice by mail shall be deemed given at the time when the same shall be deposited in the United States mail, postage prepaid. Notice of any such meeting need not be given to any person who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting, except when he or she shall attend for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, an annual or special meeting of stockholders need be specified in any written waiver of notice.

      Section 5.     List of Stockholders.

      The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city, town or village where the meeting is to be held, which place shall be specified in the notice of meeting, or, if not specified, at the place where the meeting is to be held. The list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

      Section 6.     Quorum.

      The holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented by proxy at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty days, or, if after adjournment a new record date is set, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

      Section 7.     Organization.

      At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or, in his or her absence or if one shall not have been elected, the Chief Executive Officer, shall act as chairman of the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof.

      Section 8.     Order of Business.

      The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting,

      Section 9.     Voting.

      Except as otherwise provided by statute or the Certificate of Incorporation, each stockholder of the Corporation shall be entitled at each meeting of stockholders to one vote for each share of capital stock of the Corporation standing in his or her name on the record of stockholders of the Corporation:

(a) on the date fixed pursuant to the provisions of Section 7 of Article V of these By-Laws as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting; or

(b) if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given.

Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him or her by a proxy signed by such stockholder or his or her attorney-in-fact, but no proxy shall be voted after three years from its date, unless the proxy provides for a longer period. Any such proxy shall be delivered to the secretary of the meeting at or prior to the time designated in the order of business for so delivering such proxies. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

      When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereon, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation or of these By-Laws, a different vote is required, in which case such express provision shall, govern and control the decision of such question. Unless required by statute, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his or her proxy, and shall state the number of shares voted.

      Section 10.     Inspectors.

      The Board of Directors shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof and make a written report thereof. If any of the inspectors so appointed shall fail to appear or shall be unable to act, the chairman of the meeting shall appoint one or more inspectors. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each, determine the number of shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. No director or candidate for the office of director shall act as an inspector of an election of directors, or assist an inspector in the performance of such duties. Inspectors need not be stockholders.

      Section 11.     Nominations and Stockholder Business.

      Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice with respect to such meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in this Section 11 who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 11.

      For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to this Section 11, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, such business must be a proper matter for stockholder action under the Delaware General Corporation Law and, if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, solicits or participates in the solicitation of proxies in support of such proposal or nomination, the stockholder must have timely indicated such stockholder’s, or such beneficial owner’s, intention to do so as hereinafter provided. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

      Notwithstanding anything in this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

      Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 11 who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 11. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice required by this Section 11 shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

      Only persons nominated in accordance with the procedures set forth in this section shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 11. The officer of the Corporation or other person presiding over the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in compliance with the procedures set forth in this Section 11 and, if any proposed nomination or business is not in compliance with this Section 11, to declare that such defective proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

      For purposes of this section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

      Notwithstanding the foregoing provisions of this section, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

      Section 12.     Adjournments.

      Any meeting of stockholders may be adjourned from time to time, whether or not a quorum is present, by the affirmative vote of a majority of the votes present and entitled to be cast at the meeting, or by the officer of the Corporation presiding over the meeting, or by the Board of Directors.

Article III

Board of Directors

      Section 1.     Place of Meetings.

      Meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting.

      Section 2.     Annual Meeting.

      The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such other time or place (within or without the State of Delaware) as shall be specified in a notice thereof given as hereinafter provided in Section 5 of this Article III.

      Section 3.     Regular Meetings.

      Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day (unless the Chairman of the Board determines otherwise). Notice of regular meetings of the Board of Directors need not be given except as otherwise required by statute or these By-Laws.

      Section 4.     Special Meetings.

      Special meetings of the Board of Directors may be called by the Chairman of the Board, if one shall have been elected, by two or more directors of the Corporation or by the Chief Executive Officer.

      Section 5.     Notice of Meetings.

      Notice of each special meeting of the Board of Directors (and of each regular meeting for which notice shall be required) shall be given by the Secretary as hereinafter provided in this Section 5, in which notice shall be stated the time and place of the meeting. Except as otherwise required by these By-Laws, such notice need not state the purposes of such meeting. Notice of each such meeting shall be sent to each director, addressed to such director at his or her residence or usual place of business, by telegraph, cable, telex, telecopier or other similar means, or be delivered to him or her personally or be given to him or her by telephone or other similar means, at least two hours before the time at which such meeting is to be held. Notice of any such meeting need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting, except when he or she shall attend for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any such meeting need be specified in any written waiver of notice.

      Section 6.     Quorum and Manner of Acting.

      A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and, except as otherwise expressly required by statute, the Certificate of Incorporation or these By-Laws, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to all of the directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the directors who were not present thereat. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The directors shall act only as a Board and the individual directors shall have no power as such.

      Section 7.     Organization.

      At each meeting of the Board of Directors, the Chairman of the Board, if one shall have been elected, or, in the absence of the Chairman of the Board or if one shall not have been elected, another director chosen by a majority of the directors present, shall act as chairman of the meeting and preside thereat. The Secretary or, in his or her absence or if one shall not have been elected, any person appointed by the chairman of the meeting, shall act as secretary of the meeting and keep the minutes thereof.

      Section 8.     Resignations.

      Any director of the Corporation may resign at any time by giving written notice of his or her resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt by the Corporation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

      Section 9.     Compensation.

      The Board of Directors shall have authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

      Section 10.     Committees.

      The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In addition, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

      Except to the extent restricted by statute or the Certificate of Incorporation, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors. Each such committee shall serve at the pleasure of the Board of Directors and have such name as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors.

      Section 11.     Action By Consent.

      Unless restricted by the Certificate of Incorporation, any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be.

      Section 12.     Telephonic Meetings.

      Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

      Section 13.     Mandatory Retirement Policy for Directors.

      No person shall be nominated to a term of office on the Board of Directors who has attained the age of 73 or more before the first day of the proposed term of office, unless this requirement has been waived by the Board or a committee designated by the Board of Directors.

Article IV

Officers

      Section 1.     Number and Qualifications.

      The officers of the Corporation shall be elected by the Board of Directors and shall include the Chairman of the Board, the Chief Executive Officer, the President, one or more Vice Presidents (including Senior or Executive Vice Presidents or other classifications of Vice Presidents), the Secretary and the Treasurer. If the Board of Directors wishes, it may also elect other officers (including one or more Assistant Treasurers and one or more Assistant Secretaries) as may be necessary or desirable for the business of the Corporation. Any two or more offices may be held by the same person, and no officer except the Chairman of the Board need be a director. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified, or until his or her death, or until he or she shall have resigned or have been removed or disqualified, as hereinafter provided in these By-Laws.

      Section 2.     Resignation and Removal.

      Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt by the Corporation. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.

      Any officer of the Corporation may be removed, either with or without cause, at any time, by the Board of Directors at any meeting thereof.

      Section 3.     Vacancies.

      The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of President, Treasurer and Secretary. Each successor shall hold office for the unexpired term of his predecessor and until his successor is elected and qualified, or until his earlier death, resignation or removal.

      Section 4.     Chairman of the Board.

      The Chairman of the Board shall be elected from among the members of the Board. If present, he or she shall preside at all meetings of the Board of Directors and stockholders. He or she shall advise and counsel with the Chief Executive Officer, and in his or her absence with other executives of the Corporation, and shall perform such other duties as may from time to time be assigned to him or her by the Board of Directors.

      Section 5.     Chief Executive Officer.

      The Chief Executive Officer shall, subject to the Board of Directors, have general executive charge, management, and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. If the Board of Directors has not elected a Chairman or in the absence or inability to act of the Chairman of the Board, the Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chairman of the Board.

      Section 6.     President.

      The President shall perform all such duties as from time to time may be assigned to him or her by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. At the request of the Chief Executive Officer or in his or her absence or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and, when so acting, shall have the powers of and be subject to the restrictions placed upon the Chief Executive Officer.

      Section 7.     Vice President.

      Each Vice President shall perform all such duties as from time to time may be assigned to him or her by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. At the request of the President or in his or her absence or in the event of his or her inability or refusal to act, the Vice President, or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors (or if there be no such determination, then the Vice Presidents in the order of their election), shall perform the duties of the President, and, when so acting, shall have the powers of and be subject to the restrictions placed upon the President.

      Section 8.     Treasurer.

      The Treasurer shall:

           (a) have charge and custody of, and be responsible for, all the funds and securities of the Corporation;

           (b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation;

           (c) deposit all moneys and other valuables to the credit of the Corporation in such depositaries as may be designated by the Board of Directors or pursuant to its direction;

           (d) receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever;

           (e) disburse the funds of the Corporation and supervise the investment of its funds, taking proper vouchers therefor;

           (f) render to the Board of Directors, whenever the Board of Directors may require, an account of the financial condition of the Corporation; and

           (g) in general, perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

      Section 9.     Secretary.

      The Secretary shall

           (a) keep or cause to be kept in one or more books provided for the purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders;

           (b) see that all notices are duly given in accordance with the provisions of these By-Laws and as required by law;

           (c) be custodian of the records and the seal of the Corporation and affix and attest the seal to all certificates for shares of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal;

           (d) see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and

           (e) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

      In the absence of the Secretary at any meeting of the Board of Directors, a committee of the Board of Directors or the stockholders, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

      Section 10.     Assistant Treasurer.

      The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as from time to time may be assigned by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Treasurer.

      Section 11.     Assistant Secretary.

      The Assistant Secretary, or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties as from time to time may be assigned by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary.

      Section 12.     Officers’ Bonds or Other Security.

      If required by the Board of Directors, any officer of the Corporation shall give a bond or other security for the faithful performance of his or her duties, in such amount and with such surety as the Board of Directors may require.

      Section 13.     Compensation.

      The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article V

Stock Certificates and Their Transfer

      Section 1.     Stock Certificates.

      Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him or her in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock; provided that, except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

      Section 2.     Facsimile Signatures.

      Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he, she or it were such officer, transfer agent or registrar at the date of issue.

      Section 3.     Lost Certificates.

      The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond in such sum as it may direct sufficient to indemnify it against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

      Section 4.     Transfers of Stock.

      Upon surrender to the Corporation or the transfer agent of a Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record a transaction upon its records; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.

      Section 5.     Transfer Agents and Registrars.

      The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

      Section 6.     Regulations.

      The Board of Directors may make such additional rules and regulations, not inconsistent with these By-Laws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

      Section 7.     Fixing The Record Date.

      In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may, in its discretion, fix a new record date for the adjourned meeting.

      Section 8.     Registered Stockholders.

      The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

      Section 9.     Legends.

      The Board of Directors shall have the power and authority to provide that certificates representing shares of stock bear such legends as the Board of Directors deems appropriate to assure that the Corporation does not become liable for violations of Federal or state securities laws or other applicable law.

Article VI

General Provisions

      Section 1.     Dividends.

      Subject to the provisions of applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless otherwise provided by statute or the Certificate of Incorporation.

      Section 2.     Reserves.

      Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may, from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserve in the manner in which it was created.

      Section 3.     Seal.

      The seal of the Corporation shall be in such form as shall be approved by the Board of Directors.

      Section 4.     Fiscal Year.

      The fiscal year of the Corporation shall end on December 31 of each year; provided, however, that such fiscal year may be changed by resolution of the Board of Directors.

      Section 5.     Checks, Notes, Drafts, Etc.

      All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

      Section 6.     Execution of Contracts, Deeds, Etc.

      The Board of Directors may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances. The attestation to such execution by the Secretary of the Corporation shall not be necessary to constitute such deed, bond, mortgage, contract or other instrument a valid and binding obligation against the Corporation unless the resolutions, if any, of the Board of Directors authorizing such execution expressly state that such attestation is necessary.

      Section 7.     Voting of Stock in Other Corporations.

      Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, from time to time may (or may appoint one or more attorneys or agents to) cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in another corporation, any of whose shares or securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation. In the event one or more attorneys or agents are appointed, the Chairman of the Board, the Chief Executive Officer or the President may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent. The Chairman of the Board, the Chief Executive Officer or the President may, or may instruct the attorneys or agents appointed to, execute or cause to be executed in the name and on behalf of the Corporation and under its seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances.

      Section 8.     Severability.

      Any determination that any provision of these By-Laws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-Laws.

      Section 9.     Certificate of Incorporation.

      All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

Article VII

Amendments

      Section 1.     By the Board of Directors.

      If the Certificate of Incorporation so provides, these By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

      Section 2.     By the Stockholders.

      These By-Laws, including this Section 2 of this Article VII, may be altered, amended or repealed or new By-Laws may be adopted by the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

APPENDIX F

DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

(a)     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)     Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)     Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)     At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)     After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)     From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

      Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

      Article Fourteenth of New LifePoint’s restated certificate of incorporation will require indemnification to the fullest extent permitted under the DGCL, as may be amended, of any person who is or was a director or officer of New LifePoint who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of New LifePoint or was serving at the request of New LifePoint as a director, officer, employee or agent of any other enterprise.

      The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and Article Fourteenth of New LifePoint’s restated certificate of incorporation.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of August 15, 2004, by and among LifePoint Hospitals, Inc., Lakers Holding Corp., Lakers Acquisition Corp., Pacers Acquisition Corp. and Province Healthcare Company(a)
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005, by and among LifePoint Hospitals, Inc., Lakers Holding Corp., Lakers Acquisition Corp., Pacers Acquisition Corp. and Province Healthcare Company(a)
3.1	Form of Restated Certificate of Incorporation of Lakers Holding Corp. (to be renamed LifePoint Hospitals, Inc.)(b)
3.2	Form of Restated Bylaws of Lakers Holding Corp. (to be renamed LifePoint Hospitals, Inc.)(c)
4.1	Form of Specimen Stock Certificate of Lakers Holding Corp.(d)
4.2	Form of Rights Agreement between New LifePoint and National City Bank, as Rights Agent(d)
5.1	Opinion of Dewey Ballantine LLP (re: legality of securities being registered)(d)
8.1	Form of opinion of Dewey Ballantine LLP (re: tax matters)(d)
8.2	Form of opinion of Alston & Bird LLP (re: tax matters)(d)
8.3	Form of Opinion of Dewey Ballantine LLP (re: tax matters)(e)
8.4	Form of Opinion of Alston & Bird LLP (re: tax matters)(e)
10.1	Consulting Agreement, dated as of August 15, 2004, by and between LifePoint Hospitals, Inc. and Martin S. Rash(d)
10.2	Commitment Letter, dated as of August 15, 2004, from Citigroup North America, Inc. and Citigroup Global Markets Inc. to LifePoint Hospitals, Inc.(f)
10.3	Province Healthcare Company Retention Plan(d)
23.1	Consent of Ernst & Young LLP with respect to LifePoint Hospitals, Inc.
23.2	Consent of Ernst & Young LLP with respect to Province Healthcare Company
23.3	Consent of Dewey Ballantine LLP(g)
23.4	Consent of Alston & Bird LLP(h)
23.5	Consent of Dewey Ballantine LLP(e)
23.6	Consent of Alston & Bird LLP(e)
24.1	Power of Attorney(i)
99.1	Form of LifePoint Proxy Card
99.2	Form of Province Proxy Card
99.3	Consent of Citigroup Global Markets Inc.
99.4	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

(a)	Included as Appendix A to the joint proxy statement/ prospectus.

(b)	Included as Appendix D to the joint proxy statement/ prospectus.

(c)	Included as Appendix E to the joint proxy statement/ prospectus.

(d)	Previously filed.

(e)	To be filed by amendment.

(f)	Incorporated by reference to Exhibit 10.1 to LifePoint Hospitals, Inc.’s Current Report on Form 8-K filed on August 16, 2004.

(g)	Included in Exhibits 5.1 and 8.1, respectively, and incorporated herein by reference.

(h)	Included in Exhibit 8.2 and incorporated herein by reference.

(i)	Included on the signature page of this Registration Statement on Form S-4 and incorporated herein by reference.

Item 22.	Undertakings.

      a. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933, as amended;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      d. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      e. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on January 25, 2005.

LAKERS HOLDING CORP.

By: /s/ Kenneth C. Donahey

Name: Kenneth C. Donahey
Title: President

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William F. Carpenter III as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to execute and sign a registration statement on Form S-4 to be filed by Lakers Holding Corp., a Delaware corporation (“Holding Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the purpose of registering shares of common stock, $0.01 par value, of Holding Company authorized for issuance in connection with the merger of Lakers Acquisition Corp., a wholly owned subsidiary of Holding Company, into LifePoint, and the merger of Pacers Acquisition Corp., a wholly owned subsidiary of Holding Company, into Province Healthcare Company (“Province”), together with any and all amendments (including post-effective amendments) or supplements to the registration statement, and to file the same, with all exhibits thereto, and any and all other documents in connection therewith, with the Commission or any regulatory authority, giving and granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to the registration statement or amendments or supplements thereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth C. Donahey Kenneth C. Donahey	President and Director (principal executive officer) of Lakers Holding Corp.	January 25, 2005

/s/ Michael J. Culotta Michael J. Culotta	Director (principal financial officer) of Lakers Holding Corp.	January 25, 2005

/s/ William F. Carpenter III William F. Carpenter III	Director of Lakers Holding Corp.	January 25, 2005

REPRESENTING A MAJORITY OF THE BOARD OF DIRECTORS OF LAKERS HOLDING CORP.

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of August 15, 2004, by and among LifePoint Hospitals, Inc., Lakers Holding Corp., Lakers Acquisition Corp., Pacers Acquisition Corp. and Province Healthcare Company(a)
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005, by and among LifePoint Hospitals, Inc., Lakers Holding Corp., Lakers Acquisition Corp., Pacers Acquisition Corp. and Province Healthcare Company(a)
3.1	Form of Restated Certificate of Incorporation of Lakers Holding Corp. (to be renamed LifePoint Hospitals, Inc.)(b)
3.2	Form of Restated Bylaws of Lakers Holding Corp. (to be renamed LifePoint Hospitals, Inc.)(c)
4.1	Form of Specimen Stock Certificate of Lakers Holdings Corp.(d)
4.2	Form of Rights Agreement between New LifePoint and National City Bank, as Rights Agent(d)
5.1	Opinion of Dewey Ballantine LLP (re: legality of securities being registered)(d)
8.1	Form of Opinion of Dewey Ballantine LLP (re: tax matters)(d)
8.2	Form of Opinion of Alston & Bird LLP (re: tax matters)(d)
8.3	Form of Opinion of Dewey Ballantine LLP (re: tax matters)(e)
8.4	Form of Opinion of Alston & Bird LLP (re: tax matters)(e)
10.1	Consulting Agreement, dated as of August 15, 2004, by and between LifePoint Hospitals, Inc. and Martin S. Rash(d)
10.2	Commitment Letter, dated as of August 15, 2004, from Citigroup North America, Inc. and Citigroup Global Markets Inc. to LifePoint Hospitals, Inc.(f)
10.3	Province Healthcare Company Retention Plan(d)
23.1	Consent of Ernst & Young LLP with respect to LifePoint Hospitals, Inc.
23.2	Consent of Ernst & Young LLP with respect to Province Healthcare Company
23.3	Consent of Dewey Ballantine LLP(g)
23.4	Consent of Alston & Bird LLP(h)
23.5	Consent of Dewey Ballantine LLP(e)
23.6	Consent of Alston & Bird LLP(e)
24.1	Power of Attorney(i)
99.1	Form of LifePoint Proxy Card
99.2	Form of Province Proxy Card
99.3	Consent of Citigroup Global Markets Inc.
99.4	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

(a)	Included as Appendix A to the joint proxy statement/ prospectus.

(b)	Included as Appendix D to the joint proxy statement/ prospectus.

(c)	Included as Appendix E to the joint proxy statement/ prospectus.

(d)	Previously filed.

(e)	To be filed by amendment.

(f)	Incorporated by reference to Exhibit 10.1 to LifePoint Hospitals, Inc.’s Current Report on Form 8-K filed on August 16, 2004.

(g)	Included in Exhibits 5.1 and 8.1, respectively, and incorporated herein by reference.

(h)	Included in Exhibit 8.2 and incorporated herein by reference.

(i)	Included on the signature page of this Registration Statement on Form S-4 and incorporated herein by reference.